Form 10-K405, Exhibit 13
period 1994-12-31
FASTENAL COMPANY
filed 1995-03-20
CIK 815556

                                                                      EXHIBIT 13


                                                                      FASTENAL



                                                  [PORTION OF LOGO OF FASTENAL]






                                                              1994 ANNUAL REPORT

                          PROFILE OF FASTENAL COMPANY


  Fastenal Company was founded in 1967. As of December 31, 1994, the Company sold approximately 37,000 different types of threaded fasteners and other industrial and construction supplies through 315 Company-operated Fastenal stores located in 42 states and Canada, sold approximately 3,000 different types of tools and safety supplies through nine Company-operated FastTool stores in seven states, operated six distribution centers located in Minnesota, Indiana, Pennsylvania, Texas, Georgia and Washington, and operated a packaging facility in Tennessee. Approximately 95.7% of the Company's 1994 sales were attributable to products manufactured by others, and approximately 4.3% related to custom threaded fasteners manufactured or modified by the Company. Since December 31, 1994, the Company has opened additional Company-operated stores in the United States.

CONTENTS


Six Year Selected Financial Data.................      2

President's Letter to Shareholders...............    3-4

Management's Discussion and Analysis of
Results of Operations and Financial Condition....    5-6

Stock and Financial Data.........................      7

Consolidated Balance Sheets......................      8

Consolidated Statements of Earnings..............      9

Consolidated Statements of Stockholders' Equity..     10

Consolidated Statements of Cash Flows............     11

Notes to Consolidated Financial Statements.......  12-15

Independent Auditors' Report.....................     16

Officers and Directors................Inside Back Cover

Corporate Information.................Inside Back Cover

                       SIX YEAR SELECTED FINANCIAL DATA

OPERATING RESULTS YEARS ENDED DECEMBER 31

                                                      PERCENT
                                           1994        CHANGE       1993          1992          1991          1990          1989
                                       ------------   -------   ------------   -----------   -----------   -----------   -----------
Net sales............................  $161,886,000    +46.8    $110,307,000   $81,263,000   $62,305,000   $52,290,000   $41,190,000
Gross profit.........................    85,927,000    +46.8      58,552,000    43,683,000    32,927,000    28,467,000    22,004,000
Earnings before income taxes.........    31,391,000    +56.4      20,075,000    14,735,000    10,748,000    10,462,000     7,203,000
Net earnings.........................    18,666,000    +56.7      11,910,000     8,833,000     6,606,000     6,411,000     4,396,000
Earnings per share...................           .49    +58.1             .31           .23           .17           .17           .12
Dividends per share..................           .02                     .015          .015         .0125            --            --
Weighted average shares outstanding..    37,938,688               37,938,688    37,938,688    37,938,688    37,938,688    37,938,688

FINANCIAL POSITION DECEMBER 31
Net working capital..................  $ 45,341,000    +36.1    $ 33,319,000   $22,569,000   $19,554,000   $16,827,000   $12,554,000
Total assets.........................    81,795,000    +42.3      57,463,000    43,937,000    34,103,000    28,290,000    21,774,000
Long-term debt, less current
  installments.......................            --       --              --            --            --       743,000       783,000
Total stockholders' equity...........    67,649,000    +35.8      49,809,000    38,468,000    30,204,000    24,073,000    17,662,000


ALL INFORMATION CONTAINED IN THIS ANNUAL REPORT REFLECTS THE 2-FOR-1 STOCK SPLIT EFFECTED IN THE FORM OF A 100% STOCK DIVIDEND IN 1990, THE 2-FOR-1 STOCK SPLIT EFFECTED IN THE FORM OF A 100% STOCK DIVIDEND IN 1992, AND THE 2-FOR-1 STOCK SPLIT EFFECTED IN THE FORM OF A 100% STOCK DIVIDEND IN 1995.

           [PHOTO OF PORTION OF HEX HEAD MACHINE SCREW APPEARS HERE]

                      PRESIDENT'S LETTER TO SHAREHOLDERS

  With the help of a strong economy, Fastenal had a strong year in 1994. Our 1994 net sales of $161,886,000 represented a 46.8% increase over the 1993 level. Our 1994 net earnings of $18,666,000 represented a 56.7% increase over the 1993 level. Earnings per share increased from $.31 in 1993 to $.49 in 1994 after giving effect to the 2-for-1 stock split declared on January 31, 1995. During 1994 we opened 62 new Fastenal stores and 6 new FastTool stores, bringing our total of open stores at the end of the year to 324. Our stores are located in 42 states and 2 stores are in Canada.

  Nine of the 324 stores open at the end of 1994 were FastTool stores. The addition of 6 FastTool stores opened during the year helped us test refinements in the FastTool format. Although the FastTool stores contributed less than 1% of our 1994 net sales, we feel we are making good progress along the learning curve for this new concept. As always, our progress with FastTool comes from the creativity of our people who find efficient ways to improve our service to customers. During the first quarter of 1995 we will open our first two combination stores, selling both fastener and tool lines in smaller communities.

  During 1994 Fastenal achieved growth in stores of all ages. Stores more than 5 years old had average sales gains of 28.4%. Stores between 2 and 5 years old had average sales gains of 45.8%. The 35 oldest stores had average net sales of just over $1,230,000 each.

  Our sixth distribution center opened in Kent, Washington, in February of 1994. A seventh distribution center will open in Fresno, California, in March of 1995. In December of 1994 we opened a packaging center in Memphis, Tennessee. This facility receives freight containers from our international suppliers and packages the goods in smaller lots using high-speed equipment. In February of 1995 our trucking routes will change to allow trucks from 5 of our distribution centers to pick up goods from the Memphis facility. We believe the Memphis facility will lower our incoming freight costs and our packaging costs.

  During 1994 Fastenal began construction in Winona of a new 50,000 square foot facility for the manufacturing division. Construction should be complete in July of 1995. This new facility will allow us to expand our business of producing special fasteners. The existing facility operated at capacity during the last half of 1994. The manufacturing division will move from the existing facility when the new facility is completed. We will use the old facility for a warehouse until it is sold.

  As part of our quality control program, our six distribution centers received ISO 9003 certification during 1994. Our commitment to quality is part of our commitment to customer service.

  Fastenal's growth depends on the growth of the people who make up the Fastenal Company. In January of 1995 we added a third training specialist to our staff. We now have training specialists in the fields of marketing, operations, and manufacturing. During 1995 we hope to incorporate more communications technology to facilitate training and diminish traveling.

              [PHOTO OF PORTION OF HEX NUT APPEARS HERE] (cont.)

  As trade barriers fall, we have increased our international business. During 1994 we opened 2 stores in Canada under our new subsidiary company. We also sell our products from our Texas stores to customers located in Mexico. During 1994 we placed a member of our purchasing department in the Far East to facilitate our purchases from that area.

  The dedication of Fastenal people to customer service was shown during the year when our store in Burlington, North Carolina, received extensive damage from a fire. The fire started around 11:30 on a Sunday night. At midnight both our manager and assistant manager were at the site with the fire department. By 7:00 on Monday morning, our Winona computer department was loading a new point-of-sale computer on a plane for delivery to our Durham branch, 40 miles from Burlington. By Tuesday morning the computer was loaded with all of the customer history from before the fire, and was filled with inventory information from all surrounding Fastenal stores so that customer requests could be filled immediately. On Monday the Winona and Atlanta operations people put together new inventory stocks to be sent to a temporary location in Burlington. Early on Monday, our Burlington phone numbers were rerouted to our Durham store. Our Burlington customers were without Fastenal service for only 2 hours that Monday morning. After 8 weeks we moved back to our renovated building. The efforts of all of our people were indicative of the level of customer service that has become part of our reputation.

  Thank you for your continued belief in Fastenal.


Bob Kierlin

          [Photo of portion of round head machine screw appears here]

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS

  Net sales for 1994 exceeded net sales for 1993 by 46.8%. This compares with a 35.7% net sales growth rate experienced in 1993 compared to 1992. The increase in net sales in 1994 and 1993 came primarily from new store openings and unit sales growth in existing stores, rather than from price increases or the introduction of new products or services. The greater growth rate in 1994 than in 1993 resulted primarily from the stronger U.S. economy in 1994, which affected unit sales growth in existing stores. Stores opened in 1994 contributed $4,937,000 (or 3.0%) to 1994 net sales. Stores opened in 1993 contributed $3,211,000 (or 2.9%) to 1993 net sales, and $13,260,000 (or 8.2%) to 1994 net sales. Stores opened in 1992 contributed $2,597,000 (or 3.2%) to 1992 net sales, $10,476,000 (or 9.5%) to 1993 net sales and $16,758,000 (or 10.4%) to 1994 net sales. The rate of growth in sales of stores generally levels off after stores have been open for five years, and the sales of older stores typically vary more with the economy than the sales of younger stores. Threaded fasteners accounted for approximately 68% of net sales in 1992, 1993 and 1994.

  Gross profit as a percent of net sales was 53.1% in both 1994 and 1993, and 53.8% in 1992. The decrease from 1992 to 1993 resulted primarily from more bulk sales of standard products with lower gross margins, a condition continuing in 1994.

  Operating and administrative expenses were 34.0% of net sales in 1994 after having been 35.1% of net sales in 1993 and 36.0% of net sales in 1992. Occupancy and distribution costs increased at a slower rate than net sales in 1994. The stronger economy in 1994 increased net sales faster than the growth rate in the number of Company stores. Distribution costs benefited from productivity gains in 1994. In 1993, distribution costs increased at a slower rate than net sales, while sales expenses increased at a greater rate than net sales. Distribution costs benefited from productivity gains during 1993. Sales expenses grew faster than net sales as sales districts were added at a faster rate than the growth of net sales in 1993. The improvement in distribution costs was greater than the added sales costs during 1993.

  Interest income increased 13% between 1993 and 1994 primarily because of higher interest rates during 1994. Interest income dropped by 14% between 1992 and 1993 because of lower interest rates and the Company's decision to use cash to construct its new distribution facility in Pennsylvania. This use of cash resulted in less cash available for investment in 1993. The gains on the disposal of property and equipment in 1994 came primarily from the disposal of used vehicles owned by the Company. The 1993 and 1992 gains on the disposal of property and equipment came primarily from the disposal of warehouse racks.

  Net earnings grew 34.8% from 1992 to 1993, and 56.7% from 1993 to 1994. The growth in net earnings in all years resulted from increased net sales. In 1993 the net earnings growth rate was slightly less than that of net sales primarily because of higher 1993 federal income tax rates. In 1994 the net earnings growth rate was higher than that of net sales because net sales grew at a rate faster than that of new store openings. The net sales growth rate was greater than that of new store openings because of the strong economy in 1994.

EFFECTS OF INFLATION

  Inflation had little effect on the Company's operations in 1992, 1993 and 1994. In 1992 the relatively slow economy and the Company's ability to take advantage of volume discounts resulted in a general reduction in the costs of products the Company buys from its suppliers. In 1993 selected price increases in basic steel products were offset by other volume discounts. At the end of 1994, the Company started to see some significant price increases from its suppliers, but these increases were to take effect in January of 1995. The Company believes it will be able to pass the price increases through to its customers.

LIQUIDITY AND CAPITAL RESOURCES

  Working capital increased from $22,569,000 at December 31, 1992 to $33,319,000 at December 31, 1993, and to $45,342,000 at December 31, 1994. These increases came primarily from higher trade accounts receivable and inventory.

  Net cash provided by operating activities decreased from $5,596,000 in 1992 to $4,468,000 in 1993, and increased to $11,284,000 in 1994. The 1993 decrease resulted primarily from the growth in inventories and trade accounts receivable exceeding the growth in net earnings and depreciation charges. Accounts receivable and inventories grew in the fourth quarter of 1993 because of increased sales activity, particularly to original equipment manufacturers. The 1994 increase came primarily because the growth in net earnings and depreciation charges exceeded the growth in accounts receivable and inventories.

  Net cash used by investing activities decreased from $7,118,000 in 1992 to $3,239,000 in 1993, and increased to $9,369,000 in 1994. The 1993 decrease in net cash used by investing activities resulted primarily from a decrease in purchases, and an increase in sales, of marketable securities. The 1994 increase in net cash used by investing activities resulted primarily from a decrease in sales of marketable securities. Additions to property and equipment made up the largest part of cash used by investing activities in each year, with trucks being the largest segment in 1994 and 1993, and land and buildings being the largest segment in 1992.

  The Company had no long-term debt at December 31, 1992, 1993, or 1994.

  The Company paid an annual dividend of $.015 per share in each of 1992 and 1993, and $.02 per share in 1994.

  Management anticipates funding its current expansion plans and fulfilling its commitments for capital expenditures with cash generated from operations and from available cash, cash equivalents, marketable securities and, if necessary, borrowing capacity. Management considers it prudent to maintain cash and cash equivalents to permit investment in additional integrated functions such as bulk repackaging, specialty manufacturing and product testing. The Company began a FastTool division in 1993. This division sells tools and safety supplies to the same customer base as the Fastenal stores. Additional expenditures of about $1,500,000 are expected in 1995 for this division, primarily for inventory.

  At December 31, 1994, the Company had outstanding commitments for capital expenditures of $2,800,000. These commitments were to complete the construction of the Company's new manufacturing facility in Winona and its new distribution facility in Dallas, Texas. The Company expects to make approximately $7,500,000 in additional capital expenditures in 1995, consisting of approximately $4,500,000 for vehicles, approximately $1,500,000 for manufacturing and packaging equipment and approximately $1,500,000 for data processing equipment.

  In addition to opening new stores in the United States, the Company plans in 1995 to open between two and four stores in Canada and to continue selling its products in Mexico from some of its existing stores in Texas. No assurance can be given that any of the Company's expansion plans will be achieved or that new stores, once opened, will be profitable.


                 [Photo of portion of drill bit appears here]

                            STOCK AND FINANCIAL DATA


COMMON STOCK DATA

  The Company's shares are traded on The Nasdaq Stock Market under the symbol "FAST". The following table sets forth the high and low closing sale price on The Nasdaq Stock Market for 1994 and 1993. The Common Stock trading prices below have been retroactively adjusted for the 2-for-1 stock split declared on January 31, 1995. See Note 5 of the Notes to Financial Statements.


                1994               HIGH           LOW

               First Quarter       $19 3/4        $15 1/2
               Second Quarter       17 1/2         14 1/2
               Third Quarter        21 1/4         16 3/4
               Fourth Quarter       23 3/8         18 5/8

                1993               HIGH           LOW

               First Quarter       $13            $ 9 1/2
               Second Quarter       13 3/8         11 1/8
               Third Quarter        13 1/8         10 7/8
               Fourth Quarter       15 7/8         12 7/8

  As of February 27, 1995, there were approximately 1,750 record holders of the Company's common stock.

  A $.015 annual dividend per share was paid during 1993. A $.02 annual dividend per share was paid during 1994. On January 31, 1995, the Company announced a $.02 annual dividend per share to be paid on February 28, 1995 to shareholders of record at the close of business on February 14, 1995. The Company expects that it will continue to pay comparable cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company, and such other factors as are deemed relevant by the Board of Directors. The dividend amounts above and the Selected Quarterly Financial Data below have been retroactively adjusted for the 2-for-1 stock split declared on January 31, 1995. See Note 5 of the Notes to Financial Statements.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      EARNINGS
 QUARTER        NET SALES        GROSS PROFIT       NET EARNINGS      PER SHARE
1994:
  First        $ 33,982,000      $17,979,000         $ 3,434,000        $ .09
  Second         39,388,000       20,943,000           4,570,000          .12
  Third          43,508,000       22,994,000           5,154,000          .14
  Fourth         45,008,000       24,011,000           5,508,000          .14
               ------------      -----------         -----------        -----
               $161,886,000      $85,927,000         $18,666,000        $ .49
               ============      ===========         ===========        =====
1993:
  First        $ 23,404,000      $12,457,000         $ 2,212,000        $ .06
  Second         27,094,000       14,335,000           2,876,000          .07
  Third          29,475,000       16,190,000           3,371,000          .09
  Fourth         30,334,000       15,570,000           3,451,000          .09
               ------------      -----------         -----------        -----
               $110,307,000      $58,552,000         $11,910,000        $ .31
               ============      ===========         ===========        =====

                               FASTENAL COMPANY
                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1994 and 1993

                       ASSETS                                       1994            1993
Current assets:
  Cash and cash equivalents                                     $ 3,133,000      $ 1,976,000
  Trade accounts receivable, net of allowance for doubtful
    accounts of $300,000 and $225,000 as of December 31,
    1994 and 1993, respectively                                  23,606,000       15,723,000
  Inventories                                                    30,911,000       22,234,000
  Deferred income tax assets                                        729,000          431,000
  Other current assets                                            1,108,000          609,000
                                                                -----------      -----------
      Total current assets                                       59,487,000       40,973,000

Marketable securities                                             5,026,000        3,455,000
Property and equipment, less accumulated depreciation            16,988,000       12,739,000
Other assets, net                                                   294,000          296,000
                                                                -----------      -----------

                                                                $81,795,000      $57,463,000
                                                                ===========      ===========


             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                              $ 7,814,000      $ 4,364,000
  Accrued expenses                                                4,146,000        2,605,000
  Income taxes payable                                            2,186,000          685,000
                                                                -----------      -----------
      Total current liabilities                                  14,146,000        7,654,000
                                                                -----------      -----------

Stockholders' equity:
  Preferred stock of $.01 par value per share.
    Authorized 5,000,000 shares; none issued                            --               --
  Common stock of $.01 par value per share.
    Authorized 50,000,000 shares; issued and
      outstanding 37,938,688 shares                                 379,000          379,000
  Additional paid-in capital                                      4,424,000        4,424,000
  Retained earnings                                              62,914,000       45,006,000
  Translation adjustment                                            (11,000)             --
  Unrealized holding losses on marketable securities                (57,000)             --
                                                                -----------      -----------
      Total stockholders' equity                                 67,649,000       49,809,000
                                                                -----------      -----------

      Total liabilities and stockholders' equity                $81,795,000      $57,463,000
                                                                ===========      ===========


   The accompanying notes are an integral part of the financial statements.

                                FASTENAL COMPANY

                      CONSOLIDATED STATEMENTS OF EARNINGS
                 Years ended December 31, 1994, 1993, and 1992

                                                     1994             1993             1992
Net sales                                        $161,886,000     $110,307,000     $81,263,000

Cost of sales                                      75,959,000       51,755,000      37,580,000
                                                 ------------     ------------     -----------
    Gross profit                                   85,927,000       58,552,000      43,683,000

Operating and administrative expenses              54,963,000       38,695,000      29,260,000
                                                 ------------     ------------     -----------
    Operating income                               30,964,000       19,857,000      14,423,000

Other income:
  Interest income                                     238,000          210,000         244,000
  Gain on disposal of property and equipment          189,000            8,000          68,000
                                                 ------------     ------------     -----------
    Total other income                                427,000          218,000         312,000
                                                 ------------     ------------     -----------

    Earnings before income taxes                   31,391,000       20,075,000      14,735,000

Income tax expense                                 12,725,000        8,165,000       5,902,000
                                                 ------------     ------------     -----------

    Net earnings                                 $ 18,666,000     $ 11,910,000     $ 8,833,000
                                                 ============     ============     ===========

Earnings per share                               $        .49     $        .31     $       .23
                                                 ============     ============     ===========

Weighted average shares outstanding                37,938,688       37,938,688      37,938,688
                                                 ============     ============     ===========


   The accompanying notes are an integral part of the financial statements.

                                                         FASTENAL COMPANY

                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                           Years ended December 31, 1994, 1993, and 1992
                                                                                                         UNREALIZED
                                                                                                          HOLDING
                                                                   ADDITIONAL                            LOSSES ON      TOTAL
                                                 COMMON STOCK       PAID-IN      RETAINED   TRANSLATION  MARKETABLE  STOCKHOLDERS'
                                               SHARES     AMOUNT    CAPITAL      EARNINGS    ADJUSTMENT  SECURITIES     EQUITY
                                             ----------  --------  ----------  -----------  -----------  ----------  -------------
Balances as of December 31, 1991             37,938,688  $379,000  $4,424,000  $25,401,000    $   --      $   --      $30,204,000
Dividends paid in cash                           --         --         --         (569,000)       --          --         (569,000)
Net earnings for the year                        --         --         --        8,833,000        --          --        8,833,000
                                             ----------  --------  ----------  -----------    --------    --------    -----------
Balances as of December 31, 1992             37,938,688   379,000   4,424,000   33,665,000        --          --       38,468,000
Dividends paid in cash                           --         --         --         (569,000)       --          --         (569,000)
Net earnings for the year                        --         --         --       11,910,000        --          --       11,910,000
                                             ----------  --------  ----------  -----------    --------    --------    -----------
Balances as of December 31, 1993             37,938,688   379,000   4,424,000   45,006,000        --          --       49,809,000
Dividends paid in cash                           --         --         --         (758,000)       --          --         (758,000)
Net earnings for the year                        --         --         --       18,666,000        --          --       18,666,000
Translation adjustment                           --         --         --           --         (11,000)       --          (11,000)
Unrealized holding losses on marketable
  securities                                     --         --         --           --            --       (57,000)       (57,000)
                                             ----------  --------  ----------  -----------    --------    --------    -----------
Balances as of December 31, 1994             37,938,688  $379,000  $4,424,000  $62,914,000    $(11,000)   $(57,000)   $67,649,000
                                             ==========  ========  ==========  ===========    ========    ========    ===========

   The accompanying notes are an integral part of the financial statements.

                               FASTENAL COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended December 31, 1994, 1993, and 1992

                                                                 1994              1993              1992
Cash flows from operating activities:
 Net earnings                                                 $18,666,000      $11,910,000       $ 8,833,000
 Adjustments to reconcile net earnings
  to net cash provided by operating activities:
  Depreciation of property and equipment                        3,619,000        2,603,000         1,890,000
  Gain on disposal of property and equipment                     (189,000)          (8,000)          (68,000)
  Deferred income taxes                                          (298,000)         (99,000)         (150,000)
  Amortization of premium on
    marketable securities                                          53,000           53,000            47,000
  Changes in operating assets and liabilities:
   Trade accounts receivable                                   (7,883,000)      (5,020,000)       (2,507,000)
   Inventories                                                 (8,677,000)      (7,014,000)       (3,989,000)
   Other current assets                                          (499,000)        (142,000)          (30,000)
   Accounts payable                                             3,450,000        1,353,000           570,000
   Accrued expenses                                             1,541,000          747,000           682,000
   Income taxes payable                                         1,501,000           85,000           318,000
                                                              -----------      -----------       -----------
    Net cash provided by operating activities                  11,284,000        4,468,000         5,596,000
                                                              -----------      -----------       -----------

Cash flows from investing activities:
 Purchases of marketable securities                            (2,266,000)      (2,738,000)       (4,779,000)
 Sales of marketable securities                                   585,000        5,144,000         2,985,000
 Additions of property and equipment, net                      (8,129,000)      (5,530,000)       (5,358,000)
 Proceeds from sale of property and equipment                     450,000            8,000            68,000
 Translation adjustment                                           (11,000)              --                --
 Decrease (increase) in other assets                                2,000         (123,000)          (34,000)
                                                              -----------      -----------       -----------
    Net cash used by investing activities                      (9,369,000)      (3,239,000)       (7,118,000)
                                                              -----------      -----------       -----------

Cash flows from financing activities:
 Payment of dividends                                            (758,000)        (569,000)         (569,000)
                                                              -----------      -----------       -----------
    Net cash used in financing activities                        (758,000)        (569,000)         (569,000)
                                                              -----------      -----------       -----------

    Net increase (decrease) in cash
     and cash equivalents                                       1,157,000          660,000        (2,091,000)

Cash and cash equivalents at beginning of year                  1,976,000        1,316,000         3,407,000
                                                              -----------      -----------       -----------

Cash and cash equivalents at end of year                      $ 3,133,000      $ 1,976,000       $ 1,316,000
                                                              ===========      ===========       ===========

Supplemental disclosure of cash flow information:
 Cash paid during each period for:
   Income taxes                                               $11,522,000      $ 8,179,000       $ 5,734,000
                                                              ===========      ===========       ===========

Supplemental disclosure on non-cash investing activities:
 Unrealized holding losses on marketable securities           $    57,000      $        --       $        --
                                                              ===========      ===========       ===========

   The accompanying notes are an integral part of the financial statements.

                                FASTENAL COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1994, 1993, and 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Fastenal Company and its wholly-owned subsidiary, Fastenal Canada Company (collectively referred to as the Company). All material intercompany balances and transactions have been eliminated in consolidation.

RECLASSIFICATION
Certain amounts as reported in 1993 and 1992 have been reclassifed to conform with the presentation in 1994.

REVENUE RECOGNITION
The Company recognizes sales and the related cost of sales on the accrual basis of accounting at the time products are shipped to or picked up by customers.

CASH EQUIVALENTS
For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

INVENTORIES
Inventories, consisting of merchandise held for resale, are stated at the lower of cost (first in, first out method) or market.

MARKETABLE SECURITIES
Marketable securities as of December 31, 1994, consist of debt securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (Statement 115) on January 1, 1994. Under Statement 115, the Company classifies its debt securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Depreciation is provided for both financial statement reporting and income tax reporting purposes by the methods and over the lives mandated by Internal Revenue Service Regulations. Such lives approximate the anticipated economic useful lives of the related property and are as follows:

                                                     YEARS
          Buildings and building improvements       15 to 39
          Transportation equipment                   3 to 5
          Equipment and shelving                     3 to 7

INCOME TAXES
Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Adoption of Statement 109 had an immaterial effect on the Company's 1992 financial position and results of operations.

POSTRETIREMENT BENEFITS
The Company adopted Statement of Financial Accounting Standards No. 106, Accounting for Postretirement Benefits Other Than Pensions, in 1993. The Company does not offer any postretirement benefits subject to the provisions of this statement and, accordingly, adoption of this position had no impact on the Company's financial position or results of operations.

POSTEMPLOYMENT BENEFITS
The Company adopted Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits, in 1993. The Company does not offer postemployment benefits subject to the provisions of this statement and, accordingly, adoption of this statement had no impact on the Company's financial position or results of operations.

EARNINGS PER SHARE
Earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding.

                               FASTENAL COMPANY

(2) MARKETABLE SECURITIES

    The amortized cost, unrealized holding gains, unrealized holding losses and fair value for available-for-sale securities by major security type at December 31, 1994 were as follows:

                                                 UNREALIZED   UNREALIZED
                                   AMORTIZED     HOLDING      HOLDING        FAIR
                                      COST        GAINS        LOSSES       VALUE
            Available-for-sale
              debt securities      $5,083,000      $ --       $57,000     $5,026,000

    The market value of the portfolio was $3,455,000 and $5,914,000 at December 31, 1993 and 1992. The portfolio of debt securities includes unrealized gains of $23,000 and unrealized losses of $4,000 at December 31, 1993. Proceeds from the sale or maturity of investment securities were $585,000, $5,144,000, and $2,985,000 in 1994, 1993 and 1992 respectively.


(3) PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                    1994           1993
            Land                                $   994,000    $   748,000
            Buildings and improvements            6,470,000      6,288,000
            Equipment and shelving               12,538,000      9,371,000
            Transportation equipment              7,015,000      4,170,000
            Construction in progress              1,069,000          --
                                                -----------    -----------
                                                 28,086,000     20,577,000
              Less accumulated depreciation      11,098,000      7,838,000
                                                -----------    -----------
                Net property and equipment      $16,988,000    $12,739,000
                                                ===========    ===========


(4) ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                   1994            1993
            Payroll and related taxes           $1,474,000      $  999,000
            Bonuses                              1,415,000         807,000
            Commissions                            653,000         429,000
            Sales and real estate taxes            387,000         293,000
            Other                                  217,000          77,000
                                                ----------      ----------
                                                $4,146,000      $2,605,000
                                                ==========      ==========


(5) STOCKHOLDERS' EQUITY

    STOCK SPLITS
    Dollar, share and per share amounts herein and in the accompanying consolidated financial statements have been adjusted retroactively, where appropriate, to reflect the 2-for-1 common stock split effected in the form of a 100% stock dividend in both 1992 and 1995.

    DIVIDENDS
    On January 31, 1995 the Company's Board of Directors declared a dividend of $.02 per share of common stock to be paid in cash on February 28, 1995 to shareholders of record at the close of business on February 14, 1995.

                               FASTENAL COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

(6) INCOME TAXES

    Income tax expense in the accompanying consolidated financial statements differs from the "expected" tax expense as follows:

                                                               1994          1993           1992
        Federal income tax expense at the "expected"
          rate of 35% in 1994 and 1993 and 34% in 1992     $10,987,000    $7,026,000    $ 5,010,000
        Increase (reduction) attributed to:
            State income taxes, net of Federal benefit       1,644,000     1,034,000        770,000
            Tax exempt interest                                (68,000)      (74,000)       (62,000)
            Other, net                                         162,000       179,000        184,000
                                                           -----------    ----------    -----------
                Total income tax expense                   $12,725,000    $8,165,000    $ 5,902,000
                                                           ===========    ==========    ===========

    Components of income tax expense are as follows:

                                                             CURRENT       DEFERRED        TOTAL
        1994
            Federal                                        $10,434,000    $ (239,000)   $10,195,000
            State                                            2,589,000       (59,000)     2,530,000
                                                           -----------    ----------    -----------
                                                           $13,023,000    $ (298,000)   $12,725,000
                                                           ===========    ==========    ===========
        1993
            Federal                                        $ 6,653,000    $  (79,000)   $ 6,574,000
            State                                            1,611,000       (20,000)     1,591,000
                                                           -----------    ----------    -----------
                                                           $ 8,264,000    $  (99,000)   $ 8,165,000
                                                           ===========    ==========    ===========
        1992
            Federal                                        $ 4,855,000    $ (120,000)   $ 4,735,000
            State                                            1,197,000       (30,000)     1,167,000
                                                           -----------    ----------    -----------
                                                           $ 6,052,000    $ (150,000)   $ 5,902,000
                                                           ===========    ==========    ===========

    The tax effects of temporary differences that give rise to deferred tax assets as of December 31 are as follows:

                                                             1994        1993
        Deferred tax assets:
            Inventory costing and valuation methods        $544,000    $330,000
            Allowance for doubtful accounts receivable      121,000      90,000
            Health claims payable                            59,000      11,000
            Other, net                                        5,000          --
                                                           --------    --------
                Total deferred tax assets                  $729,000    $431,000
                                                           ========    ========

    No valuation allowance for deferred tax assets was necessary as of December 31, 1994 and 1993. The character of the deferred tax assets is such that they can be realized through carryback to prior tax periods or offset against future taxable income.

                                FASTENAL COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

(7)  OPERATING LEASES
The Company leases space under noncancellable operating leases for its Dallas and Kent distribution centers, its Memphis packaging center and certain stores with initial terms of one to 48 months. Minimum annual rentals (exclusive of taxes, insurance, etc., on the leased facilities, which are paid by the Company) under such leases are as follows:

                                       DISTRIBUTION
            YEAR ENDING             CENTERS, PACKAGING
            DECEMBER 31             CENTER, AND STORES
               1995                     $2,548,000
               1996                      1,699,000
               1997                        661,000
               1998                         55,000

Rent expense under all operating leases was as follows:


                    DISTRIBUTION
YEAR ENDED       CENTERS, PACKAGING    TRANSPORTATION
DECEMBER 31      CENTER, AND STORES       EQUIPMENT          TOTAL
  1994              $2,865,000            $     --         $2,865,000
  1993               2,175,000             137,000          2,312,000
  1992               1,779,000             400,000          2,179,000

(8)  COMMITMENTS
The Company is in the process of building a new warehouse facility in Dallas, Texas. In addition, a new production facility is under construction in Winona, Minnesota. Building in progress construction costs of $1,069,000 incurred through December 31, 1994 relate to these two facilities. During 1995, the Company anticipates $2,800,000 will be incurred to complete both projects.

The Company currently issues letters of credit to suppliers for large overseas purchases. As of December 31, 1994, the total balance available for advancing on the letters of credit was $696,000.


           [PHOTO OF PORTION OF SECURITY MACHINE SCREW APPEARS HERE]

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Fastenal Company:


  We have audited the accompanying consolidated balance sheets of Fastenal Company and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.



                                            /s/ KPMG Peat Marwick LLP
                                            KPMG Peat Marwick LLP

Minneapolis, Minnesota
January 31, 1995


                [Photo of portion of clevis hook appears here]

 OFFICERS                            DIRECTORS

ROBERT A. KIERLIN                   MICHAEL M. GOSTOMSKI
Chairman of the Board               President,
and President                       Winona Heating & Ventilating Co.
                                    (sheet metal and roofing contractor)
STEPHEN M. SLAGGIE
Secretary and Treasurer             ROBERT A. KIERLIN

PATRICK J. RICE                     HENRY K. McCONNON
Controller                          President,
                                    Wise Eyes, Inc.
                                    (eyeglass retailer)

                                    JOHN D. REMICK
                                    President,
                                    Rochester Athletic Club

                                    STEPHEN M. SLAGGIE



                             CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of shareholders will be held at 10:00 a.m., Tuesday, April 25, 1995, at Corporate Headquarters, 2001 Theurer
Boulevard, Winona, Minnesota.

CORPORATE HEADQUARTERS

Fastenal Company
2001 Theurer Boulevard
Winona, Minnesota 55987
(507) 454-5374
FAX (507) 454-6542

TRANSFER AGENT

Norwest Bank Minnesota, N.A.
Minneapolis, Minnesota

FORM 10-K

A COPY OF THE COMPANY'S 1994 ANNUAL REPORT
ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

AUDITORS

KPMG Peat Marwick LLP
Minneapolis, Minnesota

LEGAL COUNSEL

Faegre & Benson, Professional Limited Liability Partnership
Minneapolis, Minnesota

Streater, Murphy, Gernander & Forsythe, PA
Winona, Minnesota

                              [LOGO OF FASTENAL]









              2001 Theurer Blvd., Winona, MN 55987 . 507-454-5374