Form 10-K405, Exhibit 13
period 1995-12-31
FASTENAL COMPANY
filed 1996-03-18
CIK 815556

                              [FASTENAL(R) LOGO]


                                      1995
                                  ANNUAL REPORT






           [Picture of samples of the Company's manufactured parts]

                          PROFILE OF FASTENAL COMPANY


  Fastenal Company was founded in 1967. As of December 31, 1995, the Company operated 366 Fastenal(R) stores located in 45 states and Canada through which it sold approximately 41,000 different types of threaded fasteners and other industrial and construction supplies, 37 FastTool(R) stores located in 18 states through which it sold approximately 8,000 different types of tools and safety supplies, and nine combination stores located in smaller communities in nine states through which it sold both Fastenal and FastTool product lines. As of December 31, 1995, the Company also operated seven distribution centers located in Minnesota, Indiana, Pennsylvania, Texas, Georgia, Washington, and California, and a packaging facility in Tennessee. Approximately 95.9% of the Company's 1995 sales were attributable to products manufactured by others, and approximately 4.1% related to custom threaded fasteners manufactured or modified by the Company. Since December 31, 1995, the Company has opened additional stores in the United States and Canada.

  Through 1995 the Company counted as a new store the addition of two employees at a site dedicated to the sale of a new product line. By way of example, each FastTool store is located in a store site housing an existing Fastenal store, but has been counted as a separate store because of the addition of two people at the site to sell the FastTool product line. The Company plans to begin adding product lines to some existing sites with only one additional employee or, in some cases, no additional employees. In the future, therefore, the Company's reports relating to growth will include data about total store sites, average sales at these sites, total employment at these sites, and average sales per marketing employee. The Company will also report total Company sales by major product classification, but will not report sales or profits by product class for individual sites. As of January 1, 1996, the Company had 375 store sites and 1,310 people employed at these sites.

  Fastenal(R), FastTool(R), SharpCut(TM), and PowerFlow(TM) are trademarks and/or service marks of the Company.

CONTENTS

Six Year Selected Financial Data...............................      2

President's Letter to Shareholders.............................    3-4

Management's Discussion and Analysis of
Results of Operations and Financial Condition..................    5-6

Stock and Financial Data.......................................      7

Consolidated Balance Sheets....................................      8

Consolidated Statements of Earnings............................      9

Consolidated Statements of Stockholders' Equity................     10

Consolidated Statements of Cash Flows..........................     11

Notes to Consolidated Financial Statements.....................  12-15

Independent Auditors' Report...................................     16

Officers and Directors.............................  Inside Back Cover

Corporate Information..............................  Inside Back Cover

                        SIX YEAR SELECTED FINANCIAL DATA


OPERATING RESULTS YEARS ENDED DECEMBER 31


                                                      PERCENT
                                            1995      CHANGE      1994          1993         1992         1991         1990
                                        ------------  ------- ------------  ------------  -----------  -----------  -----------
 Net sales............................  $222,555,000   +37.5  $161,886,000  $110,307,000  $81,263,000  $62,305,000  $52,290,000

 Gross profit.........................   118,944,000   +38.4    85,927,000    58,552,000   43,683,000   32,927,000   28,467,000

 Earnings before income taxes.........    46,206,000   +47.2    31,391,000    20,075,000   14,735,000   10,748,000   10,462,000

 Net earnings.........................    27,411,000   +46.8    18,666,000    11,910,000    8,833,000    6,606,000    6,411,000

 Earnings per share...................           .72   +46.9           .49           .31          .23          .17          .17

 Dividends per share..................           .02                   .02          .015         .015        .0125           --

 Weighted average shares outstanding..    37,938,688            37,938,688    37,938,688   37,938,688   37,938,688   37,938,688


FINANCIAL POSITION DECEMBER 31

 Net working capital..................  $ 66,100,000   +45.8  $ 45,341,000  $ 33,319,000  $22,569,000  $19,554,000  $16,827,000

 Total assets.........................   109,320,000   +33.7    81,795,000    57,463,000   43,937,000   34,103,000   28,290,000

 Long-term debt, less current
  installments........................            --      --            --            --           --           --      743,000

 Total stockholders' equity...........    94,323,000   +39.4    67,649,000    49,809,000   38,468,000   30,204,000   24,073,000




ALL INFORMATION CONTAINED IN THIS ANNUAL REPORT
REFLECTS THE 2-FOR-1 STOCK SPLIT EFFECTED IN THE FORM
OF A 100% STOCK DIVIDEND IN 1990, 1992, AND 1995.

        [Picture of computer                [Picture of overview of the
       numerically controlled                 Company's manufacturing
         vertical machining                          shop floor]
        center with operator]

                       PRESIDENT'S LETTER TO SHAREHOLDERS


  Helped by a growing national economy, Fastenal had a strong year in 1995. Our 1995 net sales of $222,555,000 represented a 37.5% increase over the 1994 level. Our 1995 net earnings of $27,411,000 represented a 46.8% increase over the 1994 level. Earnings per share increased from $.49 in 1994 to $.72 in 1995 after giving effect to the 2-for-1 stock split declared on January 31, 1995. During 1995 we opened 51 new Fastenal stores, 28 new FastTool stores and 9 new "Combo" stores (combined fastener and tool stores in smaller communities), bringing our total of open stores at the end of the year to 412. Our stores are located in 45 states and 8 stores are in Canada.

  The rapid growth in the number of FastTool stores during 1995 from 9 to 37 resulted in these stores contributing 4% of our total sales in the fourth quarter of the year and just under 3% for the full year. The nine "Combo" stores were all opened during 1995 and in the fourth quarter contributed less than 1% of the total Company sales.

  During 1995 Fastenal achieved growth in stores of all ages. Stores more than 5 years old had average sales gains of 17.0%. Stores between 2 and 5 years old had average sales gains of 39.5%. The 35 oldest stores had average net sales of just over $1,360,000 per store.

  Our seventh distribution center opened in Fresno, California, in March of 1995. An eighth distribution center is planned for Ohio in 1996. In December of 1994 we opened a packaging center in Memphis, Tennessee. This facility receives freight containers from our international suppliers and packages the goods in smaller lots using high-speed equipment. During 1995 we experienced lower unit freight and packaging costs because of the addition of this facility.

  During 1995 Fastenal moved into a new 50,000 square foot facility for the manufacturing division. This new facility allowed us to expand our business of producing special fasteners. The facility is also home to our SharpCut(TM) tool regrinding service which began operations in September of 1995. We own the Winona building that formerly housed our manufacturing facility and are using it for our Winona store and for activities related to our operations departments.

  In the latter part of 1995 we began the expansion of our Winona warehouse and corporate offices. The expansion totals about 75,000 square feet. Included in the addition are facilities for a material composition laboratory and an interactive video training room. The addition is scheduled for completion in the summer of 1996.

  During 1995 we announced that Fastenal was studying the addition of an expanded product line of metal cutting tools, and new products lines of hydraulic hoses and pipe, and materials management systems. In January of 1996 we started selling both our regrinding service and the expanded line of cutting tools from certain of our existing Fastenal store sites. We hope to begin adding the other new product lines later in 1996.

                [Picture of hot heading machine with operator]

                                    (cont.)

               [Picture of computer numerically controlled metal
                      cutting tool grinder with operator]



  We opened 6 new Fastenal stores in Canada during 1995, bringing our total of Canadian stores to 8. We continue to sell in Mexico from our United States stores located near the border, but we have no immediate plans to locate stores in Mexico.

  During 1995 we began a department specializing in marketing to national accounts. Our continental presence and our distribution system allow us to offer multi-plant customers the same service throughout the United States and Canada. We offer these customers uniform data processing, but individualized service at each of their locations from a nearby Fastenal store. Our fleet of trucks connect all of our distribution centers and our packaging center.

  Among the anecdotes I have collected during the year to show the level of service given by Fastenal people I would offer the following:

  A Fastenal employee who handled and satisfied the first request from a prospective customer ... for 1,000 plastic scouring pads.

  A Fastenal employee who, in a critical two day period, handled all of the logistics through two sub-assemblers of caster wheels to make our customer's delivery date.

  Our shipping people who responded to a common carrier's unwillingness to enter our drifted-in warehouse docks following a winter storm by using a tractor with a front bucket attachment to take the needed material to the common carrier.

  And finally, the Fastenal employee who on Friday, December 29, received a call at noon from a railroad maintenance crew who needed a large assortment of fasteners delivered the next morning to a train site 25 miles away. Several other suppliers had said they couldn't do it. Our employee filled the order that afternoon and evening and drove to the train at 3 a.m. on Saturday, December 30. That kind of service was a good way to end 1995 and lead us into 1996.

  Thank you for your continued belief in Fastenal.



BOB KIERLIN

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION


RESULTS OF OPERATIONS

  Net sales for 1995 exceeded net sales for 1994 by 37.5%. This compares with a 46.8% net sales growth rate experienced from 1993 to 1994. The increase in net sales in 1995 and 1994 came primarily from new store openings and unit sales growth in existing stores, rather than price increases or the introduction of new products or services. The FastTool stores, a product line introduced in 1993, contributed less than 3% of total net sales in 1995 and less than 1% of total net sales in 1994. The lesser total growth rate in 1995 than in 1994 resulted primarily from the weaker U.S. economy in 1995, which affected unit sales growth in existing stores. Stores opened in 1995 contributed $8,600,000 (or 3.9%) to 1995 net sales. Stores opened in 1994 contributed $4,900,000 (or 3.0%) to 1994 net sales and $19,600,000 (or 8.8%) to 1995 net sales. The rate of growth in sales of stores generally levels off after stores have been open for five years, and the sales of older stores typically vary more with the economy than the sales of younger stores. Threaded fasteners accounted for approximately 68% of net sales in 1993 and 1994, and 65% of net sales in 1995.

  Gross profit as a percent of net sales was 53.4% in 1995, and 53.1% in both 1994 and 1993. The increase from 1994 to 1995 resulted primarily from lower costs on standard imported products handled through our import and packaging center in Memphis, Tennessee. This facility became operational in the fourth quarter of 1994.

  Operating and administrative expenses were 33.0% of net sales in 1995 after having been 34.0% of net sales in 1994 and 35.1% of net sales in 1993. Occupancy and distribution costs increased at a slower rate than net sales in both 1995 and 1994. The positive growth of the economy in both 1995 and 1994 increased net sales at a faster rate than the growth rate in the number of Company stores. Distribution costs benefited from productivity gains in both 1995 and 1994.

  Interest income minus interest expense decreased 52.5% between 1994 and 1995 primarily because of less investable cash during 1995. Interest income increased by 13% between 1993 and 1994 because of higher interest rates during 1994. The gains on the disposal of property and equipment in 1995 and 1994 came primarily from the disposal of used vehicles owned by the Company. The 1993 gain on the disposal of property and equipment came primarily from the disposal of warehouse racks. The 1995 gain was higher than the 1994 gain because the 1995 gain included the sale of depreciated semi-tractors along with pickup trucks while the 1994 gain was limited to pickup trucks.

  Net earnings grew 56.7% from 1993 to 1994, and 46.8% from 1994 to 1995. The growth in net earnings in all years resulted primarily from increased net sales. In both 1995 and 1994 the net earnings growth rate was higher than that of net sales because net sales grew at a rate faster than that of new store openings. The net sales growth rate was greater than that of new store openings because of a positive growth of the economy in both 1994 and 1995, with 1994 being the stronger of the two years.

EFFECTS OF INFLATION

  Inflation had little effect on the Company's operations in 1993, 1994 and 1995. The only pressure toward higher prices from the Company's suppliers occurred in the fourth quarter of 1994. Many of the price increases announced in that period were to take place in January of 1995; but a slowing economy in the first half of 1995 kept many of these increases from being implemented.

LIQUIDITY AND CAPITAL RESOURCES

  Working capital increased from $33,319,000 at December 31, 1993 to $45,341,000 at December 31, 1994, and to $66,100,000 at December 31, 1995. These increases came primarily from higher trade accounts receivable and inventory levels without comparable increases in current liabilities.

  Net cash provided by operating activities increased from $4,468,000 in 1993 to $11,284,000 in 1994, and to $14,945,000 in 1995. These increases came primarily because the growth in net earnings and depreciation charges for each year exceeded the growth in accounts receivable and inventories.

  Net cash used by investing activities increased from $3,239,000 in 1993 to $9,369,000 in 1994, and to $10,736,000 in 1995. The 1994 increase in net cash used by investing activities resulted primarily from an increase in purchases of property and equipment, and from higher purchases than sales of marketable securities. The 1995 increase in net cash used by investing activities resulted primarily from a further increase in purchases of property and equipment. This increase was partially offset with higher sales of marketable securities. Additions to property and equipment are expected to be the largest part of cash used by investing activities in 1996.

  The Company had no long-term debt at December 31, 1993, 1994, or 1995.

  The Company paid an annual dividend of $.015 per share in 1993, and $.02 per share in both 1994 and 1995.

  Management anticipates funding its current expansion plans and fulfilling its commitments for capital expenditures with cash generated from operations and from available cash, cash equivalents, marketable securities and, if necessary, borrowing capacity. Management considers it prudent to maintain cash and cash equivalents to permit investment in additional integrated functions such as bulk repackaging, specialty manufacturing and product testing. The Company began a FastTool division in 1993. This division sells tools and safety supplies to the same customer base as the Fastenal stores. Additional expenditures of about $1,500,000 are expected in 1996 for this division, primarily for inventory. The Company began a SharpCut division in 1995. This division sells metal cutting tool blades and resharpens used blades. Additional expenditures of about $1,500,000 are expected for this division in 1996, with $500,000 of the amount for inventory and $1,000,000 for regrinding machinery.

  At December 31, 1995, the Company had outstanding commitments for capital expenditures of approximately $2,470,000. These commitments were to complete the construction of the Company's addition to its Winona warehouse and corporate offices. The Company expects to make approximately $12,500,000 in additional capital expenditures in 1996, consisting of approximately $4,000,000 for vehicles, approximately $3,500,000 for manufacturing and packaging equipment, approximately $2,500,000 for used buildings and approximately $2,500,000 for data processing equipment.

  In addition to opening new stores in the United States, the Company plans in 1996 to open between five and ten additional stores in Canada and to continue selling its products in Mexico from some of its existing stores in Texas. No assurance can be given that any of the Company's expansion plans will be achieved or that new stores, once opened, will be profitable.

             [Picture of hydraulic bending machine with operator]

                            STOCK AND FINANCIAL DATA


COMMON STOCK DATA

  The Company's shares are traded on The Nasdaq Stock Market under the symbol "FAST". The following table sets forth the high and low closing sale price on The Nasdaq Stock Market for 1995 and 1994. The Common Stock trading prices below have been retroactively adjusted for the 2-for-1 stock split declared on January 31, 1995. See Note 6 of the Notes to Financial Statements.


                  1995               HIGH               LOW
             First Quarter          $ 25 5/8           $ 19 7/8
             Second Quarter           30 1/2             23
             Third Quarter            38                 27
             Fourth Quarter           43                 33 1/2


                  1994               HIGH               LOW
             First Quarter          $ 19 3/4           $ 15 1/2
             Second Quarter           17 1/2             14 1/2
             Third Quarter            21 1/4             16 3/4
             Fourth Quarter           23 3/8             18 5/8

  As of January 29, 1996, there were approximately 2,100 record holders of the Company's Common Stock.

  A $.02 annual dividend per share was paid during both 1994 and 1995. On January 26, 1996, the Company announced a $.02 annual dividend per share to be paid on March 15, 1996 to shareholders of record at the close of business on March 1, 1996. The Company expects that it will continue to pay comparable cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company, and such other factors as are deemed relevant by the Board of Directors. The dividend amounts above and the Selected Quarterly Financial Data below have been retroactively adjusted for the 2-for-1 stock split declared on January 31, 1995. See Note 6 of the Notes to Financial Statements.


SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                  EARNINGS
QUARTER        NET SALES      GROSS PROFIT      NET EARNINGS      PER SHARE
1995:
  First       $ 51,091,000    $ 27,055,000       $ 6,084,000       $ .16
  Second        55,475,000      29,429,000         6,720,000         .18
  Third         57,993,000      31,021,000         7,386,000         .19
  Fourth        57,996,000      31,439,000         7,221,000         .19
              ------------    ------------       -----------       -----
              $222,555,000    $118,944,000       $27,411,000       $ .72
              ============    ============       ===========       =====


1994:
  First       $ 33,982,000    $ 17,979,000       $ 3,434,000       $ .09
  Second        39,388,000      20,943,000         4,570,000         .12
  Third         43,508,000      22,994,000         5,154,000         .14
  Fourth        45,008,000      24,011,000         5,508,000         .14
              ------------    ------------       -----------       -----
              $161,886,000    $ 85,927,000       $18,666,000       $ .49
              ============    ============       ===========       =====


                        FASTENAL COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994

                                     ASSETS                                       1995            1994
Current assets:
 Cash and cash equivalents                                                    $  6,583,000    $  3,133,000
 Trade accounts receivable, net of allowance for doubtful
  accounts of $460,000 and $300,000 as of December 31,
  1995 and 1994, respectively                                                   31,866,000      23,606,000
 Inventories                                                                    40,178,000      30,911,000
 Deferred income tax assets                                                        947,000         729,000
 Other current assets                                                            1,523,000       1,108,000
                                                                              ------------    ------------
    Total current assets                                                        81,097,000      59,487,000

Marketable securities                                                              784,000       5,026,000
Property and equipment, less accumulated depreciation                           27,090,000      16,988,000
Other assets, net                                                                  349,000         294,000
                                                                              ------------    ------------

    Total assets                                                              $109,320,000    $ 81,795,000
                                                                              ============    ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                                             $  7,882,000    $  7,814,000
 Accrued expenses                                                                4,974,000       4,146,000
 Income taxes payable                                                            2,141,000       2,186,000
                                                                              ------------    ------------
    Total current liabilities                                                   14,997,000      14,146,000
                                                                              ------------    ------------

Stockholders' equity:
 Preferred stock of $.01 par value per share.
  Authorized 5,000,000 shares; none issued                                          -               -
 Common stock of $.01 par value per share.
  Authorized 50,000,000 shares; issued and
  outstanding 37,938,688 shares                                                    379,000         379,000
 Additional paid-in capital                                                      4,424,000       4,424,000
 Retained earnings                                                              89,566,000      62,914,000
 Translation adjustment                                                            (52,000)        (11,000)
 Unrealized holding gains (losses) on marketable securities                          6,000         (57,000)
                                                                              ------------    ------------
    Total stockholders' equity                                                  94,323,000      67,649,000
                                                                              ------------    ------------

    Total liabilities and stockholders' equity                                $109,320,000    $ 81,795,000
                                                                              ============    ============




    The accompanying notes are an integral part of the financial statements.

                        FASTENAL COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 Years ended December 31, 1995, 1994, and 1993

                                                  1995            1994            1993
Net sales                                     $222,555,000    $161,886,000    $110,307,000

Cost of sales                                  103,611,000      75,959,000      51,755,000
                                              ------------    ------------    ------------
    Gross profit                               118,944,000      85,927,000      58,552,000

Operating and administrative expenses           73,448,000      54,963,000      38,695,000
                                              ------------    ------------    ------------
    Operating income                            45,496,000      30,964,000      19,857,000
                                              ------------    ------------    ------------

Other income (expense):
 Interest income                                   181,000         238,000         210,000
 Interest expense                                  (68,000)              0               0
 Gain on disposal of property
  and equipment                                    597,000         189,000           8,000
                                               ------------    ------------    ------------
    Total other income                             710,000         427,000         218,000
                                               ------------    ------------    ------------

    Earnings before income taxes                 46,206,000      31,391,000      20,075,000

Income tax expense                               18,795,000      12,725,000       8,165,000
                                               ------------    ------------    ------------

    Net earnings                               $ 27,411,000    $ 18,666,000    $ 11,910,000
                                               ============    ============    ============

Earnings per share                             $       .72     $        .49    $        .31
                                               ============    ============    ============

Weighted average shares outstanding              37,938,688      37,938,688      37,938,688
                                               ============    ============    ============

    The accompanying notes are an integral part of the financial statements.

                        FASTENAL COMPANY AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years ended December 31, 1995, 1994, and 1993

                                                                                                   UNREALIZED
                                                                                                  HOLDING GAINS
                                                           ADDITIONAL                             (LOSSES) ON       TOTAL
                                        COMMON STOCK         PAID-IN     RETAINED    TRANSLATION   MARKETABLE    STOCKHOLDERS'
                                     SHARES      AMOUNT      CAPITAL     EARNINGS    ADJUSTMENT    SECURITIES       EQUITY
                                  ------------  --------   ----------    --------    -----------   -----------   -------------
Balances as of
 December 31, 1992                 37,938,688   $379,000   $4,424,000   $33,665,000     $   -         $   -       $38,468,000

 Dividends paid in cash                -           -           -           (569,000)        -             -          (569,000)

 Net earnings for the year             -           -           -         11,910,000         -             -        11,910,000
                                   ----------   --------   ----------   -----------     --------      -------     -----------

Balances as of
 December 31, 1993                 37,938,688   379,000    4,424,000     45,006,000         -             -        49,809,000

 Dividends paid in cash                -           -           -           (758,000)        -             -          (758,000)

 Net earnings for the year             -           -           -         18,666,000         -             -        18,666,000

 Translation adjustment                -           -           -             -           (11,000)         -           (11,000)

 Unrealized holding losses
  on marketable
  securities                           -           -           -             -              -         (57,000)        (57,000)
                                   ----------   --------   ----------   -----------     --------      -------     -----------

Balances as of
 December 31, 1994                 37,938,688   379,000    4,424,000     62,914,000      (11,000)     (57,000)     67,649,000

 Dividends paid in cash                -           -           -           (759,000)        -             -          (759,000)

 Net earnings for the year             -           -           -         27,411,000         -             -        27,411,000

 Translation adjustment                -           -           -             -           (41,000)         -           (41,000)

 Unrealized holding gains
  on marketable
  securities                           -           -           -             -              -          63,000          63,000
                                   ----------   --------   ----------   -----------     --------      -------     -----------

Balances as of
 December 31, 1995                 37,938,688   $379,000   $4,424,000   $89,566,000     $(52,000)     $ 6,000     $94,323,000
                                   ==========   ========   ==========   ===========     ========      =======     ===========

   The accompanying notes are an integral part of the financial statements.

                        FASTENAL COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended December 31, 1995, 1994, and 1993

                                                             1995              1994              1993
Cash flows from operating activities:
 Net earnings                                             $27,411,000       $18,666,000       $11,910,000
 Adjustments to reconcile net earnings
  to net cash provided by operating activities:
   Depreciation of property and equipment                   5,404,000         3,619,000         2,603,000
   Gain on disposal of property and equipment                (597,000)         (189,000)           (8,000)
   Deferred income taxes                                     (218,000)         (298,000)          (99,000)
   Amortization of premium on
    marketable securities                                      36,000            53,000            53,000
   Changes in operating assets and liabilities:
    Trade accounts receivable                              (8,260,000)       (7,883,000)       (5,020,000)
    Inventories                                            (9,267,000)       (8,677,000)       (7,014,000)
    Other current assets                                     (415,000)         (499,000)         (142,000)
    Accounts payable                                           68,000         3,450,000         1,353,000
    Accrued expenses                                          828,000         1,541,000           747,000
    Income taxes payable                                      (45,000)        1,501,000            85,000
                                                         ------------       -----------       -----------
      Net cash provided by operating activities            14,945,000        11,284,000         4,468,000
                                                         ------------       -----------       -----------

Cash flows from investing activities:
 Purchases of marketable securities                                -         (2,266,000)       (2,738,000)
 Sales of marketable securities                             4,269,000           585,000         5,144,000
 Additions of property and equipment, net                 (16,664,000)       (8,129,000)       (5,530,000)
 Proceeds from sale of property and equipment               1,755,000           450,000             8,000
 Translation adjustment                                       (41,000)          (11,000)               -
 Decrease (increase) in other assets                          (55,000)            2,000          (123,000)
                                                         ------------       -----------       -----------
    Net cash used by investing activities                 (10,736,000)       (9,369,000)       (3,239,000)
                                                         ------------       -----------       -----------

Cash flows from financing activities:
 Payment of dividends                                        (759,000)         (758,000)         (569,000)
                                                         ------------       -----------       -----------
    Net cash used in financing activities                    (759,000)         (758,000)         (569,000)
                                                         ------------       -----------       -----------

    Net increase in cash and cash equivalents               3,450,000         1,157,000           660,000

Cash and cash equivalents at beginning of year              3,133,000         1,976,000         1,316,000
                                                         ------------       -----------       -----------

Cash and cash equivalents at end of year                 $  6,583,000       $ 3,133,000       $ 1,976,000
                                                         ============       ===========       ===========

Supplemental disclosure of cash flow information:
 Cash paid during each period for:
   Income taxes                                          $ 19,057,000       $11,522,000       $ 8,179,000
                                                         ============       ===========       ===========
   Interest                                              $     68,000       $        -        $        -
                                                         ============       ===========       ===========

Supplemental disclosure on non-cash investing activities:
 Unrealized holding gains (losses)
   on marketable securities                              $     63,000       $   (57,000)      $        -
                                                         ============       ===========       ===========

    The accompanying notes are an integral part of the financial statements.

                        FASTENAL COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1995, 1994, and 1993

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

    MARKETABLE SECURITIES
    Marketable securities as of December 31, 1995 and 1994, consist of debt securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (Statement 115) on January 1, 1994. Under Statement 115, the Company classifies its debt securities as available-for-sale. Available-for-sale securities are recorded at fair value based on current market value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders equity until realized, provided that a decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

    PROPERTY AND EQUIPMENT
    Property and equipment are stated at cost. Depreciation is provided for both financial statement reporting and income tax reporting purposes by the methods and over the lives mandated by Internal Revenue Service Regulations. Such lives approximate the anticipated economic useful lives of the related property and are as follows:

                                                                 YEARS
              Buildings and building improvements...............15 to 39
              Transportation equipment.......................... 3 to 5
              Equipment and shelving............................ 3 to 7

    STOCK-BASED COMPENSATION
    The Company adopted Statement of Financial Accounting Standards No. 123,
      Accounting for Stock Based Compensation, in 1995. The Company does not have any stock options or any other types of stock-based compensation and, accordingly, adoption of this statement had no impact on the Company's financial position or results of operations.

    INCOME TAXES
    The Company accounts for income taxes under the asset and liability method.
      Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    EARNINGS PER SHARE
    Earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding.

(2) MARKETABLE SECURITIES
    The amortized cost, unrealized holding gains (losses), and fair value of available-for-sale securities by major security type at December 31, 1995 and 1994 were as follows:

                                    AMORTIZED   UNREALIZED HOLDING    FAIR
                                       COST       GAINS (LOSSES)      VALUE
                 1995
          Available-for-sale
           debt securities          $  778,000       $  6,000      $  784,000

                 1994
          Available-for-sale
           debt securities          $5,083,000       $(57,000)     $5,026,000

                        FASTENAL COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



(3) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, Disclosures About Fair
      Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Accordingly, the aggregate fair value amounts presented as of December 31, 1995 do not represent the underlying value of the Company.

                                            CARRYING      FAIR
                                             AMOUNT       VALUE
           Assets:
             Cash and cash equivalents    $ 6,583,000  $ 6,583,000
             Marketable securities            784,000      784,000
             Trade accounts receivable     32,326,000   32,326,000

           Liabilities:
             Accounts payable               7,882,000    7,882,000

    The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

      CASH AND CASH EQUIVALENTS
      The carrying amount approximates fair value because of the short maturity of those instruments.

      MARKETABLE SECURITIES
      Fair values for all securities are based on quoted market prices, where available. If the quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

      TRADE ACCOUNTS RECEIVABLES AND ACCOUNTS PAYABLE
      The carrying amount approximates fair value because of the short maturity of those instruments.

(4) PROPERTY AND EQUIPMENT
    Property and equipment consist of the following:

                                                  1995            1994
        Land                                  $ 1,444,000     $   994,000
        Buildings and improvements             10,482,000       6,470,000
        Equipment and shelving                 19,063,000      12,538,000
        Transportation equipment               10,078,000       7,015,000
        Construction in progress                1,314,000       1,069,000
                                              -----------     -----------
                                               42,381,000      28,086,000
         Less accumulated depreciation         15,291,000      11,098,000
                                              -----------     -----------
           Net property and equipment         $27,090,000     $16,988,000
                                              ===========     ===========

(5) ACCRUED EXPENSES
    Accrued expenses consist of the following:

                                                  1995            1994
        Payroll and related taxes              $1,846,000      $1,474,000
        Bonuses                                 1,584,000       1,415,000
        Commissions                               688,000         653,000
        Sales and real estate taxes               466,000         387,000
        Other                                     390,000         217,000
                                               ----------      ----------
                                               $4,974,000      $4,146,000
                                               ==========      ==========

                        FASTENAL COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

(6) STOCKHOLDERS' EQUITY

    STOCK SPLITS
    Dollar, share and per share amounts herein and in the accompanying consolidated financial statements have been adjusted retroactively, where appropriate, to reflect the 2-for-1 Common Stock split effected in the form of a 100% stock dividend in 1995.

    DIVIDENDS
    On January 26, 1996, the Company's Board of Directors declared a dividend of
      $.02 per share of Common Stock to be paid in cash on March 15, 1996 to shareholders of record at the close of business on March 1, 1996.

(7)  INCOME TAXES
     Income tax expense in the accompanying consolidated financial statements differs from the "expected" tax expense as follows:

                                             1995          1994         1993
    Federal income tax expense at the
     "expected" rate of 35%              $16,172,000   $10,987,000   $7,026,000
    Increase (reduction) attributed to:
     State income taxes, net of
       Federal benefit                     2,371,000     1,644,000    1,034,000
     Tax exempt interest                     (46,000)      (68,000)     (74,000)
     Other, net                              298,000       162,000      179,000
                                         -----------   -----------   ----------
       Total income tax expense          $18,795,000   $12,725,000   $8,165,000
                                         ===========   ===========   ==========

Components of income tax expense are as follows:

                                           CURRENT       DEFERRED      TOTAL
    1995
     Federal                             $15,192,000    $(175,000)  $15,017,000
     State                                 3,821,000      (43,000)    3,778,000
                                         -----------    ---------   -----------
                                         $19,013,000    $(218,000)  $18,795,000
                                         ===========    =========   ===========
    1994
     Federal                             $10,434,000    $(239,000)  $10,195,000
     State                                 2,589,000      (59,000)    2,530,000
                                         -----------    ---------   -----------
                                         $13,023,000    $(298,000)  $12,725,000
                                         ===========    =========   ===========
    1993
     Federal                             $ 6,653,000    $ (79,000)  $ 6,574,000
     State                                 1,611,000      (20,000)    1,591,000
                                         -----------    ---------   -----------
                                         $ 8,264,000    $ (99,000)  $ 8,165,000
                                         ===========    =========   ===========

The tax effects of temporary differences that give rise to deferred tax assets as of December 31 are as follows:

                                                           1995         1994
    Deferred tax assets:
     Inventory costing and valuation methods             $705,000     $544,000
     Allowance for doubtful accounts receivable           185,000      121,000
     Health claims payable                                 63,000       59,000
     Other, net                                            (6,000)       5,000
                                                         --------     --------
       Total deferred tax assets                         $947,000     $729,000
                                                         ========     ========

No valuation allowance for deferred tax assets was necessary as of December 31, 1995 and 1994. The character of the deferred tax assets is such that they can be realized through carryback to prior tax periods or offset against future taxable income.

                        FASTENAL COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

(8) OPERATING LEASES

    The Company leases space under noncancellable operating leases for its Fresno and Kent distribution centers, its Memphis packaging center and certain stores with initial terms of one to 48 months. Minimum annual rentals (exclusive of taxes, insurance, etc., on the leased facilities, which are paid by the Company) under such leases are as follows:

                                           DISTRIBUTION CENTERS,
       YEAR ENDING                         PACKAGING CENTER, AND
       DECEMBER 31                                STORES
          1996                                  $3,589,000
          1997                                   2,429,000
          1998                                     987,000
          1999                                     134,000
          2000 and thereafter                        -

      Rent expense under all operating leases was as follows:

                             DISTRIBUTION
       YEAR ENDED         CENTERS, PACKAGING    TRANSPORTATION
       DECEMBER 31        CENTER, AND STORES       EQUIPMENT        TOTAL
          1995                $4,003,000          $   -          $4,003,000
          1994                 2,865,000              -           2,865,000
          1993                 2,175,000           137,000        2,312,000

(9) COMMITMENTS

    The Company is in the process of expanding its Winona warehouse facility and corporate offices. Building in progress construction costs of $449,000 incurred through December 31, 1995 relate to this expansion. During 1996, the Company anticipates $2,470,000 will be incurred to complete this project.

    The Company currently has letters of credit issued on its behalf to suppliers for large overseas purchases. As of December 31, 1995 and 1994, the total undrawn balance of outstanding letters of credit was $32,000 and $696,000, respectively.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Fastenal Company:


  We have audited the accompanying consolidated balance sheets of Fastenal Company and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


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


  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                        /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP

Minneapolis, Minnesota
January 29, 1996

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

PATRICK J. RICE                            HENRY K. McCONNON
Controller                                 President,
                                           Wise Eyes, Inc.
                                           (eyeglass retailer)

                                           JOHN D. REMICK
                                           President,
                                           Rochester Athletic Club, Inc.
                                           (health club)

                                           STEPHEN M. SLAGGIE


                             CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of shareholders will be held at 10:00 a.m., Tuesday, April 23, 1996, at Corporate Headquarters, 2001 Theurer Boulevard, Winona, Minnesota.


CORPORATE HEADQUARTERS

Fastenal Company
2001 Theurer Boulevard
Winona, Minnesota 55987
(507) 454-5374
FAX (507)454-6542
URL http://fastenal.com


TRANSFER AGENT

Norwest Bank Minnesota, N.A.
Minneapolis, Minnesota

FORM 10-K

A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.


AUDITORS

KPMG Peat Marwick LLP
Minneapolis, Minnesota



LEGAL COUNSEL

Faegre & Benson LLP
Minneapolis, Minnesota

Streater, Murphy, Gernander, Forsythe & Telstad, PA
Winona, Minnesota

                               FASTENAL COMPANY

            [FASTENAL(R)                               [FASTTOOL(R)
               LOGO]                                      LOGO]


            [SHARPCUT(TM)                             [POWERFLOW(TM)
               LOGO]                                      LOGO]


                                  Our Approach

 At Fastenal, we operate in an uncomplicated, straightforward way that makes it easy for our customer to gain confidence and satisfaction based on our performance. This concept, present when we opened our first Fastenal store in 1967, will remain unchanged.

             2001 Theurer Boulevard ~ Winona, Minnesota 55987-1500
                  Phone: (507) 454-5374 ~ FAX: (507) 454-6542
                           URL: http://fastenal.com
           For More Information, E-Mail Us At: fastinfo@fastenal.com