Form 10-K405, Exhibit 13
period 1996-12-31
FASTENAL COMPANY
filed 1997-03-17
CIK 815556

                                    1 9 9 6


                                 ANNUAL REPORT

[Drawing of the original (1967) Fastenal storefront in Winona, Minnesota with a picture of the current corporate offices (1996) and warehouse in Winona, Minnesota inset in the upper right corner.]





                               FASTENAL COMPANY
------------------30 years of growth through customer service-------------------

                          Profile of Fastenal Company


Fastenal Company was founded in 1967. As of December 31, 1996, the Company operated 484 store sites located in 48 states and Canada and employed 1,989 people at these sites. The Company sells industrial and construction supplies in six product lines. The traditional Fastenal(R) product line consists of approximately 49,000 different types of threaded fasteners and other industrial and construction supplies; the FastTool(R) product line consists of approximately 14,000 different types of tools and safety supplies; the SharpCut(R) product line consists of approximately 8,000 different types of metal cutting tool blades; the PowerFlow(TM) product line consists of approximately 7,000 different types of fluid transfer components and accessories for hydraulic and pneumatic power; the EquipRite(TM) product line consists of approximately 2,000 different types of material handling and storage products; and the CleanChoice(TM) product line consists of approximately 2,000 different types of industrial, janitorial and paper products. The SharpCut(R), PowerFlow(TM), EquipRite(TM) and CleanChoice(TM) product lines were introduced in 1996. As of December 31, 1996, the Company also operated eight distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington and California, and a packaging facility in Tennessee. Approximately 95.9% of the Company's 1996 sales were attributable to products manufactured by others, and approximately 4.1% related to custom-threaded fasteners manufactured or modified by the Company. Since December 31, 1996, the Company has opened additional store sites in the United States and Canada.

[Picture of the exterior sign from the 1987 Fastenal store site in Winona, Minnesota which now houses the conveyor, sortation and fabrication department. Picture of the current corporate offices (1996) and warehouse in Winona, Minnesota]
                         *      *      *      *      *


This Annual Report, including the sections captioned "President's Letter to Shareholders", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Stock and Financial Data", contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), including statements regarding expected results of operations, new store openings, capital expenditures and dividends. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements is included at the end of the section of this Annual Report captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company assumes no obligation to update either such forward-looking statements or the discussion of such risks and uncertainties.

    FASTENAL(R), FASTTOOL(R), SHARPCUT(R), POWERFLOW(TM), EQUIPRITE(TM) and
                                CLEANCHOICE(TM)
              are trademarks and/or service marks of the Company.

Fastenal Company & Subsidiary


TABLE OF CONTENTS                                                           PAGE

Six-Year Selected Financial Data...............................................2

President's Letter to Shareholders...........................................3-4

Management's Discussion and Analysis
  of Financial Condition and Results of Operations...........................5-8

Stock and Financial Data.......................................................9

Consolidated Balance Sheets...................................................10

Consolidated Statements of Earnings...........................................11

Consolidated Statements of Stockholders' Equity...............................12

Consolidated Statements of Cash Flows.........................................13

Notes to Consolidated Financial Statements.................................14-19

Independent Auditors' Report..................................................20

Officers and Directors/Corporate Information...................Inside Back Cover

                  [Pictures of the Company's Winona location
                    as of 1967, 1976, 1982, 1987 and 1996.]

Fastenal Company has undergone many changes during 30 years of business. The first Fastenal store opened in 1967 in Winona, MN (above left). The new corporate headquarters facility was completed in 1996 (lower right).


                                                                               1
                                                              1996 Annual Report

Fastenal Company & Subsidiary


SIX-YEAR SELECTED FINANCIAL DATA


OPERATING RESULTS                           PERCENT
YEARS ENDED DEC. 31                  1996   CHANGE          1995          1994          1993         1992         1991
----------------------------------------------------------------------------------------------------------------------
Net sales                    $287,691,000    +29.3   222,555,000   161,886,000   110,307,000   81,263,000   62,305,000

Gross profit                  152,880,000    +28.5   118,944,000    85,927,000    58,552,000   43,683,000   32,927,000

Earnings before
income taxes                   54,432,000    +17.8    46,206,000    31,391,000    20,075,000   14,735,000   10,748,000

Net earnings                   32,539,000    +18.7    27,411,000    18,666,000    11,910,000    8,833,000    6,606,000

Earnings per share                   0.86    +19.4           .72           .49           .31          .23          .17

Dividends per share                  0.02                    .02           .02          .015         .015        .0125

Weighted average
shares outstanding             37,938,688             37,938,688    37,938,688    37,938,688   37,938,688   37,938,688


FINANCIAL POSITION
DECEMBER 31
----------------------------------------------------------------------------------------------------------------------
Net working capital           $78,417,000    +18.6    66,100,000    45,341,000    33,319,000   22,569,000   19,554,000

Total assets                  151,545,000    +38.6   109,320,000    81,795,000    57,463,000   43,937,000   34,103,000

Total stockholders' equity    125,967,000    +33.5    94,323,000    67,649,000    49,809,000   38,468,000   30,204,000


                All information contained in this Annual Report
             reflects the 2-for-1 stock splits effected in the form
                  of a 100% stock dividend in 1992 and 1995.




2
1996 Annual Report

President's Letter to Shareholders


Fastenal had a building year in 1996. Usually when you read of a "building year" you expect to see another attempt to explain poor results. In Fastenal's case, a "building year" means an investment of resources and a time to put in place the infrastructure for more future growth. In 1996 we committed a large amount of our resources to achieve future success. Our 1996 financial results reflect only how our plan for the future impacted the initial year of the plan; we believe future years will show the benefits. Our 1996 net sales of $287,691,000 represented a 29.3% increase over the 1995 level. Our 1996 net earnings of $32,539,000 represented an 18.7% increase over the 1995 level. Earnings per share increased from $.72 in 1995 to $.86 in 1996.

Fastenal took two major steps in 1996 to promote future growth. The first of these was to increase the rate at which we grow our number of people. In the past we planned our growth by each year opening 30% of the previous year's average number of stores. We would then add people as necessary to staff these stores. In 1996 we changed the strategy to focus on people rather than stores. We challenged our people to recruit for a 40% increase in store personnel rather than a 30% increase. The extra personnel were being hired to facilitate the development of product expertise at our existing stores necessary to integrate our new product lines into these stores and to provide for staff in new sites. As the year progressed, it became apparent that we were doing even better than the 40% goal, and we finished the year with a 52% increase in store personnel. We also beefed up our support personnel 47% during 1996, with some of the most significant increases in the training, marketing support and information systems design segments. Because employment costs make up more than two thirds of our expenses, when the rate of hiring exceeds the growth in sales, our earnings growth rate will suffer, as it did in 1996.

[Picture of the exterior of the LaCrosse, Wisconsin branch (1996) is on the upper left of the page.]

The second major effort in 1996 to foster growth was the expansion of our product line. During the year we went from two major product categories to six. To our existing lines of fasteners and tools we added product groupings of metal cutting tools, hydraulic hoses and pipe, materials handling and storage equipment, and janitorial supplies. Our added marketing support people serve as product managers, buyers, trainers and media design specialists for these additional products.

[Picture of the interior of the LaCrosse, Wisconsin branch (1996) is on the lower right of the page.]

The additions of so many new people and new products gave us good reason to change our methods of training. 1996 saw the start of some new electronic methods of training. During the year we began video conferencing between our distribution centers. Six centers were using video conferencing by the end of 1996, and the remaining two will be equipped in 1997. During the year we equipped each distribution center with a training area, staffed with from one to three training specialists. These regional training specialists track the development progress of each person within the center's geographic area. With the help of an educational software development company, we produced three CD-ROMs in 1996 that provide multimedia training materials for use on a personal computer or on a network at regional training sites. We expect to produce more CD-ROMs in 1997 to encompass our product lines. We are investigating the


                                                                               3
                                                              1996 Annual Report

 ...President's Letter continued


licensing of the software to other firms that perform maintenance training. As technology progresses, we expect to have our electronic training tools available to all employees through the Internet. 1996 saw the continuation of site openings along with a new approach to openings in smaller communities. Among the 109 new sites opened in 1996 were 8 sites that are satellites of existing stores. These satellites are in communities as small as 2,000 population and are usually within a 30 mile radius of the mother store. In most cases we were already doing business in the satellite community via sales calls from the mother store, but the addition of a physical presence in the community provides for significant sales increases from that community.

We learned in 1996 that, in general, sites that open with multiple product lines do better than sites with only fasteners. Therefore, in 1997 our new sites will start with an inventory drawn from all six product lines. Although the initial inventories will be light, the people running the site will be able to add inventory per customer request. We know that the people in the stores are best able to decide how we can best service the customer.

During 1996 we put substantial resources into the design of a new information system for everybody in the Company. We began the redesign of our point-of-sale system for the branch stores. By the end of 1997 we expect to have a whole new information system in place in our stores to allow our personnel to access more information and to have multimedia training capability on-line at each site. Our design staff has worked with representatives from our stores to ensure the system will meet our needs.

[Picture of a Fastenal semi parked in front of the Dallas hub in 1996.]

We finished 1996 with 16 Fastenal sites in Canada. As a group, these 16 stores have regularly exceeded their sales targets. We will open additional sites in Canada in 1997.

During the year we opened a new distribution center in Akron, Ohio. We also completed the addition to our distribution center and offices in Winona. At the end of 1996 we purchased a large amount of used automated equipment for warehouse operation, some of which we will install in our distribution centers in 1997 and the remainder we hope to sell to other parties.

In summary, we have done much in 1996 to get ready for a successful future. I hope you share our belief in the wisdom of the decisions we made.

As usual, we have a number of anecdotes about service that our people have given during the year. A customer in Ohio needed 75 large non-standard bolts within 26 hours. While they were being fabricated in Chicago, our people drove during the night to get the special parts and returned within 25 hours. Another customer on a Friday needed a stocked trailer on a job site the following Monday. Our people located a 45-foot trailer and installed racks and bins with the accompanying inventory over the weekend. And to close the year out, on December 31, our people in a Colorado store left at 3:30 a.m. to pick up a piece of equipment in Wyoming that a customer needed for a job.

Thanks to all of our people and to you for believing in Fastenal.

                                                           /s/ Robert A. Kierlin

4
1996 Annual Report

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

RESULTS OF OPERATIONS

Net sales for 1996 exceeded net sales for 1995 by 29.3%. This compares with a 37.5% net sales growth rate experienced from 1994 to 1995. The increase in net sales in 1996 and 1995 came primarily from new site openings and unit sales growth in existing sites and, to a lesser extent, the introduction of new products and services, rather than from price increases. FastTool(R), a product line introduced in 1993, contributed less than 12% of total net sales in 1996 and less than 3% of total net sales in 1995. SharpCut(R), a product line developed late in 1995 and introduced early in 1996, contributed less than 3% of total net sales in 1996. PowerFlow(TM), a product line introduced in 1996, contributed approximately 1% of total net sales. EquipRite(TM) and CleanChoice(TM), two product lines introduced in 1996, each contributed less than 1% of total net sales in 1996. The lesser total growth rate in 1996 than in 1995 resulted primarily from two regions that underperformed in 1996; this affected unit sales growth in existing sites. The Company has taken actions to correct the problems causing the underperformance related to these two regions. Sites opened in 1996 contributed approximately $9,544,000 (or 3.0%) to 1996 net sales. Sites opened in 1995 contributed approximately $5,551,000 (or 2.5%) to 1995 net sales and approximately $17,915,000 (or 6.2%) to 1996 net sales. The rate of growth in sales of sites generally levels off after sites have been open for five years, and the sales of older sites typically vary more with the economy than the sales of younger sites. Threaded fasteners accounted for approximately 68%, 65% and 64% of the Company's consolidated sales in 1994, 1995 and 1996, respectively.

Gross profit as a percent of net sales was 53.1% in 1996, 53.4% in 1995 and 53.1% in 1994. The decrease from 1995 to 1996 resulted primarily from the mix of products being sold. The increase from 1994 to 1995 resulted primarily from lower costs on standard imported products handled through our import and packaging center in Memphis, Tennessee. This facility became operational during the fourth quarter of 1994.

Operating and administrative expenses were 34.6% of net sales in 1996 after having been 33.0% of net sales in 1995 and 34.0% of net sales in 1994. The 1996 increase in operating and administrative costs was primarily due to an increase in payroll and related costs and an increase in occupancy costs, the rate of increase of both of which exceeded the growth rate of net sales. Payroll costs increased due to a 1996 increase of 52.0% and 47.0% in sales and support personnel, respectively. This increase was due to a 29.5% increase in the number of sites in 1996 and an introduction of the four new product lines into certain existing sites in 1996. Occupancy costs increased due to the aforementioned increase in the number of sites and due to the relocation of existing sites to larger sites to accommodate their growth in activity and the introduction of new product lines. Distribution costs benefited from productivity gains in both 1995 and 1996.

[Picture of fasteners tinted at a 10% gray behind the text]


                                                                               5
                                                              1996 Annual Report

CONTINUED -- Management's Discussion and
Analysis of Financial Condition and Results of Operations


Interest income minus interest expense decreased 68.1% between 1995 and 1996 and 52.5% between 1994 and 1995 primarily because of less investable cash and the use of short-term borrowings in both 1996 and 1995. The gains on the disposal of property and equipment in 1996, 1995 and 1994 came primarily from the disposal of used vehicles owned by the Company. The 1996 gain was higher than the 1995 gain due to the increase in the number of pickup trucks sold. The 1995 gain was higher than the 1994 gain because the 1995 gain included the sale of depreciated semi-tractors along with pickup trucks while the 1994 gain was limited to pickup trucks.

Net earnings grew 18.7% from 1995 to 1996, and 46.8% from 1994 to 1995. The growth in net earnings in all years resulted primarily from increased net sales. In 1996 the net earnings growth rate was lower than that of net sales, which grew at approximately the same rate as that of new site openings, because of the earlier mentioned increases in operating and administrative expenses. In 1995, the net earnings growth rate was higher than that of net sales because net sales grew at a rate faster than that of new site openings. The net sales growth rate was greater than that of new site openings because of a positive growth of the economy in 1995.

EFFECTS OF INFLATION

Inflation had little effect on the Company's operations in 1994, 1995 and 1996. The only pressure toward higher prices from the Company's suppliers occurred in the fourth quarter of 1994. Many of the price increases announced in that period were to take place in January of 1995; but a slowing economy in the first half of 1995 kept many of these increases from being implemented.

LIQUIDITY AND CAPITAL RESOURCES

Working capital increased from $45,341,000 at December 31, 1994 to $66,100,000 at December 31, 1995, and to $78,417,000 at December 31, 1996. These increases came primarily from higher trade accounts receivable and inventory levels without comparable increases in current liabilities.

Net cash provided by operating activities increased from $11,284,000 in 1994 to $14,945,000 in 1995, and decreased to $12,478,000 in 1996. The 1995 increase came primarily because the growth in net earnings and depreciation charges for such year exceeded the growth in accounts receivable and inventories. The 1996 decrease came primarily because the growth in inventories exceeded the growth in net earnings and depreciation charges for such year.

Net cash used by investing activities increased from $9,369,000 in 1994 to $10,736,000 in 1995, and to $26,498,000 in 1996. The 1995 increase in net cash used by investing activities resulted primarily from an increase in purchases of property and equipment. This increase was partially offset with higher sales of marketable securities. The 1996 increase in net cash used by investing activities resulted primarily from a further increase in purchases of property and equipment and by an increase in other assets. The increase in other assets was primarily due to the acquisition of a business in 1996. Additions to vehicles and computer equipment are expected to be the largest part of cash used by investing activities in 1997.


[Picture of fasteners tinted at a 10% gray behind the text]

6
1996 Annual Report

CONTINUED -- Management's Discussion and
Analysis of Financial Condition and Results of Operations

The Company had no long-term debt at December 31, 1994, 1995 or 1996. See note 9 of the Notes to Consolidated Financial Statements for a description of the Company's current line of credit arrangement.

The Company paid an annual dividend of $.02 per share in 1994, 1995 and 1996.

Management anticipates funding its current expansion plans with cash generated from operations, from its borrowing capacity and, to a lesser degree, from available cash, cash equivalents and marketable securities. The Company began a FastTool(R) product line in 1993. This product line consists of tools and safety supplies which can be sold to the same customer base as the traditional Fastenal(R) product line. The Company developed a SharpCut(R) product line late in 1995 which was introduced in 1996. This product line consists of metal cutting tool blades and a resharpening service. The Company introduced its PowerFlow(TM) product line in 1996. This product line consists of fluid transfer components and accessories for hydraulic and pneumatic power and a hose-crimping service. The Company introduced its EquipRite(TM) product line in 1996. This product line consists of material handling and related storage products and a storeroom layout design service. The Company introduced its CleanChoice(TM) product line in 1996. This product line consists of industrial, janitorial and paper products.

At December 31, 1996, the Company had no material outstanding commitments for capital expenditures. The Company expects to make approximately $23,000,000 in additional capital expenditures in 1997, consisting of approximately $11,000,000 for pickup trucks, approximately $2,000,000 for semi-tractors and trailers, approximately $2,500,000 for manufacturing, warehouse and packaging equipment, and approximately $7,500,000 for data processing equipment.

In addition to opening new sites in the United States, in 1997 the Company plans to open additional sites in Canada and to continue selling its products in Mexico from some of its existing sites in Texas. No assurance can be given that any of the Company's expansion plans will be achieved or that new sites, once opened, will be profitable.

[Picture of fasteners tinted at a 10% gray behind the text]

                                                                               7
                                                              1996 Annual Report

CONTINUED -- Management's Discussion and Analysis of Financial Condition and Results of Operations


CERTAIN RISKS AND UNCERTAINTIES

Certain statements in this Annual Report, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made by or with approval of the Company's executive officers constitute or will constitute "forward-looking statements" under the Reform Act. The following factors are among those that could cause the Company's actual results to differ materially from those predicted in such forward-looking statements: (i) a downturn in the economy could impact sales at existing stores, (ii) a change, from that projected, in the number of smaller communities able to support future store sites could impact the rate of new store openings, (iii) the ability of the Company to develop product expertise at the store level, to identify future product lines that complement existing product lines, to transport and store certain hazardous products and to otherwise integrate new product lines into the Company's existing stores and distribution network could impact sales and margins, (iv) the ability of the Company to successfully attract and retain qualified personnel to staff the Company's smaller community stores could impact sales at existing stores and the rate of new store openings, (v) changes in governmental regulations related to product quality or product source traceability could impact the cost to the Company of regulatory compliance, (vi) inclement weather could impact the Company's distribution network, (vii) foreign currency fluctuations or changes in trade relations could impact the ability of the Company to procure products overseas at competitive prices and the Company's foreign sales, (viii) disruptions caused by the implementation of the Company's new management information systems infrastructure could impact sales, and (ix) changes in the rate of new store openings could impact expenditures for vehicles, computers and other capital equipment.

[Picture of fasteners tinted at a 10% gray behind the text]
8
1996 Annual Report

Stock and Financial Data

COMMON STOCK DATA

The Company's shares are traded on The Nasdaq Stock Market under the symbol "FAST". The following table sets forth the high and low closing sale price on The Nasdaq Stock Market for 1996 and 1995. The Common Stock trading prices below have been retroactively adjusted for the 2-for-1 stock split declared on January 31, 1995. See note 6 of the Notes to Consolidated Financial Statements.

1996:             HIGH                   LOW
----------------------------------------------
First quarter   $ 42-1/2                28-3/4
Second quarter      47                  34-1/4
Third quarter       50                    35
Fourth quarter    49-3/4                42-3/8

1995:             HIGH                   LOW
----------------------------------------------
First quarter   $ 25-5/8                19-7/8
Second quarter    30-1/2                  23
Third quarter       38                    27
Fourth quarter      43                  33-1/2

As of February 17, 1997, there were approximately 2,200 record holders of the Company's Common Stock.

A $.02 annual dividend per share was paid during both 1995 and 1996. On February 1, 1997, the Company announced a $.02 annual dividend per share to be paid on March 14, 1997 to shareholders of record at the close of business on February 28, 1997. The Company expects that it will continue to pay comparable cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the board of directors. The dividend amounts above and the Selected Quarterly Financial Data below have been retroactively adjusted for the 2-for-1 stock split declared on January 31, 1995. See note 6 of the Notes to Consolidated Financial Statements.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

1996:                         NET SALES   GROSS PROFIT NET EARNINGS  EARNINGS PER SHARE
---------------------------------------------------------------------------------------
First Quarter               $ 63,061,000   33,425,000   7,433,000           .20
Second Quarter                70,850,000   38,036,000   8,445,000           .22
Third Quarter                 76,212,000   40,687,000   8,692,000           .23
Fourth Quarter                77,568,000   40,732,000   7,969,000           .21
---------------------------------------------------------------------------------------
                            $287,691,000  152,880,000  32,539,000           .86
---------------------------------------------------------------------------------------

1995:                         NET SALES   GROSS PROFIT NET EARNINGS  EARNINGS PER SHARE
---------------------------------------------------------------------------------------
First Quarter               $ 51,091,000   27,055,000   6,084,000           .16
Second Quarter                55,475,000   29,429,000   6,720,000           .18
Third Quarter                 57,993,000   31,021,000   7,386,000           .19
Fourth Quarter                57,996,000   31,439,000   7,221,000           .19
---------------------------------------------------------------------------------------
                            $222,555,000  118,944,000  27,411,000           .72
---------------------------------------------------------------------------------------

                                                                               9
                                                              1996 Annual Report

-------------------------------------------------FASTENAL COMPANY AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 1996 and 1995------------------------------------------------------

ASSETS                                                       1996           1995
----------------------------------------------------------------------------------
Current assets:
Cash and cash equivalents                               $    426,000     6,583,000
Trade accounts receivable, net of allowance for
   doubtful accounts of $540,000 and $460,000
   as of December 31, 1996 and 1995, respectively         41,553,000    31,866,000
Inventories                                               56,526,000    40,178,000
Deferred income tax asset                                  1,219,000       947,000
Other current assets                                       3,731,000     1,523,000
                                                        --------------------------
          Total current assets                           103,455,000    81,097,000

Marketable securities                                        515,000       784,000
Property and equipment, less accumulated depreciation     43,930,000    27,090,000
Other assets, net                                          3,645,000       349,000
                                                        --------------------------
          Total assets                                  $151,545,000   109,320,000
                                                        --------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------
Current liabilities:
Accounts payable                                        $ 10,010,000     7,882,000
Note payable                                               8,622,000            --
Accrued expenses                                           5,611,000     4,974,000
Income tax payable                                           795,000     2,141,000
                                                        --------------------------
          Total current liabilities                       25,038,000    14,997,000
                                                        --------------------------
Deferred income tax liability                                540,000            --
                                                        --------------------------
Stockholders' equity:
Preferred stock of $.01 par value per share.
   Authorized 5,000,000 shares; none issued                       --            --
Common stock of $.01 par value per share.
   Authorized 50,000,000 shares; issued and
   outstanding 37,938,688 shares                             379,000       379,000
Additional paid-in capital                                 4,424,000     4,424,000
Retained earnings                                        121,346,000    89,566,000
Translation adjustment                                      (182,000)      (52,000)
Unrealized holding gains on marketable securities                 --         6,000
                                                        --------------------------
          Total stockholders' equity                     125,967,000    94,323,000
                                                        --------------------------
          Total liabilities and stockholders' equity    $151,545,000   109,320,000
                                                        --------------------------

    The accompanying notes are an integral part of the financial statements.

10
1996 Annual Report

-------------------------------------------------FASTENAL COMPANY AND SUBSIDIARY

Consolidated Statements of Earnings
Years ended December 31, 1996, 1995 and 1994------------------------------------


                                                   1996          1995          1994
---------------------------------------------------------------------------------------
Net sales                                      $287,691,000   222,555,000   161,886,000

Cost of sales                                   134,811,000   103,611,000    75,959,000
                                               ----------------------------------------
   Gross profit                                 152,880,000   118,944,000    85,927,000

Operating and administrative expenses            99,473,000    73,448,000    54,963,000
                                               ----------------------------------------
   Operating income                              53,407,000    45,496,000    30,964,000
                                                ---------------------------------------
Other income (expense):
Interest income                                     118,000       181,000       238,000
Interest expense                                    (82,000)      (68,000)           --
Gain on disposal of property and equipment          989,000       597,000       189,000
                                               ----------------------------------------
   Total other income                             1,025,000       710,000       427,000
                                               ----------------------------------------
   Earnings before income taxes                  54,432,000    46,206,000    31,391,000

Income tax expense                               21,893,000    18,795,000    12,725,000
                                               ----------------------------------------
   Net earnings                                $ 32,539,000    27,411,000    18,666,000
                                               ----------------------------------------
Earnings per share                             $        .86           .72           .49
                                               ----------------------------------------
Weighted average shares outstanding              37,938,688    37,938,688    37,938,688
                                               ----------------------------------------



    The accompanying notes are an integral part of the financial statements.

                                                                              11
                                                              1996 Annual Report

-------------------------------------------------FASTENAL COMPANY AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity
Years ended December 31, 1996, 1995 and 1994------------------------------------

                                                                                               UNREALIZED
                                                                                              HOLDING GAINS
                                                      ADDITIONAL                               (LOSSES) ON       TOTAL
                                 COMMON STOCK          PAID-IN     RETAINED     TRANSLATION    MARKETABLE    STOCKHOLDERS'
                               SHARES      AMOUNT      CAPITAL     EARNINGS     ADJUSTMENT     SECURITIES       EQUITY
--------------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1993            37,938,688   $379,000    4,424,000    45,006,000           --          --       49,809,000

Dividends paid in cash               --         --           --     ( 758,000)          --          --         (758,000)

Net earnings for the year            --         --           --    18,666,000           --          --       18,666,000

Translation adjustment               --         --           --            --      (11,000)         --          (11,000)

Unrealized
 holding losses on
 marketable securities               --         --           --            --           --     (57,000)         (57,000)
--------------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1994            37,938,688   $379,000    4,424,000    62,914,000      (11,000)    (57,000)      67,649,000

Dividends paid in cash               --         --           --      (759,000)          --          --         (759,000)

Net earnings for the year            --         --           --    27,411,000           --          --       27,411,000

Translation adjustment               --         --           --            --      (41,000)         --          (41,000)

Unrealized
 holding gains on
 marketable securities               --         --           --            --           --      63,000           63,000
--------------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1995            37,938,688   $379,000   4,424,000     89,566,000      (52,000)      6,000       94,323,000

Dividends paid in cash               --         --          --       (759,000)          --          --         (759,000)

Net earnings for the year            --         --          --     32,539,000           --          --       32,539,000

Translation adjustment               --         --          --             --     (130,000)         --         (130,000)

Unrealized
 holding losses on
 marketable securities               --         --          --             --           --      (6,000)          (6,000)
--------------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1996            37,938,688   $379,000   4,424,000    121,346,000     (182,000)         --      125,967,000
==========================================================================================================================

   The accompanying notes are an integral part of the financial statements.

12
1996 Annual Report

----------------------------------------------- FASTENAL COMPANY AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended December 31, 1996, 1995 and 1994 -----------------------------------



                                                                         1996             1995           1994
-----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net earnings                                                         $ 32,539,000       27,411,000     18,666,000
Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation of property and equipment                              7,349,000        5,404,000      3,619,000
    Gain on disposal of property and equipment                           (989,000)        (597,000)      (189,000)
    Deferred income taxes                                                 268,000         (218,000)      (298,000)
    Amortization of goodwill and non-compete agreement                    129,000               --             --
    Amortization of premium on marketable securities                        6,000           36,000         53,000
    Changes in operating assets and liabilities:
        Trade accounts receivable                                      (9,687,000)      (8,260,000)    (7,883,000)
        Inventories                                                   (16,348,000)      (9,267,000)    (8,677,000)
        Other current assets                                           (2,208,000)        (415,000)      (499,000)
        Accounts payable                                                2,128,000           68,000      3,450,000
        Accrued expenses                                                  637,000          828,000      1,541,000
        Income taxes payable                                           (1,346,000)         (45,000)     1,501,000
                                                                     --------------------------------------------
            Net cash provided by operating activities                  12,478,000       14,945,000     11,284,000
                                                                     --------------------------------------------

Cash flows from investing activities:
Purchases of marketable securities                                             --               --     (2,266,000)
Sales of marketable securities                                            257,000        4,269,000        585,000
Additions of property and equipment, net                              (26,243,000)     (16,664,000)    (8,129,000)
Proceeds from sale of property and equipment                            3,043,000        1,755,000        450,000
Translation adjustment                                                   (130,000)         (41,000)       (11,000)
Decrease (increase) in other assets                                    (3,425,000)         (55,000)         2,000
                                                                     --------------------------------------------
            Net cash used by investing activities                     (26,498,000)     (10,736,000)    (9,369,000)
                                                                     --------------------------------------------

Cash flows from financing activities:
Net increase in note payable                                            8,622,000               --             --
Payment of dividends                                                     (759,000)        (759,000)      (758,000)
                                                                     --------------------------------------------
            Net cash provided by (used in) financing activities         7,863,000         (759,000)      (758,000)
                                                                     --------------------------------------------

            Net increase (decrease) in cash and cash equivalents       (6,157,000)       3,450,000      1,157,000

Cash and cash equivalents at beginning of year                          6,583,000        3,133,000      1,976,000
                                                                     --------------------------------------------

Cash and cash equivalents at end of year                             $    426,000        6,583,000      3,133,000
                                                                     --------------------------------------------

Supplemental disclosure of cash flow information:
Cash paid during each period for:
    Income taxes                                                     $ 22,971,000       19,057,000     11,522,000
    Interest                                                         $     82,000           68,000             --

Supplemental disclosures on non-cash investing activities:
Unrealized holding gains (losses) on marketable securities           $     (6,000)          63,000        (57,000)



   The accompanying notes are an integral part of the financial statements.

                                                                              13
                                                              1996 Annual Report

------------------------------------------------ FASTENAL COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements
Years ended December 31, 1996, 1995 and 1994 -----------------------------------


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

    CASH EQUIVALENTS
      For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly-liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

    INVENTORIES
      Inventories, consisting of merchandise held for resale, are stated at the lower of cost (first in, first out method) or market.

    MARKETABLE SECURITIES
      Marketable securities as of December 31, 1996 and 1995 consist of debt securities. The Company classifies its debt securities as available-for-sale. Available-for-sale securities are recorded at fair value based on current market value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized, provided that a decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

    (continued)

14
1996 Annual Report

------------------------------------------------ FASTENAL COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements
Years ended December 31, 1996, 1995 and 1994------------------------------------


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    PROPERTY AND EQUIPMENT
      Property and equipment are stated at cost. Except as provided below, depreciation on buildings and equipment is provided for financial statement reporting purposes by the methods and over the lives mandated by Internal Revenue Service Regulations (IRS Regulations). These lives approximate the anticipated economic useful lives of the related property. Depreciation in 1996 on transportation equipment is provided by the straight-line method over lives mandated by IRS Regulations which represents a change from 1995 when the accelerated method was used. The 1996 change reflected a change in the estimate of the salvage value of the transportation equipment. This change was made to lessen the effect of increasing gains from the planned disposal of transportation equipment. The impact of the change was immaterial in 1996 and is expected to be immaterial in 1997.

    OTHER ASSETS
      Other assets consists of prepaid security deposits, goodwill and a non-compete agreement. Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over 15 years. The non-compete agreement is amortized on a straight-line basis over 15 years. Goodwill and other long-term asset balances are reviewed periodically to determine that the unamortized balances are recoverable. In evaluating the recoverability of these assets, the following factors, among others, are considered: a significant change in the factors used to determine the amortization period, an adverse change in legal factors or in the business climate, a transition to a new product or services strategy, a significant change in the customer base, and/or a realization of failed marketing efforts. If the unamortized balance is believed to be unrecoverable, the Company recognizes an impairment charge necessary to reduce the unamortized balance to the amount of cash flows expected to be generated over the remaining life. If the acquired entity has been integrated into other operations and cash flows cannot be separately measured, the Company recognizes an impairment charge necessary to reduce the unamortized balance to its estimated fair value. The amount of impairment is charged to earnings as a part of operating and administrative expenses in the current period.

    LONG-LIVED ASSETS
      The Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, in 1996. Adoption of this statement did not have a material impact on the Company's financial position or results of operations.

    (continued)
                                                                              15
                                                              1996 Annual Report

------------------------------------------------ FASTENAL COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements
Years ended December 31, 1996, 1995 and 1994------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    ACCOUNTING ESTIMATES
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

    STOCK-BASED COMPENSATION
      The Company does not have any stock options or any other types of stock-based compensation.

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

(2) MARKETABLE SECURITIES

    The amortized cost, unrealized holding gains (losses), and fair value of available-for-sale debt securities by major security type as of December 31 were as follows:

             AMORTIZED  UNREALIZED HOLDING    FAIR
               COST       GAINS (LOSSES)      VALUE
     -----------------------------------------------
     1996    $515,000           --           515,000
     1995    $778,000         6,000          784,000

(3) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of all financial instruments to which the Company is a party. All financial instruments are carried at amounts that approximate estimated fair value.

    (continued)

16
1996 Annual Report

------------------------------------------------ FASTENAL COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements
Years ended December 31, 1996, 1995 and 1994------------------------------------


(4) PROPERTY AND EQUIPMENT

    Property and equipment as of December 31 consists of the following:

                                  DEPRECIABLE
                                 LIFE IN YEARS      1996        1995
--------------------------------------------------------------------
Land                                  --     $ 1,934,000   1,444,000
Buildings and improvements         15 to 39   17,370,000  10,482,000
Equipment and shelving             3 to 10    25,765,000  19,063,000
Transportation equipment            3 to 5    17,464,000  10,078,000
Construction in progress              --       2,078,000   1,314,000
                                             -----------------------
                                              64,611,000  42,381,000
 Less accumulated depreciation                20,681,000  15,291,000
                                             -----------------------
  Net property and equipment                 $43,930,000  27,090,000
                                             -----------------------

(5) ACCRUED EXPENSES

    Accrued expenses as of December 31 consist of the following:

                                         1996       1995
--------------------------------------------------------
     Payroll and related taxes     $2,766,000  1,846,000
     Bonuses                        1,108,000  1,584,000
     Commissions                      867,000    688,000
     Sales and real estate taxes      570,000    466,000
     Other                            300,000    390,000
                                   ---------------------
                                   $5,611,000  4,974,000
                                   ---------------------

(6) STOCKHOLDERS' EQUITY

    STOCK SPLITS
      Dollar, share and per share amounts herein and in the accompanying consolidated financial statements have been adjusted retroactively, where appropriate, to reflect the 2-for-1 Common Stock split effected in the form of a 100% stock dividend in 1995.

    DIVIDENDS
      On February 1, 1997, the Company's board of directors declared a dividend of $.02 per share of Common Stock to be paid in cash on March 14, 1997 to shareholders of record at the close of business on February 28, 1997.

   (continued)

                                                                              17
                                                              1996 Annual Report

-------------------------------------------------FASTENAL COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements
Years ended December 31, 1996, 1995 and 1994------------------------------------


(7) INCOME TAXES
    Components of income tax expense are as follows:

                               CURRENT       DEFERRED       TOTAL
1996:
------------------------------------------------------------------
Federal                      $17,324,000      216,000   17,540,000
State                          4,301,000       52,000    4,353,000
                             -------------------------------------
                             $21,625,000      268,000   21,893,000
                             -------------------------------------

1995:                         CURRENT        DEFERRED        TOTAL
------------------------------------------------------------------
Federal                      $15,192,000     (175,000)  15,017,000
State                          3,821,000      (43,000)   3,778,000
                             -------------------------------------
                             $19,013,000     (218,000)  18,795,000
                             -------------------------------------

1994:                         CURRENT        DEFERRED        TOTAL
------------------------------------------------------------------
Federal                      $10,434,000     (239,000)  10,195,000
State                          2,589,000      (59,000)   2,530,000
                             -------------------------------------
                             $13,023,000     (298,000)  12,725,000
                             --------------------------------------

Income tax expense in the accompanying consolidated financial statements differs from the "expected" tax expense as follows:

                               1996           1995         1994
-----------------------------------------------------------------
Federal income tax expense
 at the "expected" rate of
 35%                         $19,051,000   16,172,000   10,987,000

Increase (reduction)
 attributed to:
State income taxes, net of
 federal benefit               2,829,000    2,371,000    1,644,000
Tax exempt interest              (16,000)     (46,000)     (68,000)
Other, net                        29,000      298,000      162,000
                             -------------------------------------
  Total income tax expense   $21,893,000   18,795,000   12,725,000
                             -------------------------------------

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31 are as follows:

                                                    1996          1995
------------------------------------------------------------------------
Deferred taxes:
 Inventory costing and valuation methods         $1,007,000      705,000
 Allowance for doubtful accounts receivable         218,000      185,000
 Health claims payable                               21,000       63,000
 Tax depreciation in excess of book depreciation   (540,000)          --
 Other, net                                         (27,000)      (6,000)
                                                 -----------------------
   Net deferred tax assets                       $  679,000      947,000
                                                 -----------------------

(continued)

18
1996 Annual Report

-------------------------------------------------FASTENAL COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements
Years ended December 31, 1996, 1995 and 1994------------------------------------

(7)  INCOME TAXES (continued)

     No valuation allowance for deferred tax assets was necessary as of December 31, 1996 and 1995. The character of the federal tax assets is such that they can be realized through carry-back to prior tax periods or offset against future taxable income.


(8)  OPERATING LEASES

     The Company leases space under non-cancelable operating leases for its California and Washington distribution centers, its Tennessee packaging center, and for certain store sites with initial terms of one to 48 months. Minimum annual rentals, exlusive of taxes insurance, etc. for the leased facilities, are as follows:

     YEAR ENDING                                           DISTRIBUTION CENTERS,
     DECEMBER 31                                PACKAGING CENTER AND STORE SITES
     ---------------------------------------------------------------------------
     1997                                                             $5,836,000
     1998                                                              4,335,000
     1999                                                              1,777,000
     2000 and thereafter                                                      --

     Rent expense under all operating leases was as follows:

     YEAR ENDED                                            DISTRIBUTION CENTERS,
     DECEMBER 31                                PACKAGING CENTER AND STORE SITES
     ---------------------------------------------------------------------------
     1996                                                             $5,865,000
     1995                                                              4,003,000
     1994                                                              2,865,000

(9) LINE OF CREDIT AND COMMITMENTS

    The Company has a line of credit arrangement with a bank which expires June 30, 1997. The line allows for borrowings of up to $15,000,000 at 1.2% over the LIBOR rate. On December 31, 1996 there was $8,622,000 outstanding on the line and the interest rate was 6.8%.

    The Company currently has letters of credit issued on its behalf to suppliers for large overseas purchases. As of December 31, 1996 and 1995, the total undrawn balance of outstanding letters of credit was $101,000 and $32,000, respectively.

                                                                             19
                                                             1996 Annual Report

Independent Auditors' Report


THE BOARD OF DIRECTORS AND STOCKHOLDERS
FASTENAL COMPANY:


We have audited the accompanying consolidated balance sheets of Fastenal Company and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                       KPMG Peat Marwick LLP


Minneapolis, Minnesota
February 1, 1997



20
1996 Annual Report

OFFICERS

Robert A. Kierlin
Chairman of the Board,
President and Chief Executive Officer

Willard D. Oberton
Vice President and
Chief Operating Officer

Stephen M. Slaggie
Secretary

Daniel L. Florness
Treasurer, Chief Financial Officer
and Chief Accounting Officer



DIRECTORS

Michael M. Gostomski
President,
Winona Heating & Ventilating Co.
(sheet metal and roofing contractor)

Robert A. Kierlin

Henry K. McConnon
President,
Wise Eyes, Inc.
(eyeglass retailer and wholesaler)

John D. Remick
President,
Rochester Athletic Club, Inc.
(health club)

Stephen M. Slaggie


CORPORATE INFORMATION


ANNUAL MEETING
The annual meeting of shareholders
will be held at 10:00 a.m.,
Tuesday, April 22, 1997,
at Corporate Headquarters,
2001 Theurer Boulevard,
Winona, Minnesota

CORPORATE HEADQUARTERS
Fastenal Company
2001 Theurer Boulevard
Winona, Minnesota  55987-1500
Phone:  (507) 454-5374
Fax:  (507) 453-8049

TRANSFER AGENT
Norwest Bank Minnesota, N.A.
Minneapolis, Minnesota


FORM 10-K
A COPY OF THE COMPANY'S 1996 ANNUAL REPORT
ON FORM 10-K TO THE SECURITIES AND EXCHANGE
COMMISSION IS AVAILABLE WITHOUT CHARGE TO
SHAREHOLDERS UPON WRITTEN REQUEST TO THE
SECRETARY OF THE COMPANY AT THE ADDRESS LISTED
ON THIS PAGE FOR THE COMPANY'S CORPORATE
HEADQUARTERS.

LEGAL COUNSEL
Faegre & Benson LLP
Minneapolis, Minnesota

Streater, Murphy, Gernander, Forsythe & Telstad, PA
Winona, Minnesota

AUDITORS
KPMG Peat Marwick LLP
Minneapolis, Minnesota

                               FASTENAL COMPANY



[FASTENAL LOGO]                [SHARPCUT LOGO]                [FASTOOL LOGO]



[POWERFLOW LOGO]               [EQUIPRITE LOGO]               [CLEANCHOICE LOGO]


                                 Our Approach

     At Fastenal Company, we operate in an uncomplicated, straightforward way that makes it easy for our customers to gain confidence and satisfaction based on our performance. This concept, present when we opened our first Fastenal store in 1967, will remain unchanged.





     [DRAWING OF THE ORIGINAL FASTENAL STORE FRONT IN 1967 TINTED AT 5% BLUE.]





     [CROPPED VIEW OF THE CURRENT CORPORATE HEADQUARTERS IN
     WINONA, MINNESOTA (1996)]




             Corporate Headquarters:

             2001 Theurer Boulevard . Winona, Minnesota 55987-1500

             Phone: 507-454-5374 . Fax: 507-453-8049

             For more information, e-mail us at: fastinfo@fastenal.com