Form 10-K, Exhibit 13
period 1997-12-31
FASTENAL COMPANY
filed 1998-03-16
CIK 815556

                                                                      EXHIBIT 13


                                     FASTENAL COMPANY
                    ---------------------------------
                         FIRST IN INDUSTRIAL SUPPLIES

--------------------------------------------------------------------------------

                                 Annual Report

            [9 PHOTOS OF COMPANY PRODUCTS AND COMPANY HEADQUARTERS]

                                 Annual Report

--------------------------------------------------------------------------------

                         Fastenal Company Annual Report

                                      1997

                                --------------------------------------
                                10 Year Average Compound Annual
                                Net Sales Growth Rate in Excess of 30%
                                --------------------------------------

Profile of
        Fastenal Company

Fastenal Company was founded in 1967. As of December 31, 1997, the Company operated 644 store sites located in 48 states, Puerto Rico and Canada and employed 2,676 people at these sites. The Company sells industrial and construction supplies in eight product lines. The traditional Fastenal(R) product line consists of approximately 51,000 different types of threaded fasteners and other industrial and construction supplies; the FastTool(R) product line consists of approximately 21,000 different types of tools and safety supplies; the SharpCut(R) product line consists of approximately 14,000 different types of metal cutting tool blades; the PowerFlow(TM) product line consists of approximately 11,000 different types of fluid transfer components and accessories for hydraulic and pneumatic power; the EquipRite(R) product line consists of approximately 4,000 different types of material handling and storage products; the CleanChoice(R) product line consists of approximately 3,000 different types of janitorial and paper products; the PowerPhase(TM) product line consists of approximately 1,000 different types of electrical supplies; and the FastArc(TM) product line consists of approximately 1,000 different types of welding supplies (excluding gas and welding machines). The SharpCut(R), PowerFlow(TM), EquipRite(R) and CleanChoice(R) product lines were introduced in 1996. The PowerPhase(TM) and FastArc(TM) product lines were introduced in 1997. As of December 31, 1997, the Company also operated nine distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California and Utah, and a packaging facility in Tennessee. A tenth distribution center located in North Carolina began operating in January 1998. Approximately 95.5% of the Company's 1997 sales were attributable to products manufactured by others, and approximately 4.5% related to items manufactured or modified by the Company's Manufacturing Division or repaired by the Company's tool repair service. Since December 31, 1997, the Company has opened additional store sites in the United States and Canada.

--------------------------------------------------------------------------------
This Annual Report, including the sections captioned "President's Letter to Shareholders", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Stock and Financial Data", contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), including statements regarding expected results of operations, new store openings, value to be derived from planned expansion, technology conversions, employee hiring, capital expenditures and dividends. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements is included in of the section of this Annual Report captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company assumes no obligation to update either such forward-looking statements or the discussion of such risks and uncertainties.
--------------------------------------------------------------------------------
[FASTENAL LOGO]      [FASTTOOL LOGO]       [SHARPCUT LOGO]     [POWERFLOW LOGO]
[EQUIPRITE LOGO]    [CLEANCHOICE LOGO]    [POWERPHASE LOGO]     [FASTARC LOGO]

Fastenal(R), FastTool(R), SharpCut(R), PowerFlow (TM), EquipRite(R), CleanChoice(R), PowerPhase(TM) and FastArc(TM) are trademarks and/or service marks of the Company.

Fastenal Company
            & Subsidiaries

Table of Contents

Page 2
Six-Year Selected Financial Data

Page 3 - 4
President's Letter to Shareholders
                                                 [PHOTO OF COMPANY HEADQUARTERS]
Page 5 - 8
Management's Discussion and Analysis of
Financial Condition and Results of Operations

Page 9
Stock and Financial Data

Page 10
Consolidated Balance Sheets

                                  Page 11
                                  Consolidated Statements of Earnings

                                  Page 12
                                  Consolidated Statements of
                                  Stockholders' Equity

                                  Page 13
                                  Consolidated Statements of Cash Flows
[PHOTO OF COMPANY EMPLOYEE]
                                  Page 14 - 19
                                  Notes to Consolidated Financial Statements

                                  Page 20
                                  Independent Auditors' Report

                                  Inside Back Cover
                                  Officers and Directors/Corporate Information

Fastenal Company
          and Subsidiaries

6

Six-Year Selected Financial Data

Operating Results                          Percent
Years Ended Dec. 31                 1997   Change         1996          1995          1994            1993             1992
---------------------------------------------------------------------------------------------------------------------------
Net sales                   $397,992,000   +38.3  $287,691,000   222,555,000   161,886,000     110,307,000       81,263,000
---------------------------------------------------------------------------------------------------------------------------
Gross profit                 208,929,000   +36.7   152,880,000   118,944,000    85,927,000      58,552,000       43,683,000
---------------------------------------------------------------------------------------------------------------------------
Earnings before
income taxes                  67,336,000   +23.7    54,432,000    46,206,000    31,391,000      20,075,000       14,735,000
---------------------------------------------------------------------------------------------------------------------------
Net earnings                  40,834,000   +25.5    32,539,000    27,411,000    18,666,000      11,910,000        8,833,000
---------------------------------------------------------------------------------------------------------------------------
Basic and diluted
earnings per share                  1.08   +25.6          0.86           .72           .49             .31              .23
---------------------------------------------------------------------------------------------------------------------------
Dividends per share                 0.02                  0.02           .02           .02            .015             .015
---------------------------------------------------------------------------------------------------------------------------
Weighted average
shares outstanding            37,938,688            37,938,688    37,938,688    37,938,688      37,938,688       37,938,688
---------------------------------------------------------------------------------------------------------------------------

Financial Position
December 31
---------------------------------------------------------------------------------------------------------------------------
Net working capital         $106,555,000   +35.9  $ 78,417,000    66,100,000    45,341,000      33,319,000       22,569,000
---------------------------------------------------------------------------------------------------------------------------
Total assets                 205,137,000   +35.4   151,545,000   109,320,000    81,795,000      57,463,000       43,937,000
---------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity   165,872,000   +31.7   125,967,000    94,323,000    67,649,000      49,809,000       38,468,000

--------------------------------------------------------------------------------
All information contained in this Annual Report reflects the 2-for-1 stock splits effected in the form of a 100% stock dividend in 1992 and 1995.
--------------------------------------------------------------------------------

2 ------------------------------------------------------------------------------
1997 Annual Report

President's Letter
               to Shareholders

Our Company experienced growing pains in 1997. We worked hard to add and assimilate more people, products, and procedures throughout the year. Although we experienced an occasional stumble, we begin 1998 by noticing light at the end of the tunnel, and it doesn't appear to be from an oncoming train.

Our 1997 net sales of $397,992,000 represent a 38.3% increase over the $287,691,000 of net sales in 1996. We started the year with six product groups and added two more during the year - PowerPhase(TM), which includes electrical supplies (cable, conduit, connectors, etc.), and FastArc(TM), which includes welding supplies except for gas and welding machines. Approximately 23.1% of our 1997 sales came from the seven product lines added since 1993. All six of our product lines introduced prior to 1997 showed sales increases during 1997.

Our 1997 net earnings were $40,834,000, a 25.5% increase over the 1996 net earnings of $32,539,000. Those of you who have been shareholders since Fastenal became a public company in 1987 may note that our 1997 earnings were double our net sales of ten years ago. The percentage increase in net earnings trailed the
    -----
percentage increase in net sales during 1997 because our operating and administrative expenses increased at a rate greater than our net sales. Expense categories that grew faster than the 38.3% rate of increase in net sales included payroll, rents, utilities, training and vehicular expense. The increased expenses are part of our planned expansion and should return their value in the future.

During 1997 we opened an additional 160 store sites, bringing the total number of store sites at the end of the year to 644. If the US and Canadian economies stay strong and if we maintain our sales plan, we hope to open about 200 more store sites in 1998. To do so we need more good people joining our Company. We began 1997 with 3,073 employees and finished the year with 4,075. Of the added 1,002 people, 687 were employed in our store sites and the remainder in our distribution, manufacturing, packaging, home office, or service operations.

Development of our personnel continues to receive high priority. At the start of the year we had 15 people involved in training functions. We doubled this to 30 by the end of 1997. In addition to our own training staff, we continue to receive training help from our vendors. In 1997 we also began using customized training programs from vocational schools. Development of our people provides for our growth. Despite the realization that our people are our most important asset, we still haven't convinced the GAAP folks to allow such an entry on our balance sheet.

During 1997 we employed significant resources to publish an all-encompassing catalog for our eight product lines. This 824-page color-coded catalog rolled off the presses in mid December. The first printing of 200,000 copies was distributed to all of our stores by mid January, 1998. Our customers have given us good reviews (and some nice orders) after looking through the catalog.

We added to our distribution and service facilities in 1997. We opened a new distribution center in Salt Lake City, Utah, and set up an additional distribution center in Winston-Salem, North Carolina, that opened in January, 1998. We also started planning work for a distribution center in Valparaiso, Indiana. In a new concept, we set up a small satellite

-----------------------------------
More Product Line Expansion in 1998
-----------------------------------

------------------------------------------------------------------------------ 3
                                                              1997 Annual Report

President's Letter
               to Shareholders continued

distribution center in Billerica, Massachusetts. The Lowell facility opened in January, 1998, and is supported out of our Scranton, Pennsylvania, distribution center. In Winona we disposed of two properties in 1997 and purchased another 9-acre property that included 4 buildings. Our SharpCut(R) regrind service, Winona tool repair center, fabrication department and printing department are located in the 4 buildings. We also began a 42,000 square foot addition to our Winona distribution center in late 1997, with completion expected in the middle of 1998. We leased a larger building in Memphis, Tennessee, for our packaging facility, and will move to that location in February, 1998.

In 1997 our Manufacturing Division purchased a CNC combined turning and milling machine. This machine is our first step in pursuing medium quantity special orders. Previously our equipment focused on small order quantities.

Our FastTool(R) service centers repair electric and air powered tools. We started the first center with one employee in 1993 when we began selling tools. The three centers operating in 1997 repaired 15,500 tools and contributed more than $1 million of our net sales.

Our information systems people completed the coding for our new point-of-sale system in 1997. The system is running in a few of our stores as we "debug" it. We await a final version of the vendor-supplied software that will allow us to use low-cost terminals with the system. Our largest stores will be the last to convert to the new system, probably in the third quarter of 1998.

If overall economic conditions stay good during 1998, we expect to have a good year at Fastenal. We have a lot of work to do, but we have and will hire more people willing to do what work needs to be done. All of us at Fastenal work together. Our goal in 1998 will be the same as it has been in the past: "To Grow Our Company through Customer Service".


Thank you for believing in Fastenal.


/s/ Robert A. Kierlin

President and Chief Executive Officer
January 23, 1998

                                "growth
                                through
                                customer
                                service"

[REPRESENTATION OF COMPANY CATALOG]
--------------------------------
Over 640 Fastenal Company Stores
--------------------------------

4 ------------------------------------------------------------------------------
1997 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Results of Operations

Net sales for 1997 exceeded net sales for 1996 by 38.3%. This compares with a 29.3% net sales growth rate experienced from 1995 to 1996. The increase in net sales in 1997 and 1996 came primarily from new site openings, unit sales growth in existing sites, and, to a lesser extent, the introduction of new products and services, rather than from price increases. The following table indicates product lines added to the original Fastenal(R) product line, the year of introduction, and the approximate percentage of total net sales related to each product line:

Percentage of Net Sales

Name           Introduced  1997     1996
------------------------------------------
FastTool(R)       1993     12.2%    12.0%
SharpCut(R)       1996      4.2%     3.0%
PowerFlow(TM)     1996      2.4%     1.0%
EquipRite(R)      1996      2.6%       *
CleanChoice(R)    1996      1.1%       *
PowerPhase(TM)    1997        *        -
FastArc(TM)       1997        *        -

* Less than 1% of net sales.

Sites opened in 1997 contributed approximately $18,175,000 (or 4.6%) to 1997 net sales. Sites opened in 1996 contributed approximately $9,544,000 (or 3.0%) to 1996 net sales and approximately $39,694,000 (or 10.0%) to 1997 net sales. The rate of growth in sales of sites generally levels off after sites have been open for five years, and the sales of older sites typically vary more with the economy than the sales of younger sites. Threaded fasteners accounted for approximately 61%, 64% and 65% of the Company's consolidated sales in 1997, 1996 and 1995, respectively.

Gross profit as a percent of net sales was 52.5% in 1997, 53.1% in 1996 and 53.4% in 1995. The decrease from 1996 to 1997 and from 1995 to 1996 resulted primarily from the mix of products being sold.

Operating and administrative expenses were 35.6% of net sales in 1997 after having been 34.6% of net sales in 1996 and 33.0% of net sales in 1995. The 1997 and 1996 increases in operating and administrative costs were primarily due to an increase in payroll and related costs and an increase in occupancy costs, the rate of increase of both of which exceeded the growth rate of net sales. Payroll costs increased due to a 1997 increase of 34.5% and 29.1% in sales and support personnel, respectively, and a 1996 increase of 52.0% and 47.0% in sales and support personnel, respectively. This increase was due to a 33.0% and 29.5% increase in the number of sites in 1997 and 1996, respectively, and an introduction of two and four new product lines in 1997 and 1996, respectively. Occupancy costs increased in both years due to the aforementioned increase in the number of sites and due to the relocation of existing sites to larger sites to accommodate their growth in activity and the introduction of new product lines. Distribution costs benefited from productivity gains in both 1997 and 1996.

Interest expense in 1997 increased $835,000 or 1,018% over 1996 due to the increase in the weighted average amount of outstanding Company borrowings. Interest income minus interest expense decreased 68.1% between 1995 and 1996 primarily because of less investable cash and the use of short-term borrowings.

The gains on disposal of property and equipment in 1997 came primarily from the disposal of two buildings and, to a lesser extent, the disposal of used vehicles. The gains on disposal of property and equipment in 1996 and 1995 came primarily from the disposal of used vehicles owned by the Company. The 1996 gain was significantly higher than the 1995 gain due to the increase in the number of pickup trucks sold.

------------------------------------------------------------------------------ 5
                                                              1997 Annual Report

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
                                   Continued

Results of Operations continued

Net earnings grew 25.5% from 1996 to 1997, and 18.7% from 1995 to 1996. The growth in net earnings in all years resulted primarily from increased net sales. In 1997 and 1996 the net earnings growth rate was lower than that of net sales because of the earlier mentioned increases in operating and administrative expenses.

Effects of Inflation

Inflation had little effect on the Company's operations in 1997, 1996 and 1995.

Liquidity and Capital Resources

Working capital increased from $66,100,000 at December 31, 1995, to $78,417,000 at December 31, 1996 and to $106,555,000 at December 31, 1997. These increases came primarily from higher trade accounts receivable and inventory levels without comparable increases in current liabilities.

Net cash provided by operating activities decreased from $14,945,000 in 1995 to $12,478,000 in 1996 and increased to 14,657,000 in 1997. The 1996 decrease came primarily because the growth in inventories exceeded the growth in net earnings and depreciation charges for such year. The 1997 increase came primarily because the growth in net earnings, depreciation, accrued expenses and income tax payable charges for such year exceeded the growth in accounts receivable and inventories.

Net cash used in investing activities increased from $10,736,000 in 1995 to $26,498,000 in 1996 and decreased to $21,619,000 in 1997. The 1996 increase in net cash used in investing activities resulted primarily from an increase in purchases of property and equipment and by an increase in other assets. The increase in other assets was primarily due to the acquisition of a business in 1996. The 1997 decrease in net cash used in investing activities resulted primarily from an increase in the disposal of vehicles. Additions to vehicles and computer equipment are expected to be the largest part of cash used by investing activities in 1998.

The Company had no long-term debt at December 31, 1997, 1996, or 1995. See note 9 of the Notes to Consolidated Financial Statements for a description of the Company's current lines of credit and note payable arrangements.

The Company paid an annual dividend of $.02 per share in 1997, 1996 and 1995.

At December 31, 1997, the Company had two outstanding commitments for capital expenditures. The Company's commitments consisted of a $1,700,000 expansion of the Winona, Minnesota warehouse and a $1,300,000 purchase of property for a future distribution center.

The Company expects to make approximately $36,000,000 in total capital expenditures in 1998 (including the $3,000,000 described above), this consists of approximately $15,000,000 for pickup trucks, approximately $3,000,000 for semi-tractors and trailers, approximately $8,500,000 for manufacturing, warehouse and packaging equipment and facilities, approximately $8,000,000 for data processing equipment and approximately $1,500,000 for land.

Management anticipates funding its commitments for capital expenditures and its current expansion plans with cash generated from operations, from its borrowing capacity and, to a lesser degree, from available cash, cash equivalents and marketable securities.

6 ------------------------------------------------------------------------------
1997 Annual Report

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
                                   Continued

Liquidity and Capital Resources
continued

In addition to opening new sites in the United States, in 1998 the Company plans to open additional sites in Canada and Puerto Rico and to continue selling its products in Mexico from some of its existing sites in Texas. No assurance can be given that any of the Company's expansion plans will be achieved or that new sites, once opened, will be profitable.

Year 2000 Discussion

Like any other company, advances and changes in available technology can significantly impact the business and operations of the Company. For example, a challenging problem exists as many computer systems worldwide do not have the capability of recognizing the year 2000 or years thereafter. No easy technological "quick fix" has yet been developed for this problem. The Company is expending resources to assure that its computer systems are reprogrammed or replaced in time to effectively deal with transactions in the year 2000 and beyond. The Company is constantly upgrading its computer systems in the normal course to accommodate the rapid sales growth experienced over the last several decades. The most recent upgrade has occurred in the Company's point-of-sale system. The Company began to rewrite the software for this system in 1996. This rewrite, which was completed and tested in 1997, addressed "Year 2000" issues and is expected to be implemented in 1998. The software supporting the non-branch operations is also being upgraded in the normal course. These upgrades are expected to be completed in time to effectively deal with the "Year 2000" issue. The "Year 2000 Computer Problem" creates risk for the Company from unforeseen problems in its own computer systems and from third parties with whom the Company deals on financial transactions worldwide. "Year 2000" failures of the Company and/or third party computer systems could have a material impact on the Company's ability to conduct its business, and especially to process and account for the transfer of funds electronically.

Certain Risks and Uncertainties

Certain statements in this Annual Report, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements make by or with approval of the Company's executive officers constitute or will constitute "forward-looking statements" under the Reform Act. The following factors are among those that could cause the Company's actual results to differ materially from those predicted in such forward-looking statements: (i) a downturn in the economy could impact sales at existing stores, (ii) a change, from that projected, in the number of smaller communities able to support future store sites could impact the rate of new store openings, (iii) the ability of the Company to develop product expertise at the store level, to identify future product lines that complement existing product lines, to transport and store certain hazardous products and to otherwise integrate new product lines into the Company's existing stores and distribution network could impact sales and margins, (iv) the ability of the Company to successfully attract and retain qualified personnel to staff the Company's smaller community stores could impact sales at existing stores and the rate of new store openings, (v) changes in governmental regulations related to product quality or product source traceability could impact the cost to the Company of regulatory compliance, (vi) inclement weather could impact the Company's distribution network, (vii) foreign currency.

------------------------------------------------------------------------------ 7
                                                              1997 Annual Report

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
                                   continued

Certain Risks and Uncertainties
continued
fluctuations or changes in trade relations could impact the ability of the Company to procure products overseas at competitive prices and the Company's foreign sales, (viii) disruptions caused by the implementation of the Company's new management information systems infrastructure could impact sales, (ix) unforeseen disruptions associated with "Year 2000 Computer Problems" could impact sales and the Company's ability to order and pay for product, and (x) changes in the rate of new store openings could impact expenditures for vehicles, computers and other capital equipment.

New Accounting Pronouncements
During 1997, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 129, SFAS No. 130 and SFAS No. 131. SFAS No. 129, Disclosure of Information about Capital Structure, consolidates existing disclosure requirements and had no impact on the Company's financial statements. SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and displaying the components of comprehensive income and will be adopted by the Company in 1998. The statement requires additional disclosures, but has no impact on consolidated net earnings. SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for determining operating segments and reporting operating segment information. SFAS No. 131 is required to be adopted beginning with Company's 1998 year-end annual report. The Company has not yet evaluated the effects of this pronouncement to determine what changes, if any, to its current reporting format will be required.

8 ------------------------------------------------------------------------------
1997 Annual Report

Stock and
Financial Data $

Common Stock Data
The Company's shares are traded on The Nasdaq Stock Market under the symbol "FAST". The following table sets forth, by quarter, the high and low closing sale price of the Company's shares on The Nasdaq Stock Market for 1997 and 1996.

 1997:            High     Low
First quarter    $49-7/8   31-3/4
Second quarter    53       30-3/4
Third quarter     60-1/2   49
Fourth quarter    56       36

 1996:            High     Low
First quarter    $42-1/2   28-3/4
Second quarter    47       34-1/4
Third quarter     50       35
Fourth quarter    49-3/4   42-3/8

As of February 13, 1998, there were approximately 2,933 record holders of the Company's Common Stock.

A $.02 annual dividend per share was paid during both 1996 and 1997. On January 20, 1998, the Company announced a $.02 annual dividend per share to be paid on March 13, 1998 to shareholders of record at the close of business on February 27, 1998. The Company expects that it will continue to pay comparable cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the board of directors.

$
Selected Quarterly Financial Data (Unaudited)

1997:              Net sales     Gross profit   Net earnings  Earnings per share
First quarter    $ 87,095,000     45,836,000      8,765,000         .23
Second quarter     98,232,000     51,165,000     10,479,000         .28
Third quarter     105,551,000     55,652,000     11,334,000         .30
Fourth quarter    107,114,000     56,276,000     10,256,000         .27
                 ---------------------------------------------------------------
                 $397,992,000    208,929,000     40,834,000        1.08
                 ---------------------------------------------------------------

1996:              Net sales     Gross profit   Net earnings  Earnings per share
First quarter    $ 63,061,000     33,425,000      7,433,000         .20
Second quarter     70,850,000     38,036,000      8,445,000         .22
Third quarter      76,212,000     40,687,000      8,692,000         .23
Fourth quarter     77,568,000     40,732,000      7,969,000         .21
                 ---------------------------------------------------------------
                 $287,691,000    152,880,000     32,539,000         .86
                 ---------------------------------------------------------------


------------------------------------------------------------------------------ 9
                                                                   Annual Report

Consolidated
        Balance Sheets  December 31, 1997 and 1996

                                                                1997                1996
Assets
Current assets:
Cash and cash equivalents                                    $     386,000           426,000
Trade accounts receivable, net of allowance for
         doubtful accounts of $660,000 and $540,000
         as of December 31, 1997 and 1996, respectively         57,542,000        41,553,000
Inventories                                                     79,415,000        56,526,000
Deferred income tax asset                                        1,591,000         1,219,000
Other current assets                                             5,237,000         3,731,000
                                                             -------------------------------
         Total current assets                                  144,171,000       103,455,000

Marketable securities                                              265,000           515,000
Property and equipment, less accumulated depreciation           57,084,000        43,930,000
Other assets, net                                                3,617,000         3,645,000
                                                             -------------------------------

         Total assets                                        $ 205,137,000       151,545,000
                                                             -------------------------------

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                             $  12,950,000        10,010,000
Notes payable                                                   16,303,000         8,622,000
Accrued expenses                                                 7,314,000         5,611,000
Income tax payable                                               1,049,000           795,000
                                                             -------------------------------
         Total current liabilities                              37,616,000        25,038,000
                                                             -------------------------------
Deferred income tax liability                                    1,649,000           540,000
                                                             -------------------------------
Stockholders' equity:
Preferred stock of $.01 par value per share.
         Authorized 5,000,000 shares; none issued                        -                 -
Common stock of $.01 par value per share.
         Authorized 50,000,000 shares; issued and
         outstanding 37,938,688 shares                             379,000           379,000
Additional paid-in capital                                       4,424,000         4,424,000
Retained earnings                                              161,421,000       121,346,000
Translation adjustment                                            (352,000)         (182,000)
                                                             -------------------------------
         Total stockholders' equity                            165,872,000       125,967,000
                                                             -------------------------------

         Total liabilities and stockholders' equity          $ 205,137,000       151,545,000
                                                             -------------------------------

   The accompanying notes are an integral part of the financial statements.

10 -----------------------------------------------------------------------------
1997 Annual Report

Consolidated Statements
        of Earnings
                                                        Years ended December 31,
                                                             1997, 1996 and 1995
--------------------------------------------------------------------------------

                                                                1997                1996             1995
Net sales                                                  $  397,992,000       287,691,000       222,555,000

Cost of sales                                                 189,063,000       134,811,000       103,611,000
                                                           --------------       -----------       -----------
  Gross profit                                                208,929,000       152,880,000       118,944,000

Operating and administrative expenses                         141,725,000        99,473,000        73,448,000
                                                           --------------       -----------       -----------
   Operating income                                            67,204,000        53,407,000        45,496,000

Other income (expense):
Interest income                                                    40,000           118,000           181,000
Interest expense                                                 (917,000)          (82,000)          (68,000)
Gain on disposal of property and equipment                      1,009,000           989,000           597,000
                                                           --------------       -----------       -----------
   Total other income                                             132,000         1,025,000           710,000
                                                           --------------       -----------       -----------

   Earnings before income taxes                                67,336,000        54,432,000        46,206,000

Income tax expense                                             26,502,000        21,893,000        18,795,000
                                                           --------------       -----------       -----------

   Net earnings                                            $   40,834,000        32,539,000        27,411,000
                                                           --------------       -----------       -----------
Basic and diluted earnings per share                       $         1.08               .86               .72
                                                           --------------       -----------       -----------
Weighted average shares outstanding                            37,938,688        37,938,688        37,938,688
                                                           --------------       -----------       -----------

   The accompanying notes are an integral part of the financial statements. ----------------------------------------------------------------------------- 11
                                                              1997 Annual Report

Consolidated Statements
        of Stockholders' Equity
                                                        Years ended December 31,
                                                             1997, 1996 and 1995
--------------------------------------------------------------------------------

                                                                                         Unrealized
                                                                                        holding gains
                                                Additional                               (losses) on        Total
                           Common stock          paid-in      Retained     Translation    marketable     stockholders'
                          Shares   Amount        capital      earnings     adjustment     securities        equity
----------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1994       37,938,688    $ 379,000  4,424,000   62,914,000     (11,000)       (57,000)       67,649,000

Dividends paid in cash       -             -          -        (759,000)        -              -            (759,000)

Net earnings for the year    -             -          -      27,411,000         -              -          27,411,000

Translation adjustment       -             -          -            -        (41,000)           -             (41,000)

Unrealized
   holding gains on
   marketable securities     -             -          -            -            -            63,000           63,000
----------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1995       37,938,688    $ 379,000  4,424,000   89,566,000     (52,000)          6,000       94,323,000

Dividends paid in cash       -             -          -        (759,000)         -             -            (759,000)

Net earnings for the year    -             -          -      32,539,000          -             -          32,539,000

Translation adjustment       -             -          -            -       (130,000)           -            (130,000)

Unrealized
   holding losses on
   marketable securities     -             -          -            -             -           (6,000)          (6,000)
----------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1996       37,938,688    $ 379,000  4,424,000  121,346,000    (182,000)           -         125,967,000

Dividends paid in cash       -             -          -        (759,000)         -             -            (759,000)

Net earnings for the year    -             -          -      40,834,000          -             -          40,834,000

Translation adjustment       -             -          -            -       (170,000)           -            (170,000)

----------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1997       37,938,688    $ 379,000  4,424,000  161,421,000    (352,000)           -         165,872,000
----------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of the financial statements.

12 -----------------------------------------------------------------------------
1997 Annual Report

Consolidated Statements
        of Cash Flows
                                                        Years ended December 31,
                                                             1997, 1996 and 1995
--------------------------------------------------------------------------------

                                                                1997            1996            1995
Cash flows from operating activities:
Net earnings                                               $40,834,000      32,539,000      27,411,000
Adjustments to reconcile net earnings to
 net cash provided by operating activities:
   Depreciation of property and equipment                    9,362,000       7,349,000       5,404,000
   Gain on disposal of property and equipment               (1,009,000)       (989,000)       (597,000)
   Deferred income taxes                                       737,000         268,000        (218,000)
   Amortization of goodwill and non-compete agreement          220,000         129,000            -
   Amortization of premium on marketable securities               -              6,000          36,000
   Changes in operating assets and liabilities:
     Trade accounts receivable                             (15,989,000)     (9,687,000)     (8,260,000)
     Inventories                                           (22,889,000)    (16,348,000)     (9,267,000)
     Other current assets                                   (1,506,000)     (2,208,000)       (415,000)
     Accounts payable                                        2,940,000       2,128,000          68,000
     Accrued expenses                                        1,703,000         637,000         828,000
     Income taxes payable                                      254,000      (1,346,000)        (45,000)
                                                           -----------     -----------     -----------
       Net cash provided by operating activities            14,657,000      12,478,000      14,945,000
                                                           -----------     -----------     -----------
Cash flows from investing activities:
Sales of marketable securities                                 250,000         257,000       4,269,000
Additions of property and equipment                        (28,658,000)    (26,243,000)    (16,664,000)
Proceeds from sale of property and equipment                 7,151,000       3,043,000       1,755,000
Translation adjustment                                        (170,000)       (130,000)        (41,000)
Increase in other assets                                      (192,000)     (3,425,000)        (55,000)
                                                           -----------     -----------     -----------
       Net cash used in investing activities               (21,619,000)    (26,498,000)    (10,736,000)
                                                           -----------     -----------     -----------
Cash flows from financing activities:
Net increase in line of credit                               7,463,000       8,622,000            -
Proceeds of note payable                                       218,000            -               -
Payment of dividends                                          (759,000)       (759,000)       (759,000)
                                                           -----------     -----------     -----------
       Net cash provided by (used in) financing activities   6,922,000       7,863,000        (759,000)
                                                           -----------     -----------     -----------
       Net increase (decrease) in cash and cash equivalents    (40,000)     (6,157,000)      3,450,000

Cash and cash equivalents at beginning of year                 426,000       6,583,000       3,133,000
                                                           -----------     -----------     -----------
Cash and cash equivalents at end of year                   $   386,000         426,000       6,583,000
                                                           -----------     -----------     -----------
Supplemental disclosure of cash flow information:
Cash paid during each year for:
         Income taxes                                      $25,511,000      22,971,000      19,057,000
         Interest                                          $   867,000          82,000          68,000

Supplemental disclosures on non-cash investing activities:
Unrealized holding gains (losses) on marketable securities $      -             (6,000)         63,000

   The accompanying notes are an integral part of the financial statements. ----------------------------------------------------------------------------- 13
                                                              1997 Annual Report

Notes to Consolidated
        Financial Statements
                                                        Years ended December 31,
                                                             1997, 1996 and 1995
--------------------------------------------------------------------------------
1 Summary of Significant Accounting Policies

         Principles of Consolidation
           The consolidated financial statements include the accounts of Fastenal Company and its wholly-owned subsidiaries, Fastenal Company Services, Fastenal Company Purchasing, Fastenal Company Leasing, and Fastenal Canada Company (collectively referred to as the Company). All material intercompany balances and transactions have been eliminated in consolidation.

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

         Marketable Securities
           Marketable securities as of December 31, 1997 and 1996 consist of debt securities. The Company classifies its debt securities as available-for-sale. Available-for-sale securities are recorded at fair value based on current market value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized, provided that a decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

         (continued)
14
------------------------------------------------------------------------------
1997 Annual Report

Notes to Consolidated
        Financial Statements
                                                        Years ended December 31,
                                                             1997, 1996 and 1995
--------------------------------------------------------------------------------

1 Summary of Significant Accounting Policies continued

         Property and Equipment
           Property and equipment are stated at cost. Except as provided below, depreciation on buildings and equipment is provided for financial statement reporting purposes by the methods and over the lives mandated by Internal Revenue Service Regulations (IRS Regulations). These lives approximate the anticipated economic useful lives of the related property. Depreciation in 1997 and 1996 on transportation equipment is provided by the straight-line method over lives mandated by IRS Regulations which represents a change from 1995 when the accelerated method was used. The 1996 change reflected a change in the estimate of the salvage value of the transportation equipment. This change was made to lessen the effect of increasing gains from the planned disposal of transportation equipment. The impact of the change was immaterial in 1996 and 1997.

         Other Assets
           Other assets consists of prepaid security deposits, goodwill and a non-compete agreement. Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over 15 years. The non-compete agreement is amortized on a straight-line basis over 15 years. Goodwill and other long-term asset balances are reviewed periodically to determine that the unamortized balances are recoverable. In evaluating the recoverability of these assets, the following factors, among others, are considered: a significant change in the factors used to determine the amortization period, an adverse change in legal factors or in the business climate, a transition to a new product or services strategy, a significant change in the customer base, and/or a realization of failed marketing efforts. If the unamortized balance is believed to be unrecoverable, the Company recognizes an impairment charge necessary to reduce the unamortized balance to the amount of undiscounted cash flows expected to be generated over the remaining life. If the acquired entity has been integrated into other operations and cash flows cannot be separately measured, the Company recognizes an impairment charge necessary to reduce the unamorttized balance to its estimated fair value. The amount of impairment is charged to earnings as a part of operating and administrative expenses in the current period.

         Long-Lived Assets
           The Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, in 1996. Adoption of this statement did not have a material impact on the Company's financial position or results of operations.

         (continued)

----------------------------------------------------------------------------- 15
                                                              1997 Annual Report

Notes to Consolidated
        Financial Statements
                                                        Years ended December 31,
                                                             1997, 1996 and 1995
--------------------------------------------------------------------------------
1 Summary of Significant Accounting Policies continued

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

         Earnings Per Share
           Earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding. Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, establishes a new standard for computing and presenting earnings per share information. The Company, as required, adopted SFAS No. 128 in the interim and annual period ended December 31, 1997. Due to the fact that the Company has a simple capital structure, there has been no impact to the financial statements due to the adoption of this standard.


2  Marketable Securities

           The amortized cost, unrealized holding gains (losses), and fair value of available-for-sale debt securities as of December 31 were as follows:

                                Amortized   Unrealized holding        Fair
                                  cost        gains (losses)          value
                  ----------------------------------------------------------
                  1997          $265,000            -                265,000
                  1996          $515,000            -                515,000

16 -----------------------------------------------------------------------------
1997 Annual Report

Notes to Consolidated
        Financial Statements
                                                        Years ended December 31,
                                                             1997, 1996 and 1995

3 Fair Value of Financial Instruments
    Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of all financial instruments to which the Company is a party. All financial instruments are carried at amounts that approximate estimated fair value.


4 Property and Equipment
    Property and equipment as of December 31 consists of the following:

                                   Depreciable
                                   life in years     1997           1996
---------------------------------------------------------------------------
Land                                     -       $ 2,266,000      1,934,000
Buildings and improvements           31 to 39     16,513,000     17,370,000
Equipment and shelving                3 to 10     33,726,000     25,765,000
Transportation equipment              3 to 5      28,475,000     17,464,000
Construction in progress                 -         4,317,000      2,078,000
                                                 --------------------------
                                                  85,297,000     64,611,000
    Less accumulated depreciation                 28,213,000     20,681,000
                                                 --------------------------
         Net property and equipment              $57,084,000     43,930,000
                                                 --------------------------

5 Accrued Expenses
    Accrued expenses as of December 31 consist of the following:

                                               1997             1996
         --------------------------------------------------------------
         Payroll and related taxes        $ 4,232,000         2,766,000
         Bonuses                              852,000         1,108,000
         Commissions                        1,189,000           867,000
         Sales and real estate taxes          734,000           570,000
         Other                                307,000           300,000
                                          -----------------------------
                                          $ 7,314,000         5,611,000
                                          -----------------------------

6 Stockholders' Equity

  Stock Splits
    Dollar, share and per share amounts herein and in the accompanying consolidated financial statements have been adjusted retroactively, where appropriate, to reflect the 2-for-1 Common Stock split effected in the form of a 100% stock dividend in 1995.

  Dividends
    On January 20, 1998, the Company's board of directors declared a dividend of $.02 per share of Common Stock to be paid in cash on March 13, 1998 to shareholders of record at the close of business on February 27, 1998.
----------------------------------------------------------------------------- 17
                                                              1997 Annual Report

Notes to Consolidated
        Financial Statements
                                                        Years ended December 31,
                                                             1997, 1996 and 1995
--------------------------------------------------------------------------------
7 Income Taxes
  Components of income tax expense are as follows:

         1997:             Current         Deferred        Total
         ---------------------------------------------------------
         Federal      $   21,385,000        599,000     21,984,000
         State             4,380,000        138,000      4,518,000
                      --------------------------------------------
                      $   25,765,000        737,000     26,502,000
                      --------------------------------------------

         1996:             Current         Deferred        Total
         ---------------------------------------------------------
         Federal      $   17,324,000        216,000     17,540,000
         State             4,301,000         52,000      4,353,000
                      --------------------------------------------
                      $   21,625,000        268,000     21,893,000
                      --------------------------------------------

         1995:             Current         Deferred        Total
         ---------------------------------------------------------
         Federal      $   15,192,000       (175,000)    15,017,000
         State             3,821,000        (43,000)     3,778,000
                      --------------------------------------------
                      $   19,013,000       (218,000)    18,795,000
                      --------------------------------------------


         Income tax expense in the accompanying consolidated financial statements differs from the "expected" tax expense as follows:

                                                     1997                1996           1995
--------------------------------------------------------------------------------------------
Federal income tax expense at
    the "expected" rate of 35%                  $  23,568,000           19,051,000      16,172,000
Increase (reduction) attributed to:
State income taxes, net of federal benefit          2,937,000            2,829,000       2,371,000
Tax exempt interest                                   (16,000)             (16,000)        (46,000)
Other, net                                             13,000               29,000         298,000
                                                --------------------------------------------------
    Total income tax expense                    $  26,502,000           21,893,000      18,795,000
                                                --------------------------------------------------

         The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31 are as follows:

                                                1997            1996
-------------------------------------------------------------------------
Deferred taxes:
  Inventory costing and valuation methods     $ 1,343,000       1,007,000
  Allowance for doubtful accounts receivable      254,000         218,000
  Health claims payable                            21,000          21,000
  Fixed assets                                 (1,649,000)       (540,000)
  Other, net                                      (27,000)        (27,000)
                                              ---------------------------
      Net deferred tax asset (liability)      $   (58,000)        679,000
                                              ---------------------------

No valuation allowance for deferred tax assets was necessary as of December 31, 1997 and 1996. The character of the federal tax assets is such that they can be realized through carry-back to prior tax periods or offset against future taxable income.

18 -----------------------------------------------------------------------------
1997 Annual Report

Notes to Consolidated
        Financial Statements
                                                        Years ended December 31,
                                                             1997, 1996 and 1995
--------------------------------------------------------------------------------
 8 Operating Leases
    The Company leases space under non-cancelable operating leases for its California, North Carolina, Utah and Washington distribution centers, its Tennessee packaging center, and certain store sites with initial terms of one to 48 months. Minimum annual rentals, exclusive of taxes, insurance, etc., for the leased facilities, are as follows:

    Year ending                  Distribution centers,
    December 31       packaging center and store sites
    --------------------------------------------------
    1998                                  $  8,295,391
    1999                                     6,436,067
    2000                                     2,529,672
    2001 and thereafter                        615,602

    Rent expense under all operating leases was as follows:

    Year ended                   Distribution centers,
    December 31       packaging center and store sites
    --------------------------------------------------
    1997                                  $  9,460,000
    1996                                     5,865,000
    1995                                     4,003,000


9 Lines of Credit and Commitments
   The Company has a line of credit arrangement with a bank which expires June 30, 1998. The line allows for borrowings of up to $20,000,000 at .9% over the LIBOR rate. On December 31, 1997 there was $11,085,000 outstanding on the line and the interest rate was 6.8%.

   The Company also had $5,000,000 advanced under an uncommitted line of credit as of December 31, 1997. The interest rate on such date was 6.25%. This instrument will be repriced on March 3, 1998 at 0.5% over the LIBOR rate.

   The Company has a note payable related to a 1997 purchase of property. The note is due, with interest, on April 1, 1998. On December 31, 1997 there was $218,000 outstanding on the note and the interest rate was 5.6%.

   The Company currently has letters of credit issued on its behalf to suppliers for large overseas purchases. As of December 31, 1997 and 1996, the total undrawn balance of outstanding letters of credit was $209,000 and $101,000, respectively.

   At December 31, 1997, the Company had two outstanding commitments for capital expenditures. These commitments consisted of a $1.7 million expansion of the Winona, Minnesota warehouse and a $1.3 million purchase of property for a future distribution center.
----------------------------------------------------------------------------- 19
                                                                   Annual Report

Independent
        Auditors' Report

The Board of Directors and Stockholders
Fastenal Company:


We have audited the accompanying consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                  KPMG Peat Marwick LLP


Minneapolis, Minnesota
January 23, 1998

20 -----------------------------------------------------------------------------
1997 Annual Report

Officers

Robert A. Kierlin
Chairman of the Board,
Chief Executive Officer and President

Willard D. Oberton
Chief Operating Officer
and Vice-President

Stephen M. Slaggie
Secretary

Daniel L. Florness
Chief Financial Officer
and Treasurer


Directors

Michael M. Gostomski
President and Chief Executive Officer
Winona Heating & Ventilating Co.
(sheet metal and roofing contractor)

Robert A. Kierlin

Henry K. McConnon
President
Wise Eyes, Inc.
(eyeglass retailer and wholesaler)

John D. Remick
President,
Rochester Athletic Club, Inc.
(health club)

Stephen M. Slaggie


Corporate Information

Annual Meeting

The annual meeting of shareholders will be held at 10:00 a.m., Tuesday, April 21, 1998, at Corporate Headquarters, 2001 Theurer Boulevard, Winona, Minnesota

Corporate Headquarters
Fastenal Company
2001 Theurer Boulevard
Winona, Minnesota  55987-1500
Phone:  (507) 454-5374
Fax:  (507) 453-8049

Transfer Agent
Norwest Bank Minnesota, N.A.
Minneapolis, Minnesota

FORM 10-K
A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT THE ADDRESS LISTED ON THIS PAGE FOR THE COMPANY'S CORPORATE HEADQUARTERS.

Copies of our latest press release and unaudited supplemental Company information are available at the Fastenal Company world wide web site at www.fastenal.com

Legal Counsel
Faegre & Benson LLP
Minneapolis, Minnesota

Streater & Murphy, PA
Winona, Minnesota

Auditors
KPMG Peat Marwick LLP
Minneapolis, Minnesota

First in
Industrial Supplies

[8 PHOTOS OF COMPANY PRODUCTS]

Welding  Electrical  Janitorial  Material  Hydraulics  Cutting  Tools  Fasteners
                                 Handling


Our Approach
At Fastenal Company, we operate in an uncomplicated, straightforward way that makes it easy for our customers to gain confidence and satisfaction based on our performance. This concept, present when we opened our first Fastenal store in 1967, will remain unchanged.

Corporate Headquarters:
2001 Theurer Boulevard. Winona, MN 55987
Phone: 507-454-5374.  Fax: 507-453-8049
For more information, e-mail us at:  fastinfo@fastenal.com