Form 10-K, Exhibit 13
period 1998-12-31
FASTENAL COMPANY
filed 1999-03-15
CIK 815556

[Fastenal Company Logo]


                                     1998
                                    Annual
                                    Report


[Photo of Bins, Ladder                                   [Photo of Man
 & Material Handling]                                     with Hammer Drill]
material handling

                              [Photo of Fasteners]       tools
                              fasteners

[Photo of Cutting Tools       [Photo of Fuse Box,        [Photo of
 and Endmills]                 Wire, and Electrical       Regulators and
cutting tools                  Supplies]                  Hose]
                              electrical supplies

[Photo of Bottles and                                    hydraulics
 Man using Dispenser]                                     and pneumatics


janitorial supplies                                      [Photo of Man Welding]
                                                         welding supplies

Profile of Fastenal Company-----------------------------------------------------
--------------------------------------------------------------------------------

Fastenal Company was founded in 1967. As of December 31, 1998, the Company operated 766 store sites located in 48 states, Puerto Rico and Canada and employed 3,025 people at these sites. In addition, there were 1,524 people employed in various support positions. The Company sells industrial and construction supplies in eight product lines. The traditional Fastenal(R) product line consists of approximately 59,000 different types of threaded fasteners and other industrial and construction supplies; the FastTool(R) product line consists of approximately 30,000 different types of tools and safety supplies; the SharpCut(R) product line consists of approximately 16,000 different types of metal cutting tool blades; the PowerFlow(TM) product line consists of approximately 14,000 different types of fluid transfer components and accessories for hydraulic and pneumatic power; the EquipRite(R) product line consists of approximately 6,000 different types of material handling and storage products; the CleanChoice(R) product line consists of approximately 4,000 different types of janitorial and paper products; the PowerPhase(TM) product line consists of approximately 4,000 different types of electrical supplies; and the FastArc(TM) product line consists of approximately 3,000 different types of welding supplies (excluding gas and welding machines). The SharpCut(R), PowerFlow(TM), EquipRite(R) and CleanChoice(R) product lines were introduced in 1996. The PowerPhase(TM) and FastArc(TM) product lines were introduced in 1997. As of December 31, 1998, the Company also operated eleven distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina and Missouri, and a packaging facility in Tennessee. Approximately 95.9% of the Company's 1998 sales were attributable to products manufactured by others, and approximately 4.1% related to items manufactured or modified by the Company's Manufacturing Division or repaired by the Company's tool repair service. Since December 31, 1998, the Company has opened additional store sites.

--------------------------------------------------------------------------------

This Annual Report, including the sections captioned "President's Letter to Shareholders," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Stock and Financial Data," contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), including statements regarding expected market slowness, new store and distribution center openings, foreign operations, technology conversions and Year 2000 readiness, employee hiring, new product introduction, capital expenditures and dividends. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements is included in the section of this Annual Report captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company assumes no obligation to update either such forward-looking statements or the discussion of such risks and uncertainties.

--------------------------------------------------------------------------------

                                [Product Logos]
      Fastenal(R), FastTool(R), SharpCut(R), PowerFlow(TM), EquipRite(R),
                 CleanChoice(R), PowerPhase(TM) and FastArc(TM)
              are trademarks and/or service marks of the Company.

Fastenal Company & Subsidiaries-------------------------------------------------
--------------------------------------------------------------------------------

Table of Contents


Page 2-3
President's Letter to Shareholders

Page 4
Six-Year Selected Financial Data

Page 4-9
Management's Discussion and Analysis of Financial Condition and Results of Operations

Page 9
Stock and Financial Data

Page 10
Consolidated Balance Sheets

Page 11
Consolidated Statements of Earnings

Page 12
Consolidated Statements of Stockholders' Equity and Comprehensive Income

Page 13
Consolidated Statements of Cash Flows

Page 14-19
Notes to Consolidated Financial Statements

Page 20
Independent Auditors' Report

Inside Back Cover
Officers and Directors/Corporate Information


[4 Photos of Fastenal Company Facilities]


                                                                               1
                                                              1998 Annual Report

President's Letter to Shareholders
--------------------------------------------------------------------------------

After 30 years of existence, Fastenal experienced some new circumstances in 1998. As the year started, we saw a slowing of business from our customers who export their products to the Far East. Then we started seeing deflation in the standard fastener market as the producers in the Far East lowered their prices to keep their plants busy. By the end of 1998 we also saw diminished sales to agricultural equipment manufacturers as low farm commodity prices curtailed the purchasing of new equipment. The result of these effects was progressively lower revenue growth rates compared to the previous year as the year went by.

For the year, our net sales of $503,100,000 represent a 26.4% increase over the $397,992,000 of net sales in 1997. During 1998, the fastener product category made up 71.5% of net sales compared to 76.9% in 1997. Our seven other product categories continue to account for a larger percentage of total sales, as one would expect as we develop these new lines. As an indicator of the trend, the final quarter of 1998 showed the seven new product lines making up 30.1% of net sales.

          [PHOTO OF COMPANY PRESIDENT WITH FASTENAL COMPANY PRODUCTS]

Our 1998 net earnings of $52,953,000 showed an increase of 29.7% over the 1997 net earnings of $40,834,000. Our net earnings grew at a faster rate than net sales in 1998 because of effective expense controls. About midway through 1998 we decided to slow down our new store openings until we see improvement in the manufacturing economy. Our stores generally operate at a loss in their first year. The elimination of some of these losses permitted us to achieve the 29.7% growth in earnings.

We believe that the 1999 economy will show a continuation of slowness in our markets. Accordingly, our 1999 plans will be to continue to curtail store openings until we see improvement in our markets. We will, however, attempt to hire 25% more people for our branch stores. The new people will be placed in existing stores with the intention of continuing to grow sales in our seven new product lines. During economic downturns we believe it more efficacious to grow by selling additional products to current customers rather than by finding new customers for our fastener line. If we see improvement in our markets, however, we will be ready to open additional stores immediately.

Our electronic commerce capability improved in 1998. Our electronic catalog became available on our Web Page. In 1999 we will implement the ability to place orders directly from our Web Page. We feel this will help our sales effort in two ways. First, it will allow all of our customers to electronically order from a store, as opposed to the relatively small cross section of customers that send orders to us electronically today. Most orders today are received using phone and facsimile technology; receiving orders electronically reduces the administrative workload at the store and allows them to focus more on sales and service, and less on typing in orders on their store point-of-sale system. Second, it will allow us to pull inventory directly from our distribution centers to fill some of the orders. Much of this is done today; however, we will be able to process the

2
1998 Annual Report

President's Letter to Shareholders
--------------------------------------------------------------------------------

information quicker in this environment.

In addition to the improvements in the electronic catalog, in 1998 we established an International Department to handle inquiries coming from outside of North America via our Web Page. We also entered into an alliance with Datastream Systems, Inc. to make our catalog content and product delivery services available to users of that company's maintenance management software.

During 1998 we made significant strides in our marketing materials programs. At the start of the year we were distributing our first all-inclusive 824 page catalog. At the end of the year we had finished printing our second version, containing 1520 pages. In 1998 we also distributed our first target-market catalog of machine shop supplies, and we produced bulk mailings of featured items each quarter.

In the data processing area we continued to roll out our new point-of-sale system during 1998. We finished 1998 with 123 stores on the new system. We expect to upgrade all but about 100 of our stores during 1999. In May of 1998 we began a project with PeopleSoft Company for a new operating system affecting our inventory, purchasing, manufacturing, accounting and quality control departments. Installation is expected in the third quarter of 1999. The new system will give us and our customers better information about our inventory and will help us plan more efficient use of our assets.

Our goal is to grow through customer service. In 1998 we greatly expanded our service of repairing power tools. In January of 1998 we had three tool repair centers open. In January, 1999, we have 11 tool repair centers open. The net sales from tool repairs were approximately $2.7 million in 1998, more than double our 1997 tool repair sales. During 1998 we also expanded our capability to crimp hydraulic hoses and to make custom-length air hoses. In 1999 we expect to begin making welded-to-length band saw blades in three of our distribution centers.

To improve our distribution system we added a new distribution center in Kansas City, Missouri in March, 1998. We also increased the size of our Indianapolis, Indiana, distribution center to 76,000 square feet. We began a 30,000 square foot addition to our Scranton, Pennsylvania, distribution center and a 50,000 square foot addition to our Dallas, Texas, distribution center, both of which will be completed in 1999. We are not planning any new distribution centers for 1999 under the current projections for our markets.

At the end of 1998 we were 4,549 people strong. We are confident that we are well-positioned for whatever 1999 brings. Our attention will continue to be on growth through customer service.

Thank you for believing in Fastenal.

/s/ Robert A. Kierlin

President and Chief Executive Officer
January 22, 1999

                      [PHOTO OF FASTENAL COMPANY CATALOG]
                                                                        "growth
                                                                        through
                                                                        customer
                                                                        service"

                                                                               3
                                                              1998 Annual Report

Six-Year Selected Financial Data
--------------------------------------------------------------------------------

Amounts in thousands except per share information


Operating Results                          Percent
Years Ended Dec. 31             1998       Change      1997        1996        1995         1994       1993
-------------------------------------------------------------------------------------------------------------
Net sales                     $503,100     +26.4     $397,992     287,691     222,555     161,886     110,307
 .............................................................................................................
Gross profit                   264,280     +26.5      208,929     152,880     118,944      85,927      58,552
 .............................................................................................................
Earnings before
income taxes                    86,123     +27.9       67,336      54,432      46,206      31,391      20,075
 .............................................................................................................
Net earnings                    52,953     +29.7       40,834      32,539      27,411      18,666      11,910
 .............................................................................................................
Basic and diluted
earnings per share                1.40     +29.6         1.08         .86         .72         .49         .31
 .............................................................................................................
Dividends per share                .02                    .02         .02         .02         .02        .015
 .............................................................................................................
Weighted average
shares outstanding              37,939                 37,939      37,939      37,939      37,939      37,939
 .............................................................................................................

Financial Position
December 31
 .............................................................................................................
Net working capital           $142,459     +33.7     $106,555      78,417      66,100      45,341      33,319
 .............................................................................................................
Total assets                   251,234     +22.5      205,137     151,545     109,320      81,795      57,463
 .............................................................................................................
Total stockholders' equity     217,646     +31.2      165,872     125,967      94,323      67,649      49,809
 .............................................................................................................

All information contained in this Annual Report reflects the 2-for-1 stock split effected in the form of a 100% stock dividend in 1995.


Management's Discussion & Analysis of Financial Condition & Results of
Operations
--------------------------------------------------------------------------------
Results of Operations
Net sales for 1998 exceeded net sales for 1997 by 26.4%. This compares with a 38.3% net sales growth rate experienced from 1996 to 1997. The increase in net sales in 1998 came primarily from new site openings, unit sales growth in existing sites and growth in the newer product lines. This growth was tempered by a slight deflationary impact to pricing. The increase in net sales in 1997 came primarily from new site openings, unit sales growth in existing sites, and, to a lesser extent, the introduction of new products and services, rather than from price increases. The following table indicates product lines added to the original Fastenal(R) product line, the year of introduction, and the approximate percentage of total net sales related to each product line:


Percentage of Net Sales:

Name                  Introduced          1998         1997
-----------------------------------------------------------
FastTool(R)..............1993            12.2%/1/     12.2%
SharpCut(R)..............1996             4.9%         4.2%
PowerFlow(TM)............1996             3.5%         2.4%
EquipRite(R).............1996             5.2%/1/      2.6%
CleanChoice(R)...........1996             1.5%         1.1%
PowerPhase(TM)...........1997              *            *
FastArc(TM)..............1997              *            *

* Less than 1% of net sales

/1/ Certain FastTool(R) products were reclassified to the EquipRite(R) product line late in 1997. Proforma percentages are not available.

Threaded fasteners accounted for approximately 55%, 61% and 64% of the Company's consolidated sales in 1998, 1997 and 1996, respectively. Sites opened in 1998 contributed approximately $17,572,000 (or 3.5%) to 1998 net sales. Sites opened in 1997 contributed approximately $55,607,000 (or 11.1%) to 1998


4
1998 Annual Report

Management's Discussion & Analysis of
Financial Condition & Results of Operations
--------------------------------------------------------------------------------

net sales and approximately $18,175,000 (or 4.6%) to 1997 net sales. The rate of growth in sales of sites generally levels off after sites have been open for five years, and the sales of older sites typically vary more with the economy than the sales of younger sites.

Gross profit as a percent of net sales was 52.5% in 1998, 52.5% in 1997 and 53.1% in 1996. The decrease from 1996 to 1997 resulted primarily from the mix of products being sold.

Operating and administrative expenses were 35.2% of net sales in 1998 after having been 35.6% of net sales in 1997 and 34.6% of net sales in 1996. The fluctuations in operating and administrative costs were primarily due to changes in payroll and related costs and changes in occupancy costs. In 1998, payroll and related costs increased at a rate which was less than the rate of increase in net sales. In 1997, payroll and related costs increased at a rate which was greater than the rate of increase in net sales. The increases in payroll and related costs were due to the following rates of increases in personnel.


                        1998       1997
----------------------------------------
Sales Personnel........13.0%.......34.5%
Support Personnel.......8.9%.......29.1%


The increases in personnel were due to an 18.9% and a 33.0% increase in the number of sites in 1998 and 1997 respectively. In both 1998 and 1997 the rate of increase in occupancy costs exceeded the rate of increase in net sales. Occupancy costs increased in both years due to the aforementioned increase in the number of sites and due to the relocation of existing stores to larger sites to accommodate their growth in activity and the introduction of new product lines. Distribution costs benefited from productivity gains in both 1998 and 1997.

Interest expense in 1998 increased $136,000 or 14.8% over 1997. Interest expense in 1997 increased $835,000 or 1,018% over 1996. Both increases were due to the increase in the weighted average amount of outstanding Company borrowings.

The gains on disposal of property and equipment in 1998 came primarily from the disposal of used vehicles. The gains on disposal of property and equipment in 1997 came primarily from the disposal of two buildings and, to a lesser extent, the disposal of used vehicles. The gains on disposal of property and equipment in 1996 came primarily from the disposal of used vehicles.

Net earnings grew 29.7% from 1997 to 1998 and 25.5% from 1996 to 1997. The growth in net earnings in both years resulted primarily from increased net sales. In 1998 the net earnings growth rate was higher than that of net sales because of the earlier mentioned impact of payroll and related costs. In 1997 the net earnings growth rate was lower than that of net sales because of the earlier mentioned increases in operating and administrative expenses.

The Asian economic turmoil impacted the Company in several ways during 1998. The Company experienced lower prices on low-carbon and stainless steel fasteners imported from the Far East when compared to a year ago. To the extent the Company was able to retain the cost advantage, gross margins improved. However, some of these lower costs also affected net sales because some of the lower costs were passed on to customers in the competitive marketplace. The Company also experienced lower net sales of products to customers who export to the Far East.

In addition, the second, third and fourth quarters of 1998 showed a continuing deterioration of sales in the industrial marketplace as manufacturing activity slowed in the United States and Canada.

Effects of Inflation
Price deflation related to certain products negatively impacted 1998. Inflation had little effect on the Company's operations in 1997 and 1996.

Liquidity and Capital Resources
Working capital increased from $78,417,000 at December 31, 1996, to $106,555,000 at December 31, 1997 and to $142,459,000 at December 31, 1998. These increases came primarily from higher trade accounts receivable and inventory levels, and from decreases during 1998 in notes payable.

Net cash provided by operating activities increased from $12,478,000 in 1996, to $14,657,000 in 1997 and to $43,316,000 in 1998. The 1997 increase came primarily from the growth in net earnings, depreciation, accrued expenses and income tax payable charges exceeding the growth in accounts receivable and inventories. The 1998 increase




                                                                               5
                                                              1998 Annual Report

Management's Discussion & Analysis of
Financial Condition & Results of Operations
--------------------------------------------------------------------------------

came primarily from the growth in net earnings, depreciation, and accounts payable exceeding the growth in accounts receivable and inventories.

Net cash used in investing activities decreased from $26,498,000 in 1996 to $21,619,000 in 1997, and increased to $28,609,000 in 1998. The 1997 decrease in net cash used in investing activities resulted primarily from an increase in the disposal of vehicles. The 1998 increase came primarily from the Minnesota distribution center expansion, the purchase of software, and from the addition of and expansion to several other distribution centers. Additions to computer equipment are expected to be the largest part of cash used by investing activities in 1999.

The Company had no long-term debt at December 31, 1998, 1997, or 1996. See note 8 of the Notes to Consolidated Financial Statements for a description of the Company's current lines of credit and note payable arrangements.

The Company paid an annual dividend of $.02 per share in 1998, 1997 and 1996.

The Company expects to make approximately $22,700,000 in total capital expenditures in 1999, consisting of approximately $12,800,000 for manufacturing, warehouse and packaging equipment and facilities, and approximately $9,900,000 for data processing equipment. The capital expenditures for vehicles, which represented a substantial portion of the total amount in prior years, will not recur in 1999 as the vehicles added in 1999 will be leased under an operating lease.

Management anticipates funding its commitments for capital expenditures and its current expansion plans with cash generated from operations, from its borrowing capacity and, to a lesser degree, from available cash, cash equivalents and marketable securities.

In addition to opening new sites in the United States, the Company plans to continue opening additional sites in Canada and Puerto Rico and to continue selling its products in Mexico from some of its existing sites along the border between the United States and Mexico. No assurance can be given that any of the Company's expansion plans will be achieved or that new sites, once opened, will be profitable.

Year 2000 Discussion
State of Readiness
The Company's information system can be broken down into four distinct components: (1) point-of-sale (POS) system, (2) enterprise-wide information system, (3) warehouse management system, and (4) other systems/equipment. The state of readiness of each of these is as follows:

Beginning early in 1996, the Company began a rewrite of its point-of-sale system
(POS) which was, for the most part, completed in 1997. Testing began in 1997 and has continued into 1998. As of December 31, 1998 the Company had 123 stores currently testing the new POS software. By the end of 1999 the Company expects to have all but approximately 100 stores converted to the new POS software. The Company has been modifying its legacy POS system throughout 1998 and plans to have it Year 2000 ready in the first half of 1999.

Beginning early in 1997, the Company began to investigate new enterprise-wide information systems to replace its legacy enterprise-wide information system. In the second quarter of 1998 the Company finalized its selection of a Year 2000 ready enterprise-wide software package and hired an independent consulting firm to assist in the design and implementation of the new software package. Although the Company has significant depth within its own information system personnel, the outside firm was hired to provide additional resources related to the design and implementation of the new system and, more specifically, to assist in the design, programming, and implementation of the key interfaces between the new enterprise system, the POS system and the warehouse management systems. The Company plans to implement this system in the third quarter of 1999 for its material planning, inventory management, and financial management. The general ledger system went on-line January 1, 1999. The Company's plan related to payroll processing, which is currently performed on an in-house developed system, is to implement this module of the new enterprise

6
1998 Annual Report

Management's Discussion & Analysis of
Financial Condition & Results of Operations-------------------------------------
--------------------------------------------------------------------------------

software in 2000. The Company has been modifying its current payroll system throughout 1998 and plans to have it Year 2000 ready in the first half of 1999. Beginning early in 1998, the Company began to investigate new warehouse management systems to replace its legacy warehouse management system. At the same time, the Company began identifying Year 2000 issues within its current warehouse management system. The warehouse management system has relatively little date sensitive information as most of the data is limited to warehouse locations, part numbers, quantities, and other warehouse related information. The Company does not plan to replace the warehouse management system by the year 2000. The Company has begun rewriting portions of the software and plans to have it Year 2000 ready in the first half of 1999.

Beginning early in 1998, the Company began to investigate the Year 2000 readiness of other systems/equipment. These consist primarily of technology in the Company's buildings, the Company's distribution, manufacturing, and transportation equipment, and in the Company's other infrastructure. The Company's Year 2000 Project Team is currently conducting this investigation. The Company believes, due to the age of the equipment involved, that the remediation efforts will be limited and that they will be completed by the end of the second quarter of 1999.

The Company's Year 2000 Project Team has also begun an ongoing process of evaluating suppliers regarding their plans to remediate Year 2000 issues. The Company has grouped its suppliers by the product they supply, as well as if they are a domestic or foreign supplier. The Company has chosen to mitigate its supplier risk by having multiple vendors available, when possible, for the various products supplied. No single supplier accounted for more than 5% of the Company's purchases in 1998.

In addition to suppliers, the Company also relies upon governmental agencies, utility companies, telecommunication service companies, financial institutions and other service providers outside of the Company's control. There can be no assurance that such governmental agencies or other third parties will not suffer a Year 2000 business disruption that could have a material adverse effect on the Company's business, financial condition, or operating results.

Costs to Address the Year 2000 Issue

The total cost for hardware, software, and implementation related to the POS system is estimated at $8.0 million. The total cost for hardware, software, and implementation related to the enterprise-wide information system is estimated at $8.0 million. The Company has approximately $2.6 million yet to spend on its new POS system and approximately $5.1 million yet to spend on the new enterprise-wide information system. The Company does not separately track internal costs incurred for the Year 2000 issue. The internal costs primarily consist of payroll and related expenses.

The costs included above represent the total estimated costs related to the new POS and enterprise-wide systems. The Company believes these costs are not, for the most part, directly related to Year 2000 issues; but rather, are new systems needed in the normal course due to the rapid growth the Company has experienced over the last several years.

The Company does not have an estimate on Year 2000 remediation costs for its warehouse management system or its other systems/equipment, but the Company believes that such costs will not have a material adverse effect on the Company's business, financial condition or operating results.

Management anticipates funding the costs to address the Year 2000 issue with cash generated from operations, from borrowing capacity and, to a lesser degree, from available cash, cash equivalents, and marketable securities.

                                                                               7
                                                              1998 Annual Report

Management's Discussion & Analysis of
Financial Condition & Results of Operations-------------------------------------
--------------------------------------------------------------------------------

Risks Presented By the Year 2000 Issue

There may be unanticipated delays in completing the Company's planned Year 2000 remediation and, as the process of inventorying the systems proceeds, the Company may identify additional systems that present a Year 2000 risk. In addition, if any third parties who provide goods or services essential to the Company's business activities fail to appropriately address their Year 2000 issues, such failure could have a material adverse effect on the Company's business, financial condition, or operating results. For example, a Year 2000 related disruption on the part of the financial institutions which process the Company's cash transactions could have a material adverse effect on the Company's business, financial condition or operating results.

Contingency Plans

The Company's Year 2000 Project Team's initiatives include the development of contingency plans in the event the Company has not completed all of its remediation plans in a timely manner. In addition, the Year 2000 Project Team is in the process of developing contingency plans in the event that any third parties who provide goods or services essential to the Company's business fail to appropriately address their Year 2000 issues. The Year 2000 Project Team expects to conclude the development of these contingency plans by the end of the second quarter of 1999. The Year 2000 Project Team consists of personnel from management, information systems/technology and legal areas.

Market Risk Management

The Company is exposed to certain market risks from changes in interest rates and foreign currency exchange rates. Changes in these factors cause fluctuations in the Company's earnings and cash flows. The Company evaluates and manages exposure to these market risks as follows:

     Interest Rates - The Company has a $25 million line of credit of which $55,000 was outstanding at December 31, 1998. The line bears interest at .9% over the LIBOR rate. In addition, the Company had $4 million advanced under an uncommitted line of credit at December 31, 1998. The interest rate on the uncommitted line is .5% over the LIBOR rate.

     Foreign Currency Exchange Rates - Foreign currency fluctuations can affect the Company's net investments and earnings denominated in foreign currencies. The Company's primary exchange rate exposure is with the Canadian dollar against the U.S. dollar. The Company's estimated net earnings exposure for foreign currency exchange rates was not material at December 31, 1998.

Certain Risks and Uncertainties

Certain statements in this Annual Report, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made by or with approval of the Company's executive officers constitute or will constitute "forward-looking statements" under the Reform Act. The following factors are among those that could cause the Company's actual results to differ materially from those predicted in such forward-looking statements: (i) a downturn in the economy could impact sales at existing stores, (ii) a change, from that projected, in the number of smaller communities able to support future store sites could impact the rate of new store openings, (iii) the ability of the Company to develop product expertise at the store level, to identify future product lines that complement existing product lines, to transport and store certain hazardous products and to otherwise integrate new product lines into the Company's existing stores and distribution network could impact sales and margins, (iv) the ability of the Company to successfully attract and retain qualified personnel to staff the Company's smaller community stores could impact sales at existing stores and the rate of new store openings, (v) changes in governmental regulations related to product quality or product source traceability could impact the cost to the Company of regulatory compliance, (vi) inclement weather could impact the Company's distribution network, (vii) foreign currency

8
1998 Annual Report

Management's Discussion & Analysis of
Financial Condition & Results of Operations
--------------------------------------------------------------------------------

fluctuations or changes in trade relations could impact the ability of the Company to procure products overseas at competitive prices and the Company's foreign sales, (viii) disruptions caused by the implementation of the Company's new management information systems infrastructure could impact sales, (ix) unforeseen disruptions associated with "Year 2000 Computer Problems" could impact sales and the Company's ability to order and pay for product, and (x) changes in the rate of new store openings could impact expenditures for computers and other capital equipment.

New Accounting Pronouncements

During 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes new standards for recognizing all derivatives as either assets or liabilities, and measuring those instruments at fair value. The Company will be required to adopt the new standard beginning with the first quarter of fiscal 2000; earlier application is permitted. The Company is currently in the process of evaluating the impact of this statement.

Stock & Financial Data
--------------------------------------------------------------------------------

Common Stock Data

The Company's shares are traded on The Nasdaq Stock Market under the symbol "FAST". The following table sets forth, by quarter, the high and low closing sale price of the Company's shares on The Nasdaq Stock Market for 1998 and 1997.



1998:                 High           Low
First quarter........ $ 48-3/4.......34-1/4
Second quarter.......   56-7/8.......39-5/8
Third quarter........   51-1/4.......24-1/16
Fourth quarter.......   46-7/16......20-1/2

1997:                 High           Low
First quarter........ $ 49-7/8.......31-3/4
Second quarter.......   53...........30-3/4
Third quarter........   60-1/2.......49
Fourth quarter.......   56...........36

As of February 11, 1999, there were approximately 2,672 record holders of the Company's Common Stock.

A $.02 annual dividend per share was paid during both 1997 and 1998. On January 21, 1999, the Company announced a $.04 annual dividend per share to be paid on March 12, 1999 to shareholders of record at the close of business on February 26, 1999. The Company expects that it will continue to pay comparable cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the board of directors.

Selected Quarterly Financial Data (Unaudited)


1998:                        Net sales     Gross profit   Net earnings   Earnings per share
First quarter.............$ 116,707,000.... 61,595,000.... 12,386,000.......... .33
Second quarter............  126,427,000.... 66,938,000.... 14,016,000.......... .37
Third quarter.............  131,349,000.... 69,515,000.... 14,033,000.......... .37
Fourth quarter............  128,617,000.... 66,232,000.... 12,518,000.......... .33
-------------------------------------------------------------------------------------------
                          $ 503,100,000    264,280,000     52,953,000          1.40
-------------------------------------------------------------------------------------------
1997:                        Net sales     Gross profit   Net earnings   Earnings per share
First quarter.............$  87,095,000.... 45,836,000....  8,765,000.......... .23
Second quarter............   98,232,000.... 51,165,000.... 10,479,000.......... .28
Third quarter.............  105,551,000.... 55,652,000.... 11,334,000.......... .30
Fourth quarter............  107,114,000.... 56,276,000.... 10,256,000.......... .27
-------------------------------------------------------------------------------------------
                          $ 397,992,000    208,929,000     40,834,000          1.08
-------------------------------------------------------------------------------------------

                                                                               9
                                                              1998 Annual Report

Consolidated Balance Sheets-----------------------------------------------------
--------------------------------------------------------------------------------

                                                                December 31, 1998 and 1997
                                                                   1998           1997
Assets
Current assets:
Cash and cash equivalents                                      $  2,086,000        386,000
Trade accounts receivable, net of allowance for doubtful
  accounts of $740,000 and $660,000 respectively                 68,498,000     57,542,000
Inventories                                                      93,734,000     79,415,000
Deferred income tax asset                                         2,312,000      1,591,000
Other current assets                                              6,637,000      5,237,000
                                                               ---------------------------
  Total current assets                                          173,267,000    144,171,000

Marketable securities                                               265,000        265,000
Property and equipment, less accumulated depreciation            74,212,000     57,084,000
Other assets, net                                                 3,490,000      3,617,000

                                                               ---------------------------
  Total assets                                                 $251,234,000    205,137,000
                                                               ---------------------------


Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                               $ 17,411,000     12,950,000
Notes payable                                                     4,055,000     16,303,000
Accrued expenses                                                  8,999,000      7,314,000
Income tax payable                                                  343,000      1,049,000
                                                               ---------------------------
  Total current liabilities                                      30,808,000     37,616,000
                                                               ---------------------------

Deferred income tax liability                                     2,780,000      1,649,000
                                                               ---------------------------

Stockholders' equity:
Preferred stock
Common stock, 50,000,000 shares authorized                            -              -
              37,938,688 shares issued                              379,000        379,000
Additional paid-in capital                                        4,424,000      4,424,000
Retained earnings                                               213,615,000    161,421,000
Accumulated other comprehensive loss                               (772,000)      (352,000)
                                                               ---------------------------
  Total stockholders' equity                                    217,646,000    165,872,000

                                                               ---------------------------
  Total liabilities and stockholders' equity                   $251,234,000    205,137,000
                                                               ---------------------------

   The accompanying notes are an integral part of the financial statements.

10
1998 Annual Report

Consolidated Statements of Earnings---------------------------------------------
--------------------------------------------------------------------------------

                                                             Years ended December 31,
                                                                  1998, 1997 and 1996

                                                  1998          1997          1996
Net sales                                    $503,100,000   397,992,000   287,691,000

Cost of sales                                 238,820,000   189,063,000   134,811,000
                                             ----------------------------------------
   Gross profit                               264,280,000   208,929,000   152,880,000

Operating and administrative expenses         177,180,000   141,725,000    99,473,000
                                             ----------------------------------------
   Operating income                            87,100,000    67,204,000    53,407,000

Other income (expense):
Interest income                                     4,000        40,000       118,000
Interest expense                               (1,053,000)     (917,000)      (82,000)
Gain on disposal of property and equipment         72,000     1,009,000       989,000
                                             ----------------------------------------
   Total other income (expense)                  (977,000)      132,000     1,025,000
                                             ----------------------------------------

   Earnings before income taxes                86,123,000    67,336,000    54,432,000

Income tax expense                             33,170,000    26,502,000    21,893,000
                                             ----------------------------------------

   Net earnings                              $ 52,953,000    40,834,000    32,539,000
                                             ----------------------------------------

Basic and diluted earnings per share         $    1.40          1.08           .86
                                             ----------------------------------------

Weighted average shares outstanding            37,938,688    37,938,688    37,938,688
                                             ----------------------------------------

   The accompanying notes are an integral part of the financial statements.

                                                                              11
                                                              1998 Annual Report

Consolidated Statements of Stockholders' Equity & Comprehensive Income

--------------------------------------------------------------------------------
                                                        Years ended December 31,
                                                             1998, 1997 and 1996

                                                                                            Accumulated
                                          Common stock        Additional                       other            Total
                                    ----------------------     paid-in        Retained     comprehensive    stockholders'
                                      Shares       Amount      capital        earnings     income (loss)       equity
-------------------------------------------------------------------------------------------------------------------------
Balances as of December 31, 1995    37,938,688    $379,000     4,424,000     89,566,000       (46,000)        94,323,000

Dividends paid in cash                      --          --            --       (759,000)           --           (759,000)

Net earnings for the year                   --          --            --     32,539,000            --         32,539,000

Translation adjustment                      --          --            --             --      (130,000)          (130,000)

Unrealized
   holding losses on marketable
   securities                               --          --            --             --        (6,000)            (6,000)
                                                                                                             -----------
Total comprehensive income                                                                                    32,403,000
------------------------------------------------------------------------------------------------------------------------

Balances as of December 31, 1996    37,938,688    $379,000     4,424,000    121,346,000      (182,000)       125,967,000

Dividends paid in cash                      --          --            --       (759,000)           --           (759,000)

Net earnings for the year                   --          --            --     40,834,000            --         40,834,000

Translation adjustment                      --          --            --             --      (170,000)          (170,000)
                                                                                                             -----------
Total comprehensive income                                                                                    40,664,000
------------------------------------------------------------------------------------------------------------------------

Balances as of December 31, 1997    37,938,688    $379,000     4,424,000    161,421,000      (352,000)       165,872,000

Dividends paid in cash                      --          --            --       (759,000)           --           (759,000)

Net earnings for the year                   --          --            --     52,953,000            --         52,953,000

Translation adjustment                      --          --            --             --      (420,000)          (420,000)
                                                                                                             -----------
Total comprehensive income                                                                                    52,533,000
------------------------------------------------------------------------------------------------------------------------

Balances as of December 31, 1998    37,938,688    $379,000     4,424,000    213,615,000      (772,000)       217,646,000
---------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of the financial statements.

12
1998 Annual Report

Consolidated Statements of Cash Flows

-------------------------------------------------------------------------------------------------------------
                                                                                     Years ended December 31,
                                                                                          1998, 1997 and 1996

                                                                       1998            1997          1996
-------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net earnings                                                       $ 52,953,000     40,834,000     32,539,000
Adjustments to reconcile net earnings to
  net cash provided by operating activities:
    Depreciation of property and equipment                           11,040,000      9,362,000      7,349,000
    Gain on disposal of property and equipment                          (72,000)    (1,009,000)      (989,000)
    Deferred income taxes                                               410,000        737,000        268,000
    Amortization of goodwill and non-compete agreement                  220,000        220,000        129,000
    Amortization of premium on marketable securities                      -              -              6,000
    Changes in operating assets and liabilities:
        Trade accounts receivable                                   (10,956,000)   (15,989,000)    (9,687,000)
        Inventories                                                 (14,319,000)   (22,889,000)   (16,348,000)
        Other current assets                                         (1,400,000)    (1,506,000)    (2,208,000)
        Accounts payable                                              4,461,000      2,940,000      2,128,000
        Accrued expenses                                              1,685,000      1,703,000        637,000
        Income taxes payable                                           (706,000)       254,000     (1,346,000)
                                                                   -------------------------------------------
            Net cash provided by operating activities                43,316,000     14,657,000     12,478,000
                                                                   -------------------------------------------

Cash flows from investing activities:
Sales of marketable securities                                            -            250,000        257,000
Additions of property and equipment                                 (37,232,000)   (28,658,000)   (26,243,000)
Proceeds from sale of property and equipment                          9,136,000      7,151,000      3,043,000
Translation adjustment                                                 (420,000)      (170,000)      (130,000)
Increase in other assets                                                (93,000)      (192,000)    (3,425,000)
                                                                   -------------------------------------------
            Net cash used in investing activities                   (28,609,000)   (21,619,000)   (26,498,000)
                                                                   -------------------------------------------

Cash flows from financing activities:
Net (decrease) increase in line of credit                           (12,030,000)     7,463,000      8,622,000
(Payment) proceeds of note payable                                     (218,000)       218,000          -
Payment of dividends                                                   (759,000)      (759,000)      (759,000)
                                                                   -------------------------------------------
            Net cash provided by (used in) financing activities     (13,007,000)     6,922,000      7,863,000
                                                                   -------------------------------------------

            Net increase (decrease) in cash and cash equivalents      1,700,000        (40,000)    (6,157,000)

Cash and cash equivalents at beginning of year                          386,000        426,000      6,583,000
                                                                   -------------------------------------------

Cash and cash equivalents at end of year                           $  2,086,000        386,000        426,000
                                                                   -------------------------------------------
Supplemental disclosure of cash flow information:
Cash paid during each year for:
    Income taxes                                                   $ 34,100,000     25,511,000     22,971,000
    Interest                                                       $  1,073,000        867,000         82,000


   The accompanying notes are an integral part of the financial statements.


                                                                              13
                                                              1998 Annual Report

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                        Years ended December 31,
                                                             1998, 1997 and 1996

1
     Summary of Significant Accounting Policies

     Principles of Consolidation
          The consolidated financial statements include the accounts of Fastenal Company and its wholly-owned subsidiaries, Fastenal Company Services, Fastenal Company Purchasing, Fastenal Company Leasing, Fastenal Canada Company and Fastenal Mexico, S. de R.L. de C.V. (collectively referred to as the Company). All material intercompany balances and transactions have been eliminated in consolidation.

     Revenue Recognition
          The Company recognizes sales and the related cost of sales on the accrual basis of accounting at the time products are shipped to or picked up by customers.

     Financial Instruments
          All financial instruments are carried at amounts that approximate estimated fair value.

     Cash Equivalents
          For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly-liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

     Inventories
          Inventories, consisting of merchandise held for resale, are stated at the lower of cost (first in, first out method) or market.

     Marketable Securities
          Marketable securities as of December 31, 1998 and 1997 consist of debt securities. The Company classifies its debt securities as available-for-sale. Available-for-sale securities are recorded at fair value based on current market value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings, but are included in comprehensive income, and are reported as a separate component of stockholders' equity until realized, provided that a decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

          The amortized cost approximated the fair value of available-for-sale debt securities as of December 31, 1998 and 1997.


14
1998 Annual Report

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                                                        Years ended December 31,
                                                             1998, 1997 and 1996

1
     Summary of Significant Accounting Policies continued

     Property and Equipment
          Property and equipment are stated at cost. Except as provided below, depreciation on buildings and equipment is provided for financial statement reporting purposes by the methods and over the lives mandated by Internal Revenue Service Regulations (IRS Regulations). These lives approximate the anticipated economic useful lives of the related property. Depreciation on transportation equipment is provided by the straight-line method over lives mandated by IRS Regulations.

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

     Long-Lived Assets
          The Company's long-lived assets are accounted for under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of.

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


                                                              1998 Annual Report

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                        Years ended December 31,
                                                             1998, 1997 and 1996

1  Summary of Significant Accounting Policies continued

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

   Comprehensive Income
    During 1998 the Company implemented Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and displaying the components of comprehensive income. The financial statements have been restated to show the impact of this statement. The impact to the financial statements is limited primarily to the impact of foreign currency fluctuations.

2  Property and Equipment
    Property and equipment as of December 31 consists of the following:


                                    Depreciable
                                  life in years           1998                  1997
  -------------------------------------------------------------------------------------
  Land                                  --           $  2,524,000             2,266,000
  Buildings and improvements         31 to 39          18,955,000            16,513,000
  Equipment and shelving              3 to 10          46,721,000            33,726,000
  Transportation equipment            3 to 5           33,569,000            28,475,000
  Construction in progress              --              9,245,000             4,317,000
                                                     ----------------------------------
                                                      111,014,000            85,297,000
     Less accumulated depreciation                    (36,802,000)          (28,213,000)
                                                     ----------------------------------
       Net property and equipment                    $ 74,212,000            57,084,000
                                                     ==================================


16
1998 Annual Report

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                        Years ended December 31,
                                                             1998, 1997 and 1996


3  Accrued Expenses
    Accrued expenses as of December 31 consist of the following:

                                                  1998            1997
 ------------------------------------------------------------------------
 Payroll and related taxes                     $4,359,000      $4,232,000
 Bonuses and commissions                        2,286,000       2,041,000
 Insurance                                      1,257,000          54,000
 Sales and real estate taxes                      801,000         734,000
 Other                                            296,000         253,000
                                               --------------------------
                                               $8,999,000      $7,314,000
                                               ==========================


4  Stockholders' Equity
    Preferred stock has a par value of $.01 per share. There were 5,000,000 shares authorized and no shares issued as of December 31, 1998 and 1997.

    Common Stock has a par value of $.01 per share. There were 50,000,000 shares authorized and 37,938,688 shares issued and outstanding as of December 31, 1998 and 1997.

   Dividends
    On January 21, 1999, the Company's board of directors declared a dividend of $.04 per share of Common Stock to be paid in cash on March 12, 1999 to shareholders of record at the close of business on February 26, 1999.

5  Retirement Plan
    In 1998 the Company established the Fastenal Company and Subsidiaries 401(k) Plan. This plan covers all employees of the Company in the United States. The Company made no contributions to the plan in 1998.

                                                                              17
                                                              1998 Annual Report

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                                                        Years ended December 31,
                                                             1998, 1997 and 1996

6  Income Taxes
    Components of income tax expense are as follows:


 1998:                                        Current     Deferred         Total
--------------------------------------------------------------------------------
 Federal                                  $28,199,000      353,000    28,552,000
 State                                      4,561,000       57,000     4,618,000
                                          --------------------------------------
                                          $32,760,000      410,000    33,170,000
                                          ======================================

 1997:                                        Current     Deferred         Total
--------------------------------------------------------------------------------
 Federal                                  $21,385,000      599,000    21,984,000
 State                                      4,380,000      138,000     4,518,000
                                          --------------------------------------
                                          $25,765,000      737,000    26,502,000
                                          ======================================

 1996:                                        Current     Deferred         Total
--------------------------------------------------------------------------------
 Federal                                  $17,324,000      216,000    17,540,000
 State                                      4,301,000       52,000     4,353,000
                                          --------------------------------------
                                          $21,625,000      268,000    21,893,000
                                          ======================================

Income tax expense in the accompanying consolidated financial statements differs from the "expected" tax expense as follows:

                                                          1998           1997          1996
----------------------------------------------------------------------------------------------
Federal income tax expense at
the "expected" rate of 35%                             $30,143,000    23,568,000    19,051,000

Increase (reduction) attributed to:
State income taxes, net of federal benefit               3,002,000     2,937,000     2,829,000
Tax exempt interest                                          --          (16,000)      (16,000)
Other, net                                                  25,000        13,000        29,000
                                                       ---------------------------------------
  Total income tax expense                             $33,170,000    26,502,000    21,893,000
                                                       =======================================

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31 are as follows:

                                                              1998                1997
 ---------------------------------------------------------------------------------------
  Deferred taxes:
 Inventory costing and valuation methods                 $ 1,571,000           1,343,000
   Allowance for doubtful accounts receivable                285,000             254,000
   Insurance claims payable                                  484,000              21,000
   Fixed assets                                           (2,780,000)         (1,649,000)
   Other, net                                                (28,000)            (27,000)
                                                         --------------------------------
   Net deferred tax asset (liability)                    $  (468,000)            (58,000)
                                                         ================================

No valuation allowance for deferred tax assets was necessary as of December 31, 1998 and 1997. The character of the deferred tax assets is such that they can be realized through carry-back to prior tax periods or offset against future taxable income.

18
1998 Annual Report

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                                                        Years ended December 31,
                                                             1998, 1997 and 1996

7
     Operating Leases

          The Company leases space under non-cancelable operating leases for its California, Missouri, North Carolina, Utah and Washington distribution centers, its Tennessee packaging center, and certain store sites with initial terms of one to 48 months. Future minimum annual rentals, exclusive of taxes, insurance, etc., for the leased facilities, are as follows:



                                                       Distribution centers,
                                            packaging center and store sites
----------------------------------------------------------------------------
          1999                                                   $10,522,000
          2000                                                     6,623,000
          2001                                                     2,249,000
          2002                                                       479,000
          2003 and thereafter                                         54,000


     Rent expense under all operating leases was as follows:


                                                       Distribution centers,
                                            packaging center and store sites
----------------------------------------------------------------------------
          1998                                                   $13,040,000
          1997                                                     9,460,000
          1996                                                     5,865,000


8
     Lines of Credit and Commitments

          The Company has a line of credit arrangement with a bank which expires June 30, 1999. The line allows for borrowings of up to $25,000,000 at .9% over the LIBOR rate. On December 31, 1998 there was $55,000 outstanding on the line and the interest rate was 6.2%.

          The Company also had $4,000,000 advanced under an uncommitted line of credit as of December 31, 1998. The interest rate on such date was 5.7%. This instrument will be repriced on February 3, 1999 at 0.5% over the LIBOR rate.

          The Company had a note payable related to a 1997 purchase of property. The $218,000 outstanding under this note on December 31, 1997 was paid off in 1998.

          The Company currently has letters of credit issued on its behalf to suppliers for large overseas purchases. As of December 31, 1998 and 1997, the total undrawn balance of outstanding letters of credit was $0 and $209,000, respectively.

          The Company currently has a letter of credit issued on its behalf to its insurance carrier. As of December 31, 1998, the total undrawn balance of this letter of credit was $2,600,000.


                                                                              19
                                                              1998 Annual Report

Independent Auditors' Report
--------------------------------------------------------------------------------
The Board of Directors and Stockholders
Fastenal Company:

We have audited the accompanying consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                /s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
January 22, 1999


20
1998 Annual Report

Officers
--------------------------------------------------------------------------------

Robert A. Kierlin
Chairman of the Board,
Chief Executive Officer and President

Willard D. Oberton
Chief Operating Officer
and Vice-President

Stephen M. Slaggie
Secretary

Daniel L. Florness
Chief Financial Officer
and Treasurer

Directors
--------------------------------------------------------------------------------

Michael M. Gostomski
President and Chief Executive Officer
Winona Heating & Ventilating Co.
(sheet metal and roofing contractor)

Robert A. Kierlin

Henry K. McConnon
President
Wise Eyes, Inc.
(eyeglass retailer and wholesaler)

John D. Remick
President and Chief Executive Officer
Rochester Athletic Club, Inc.
(health club)

Stephen M. Slaggie


Corporate Information
--------------------------------------------------------------------------------

Annual Meeting
The annual meeting of shareholders
will be held at 10:00 a.m.,
Tuesday, April 20, 1999,
at Corporate Headquarters,
2001 Theurer Boulevard,
Winona, Minnesota

Corporate Headquarters
Fastenal Company
2001 Theurer Boulevard
Winona, Minnesota  55987-1500
Phone: (507) 454-5374
Fax: (507) 453-8049

Legal Counsel
Faegre & Benson LLP
Minneapolis, Minnesota

Streater & Murphy, PA
Winona, Minnesota

Form 10-K
A copy of the Company's 1998 Annual Report on Form 10-K to the Securities and Exchange Commission is available without charge to shareholders upon written request to the Secretary of the Company at the address listed on this page for the Company's corporate headquarters.

Copies of our latest press release and unaudited supplemental Company information are available at the Fastenal Company world wide web site at www.fastenal.com

Auditors
KPMG Peat Marwick LLP
Minneapolis, Minnesota

Transfer Agent
Norwest Bank Minnesota, N.A.
Minneapolis, Minnesota

                       [Photo of Corporate Headquarters]

[Photo of Winona, Minnesota]   Corporate Headquarters:
                               2001 Theurer Boulevard
                               Winona, Minnesota 55987
                               Phone: 507-454-5374
                               Fax: 507-453-8049

                      For more information e-mail us at:
                               www.fastenal.com

                                    [Globe]
      Serving the world from branches in the U.S., Canada and Puerto Rico

[Photo of Man                  [Photo of Man in          [Photo of man
fixing Power Tool]              Storeroom]                doing Bin Stocking]


tool repair                  CAD storeroom design        inventory management


[Photo of Man at               hose crimping             [Photo of Overhead
 Sharpening Machine                                       View of Shop]
 Computer]


cutting tool                   [Photo of man             manufacturing
 resharpening                   Operating Hose            division
                                Crimper]