Form 10-K405, Exhibit 13
period 1999-12-31
FASTENAL COMPANY
filed 2000-03-13
CIK 815556

                                                                      EXHIBIT 13

Profile of Fastenal Company
============================================================================

       Fastenal Company was founded in 1967. As of December 31, 1999, the Company operated 809 store sites located in 48 states, Puerto Rico and Canada and employed 3,670 people at these sites. In addition, there were 1,823 people employed in various support positions. The Company sells approximately 162,000 different types of industrial and construction supplies in nine product categories. These include approximately 66,000 different types of threaded fasteners and supplies; approximately 40,000 different types of tools; approximately 18,000 different types of metal cutting tool blades; approximately 18,000 different types of fluid transfer components and accessories for hydraulic and pneumatic power; approximately 7,000 different types of material handling and storage products; approximately 4,000 different types of janitorial and paper products; approximately 5,000 different types of electrical supplies; approximately 3,000 different types of welding supplies (excluding gas and welding machines) and approximately 1,000 different types of safety supplies. As of December 31, 1999, the Company also operated eleven distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina and Missouri, and a packaging facility in Tennessee. Approximately 94.8% of the Company's 1999 sales were attributable to products manufactured by others, and approximately 5.2% related to items manufactured, modified or repaired by either the Company's Manufacturing Division or its Support Services. Since December 31, 1999, the Company has opened additional store sites.


                         [PHOTO OF FASTENAL EMPLOYEES]

                  [PHOTO OF FASTENAL EMPLOYEE AT WORKSTATION]

--------------------------------------------------------------------------------
This Annual Report, including the sections captioned "President's Letter to Shareholders," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Stock and Financial Data," contains statements that are not historical in nature and that are intended to be, and are hereby identify as, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), including statements regarding increase in fastener prices due to improvements in the Asian economies, foreign operations, technology conversions, new product introduction and development, capital expenditures and dividends. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements is included in the section of this Annual Report captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company assumes no obligation to update either such forward-looking statements or the discussion of such risks and uncertainties.
--------------------------------------------------------------------------------

Fastenal Company & Subsidiaries
================================================================================

Table of Contents
Page 2 - 3
President's Letter to Shareholders

Page 4
Six-Year Selected Financial Data

Page 5 - 8
Management's Discussion & Analysis of Financial Condition & Results of
Operations

Page 9
Stock and Financial Data

Page 10
Consolidated Balance Sheets

Page 11
Consolidated Statements of Earnings

Page 12
Consolidated Statements of Stockholders' Equity & Comprehensive Income

Page 13
Consolidated Statements of Cash Flows

Page 14 - 19
Notes to Consolidated Financial Statements

Page 20
Independent Auditors' Report

Inside Back Cover
Officers & Directors Corporate Information


                  [PHOTO OF FASTENAL EMPLOYEE AT WORKSTATION]

---------------------------------------------------------------------------  1
                                                            1999 Annual Report

President's Letter to Shareholders
================================================================================

The year 1999 can be characterized for Fastenal as a year of treading water. Although our 21.1% net sales growth was better than what most companies do, it was less than our historical rate of sales growth. Permit me to offer some explanations rather than excuses for our less-than-stellar performance, and then I will tell you about some exciting programs we believe will restore better performance.

To some extent, our 1999 results had their beginnings in the Asian currency crises of late 1997. Throughout 1998 and most of 1999 we saw slowness in most segments of North American manufacturing (except for vehicles) as export markets withered and production of common items moved to low-cost countries.

In late 1997 and in 1998, Asian producers of standard fasteners lowered their prices because of currency devaluations and poor local demand. As lower prices worked their way through North American markets, we saw average selling prices on common fasteners drop about 9% over an 18 month period. By mid 1999, prices for common fasteners had ended their fall; but throughout 1999 our fastener selling prices were lower than they were in the comparable period of 1998. As the Asian economies improve in the year 2000, we expect higher prices for fasteners and the end of deflationary effects.

In 1999 Fastenal continued the trend toward achieving more growth from our newer product lines. In 1997 the fastener product category made up 76.9% of our net sales, in 1998 the fastener category contribution was lowered to 71.5% of net sales, and in 1999 the contribution was lowered further to 68.3%. We expect this trend to continue because of the emphasis we are placing on growing our established stores through new product development.

Our growth comes from our people. If we add and develop more people, we sow the seeds of our future. In 1999 we added 645 people to our branch stores, an increase of 21.3% for the full year. We also added 299 people in manufacturing and support positions, an increase of 19.6% for the full year.

Fastenal opened 44 more stores in 1999, bringing our total to 809. In addition, we began an aggressive program of opening in-plant stores for large customers. These are supply depots in customer locations. We staff and stock these locations but do not count them as stores because they are not open to the general public. We began 1999 with eight such locations and ended the year with 21 in-plant stores.

Because we shifted emphasis from new store openings to growth of our existing stores, we reduced some of our expected costs of new-store development in 1999. Primarily for this reason, our net earnings grew at a faster rate than our net sales in 1999. Higher transportation fuel costs in 1999 offset some of the expense savings from fewer store openings in the year.

The growth of our customer service business is both a positive part of our 1999 results and a good omen for the future. In 1999 we recorded over $4 million in sales from the repair of power tools, up from $2.7 million in 1998. In 1999 we registered over

2  -----------------------------------------------------------------------------
1999 Annual Report

President's Letter to Shareholders
================================================================================

$1 million in sales of custom-welded band saw blades, a service we began during 1999. Hydraulic hose fabrication added another $400,000 to our 1999 sales.

Our specials manufacturing facility continues to grow. The people involved in that part of our business contributed $26 million to our 1999 net sales. By the time you read this, we will have moved into a 50,000 square foot addition to our manufacturing facility in Winona.

Our electronic commerce initiatives continue apace. In mid year 1999 customers became able to place orders from our web page. Each month thereafter has seen growth in our web-based sales. Orders received off of the web in the month of December were approximately $100,000. In addition we recorded $1.8 million of sales in December from Electronic Data Interchange. Please look at our web page at www.fastenal.com. We have received many compliments on its design and ease of use.

The year 1999 was a milestone for our Information Systems people. In December we completed the final store conversion to our NT point-of-sale system. This was an $8.0 million, multi-year project that gives our stores better information and more timely data. Although the project was complex and time consuming, the costs came within the budget. We are also over the midpoint on the installation of our Enterprise Resource Planning system. This also is a multi-year project that will allow us to improve our inventory planning and financial modeling. When this second major IS project is behind us, we will be positioned with excellent information tools for the growth of our company.

In 1999 we purchased a 414,000 square foot building in Indianapolis, Indiana. We needed a larger facility for our Indianapolis distribution center. Although the acquired building is more than double the size we needed, the purchase was completed for $5.7 million, including interior racks and furnishings, a price we considered favorable. We are investigating the use of the extra space to provide logistics services to other firms.

From the present perspective, 2000 should be a better year than 1999 for Fastenal. The unknown quantity will be the overall economic conditions in the United States and Canada. All of us at Fastenal will give our best to continue to grow our company through customer service.

Thank you for believing in us.

/s/ Robert A. Kierlin

President and Chief Executive Officer
January 19, 2000.

                      [PHOTO OF FASTENAL COMPANY CATALOG]

-----------------------------------------------------------------------------  3
                                                              1999 Annual Report

Six-Year Selected Financial Data
================================================================================


Amounts in thousands except per share information


Operating Results                                      Percent
Years Ended Dec. 31          1999                      Change        1998       1997       1996      1995           1994
----------------------------------------------------------------------------------------------------------------------------
Net sales                    $ 609,186                +21.1%      $503,100     397,992     287,691    222,555        161,886

Gross profit                   319,266                +20.8%       264,280     208,929     152,880    118,944         85,927

Earnings before
income taxes                   106,479                +23.6%        86,123      67,336      54,432     46,206         31,391

Net earnings                    65,455                +23.6%        52,953      40,834      32,539     27,411         18,666

Basic and diluted
earnings per share                1.73                +23.6%          1.40        1.08         .86        .72            .49

Dividends per share                .04                 +100%           .02         .02         .02        .02            .02

Weighted average
shares outstanding              37,939                    -         37,939      37,939      37,939     37,939         37,939

Financial Position
December 31
----------------------------------------------------------------------------------------------------------------------------
Net working capital          $ 193,744                +36.0%      $142,459     106,555      78,417     66,100         45,341

Total assets                   318,621                +26.8%       251,234     205,137     151,545    109,320         81,795

Total stockholders' equity     281,960                +29.5%       217,646     165,872     125,967     94,323         67,649

All information contained in this Annual Report reflects the 2-for-1 stock split effected in the form of a 100% stock dividend in 1995.

                      [PHOTO OF FASTENAL PRODUCTION AREA]

4  -----------------------------------------------------------------------------
1999 Annual Report

Management's Discussion & Analysis of Financial Condition & Results of
Operations
===============================================================================

Results of Operations
Net sales for 1999 exceeded net sales for 1998 by 21.1%. This compares with a 26.4% net sales growth rate experienced from 1997 to 1998. The increase in net sales in 1999 came primarily from new site openings, unit sales growth in existing sites and growth in the newer product lines. This growth was tempered by a deflationary impact to pricing. The increase in net sales in 1998 came primarily from new site openings, unit sales growth in existing sites, and growth in the newer product lines. The growth in 1998 was also tempered by a slight deflationary impact to pricing. The following table indicates product lines added to the original fastener product line, the year of introduction, and the approximate percentage of total net sales related to each product line:


Percentage of Net Sales
Name                         Introduced   1999            1998
---------------------------------------------------------------
Tools                           1993     12.5%/1/         12.2%
---------------------------------------------------------------
Cutting Tools                   1996      5.0%             4.9%
---------------------------------------------------------------
Hydraulics
& Pneumatics                    1996      4.0%             3.5%
---------------------------------------------------------------
Material Handling               1996      5.8%/1/          5.2%
---------------------------------------------------------------
Janitorial Supplies             1996      1.7%/1/          1.5%
---------------------------------------------------------------
Electrical Supplies             1997      1.1%/1/            *
---------------------------------------------------------------
Welding Supplies                1997        *                *
---------------------------------------------------------------
Safety Supplies                 1999      1.0%/1/            *
---------------------------------------------------------------

* Less than 1% of net sales.

/1/ During the second quarter of 1999, a safety supplies product line was added. This product line consists of product formerly in the Tools product line, and to a lesser extent the Material Handling, Janitorial Supplies and Electrical Supplies product lines. Proforma percentages are not available.

Threaded fasteners accounted for approximately 51%, 55% and 61% of the Company's consolidated sales in 1999, 1998 and 1997, respectively. Sites opened in 1999 contributed approximately $1,900,000 (or 0.3%) to 1999 net sales. Sites opened in 1998 contributed approximately $47,800,000 (or 7.8%) to 1999 net sales and approximately $17,572,000 (or 3.5%) to 1998 net sales. The rate of growth in sales of sites generally levels off after sites have been open for five years, and the sales of older sites typically vary more with the economy than the sales of younger sites.

Gross profit as a percent of net sales was 52.4% in 1999, 52.5% in 1998 and 52.5% in 1997. The decrease from 1998 to 1999 resulted primarily from the mix of products being sold.

Operating and administrative expenses were 35.1% of net sales in 1999 after having been 35.2% of net sales in 1998 and 35.6% of net sales in 1997. The fluctuations in operating and administrative costs were primarily due to changes in payroll and related costs and changes in occupancy costs. In both 1999 and 1998, payroll and related costs increased at a rate which was less than the rate of increase in net sales. The increases in payroll and related costs were due to the following increases in employees:

                                      1999              1998
-------------------------------------------------------------
Sales Personnel                       21.3%             13.0%
-------------------------------------------------------------
Support Personnel                     19.6%              8.9%

In 1999, the rate of increase in occupancy costs was less than the rate of increase in net sales. In 1998 the rate of increase in occupancy costs exceeded the rate of increase in net sales. Occupancy costs increased in both years due to a 5.6% and an 18.9% increase in the number of sites in 1999 and 1998, respectively, and due to the relocation of existing stores to larger sites to accommodate their growth in activity and the introduction of new product lines. This reduction in the number and rate of new store openings was due to a shift of emphasis from new store openings to growth of existing stores. Distribution costs benefited from productivity gains in both 1999 and 1998.

Net interest income/expense in 1999 improved $1,626,000 over 1998. Net interest expense in 1998 increased $136,000 or 14.8% over 1997. Changes were due to the fluctuations in the weighted average amount of outstanding Company borrowings and investments. The gains on disposal of property and equipment in 1999, 1998 and 1997 came primarily from the disposal of used vehicles.

Net earnings grew 23.6% from 1998 to 1999 and 29.7% from 1997 to 1998. The growth in net earnings in both years resulted primarily from

-----------------------------------------------------------------------------  5
                                                            1999 Annual Report

Management's Discussion & Analysis of Financial Condition & Results of
Operations
===============================================================================

increased net sales. In 1999 and 1998 the net earnings growth rate was higher than that of net sales because of the earlier mentioned impact of payroll and related costs and occupancy costs.

The Asian economic turmoil impacted the Company in several ways during 1999 and 1998. The Company experienced lower prices on low-carbon and stainless steel fasteners imported from the Far East when compared to 1997. To the extent the Company was able to retain the cost advantage, gross margins improved. However, these lower costs also affected net sales because some of the lower costs were passed on to customers in the competitive marketplace. In 1999 and 1998 the Company also experienced lower net sales of products to customers who export to the Far East when compared to sales levels to these customers in 1997. In addition to the impacts of the Far East situation, 1999 showed a continuation of the slowdown in the manufacturing activity of customers we sell to in the U.S. and Canada.

Effects on Inflation
Price deflation related to certain products negatively impacted 1999 and 1998. Inflation had little effect on the Company's operations in 1997.

Liquidity and Capital Resources
Net cash provided by operating activities was:

     1999    $55,989,000
------------------------
     1998    $43,316,000
------------------------
     1997    $14,657,000
------------------------

The increases were primarily from the growth in net earnings,depreciation and accounts payable exceeding the growth in accounts receivable and inventory.

Net cash used in investing activities was:

     1999    $24,654,000
------------------------
     1998    $28,609,000
------------------------
     1997    $21,619,000
------------------------

The 1999 decrease in net cash used in investing activities resulted primarily from an increase in proceeds from the disposal of vehicles and the increase in the leasing of branch vehicles and distribution semi-tractors. This decrease was partially offset by the purchase of a new distribution center in Indiana, additions to several other distribution centers, and the addition to the Minnesota manufacturing facility. The 1998 increase came primarily from the Minnesota distribution center expansion, the purchase of software, and the addition of and expansion to several other distribution centers. Additions to computer equipment are expected to be the largest part of cash used by investing activities in 2000.

The Company had no long-term debt at December 31, 1999, 1998, or 1997. See note 8 of the Notes to Consolidated Financial Statements for a description of the Company's current line of credit.

The Company paid an annual dividend of $.04 per share in 1999 and $.02 per share in 1998 and 1997.

As of December 31, 1999, the Company had no material outstanding commitments for capital expenditures.

The Company expects to make approximately $30,500,000 in total capital expenditures in 2000, consisting of approximately $12,000,000 for manufacturing, warehouse and packaging equipment and facilities, approximately $12,000,000 for data processing equipment, and approximately $6,500,000 for vehicles. The capital expenditures for vehicles, which represented a substantial portion of the total amount in prior years, decreased in 1999, and this decrease is expected to recur in 2000 as certain vehicles added or to be added in 1999 and in 2000 are or are expected to be leased under an operating lease.

Management anticipates funding its current expansion plans with cash generated from operations, from available cash and cash equivalents, from the sale of marketable securities and, to a lesser degree, from its borrowing capacity. In addition to opening new sites in the United States, the Company plans to continue opening additional sites in Canada and Puerto Rico and to continue expanding operations in Mexico.

6 -----------------------------------------------------------------------------
1999 Annual Report

Management's Discussion & Analysis of Financial Condition & Results of
Operations
================================================================================

Year 2000 Discussion
We have devoted significant resources throughout the Company to minimize the risk of potential disruption from Year 2000 issues. Our approach centered on the four distinct components of our information system and on other impacts such as from third parties.

The four components, which include the (1) point-of-sale (POS) system, (2) enterprise-wide information system, (3) warehouse management system, and (4) other systems/equipment, were all assessed, inventoried and tested for Year 2000 issues during 1998 and 1999. Systems that were Year 2000 deficient were modified, upgraded or replaced and tested for compliance. In addition to this, the Company prepared a detailed contingency plan which focused on: (1) defining key communication paths within the organization, (2) establishing levels of responsibility and authority in the Company's distributed workforce if a Year 2000 issue made normal operations difficult, and (3) working throughout the entire Company to establish manual procedures to accomplish critical business processes.

The Company did not track internal costs, which consisted primarily of payroll and related expenses, related to the Year 2000 issue. The Company did, however, identify two large projects in its previous Year 2000 discussions. The first project was a four-year project to develop, test, and implement a new POS system for the branch sites. This project, which was completed in December 1999, cost approximately $8.0 million. The second project, which should be completed early in 2001, involves the replacement of the Company's enterprise-wide information system. This project is expected to cost approximately $10.0 million, of which the Company has approximately $2.6 million left to spend. The Company believes the cost of these projects were not, for the most part, directly related to Year 2000 issues; but rather, were new systems needed in the normal course due to the rapid growth the Company had experienced over the last several years.

As we have identified in the past, the Company is dependent on third parties that provide goods or services. The failure of one or more of these third parties to address any lingering Year 2000 issues could have a material adverse effect on the Company's business, financial condition, or operating results. To date, the Company has experienced no significant systems or other Year 2000 problems in connection with the transition to the Year 2000. The Company will continue to monitor for any Year 2000 issues.

Market Risk Management
The Company is exposed to certain market risks from changes in interest rates and foreign currency exchange rates. Changes in these factors cause fluctuations in the Company's earnings and cash flows. The Company evaluates and manages exposure to these market risks as follows:

     Interest Rates - The Company has a $10 million line of credit of which $0
     --------------
     was outstanding at December 31, 1999. The line bears interest at .9% over the LIBOR rate.

     Foreign Currency Exchange Rates- Foreign currency fluctuations can affect
     -------------------------------
     the Company's net investments and earnings denominated in foreign currencies. The Company's primary exchange rate exposure is with the Canadian dollar against the U.S. dollar. The Company's estimated net earnings exposure for foreign currency exchange rates was not material at December 31, 1999.

Certain Risks and Uncertainties
Certain statements in this Annual Report,in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made by or with approval of the Company's executive officers constitute or will constitute "forward-looking statements" under the Reform Act. The following factors are among those that could cause the

-----------------------------------------------------------------------------  7
                                                              1999 Annual Report

Management's Discussion & Analysis of Financial Condition & Results of
Operations
================================================================================

Company's actual results to differ materially from those predicted in such forward-looking statements: (i) an upturn or downturn in the economy could impact sales at existing stores and the rate of new store openings, (ii) a change, from that projected, in the number of smaller communities able to support future store sites could impact the rate of new store openings, (iii) the ability of the Company to develop product expertise at the store level, to identify future product lines that complement existing product lines, to transport and store certain hazardous products and to otherwise integrate new product lines into the Company's existing stores and distribution network could impact sales and margins, (iv) the ability of the Company to successfully attract and retain qualified personnel to staff the Company's stores could impact sales at existing stores and the rate of new store openings, (v) changes in governmental regulations related to product quality or product source traceability could impact the cost to the Company of regulatory compliance, (vi) inclement weather could impact the Company's distribution network, (vii) foreign currency fluctuations, changes in trade relations, or fluctuations in the relative strength of foreign economies could impact the ability of the Company to procure products overseas at competitive prices and the Company's sales,
(viii) disruptions caused by the implementation of the Company's new management information systems infrastructure could impact sales, (ix) unforeseen disruptions associated with "Year 2000 Computer Problems" could impact sales and the Company's ability to order and pay for product, and (x) changes in the rate of new store openings could impact expenditures for computers and other capital equipment.

New Accounting Pronouncements
During 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes new standards for recognizing all derivatives as either assets or liabilities, and measuring those instruments at fair value. SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities- Deferral of the Effective Date of FASB statement No. 133, is an amendment of SFAS No. 133. SFAS No. 137 deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company is currently in the process of evaluating the impact of this statement.


                      [PHOTO OF FASTENAL SORTATION EQUIPMENT]

                          [PHOTO OF FASTENAL PRODUCT]

8  -----------------------------------------------------------------------------
1999 Annual Report

Stock & Financial Data
================================================================================

Common Stock Data
The Company's shares are traded on The Nasdaq Stock Market under the symbol "FAST". The following table sets forth, by quarter, the high and low closing sale price of the Company's shares on The Nasdaq Stock Market for 1999 and 1998.

1999:                         High           Low
First quarter               $  45-3/8         33-5/8
----------------------------------------------------
Second quarter                 54-1/2             34
----------------------------------------------------
Third quarter                 60-9/16       45-13/16
----------------------------------------------------
Fourth quarter               49-15/16             34
1998:                         High           Low
First quarter              $   48-3/4         34-1/4
----------------------------------------------------
Second quarter                 56-7/8         39-5/8
----------------------------------------------------
Third quarter                  51-1/4        24-1/16
----------------------------------------------------
Fourth quarter                46-7/16         20-1/2

 As of February 16, 2000, there were approximately 2,400 recordholders of the Company's Common Stock. A $.04 annual dividend per share was paid in 1999 and a $.02 annual dividend per share was paid in 1998. On January 25, 2000, the Company announced an $.08 annual dividend per share to be paid on March 10, 2000 to shareholders of record at the close of business on February 25, 2000. The Company expects that it will continue to pay comparable cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the board of directors.

Selected Quarterly Financial Data (Unaudited) (Amounts in thousands except per share data)

                         Net sales     Gross profit     Net earnings     Earnings per share
1999:
First quarter             $140,634          73,789         15,415                  .41
--------------------------------------------------------------------------------------------
Second quarter             153,891          81,034         17,062                  .45
--------------------------------------------------------------------------------------------
Third quarter              159,359          83,247         17,091                  .45
--------------------------------------------------------------------------------------------
Fourth quarter             155,302          81,196         15,887                  .42
--------------------------------------------------------------------------------------------
Total                     $609,186         319,266         65,455                 1.73

1998:                    Net sales     Gross profit     Net earnings     Earnings per share
First quarter             $116,707          61,595         12,386                  .33
--------------------------------------------------------------------------------------------
Second quarter             126,427          66,938         14,016                  .37
--------------------------------------------------------------------------------------------
Third quarter              131,349          69,515         14,033                  .37
--------------------------------------------------------------------------------------------
Fourth quarter             128,617          66,232         12,518                  .33
--------------------------------------------------------------------------------------------
Total                     $503,100         264,280         52,953                 1.40

-----------------------------------------------------------------------------  9
                                                              1999 Annual Report

Consolidated Balance Sheets
===============================================================================

                                                     December 31, 1999 and 1998

                                                                            1999             1998
Assets
Current assets:
Cash and cash equivalents                                              $  27,849,000        2,086,000
Trade accounts receivable, net of allowance for doubtful
   accounts of $1,400,000 and $740,000 respectively                       84,563,000       68,498,000
Inventories                                                              106,597,000       93,734,000
Deferred income tax asset                                                  2,886,000        2,312,000
Other current assets                                                       5,510,000        6,637,000
                                                                       ------------------------------
   Total current assets                                                  227,405,000      173,267,000

Marketable securities                                                        215,000          265,000
Property and equipment, less accumulated depreciation                     87,630,000       74,212,000
Other assets, net                                                          3,371,000        3,490,000
                                                                       ------------------------------
   Total assets                                                        $ 318,621,000      251,234,000
                                                                       ------------------------------

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                                       $  19,325,000       17,411,000
Notes payable                                                                      0        4,055,000
Accrued expenses                                                          11,785,000        8,999,000
Income tax payable                                                         2,551,000          343,000
                                                                       ------------------------------
   Total current liabilities                                              33,661,000       30,808,000
                                                                       ------------------------------
Deferred income tax liability                                              3,000,000        2,780,000
                                                                       ------------------------------
Stockholders' equity:
Preferred stock                                                                    -                -
Common stock, 50,000,000 shares authorized
              37,938,688 shares issued                                       379,000          379,000
Additional paid-in capital                                                 4,424,000        4,424,000
Retained earnings                                                        277,553,000      213,615,000
Accumulated other comprehensive loss                                        (396,000)        (772,000)
                                                                       ------------------------------
   Total stockholders' equity                                            281,960,000      217,646,000
Commitments (notes 7 and 8)
                                                                       ------------------------------
   Total liabilities and stockholders' equity                          $ 318,621,000      251,234,000
                                                                       ------------------------------

   The accompanying notes are an integral part of the financial statements.

10  ----------------------------------------------------------------------------
1999 Annual Report

Consolidated Statements of Earnings
===============================================================================

                                                       Years ended December 31,
                                                            1999, 1998 and 1997

                                                                   1999              1998                  1997
Net sales                                                 $ 609,186,000       503,100,000           397,992,000

Cost of sales                                               289,920,000       238,820,000           189,063,000
                                                          -----------------------------------------------------
 Gross profit                                               319,266,000       264,280,000           208,929,000

Operating and administrative expenses                       213,580,000       177,180,000           141,725,000
                                                          -----------------------------------------------------
 Operating income                                           105,686,000        87,100,000            67,204,000

Other income (expense):
Interest income                                                 634,000             4,000                40,000
Interest expense                                                (57,000)       (1,053,000)             (917,000)
Gain on disposal of property and equipment                      216,000            72,000             1,009,000
                                                          -----------------------------------------------------
 Total other income (expense)                                   793,000          (977,000)              132,000
                                                          -----------------------------------------------------

 Earnings before income taxes                               106,479,000        86,123,000            67,336,000

Income tax expense                                           41,024,000        33,170,000            26,502,000

 Net earnings                                             $  65,455,000        52,953,000            40,834,000
                                                          -----------------------------------------------------
Basic and diluted earnings per share                      $        1.73              1.40                  1.08
                                                          -----------------------------------------------------
Weighted average shares outstanding                          37,938,688        37,938,688            37,938,688
                                                          -----------------------------------------------------

                      [PHOTO OF FASTENAL TRUCK AND DOCK]

The accompanying notes are an integral part of the financial statements.

----------------------------------------------------------------------------  11
                                                              1999 Annual Report

Consolidated Statements of Stockholders'
Equity & Comprehensive Income
================================================================================

                                                        Years ended December 31,
                                                             1999, 1998 and 1997

                                                                                         Accumulated
                                                         Additional                         other               Total
                                Common stock              paid-in          Retained      comprehensive       stockholders'
                          --------------------------
                               Shares       Amount        capital          earnings      income (loss)         equity
-------------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1996          37,938,688    $ 379,000        4,424,000     121,346,000           (182,000)       125,967,000

Dividends paid in cash              -            -                -        (759,000)                 -           (759,000)

Net earnings for the year           -            -                -      40,834,000                  -         40,834,000

Translation adjustment              -            -                -               -           (170,000)          (170,000)
                                                                                                            -------------
Total comprehensive income                                                                                     40,664,000
-------------------------------------------------------------------------------------------------------------------------

Balances as of
December 31, 1997          37,938,688    $ 379,000        4,424,000     161,421,000           (352,000)       165,872,000

Dividends paid in cash              -            -                -        (759,000)                 -           (759,000)

Net earnings for the year           -            -                -      52,953,000                  -         52,953,000

Translation adjustment              -            -                -               -           (420,000)          (420,000)
                                                                                                            -------------
Total comprehensive income                                                                                     52,533,000
-------------------------------------------------------------------------------------------------------------------------

Balances as of
December 31, 1998          37,938,688    $ 379,000        4,424,000     213,615,000           (772,000)       217,646,000

Dividends paid in cash              -            -                -      (1,517,000)                 -         (1,517,000)

Net earnings for the year           -            -                -      65,455,000                  -         65,455,000

Translation adjustment              -            -                -               -            376,000            376,000
                                                                                                            -------------
Total comprehensive income                                                                                     65,831,000
-------------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1999          37,938,688    $ 379,000        4,424,000     277,553,000           (396,000)       281,960,000
-------------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of the financial statements.

12 -----------------------------------------------------------------------------
1999 Annual Report

Consolidated Statements of Cash Flows
================================================================================

                                                        Years ended December 31,
                                                             1999, 1998 and 1997

                                                                             1999              1998              1997
-------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net earnings                                                             $ 65,455,000       52,953,000         40,834,000
Adjustments to reconcile net earnings to
  net cash provided by operating activities:
    Depreciation of property and equipment                                 11,777,000       11,040,000          9,362,000
    Gain on disposal of property and equipment                               (216,000)         (72,000)        (1,009,000)
    Deferred income taxes                                                    (354,000)         410,000            737,000
    Amortization of goodwill and non-compete agreement                        220,000          220,000            220,000
    Changes in operating assets and liabilities:
      Trade accounts receivable                                           (16,065,000)     (10,956,000)       (15,989,000)
      Inventories                                                         (12,863,000)     (14,319,000)       (22,889,000)
      Other current assets                                                  1,127,000       (1,400,000)        (1,506,000)
      Accounts payable                                                      1,914,000        4,461,000          2,940,000
      Accrued expenses                                                      2,786,000        1,685,000          1,703,000
      Income taxes payable                                                  2,208,000         (706,000)           254,000
                                                                         ------------------------------------------------
        Net cash provided by operating activities                          55,989,000       43,316,000         14,657,000
                                                                         ------------------------------------------------

Cash flows from investing activities:
Sales of marketable securities                                                 50,000                -            250,000
Additions of property and equipment                                       (39,176,000)     (37,232,000)       (28,658,000)
Proceeds from sale of property and equipment                               14,197,000        9,136,000          7,151,000
Translation adjustment                                                        376,000         (420,000)          (170,000)
Increase in other assets                                                     (101,000)         (93,000)          (192,000)
                                                                         ------------------------------------------------
        Net cash used in investing activities                             (24,654,000)     (28,609,000)       (21,619,000)
                                                                         ------------------------------------------------

Cash flows from financing activities:
Net (decrease) increase in line of credit                                  (4,055,000)     (12,030,000)         7,463,000
(Payment) proceeds of note payable                                                  0         (218,000)           218,000
Payment of dividends                                                       (1,517,000)        (759,000)          (759,000)
                                                                         ------------------------------------------------
        Net cash (used in) provided by financing activities                (5,572,000)     (13,007,000)         6,922,000
                                                                         ------------------------------------------------

        Net increase (decrease) in cash and cash equivalents               25,763,000        1,700,000            (40,000)

Cash and cash equivalents at beginning of year                              2,086,000          386,000            426,000
                                                                         ------------------------------------------------
Cash and cash equivalents at end of year                                 $ 27,849,000        2,086,000            386,000
                                                                         ================================================

Supplemental disclosure of cash flow information:
Cash paid during each year for:
   Income taxes                                                          $ 38,183,000       34,100,000         25,511,000
   Interest                                                              $     87,000        1,073,000            867,000

   The accompanying notes are an integral part of the financial statements.

----------------------------------------------------------------------------- 13
                                                              1999 Annual Report

Notes to Consolidated Financial Statements
================================================================================

                                                        Years ended December 31,
                                                             1999, 1998 and 1997



1  Summary of Significant Accounting Policies

   Principles of Consolidation

     The consolidated financial statements include the accounts of Fastenal Company and its wholly-owned subsidiaries, Fastenal Company Services, Fastenal Company Purchasing, Fastenal Company Leasing, Fastenal Canada Company, Fastenal Mexico, S. de R.L. de C.V. and Fastenal Mexico Services,
     S. de R.L. de C.V. (collectively referred to as the Company). All material intercompany balances and transactions have been eliminated in consolidation.

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

   Marketable Securities

     Marketable securities as of December 31, 1999 and 1998 consist of debt securities. The Company classifies its debt securities as available-for-sale. Available-for-sale securities are recorded at fair value based on current market value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings, but are included in comprehensive income, and are reported as a separate component of stockholders' equity until realized, provided that a decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     The amortized cost approximated the fair value of available-for-sale debt securities as of December 31, 1999 and 1998.

14 -----------------------------------------------------------------------------
1999 Annual Report

Notes to Consolidated Financial Statements
================================================================================

                                                        Years ended December 31,
                                                             1999, 1998 and 1997


1  Summary of Significant Accounting Policies continued

   Property and Equipment

     Property and equipment are stated at cost. Depreciation on buildings and equipment is provided for financial statement reporting purposes by the straight line method and over the lives mandated by Internal Revenue Service Regulations. These lives approximate the anticipated economic useful lives of the related property.

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

   Long-Lived Assets

     The Company's long-lived assets are accounted for under the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of. There were no SFAS 121 charges in 1999, 1998 or 1997.

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

Stock-Based Compensation

     The Company has not granted any stock options or paid any other types of stock-based compensation.

----------------------------------------------------------------------------- 15
                                                              1999 Annual Report

Notes to Consolidated Financial Statements
================================================================================

                                                        Years ended December 31,
                                                             1999, 1998 and 1997


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

   Earning Per Share

     Earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding.

2  Property and Equipment

     Property and equipment as of December 31 consists of the following:

                                                   Depreciable
                                                  life in years       1999           1998
     ---------------------------------------------------------------------------------------
     Land                                                -        $  4,442,000     2,524,000
     Buildings and improvements                      31 to 39       29,255,000    18,955,000
     Equipment and shelving                           3 to 10       63,999,000    46,721,000
     Transportation equipment                         3 to 5        21,352,000    33,569,000
     Construction in progress                            -          12,365,000     9,245,000
                                                                  --------------------------
                                                                   131,413,000   111,014,000
        Less accumulated depreciation                              (43,783,000)  (36,802,000)
                                                                  --------------------------
          Net property and equipment                              $ 87,630,000    74,212,000
                                                                  ==========================

16 -----------------------------------------------------------------------------
1999 Annual Report

Notes to Consolidated Financial Statements
================================================================================

                                                        Years ended December 31,
                                                             1999, 1998 and 1997

3  Accrued Expenses

     Accrued expenses as of December 31 consist of the following:
                                                        1999          1998
     ------------------------------------------------------------------------
     Payroll and related taxes                     $  5,927,000     4,359,000
     Bonuses and commissions                          3,393,000     2,286,000
     Insurance                                        1,072,000     1,257,000
     Sales and real estate taxes                        866,000       801,000
     Other                                              527,000       296,000
                                                   --------------------------
                                                   $ 11,785,000     8,999,000
                                                   ==========================

4  Stockholders' Equity

     Preferred stock has a par value of $.01 per share. There were 5,000,000 shares authorized and no shares issued as of December 31, 1999 and 1998.

     Common Stock has a par value of $.01 per share. There were 50,000,000 shares authorized and 37,938,688 shares issued and outstanding as of December 31, 1999 and 1998.

   Dividends

     On January 25, 2000, the Company's board of directors declared a dividend of $.08 per share of Common Stock to be paid in cash on March 10, 2000 to shareholders of record at the close of business on February 25, 2000.

5  Retirement Plan

     In 1998 the Company established the Fastenal Company and Subsidiaries 401(k) Plan. This plan covers all employees of the Company in the United States. The Company made no contributions to the plan in 1999 or 1998.

             [PHOTO OF FASTENAL PRODUCTION AREA - BAND SAW BLADES]

----------------------------------------------------------------------------- 17
                                                              1999 Annual Report

Notes to Consolidated Financial Statements
================================================================================

                                                        Years ended December 31,
                                                             1999, 1998 and 1997

6  Income Taxes

     Components of income tax expense are as follows:

     1999:                 Current          Deferred           Total
     ------------------------------------------------------------------
     Federal            $ 35,618,000        (305,000)        35,313,000
     State                 5,760,000         (49,000)         5,711,000
                        -----------------------------------------------
                        $ 41,378,000        (354,000)        41,024,000
                        ===============================================

     1998:                 Current          Deferred           Total
     ------------------------------------------------------------------
     Federal            $ 28,199,000         353,000         28,552,000
     State                 4,561,000          57,000          4,618,000
                        -----------------------------------------------
                        $ 32,760,000         410,000         33,170,000
                        ===============================================

     1997:                 Current          Deferred           Total
     ------------------------------------------------------------------
     Federal            $ 21,385,000         599,000         21,984,000
     State                 4,380,000         138,000          4,518,000
                        -----------------------------------------------
                        $ 25,765,000         737,000         26,502,000
                        ===============================================

     Income tax expense in the accompanying consolidated financial statements differs from the "expected" tax expense as follows:

                                                                1999           1998            1997
     --------------------------------------------------------------------------------------------------
     Federal income tax expense at
     the "expected" rate of 35%                             $ 37,268,000     30,143,000      23,568,000

     Increase (reduction) attributed to:
     State income taxes, net of federal benefit                3,712,000      3,002,000       2,937,000
     Tax exempt interest                                               -              -         (16,000)
     Other, net                                                   44,000         25,000          13,000
                                                            -------------------------------------------
       Total income tax expense                             $ 41,024,000     33,170,000      26,502,000
                                                            ===========================================

       The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31 are as follows:

                                                                1999             1998
     -----------------------------------------------------------------------------------
     Deferred taxes:
       Inventory costing and valuation methods              $ 1,940,000        1,571,000
       Allowance for doubtful accounts receivable               539,000          285,000
       Insurance claims payable                                 434,000          484,000
       Fixed assets                                          (3,000,000)      (2,780,000)
       Other net                                                (27,000)         (28,000)
                                                            ----------------------------
       Net deferred tax asset (liability)                   $  (114,000)        (468,000)
                                                            ============================

     No valuation allowance for deferred tax assets was necessary as of December 31, 1999 and 1998. The character of the deferred tax assets is such that they can be realized through carry-back to prior tax periods or offset against future taxable income.

18 ----------------------------------------------------------------------------
1999 Annual Report

Notes to Consolidated Financial Statements
================================================================================

                                                        Years ended December 31,
                                                             1999, 1998 and 1997

7  Operating Leases

     The Company leases space under non-cancelable operating leases for its California, Missouri, North Carolina, Utah and Washington distribution centers, its Tennessee packaging center, and certain store sites with initial terms of one to 48 months.

     The Company leases certain semi-tractors and pick-ups under operating leases. The semi-tractor leases typically have a 36 month term. The pick-up leases typically have a 72 month term and include an early buy out clause the Company intends to exercise, thereby giving the leases an effective term of 12-15 months.

     Future minimum annual rentals for the leased facilities and the vehicles are as follows:

                                       Distribution centers,  Semi-tractors
                            packaging center and store sites   and pick-ups         Total
      -----------------------------------------------------------------------------------
      2000                                      $ 10,828,000       5,162,000   15,990,000
      2001                                         5,306,000       1,043,000    6,349,000
      2002                                         2,270,000         623,000    2,893,000
      2003                                           394,000               0      394,000
      2004 and thereafter                             22,000               0       22,000

     Rent expense under all operating leases was as follows:

                                       Distribution centers,  Semi-tractors
                            packaging center and store sites   and pick-ups         Total
      -----------------------------------------------------------------------------------
      1999                                      $ 14,867,000       4,282,000   19,149,000
      1998                                        13,040,000               0   13,040,000
      1997                                         9,460,000               0    9,460,000

8  Lines of Credit and Commitments

     The Company has a line of credit arrangement with a bank which expires June 30, 2000. The line allows for borrowings of up to $10,000,000 at .9% over the LIBOR rate. On December 31, 1999 there was $0 outstanding on the line.

     The Company currently has a letter of credit issued on its behalf to its insurance carrier. As of December 31, 1999, the total undrawn balance of this letter of credit was $2,600,000.

----------------------------------------------------------------------------- 19
                                                              1999 Annual Report

Independent Auditors' Report
===============================================================================

The Board of Directors and Stockholders
Fastenal Company:


We have audited the accompanying consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                        /s/ KPMG LLP

Minneapolis, Minnesota
January 19, 2000, except as to
Note 4, which is as of January 25, 2000

                      [PHOTO OF FASTENAL TRUCK AND DOCK]

20 ----------------------------------------------------------------------------
1999 Annual Report

Officers
================================================================================

Robert A. Kierlin
Chairman of the Board,
Chief Executive Officer and President

Willard D. Oberton
Chief Operating Officer
and Vice-President

Stephen M. Slaggie
Secretary

Daniel L. Florness
Chief Financial Officer
and Treasurer


Directors
================================================================================

Michael M. Gostomski
President and Chief Executive Officer
Winona Heating & Ventilating Co.
(sheet metal and roofing contractor)

Robert A. Hansen
Associate Professor of Marketing, Carlson
School of Management, University of Minnesota

Robert A. Kierlin

Henry K. McConnon
President
Wise Eyes, Inc.
(eyeglass retailer and wholesaler)

Willard D. Oberton

John D. Remick
President and Chief Executive Officer
Rochester Athletic Club, Inc.
(health club)

Stephen M. Slaggie

Corporate Information
================================================================================

Annual Meeting
The annual meeting of shareholders will be held at 10:00 a.m., Tuesday, April 18, 2000, at Corporate Headquarters, 2001 Theurer Boulevard, Winona, Minnesota

Corporate Headquarters
Fastenal Company
2001 Theurer Boulevard
Winona, Minnesota 55987-1500
Phone: (507) 454-5374
Fax: (507) 453-8049

Legal Counsel
Faegre & Benson LLP
Minneapolis, Minnesota

Streater & Murphy, PA
Winona, Minnesota

Form 10-K
A copy of the Company's 1999 Annual Report on Form 10-K to the Securities and Exchange Commission is available without charge to shareholders upon written request to the Secretary of the Company at the address listed on this page for the Company's corporate headquarters.

Copies of our latest press release and unaudited supplemental Company information are available at the Fastenal Company World Wide Web site at www.fastenal.com

Auditors
KPMG LLP
Minneapolis, Minnesota

Transfer Agent
Norwest Bank Minnesota, N.A.
Minneapolis, Minnesota