Form 10-K, Exhibit 13
period 2000-12-31
FASTENAL COMPANY
filed 2001-03-05
CIK 815556

                                                                      Exhibit 13

                          [LOGO OF FASTENAL COMPANY]

                                     2000

                                    ANNUAL
                                    REPORT

                               www.fastenal.com

                           [DEPICTION OF THE EARTH]

     Servicing the World
     From Branches in the U.S., Canada, Puerto Rico and on the Web!

2000 | Profile of Fastenal Company

Fastenal Company was founded in 1967. As of December 31, 2000, the Company operated 897 store sites located in 48 states, Puerto Rico and Canada and employed 4,356 people at these sites. In addition, there were 2,121 people employed in various support positions. The Company sells approximately 195,000 different types of industrial and construction supplies in nine product categories. These include approximately 68,000 different types of threaded fasteners and miscellaneous supplies; approximately 51,000 different types of tools; approximately 24,000 different types of metal cutting tool blades; approximately 23,000 different types of fluid transfer components and accessories for hydraulic and pneumatic power; approximately 8,000 different types of material handling and storage products; approximately 4,000 different types of janitorial and paper products; approximately 7,000 different types of electrical supplies; approximately 7,000 different types of welding supplies (excluding gas & welding machines) and approximately 3,000 different types of safety supplies. As of December 31, 2000, the Company also operated eleven distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina and Missouri, and a packaging facility in Tennessee. Approximately 95.3% of the Company's 2000 sales were attributable to products manufactured by others, and approximately 4.7% related to items manufactured, modified or repaired by either the Company's Manufacturing Division or its Support Services. Since December 31, 2000, the Company has opened additional store sites.

        [PHOTO OF FASTENAL CORPORATE HEADQUARTERS IN WINONA, MINNESOTA]

--------------------------------------------------------------------------------
This Annual Report, including the sections captioned "President's Letter to Shareholders," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Stock and Financial Data," contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), including statements regarding broadening of the Company's customer base into service accounts, growth in manufacturing operations, opening of new stores, additions of new employees, expansion of foreign operations, capital expenditures, funding of expansion plans, and dividends. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements is included in the section of this Annual Report captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company assumes no obligation to update either such forward-looking statements or the discussion of such risks and uncertainties.
--------------------------------------------------------------------------------

2000 | Table of Contents

[PHOTO OF BIG BLUE CATALOG]

2001 BIG BLUE CATALOG

pages 2-3
PRESIDENT'S LETTER TO SHAREHOLDERS


page 4
SIX-YEAR SELECTED FINANCIAL DATA


pages 5-7
MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATIONS


page 8
STOCK AND FINANCIAL DATA


page 9
CONSOLIDATED BALANCE SHEETS

page 10
CONSOLIDATED STATEMENTS OF EARNINGS


11 page
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY & COMPREHENSIVE INCOME


12 page
CONSOLIDATED STATEMENTS OF CASH FLOWS


13 -18 pages
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


19 page
INDEPENDENT AUDITORS' REPORT


20 page
OFFICERS & DIRECTORS
CORPORATE INFORMATION


                                           [PHOTO OF FASTENAL'S COMPANY WEBSITE]
                                                      FASTENAL COMPANY'S WEBSITE
                                                                www.fastenal.com

--------------------------------------------------------------------------------
                                                            2000 Annual Report 1

2000 | President's Letter to Shareholders


For Fastenal, the year 2000 was a good one, but not a spectacular one. Our net sales growth of 22.4% over our 1999 sales was better than the 21.1% growth we experienced in 1999, but below our historical growth rates. Once again, the overall economy created the background that influenced our performance.

The slowing of the US economy in the second half of the year 2000 particularly impacted our main customer base of manufacturers. Over 95% of our sales are within the USA, and the majority of these sales are to manufacturers. Manufacturers use our products either as a component of what they make or in the maintenance of their facilities. The strong dollar throughout the year and high natural gas prices in the second half of the year created a difficult environment for US industrial firms.

The service economy and the construction market remained strong in the year 2000. Going forward, we believe the growth of our product lines will allow us to broaden our customer base into service accounts. The percentage of our sales coming from fasteners has declined in each of the last four years, while products such as safety and janitorial supplies have increased as a percentage of sales.

By placing more emphasis on our newer product lines we are able to grow our total sales at a faster rate than we open new stores. We grew our store count from 809 at the start of the year to 897 at the end of the year. Our older stores continue to see much of their growth coming from sales of products other than fasteners.

Our growth in employees also was consistent with emphasizing the growth of newer product lines in existing stores. We finished the year 2000 with 4,356 branch store employees, an 18.7% increase over the 3,670 at the start of the year. The majority of these people were added to existing stores.

The number of our support people grew from 1,823 at the start of the year to 2,121 at the end of the year, an increase of 16.3%. With overall selling price increases in 2000 estimated at about 2%, our net sales increase of 22.4% for the year suggests that we experienced some productivity gains throughout the Company.

Fastenal has its own distribution capability including distribution centers, connecting truck routes and local delivery services. In July we began offering our logistics services to other firms. In the second half of the year we generated approximately $500,000 in sales for logistics services such as warehousing, material management, transportation and brokerage of freight. At year end, ten people were involved in this new part of our business.

In the year 2000 we began operating our second manufacturing facility. Prior to this year, all of the special fasteners we made were manufactured in our Winona facility. We now have a machining capability in our Fresno, California distribution center. We plan on adding this capability at some of our other distribution centers during 2001.

During the year 2000 we continued evolving our decentralization program. Several years ago all of our regional managers resided in Winona and our distribution centers reported back to a national distribution manager in Winona. By the end of 2000, most of our regional managers resided within the regions they managed and they had responsibility for the distribution centers within those regions. We want all decisions to be made as close to the customer as possible.

--------------------------------------------------------------------------------
2 2000 Annual Report

2000 | President's Letter to Shareholders continued


Our sales development effort in 2000 included an emphasis on securing key accounts. These accounts are defined as large customers with annual sales potential of at least $3 million each. In 1999 we had three accounts at this level, but in 2000 we had ten such accounts that contributed over $50 million to our total sales.

During 2000 our technology people developed "FastNet", an internal web site that serves as a repository for all Company information for the use of Fastenal employees. This site contains a wealth of Company information such as job postings, product information, price changes, links to suppliers and a listing of all non-standard parts located within Fastenal.

In June of 2000 we increased the size of our Board of Directors from seven to nine with the additions of Michael J. Dolan and Reyne K. Wisecup. With these two new directors, we believe we have a strong board that will oversee our future growth.

Looking forward, our intention is to continue to grow through customer service. Subject to general economic conditions, we will continue to add more stores and employees throughout 2001. We ended the year debt free, with enough cash to finance our continued expansion.

We thank you for your belief in us and we promise to work for the continued success of Fastenal.

/s/ Robert A Kierlin

January 16, 2001


              [PHOTO OF UNITED STATES AND FASTENAL COMPANY TRUCK]


--------------------------------------------------------------------------------
                                                            2000 Annual Report 3

2000 | Six-Year Selected Financial Data

(AMOUNTS IN THOUSANDS EXCEPT EARNINGS AND DIVIDENDS PER SHARE INFORMATION.)


6-Year


Operating Results                       Percent
Years Ended Dec. 31            2000     Change        1999         1998         1997         1996         1995
----------------------------------------------------------------------------------------------------------------
Net sales                    $745,740    +22.4%     $609,186      503,100      397,992      287,691      222,555

Gross profit                  388,560    +21.7%      319,266      264,280      208,929      152,880      118,944

Earnings before
income taxes                  131,430    +23.4%      106,479       86,123       67,336       54,432       46,206

Net earnings                   80,730    +23.3%       65,455       52,953       40,834       32,539       27,411

Basic and diluted
earnings per share               2.13    +23.3%         1.73         1.40         1.08          .86          .72

Dividends per share          $    .08     +100%     $    .04          .02          .02          .02          .02

Weighted average
shares outstanding             37,939         -       37,939       37,939       37,939       37,939       37,939


Financial Position
December 31
----------------------------------------------------------------------------------------------------------------
Net working capital          $256,845    +32.6%     $193,744      142,459      106,555       78,417       66,100

Total assets                  402,464    +26.3%      318,621      251,234      205,137      151,545      109,320

Total stockholders' equity   $359,258    +27.4%     $281,960      217,646      165,872      125,967       94,323

All information contained in this Annual Report reflects the 2-for-1 stock split effected in the form of a 100% stock dividend in 1995.

--------------------------------------------------------------------------------
4 2000 Annual Report

2000 | Management's Discussion & Analysis of
       Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND DIVIDENDS PER SHARE.)

Results of Operations

Net sales for 2000 exceeded net sales for 1999 by 22.4%. This compares with a 21.1% net sales growth rate experienced from 1998 to 1999. The increase in net sales in 2000 came primarily from new site openings, unit sales growth in existing sites and growth in the newer product lines. This growth was tempered by a deflationary impact to pricing in the first half of the year. The increase in net sales in 1999 came primarily from new site openings, unit sales growth in existing sites, and growth in the newer product lines. The growth in 1999 was also tempered by a slight deflationary impact to pricing. The following tables indicate: (1) sales from the Fastenal product line and from the newer product lines, and (2) product lines added to the original fastener product line and the year of introduction.

                                                      2000            1999
--------------------------------------------------------------------------------
Fastenal Product Line                                 64.5%           68.3%
--------------------------------------------------------------------------------
Newer Product Lines                                   35.5%           31.7%
--------------------------------------------------------------------------------

Product Line                                               Introduced
--------------------------------------------------------------------------------
Tools                                                         1993
--------------------------------------------------------------------------------
Cutting Tools                                                 1996
--------------------------------------------------------------------------------
Hydraulics & Pneumatics                                       1996
--------------------------------------------------------------------------------
Material Handling                                             1996
--------------------------------------------------------------------------------
Janitorial Supplies                                           1996
--------------------------------------------------------------------------------
Electrical Supplies                                           1997
--------------------------------------------------------------------------------
Welding Supplies                                              1997
--------------------------------------------------------------------------------
Safety Supplies                                               1999
--------------------------------------------------------------------------------

Threaded fasteners accounted for approximately 51%, 51% and 55% of the Company's consolidated sales in 2000, 1999 and 1998, respectively. Sites opened in 2000 contributed approximately $8,500 (or 1.1%) to 2000 net sales. Sites opened in 1999 contributed approximately $17,900 (or 2.4%) to 2000 net sales and approximately $1,900 (or 0.3%) to 1999 net sales. The rate of growth in sales of sites generally levels off after sites have been open for five years, and the sales of older sites typically vary more with the economy than the sales of younger sites.

Gross profit as a percent of net sales was 52.1% in 2000, 52.4% in 1999 and 52.5% in 1998. The fluctuations resulted primarily from changes in the mix of products being sold.

Operating and administrative expenses were 34.7% of net sales in 2000 after having been 35.1% of net sales in 1999 and 35.2% of net sales in 1998. The fluctuations in operating and administrative costs were primarily due to changes in payroll and related costs and changes in occupancy costs. In both 2000 and 1999, payroll and related costs increased at a rate which was less than the rate of increase in net sales. The increases in payroll and related costs were due to the following increases in employees:

                                                      2000            1999
--------------------------------------------------------------------------------
Sales Personnel                                       18.7%           21.3%
--------------------------------------------------------------------------------
Support Personnel                                     16.3%           19.6%
--------------------------------------------------------------------------------

In 2000 and 1999, the rate of increase in occupancy costs was less than the rate of increase in net sales. Occupancy costs increased in both years due to an 11.1% and a 5.6% increase in the number of sites in 2000 and 1999, respectively, and due to the relocation of existing stores to larger sites to accommodate their growth in activity and the introduction of new product lines. This reduction, from the 30% historical annual store growth rate, was due to a shift of emphasis, which began in 1999, from new store openings to growth of existing stores. Distribution costs benefited from productivity gains in both 2000 and 1999.

Net interest income/expense in 2000 improved $1,458 over 1999. Net interest income/expense in 1999 increased $1,626 over 1998. Changes were due to the fluctuations in the weighted average amount of outstanding Company borrowings and investments. The loss/gains on disposal of property and equipment in 2000, 1999 and 1998 came primarily from the disposal of used vehicles.

Net earnings grew 23.3% from 1999 to 2000 and 23.6% from 1998 to 1999. The growth in net earnings in both years resulted primarily from increased net sales. In 2000 and 1999 the net earnings growth rate was higher than that of net sales because of the earlier mentioned impact of payroll and related costs and occupancy costs.

--------------------------------------------------------------------------------
                                                            2000 Annual Report 5

2000 | Management's Discussion & Analysis of
       Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND DIVIDENDS PER SHARE.)

The Asian economic turmoil impacted the Company in several ways during 2000 and 1999. During 1999, the Company experienced lower prices on low-carbon and stainless steel fasteners imported from the Far East when compared to most of 1998. To the extent the Company was able to retain the cost advantage, gross margins improved. However, these lower costs also affected net sales because some of the lower costs were passed on to customers in the competitive marketplace. During the winter of 1999/2000 this trend began to reverse itself and prices began to increase. To the extent the Company was able to pass on these increases, gross margins were not impacted. However, during the second quarter of 2000 the Company did experience a reduction in the gross margin percentage. This trend was reversed in the third and fourth quarters of 2000. In 2000 and 1999 the Company also experienced lower net sales of products to customers who export to the Far East when compared to sales levels to these customers in most of 1998.

In addition to the impacts of the Far East situation, 2000 and 1999 showed a continuation of the slowdown in the manufacturing activity of customers we sell to in the U.S. and Canada.

Effects of Inflation
Price deflation related to certain products negatively impacted net sales in 2000, 1999 and 1998.

Liquidity and Capital Resources
Net cash provided by operating activities was:

     2000           $ 38,253
------------------------------------------------------
     1999           $ 55,989
------------------------------------------------------
     1998           $ 43,316
------------------------------------------------------

The 2000 decrease was primarily due to the 34.2% increase in inventory levels. The 1999 increase was primarily from the growth in net earnings, depreciation and accounts payable exceeding the growth in accounts receivable and inventory.

Net cash used in investing activities was:

     2000           $ 30,360
------------------------------------------------------
     1999           $ 24,654
------------------------------------------------------
     1998           $ 28,609
------------------------------------------------------

------------------------------------------------------

------------------------------------------------------

The 2000 increase in net cash used in investing activities resulted primarily from a decrease in the proceeds from sale of property and equipment. This decrease is directly related to the migration of our vehicles from owned to leased in 1999 and 2000.

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

The Company had no long-term debt at December 31, 2000, 1999, or 1998. See note 8 of the Notes to Consolidated Financial Statements for a description of the Company's current line of credit.

The Company paid an annual dividend of $.08 per share in 2000, $.04 per share in 1999 and $.02 per share in 1998.

As of December 31, 2000, the Company had no material outstanding commitments for capital expenditures.

The Company expects to make approximately $40,000 in total capital expenditures in 2001, consisting of approximately $21,200 for manufacturing, warehouse and packaging equipment and facilities, approximately $10,000 for data processing equipment, and approximately $8,800 for vehicles. The capital expenditures for vehicles, which represented a substantial portion of the total amount in prior years, represented a smaller portion in both 2000 and 1999. This decrease, from earlier years, is a direct result of increases in the number of vehicles leased as opposed to owned. We expect this to recur in 2001.

Management anticipates funding its current expansion plans with cash generated from operations, from available cash and cash equivalents, and, to a lesser degree, from its borrowing capacity. In addition to opening new sites in the United States, the Company plans to continue opening additional sites in Canada and Puerto Rico and to continue expanding operations in Mexico.

--------------------------------------------------------------------------------
6 2000 Annual Report

2000 | Management's Discussion & Analysis of
       Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND DIVIDENDS PER SHARE.)

Market Risk Management

The Company is exposed to certain market risks from changes in interest rates and foreign currency exchange rates. Changes in these factors cause fluctuations in the Company's earnings and cash flows. The Company evaluates and manages exposure to these market risks as follows:

          Interest Rates - The Company has a $15,000 line of credit of which $0 was outstanding at December 31, 2000. The line bears interest at .9% over the LIBOR rate.

          Foreign Currency Exchange Rates - Foreign currency fluctuations can affect the Company's net investments and earnings denominated in foreign currencies. The Company's primary exchange rate exposure is with the Canadian dollar against the U.S. dollar.
          The Company's estimated net earnings exposure for foreign currency exchange rates was not material at December 31, 2000.

Certain Risks and Uncertainties

Certain statements in this Annual Report, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made by or with approval of the Company's executive officers constitute or will constitute "forward-looking statements" under the Reform Act. The following factors are among those that could cause the Company's actual results to differ materially from those predicted in such forward-looking statements: (i) an upturn or downturn in the economy could impact sales at existing stores and the rates of new store openings and additions of new employees, (ii) a change, from that projected, in the number of smaller communities able to support future store sites could impact the rates of new store openings and additions of new employees, (iii) the ability of the Company to develop product expertise at the store level, to identify future product lines that complement existing product lines, to transport and store certain hazardous products and to otherwise integrate new product lines into the Company's existing stores and distribution network could impact sales and margins, (iv) the ability of the Company to successfully attract and retain qualified personnel to staff the Company's stores could impact sales at existing stores and the rate of new store openings, (v) changes in governmental regulations related to product quality or product source traceability could impact the cost to the Company of regulatory compliance, (vi) inclement weather could impact the Company's distribution network, (vii) foreign currency fluctuations, changes in trade relations, or fluctuations in the relative strength of foreign economies could impact the ability of the Company to procure products overseas at competitive prices and the Company's sales, (viii) disruptions caused by the implementation of the Company's new management information systems infrastructure could impact sales, and (ix) changes in the rate of new store openings could impact expenditures for computers and other capital equipment.

New Accounting Pronouncements

During 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards for recognizing all derivatives as either assets or liabilities, and measuring those instruments at fair value. The new standard will be effective for the Company in the first quarter of 2001. The adoption of SFAS 133 will not have a significant impact on the Company's financial condition or results of operations.

--------------------------------------------------------------------------------
                                                            2000 Annual Report 7

2000 | Stock & Financial Data

Common Stock Data

The Company's shares are traded on The Nasdaq Stock Market under the symbol "FAST". The following table sets forth, by quarter, the high and low closing sale price of the Company's shares on The Nasdaq Stock Market for 2000 and 1999.


 ---------------------------------------------
 2000:                    High          Low

 First quarter          $ 49 3/4      35 11/16
 ---------------------------------------------
 Second quarter           73 5/16     45 1/4
 ---------------------------------------------
 Third quarter            68 7/8      51 1/16
 ---------------------------------------------
 Fourth quarter           62 3/4      45 1/8
 ---------------------------------------------


 ---------------------------------------------
 1999:                    High           Low

 First quarter          $ 45 3/8       33 5/8
 ---------------------------------------------
 Second quarter           54 1/2       34
 ---------------------------------------------
 Third quarter            60 9/16      45 13/16
 ---------------------------------------------
 Fourth quarter           49 15/16     34
 ---------------------------------------------


As of February 16, 2001, there were approximately 2,400 recordholders of the Company's Common Stock. An $.08 annual dividend per share was paid in 2000 and a $.04 annual dividend per share was paid in 1999. On January 16, 2001, the Company announced a $.09 annual dividend per share to be paid on March 9, 2001 to shareholders of record at the close of business on February 23, 2001. The Company expects that it will continue to pay comparable cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the board of directors.




Selected Quarterly Financial Data (Unaudited)
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

--------------------------------------------------------------------------------
2000:               Net sales   Gross profit   Net earnings   Earnings per share

First quarter       $ 176,268       92,187        20,046             .53
--------------------------------------------------------------------------------
Second quarter        188,589       97,662        20,975             .55
--------------------------------------------------------------------------------
Third quarter         192,922      100,460        20,802             .55
--------------------------------------------------------------------------------
Fourth quarter        187,961       98,251        18,907             .50
--------------------------------------------------------------------------------
Total               $ 745,740      388,560        80,730            2.13
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1999:               Net sales   Gross profit   Net earnings   Earnings per share

 First quarter      $ 140,634       73,789        15,415             .41
--------------------------------------------------------------------------------
 Second quarter       153,891       81,034        17,062             .45
--------------------------------------------------------------------------------
 Third quarter        159,359       83,247        17,091             .45
--------------------------------------------------------------------------------
 Fourth quarter       155,302       81,196        15,887             .42
--------------------------------------------------------------------------------
 Total              $ 609,186      319,266        65,455            1.73
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
8 2000 Annual Report

2000 | Consolidated Balance Sheets                      DECEMBER 31, 2000 & 1999

(AMOUNTS IN THOUSANDS EXCEPT SHARE INFORMATION.)


                                                                        2000            1999
Assets
Current assets:
Cash and cash equivalents                                          $  32,707          27,849
Trade accounts receivable, net of allowance for doubtful
     accounts of $2,238 and $1,400, respectively                     106,120          84,563
Inventories                                                          143,068         106,597
Deferred income tax asset                                              4,060           2,886
Other current assets                                                   7,469           5,510
                                                                -----------------------------
     Total current assets                                            293,424         227,405

Marketable securities                                                     --             215
Property and equipment, less accumulated depreciation                105,807          87,630
Other assets, net                                                      3,233           3,371

                                                                -----------------------------
     Total assets                                                  $ 402,464         318,621
                                                                -----------------------------



Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                                   $  19,898          19,325
Accrued expenses                                                      13,502          11,785
Income tax payable                                                     3,179           2,551
                                                                -----------------------------
     Total current liabilities                                        36,579          33,661
                                                                -----------------------------

Deferred income tax liability                                          6,627           3,000
                                                                -----------------------------

Stockholders' equity:
Preferred stock                                                           --              --
Common stock, 50,000,000 shares authorized
             37,938,688 shares issued                                    379             379
Additional paid-in capital                                             4,424           4,424
Retained earnings                                                    355,248         277,553
Accumulated other comprehensive loss                                    (793)           (396)
                                                                -----------------------------
     Total stockholders' equity                                      359,258         281,960
Commitments (notes 4, 7, and 8)

                                                                -----------------------------
     Total liabilities and stockholders' equity                    $ 402,464         318,621
                                                                -----------------------------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
                                                            2000 Annual Report 9

2000 | Consolidated Statements of Earnings

(AMOUNTS IN THOUSANDS EXCEPT EARNINGS PER SHARE.)       YEARS ENDED DECEMBER 31,
                                                               2000, 1999 & 1998


                                                            2000            1999            1998
Net sales                                              $ 745,740         609,186         503,100

Cost of sales                                            357,180         289,920         238,820
                                                    ---------------------------------------------
     Gross profit                                        388,560         319,266         264,280

Operating and administrative expenses                    259,003         213,580         177,180
                                                    ---------------------------------------------
     Operating income                                    129,557         105,686          87,100

Other income (expense):
Interest income                                            2,035             634               4
Interest expense                                              --             (57)         (1,053)
(Loss) gain on disposal of property and equipment           (162)            216              72
                                                    ---------------------------------------------
     Total other income (expense)                          1,873             793            (977)
                                                    ---------------------------------------------

     Earnings before income taxes                        131,430         106,479          86,123

Income tax expense                                        50,700          41,024          33,170

     Net earnings                                      $  80,730          65,455          52,953
                                                    ---------------------------------------------

Basic and diluted earnings per share                   $    2.13            1.73            1.40
                                                    ---------------------------------------------

Weighted average shares outstanding                       37,939          37,939          37,939
                                                    ---------------------------------------------


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
10 2000 Annual Report

2000 | Consolidated Statements of Stockholders'
       Equity & Comprehensive Income

(AMOUNTS IN THOUSANDS.)                                 YEARS ENDED DECEMBER 31,
                                                               2000, 1999 & 1998


                                                                                      Accumulated
                                     Common Stock         Additional                     Other           Total
                                -----------------------     Paid-in     Retained     Comprehensive   Stockholders'
                                  Shares       Amount       Capital     Earnings     Income (Loss)       Equity
------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1997                 37,939      $    379       4,424       161,421         (352)           165,872

Dividends paid in cash                --            --          --          (759)          --               (759)

Net earnings for the year             --            --          --        52,953           --             52,953

Translation adjustment                --            --          --            --         (420)              (420)
                                                                                                      ------------
Total comprehensive income                                                                                52,533
------------------------------------------------------------------------------------------------------------------

Balances as of
December 31, 1998                 37,939      $    379       4,424       213,615         (772)           217,646

Dividends paid in cash                --            --          --        (1,517)          --             (1,517)

Net earnings for the year             --            --          --        65,455           --             65,455

Translation adjustment                --            --          --            --          376                376
                                                                                                      ------------
Total comprehensive income                                                                                65,831
------------------------------------------------------------------------------------------------------------------

Balances as of
December 31, 1999                 37,939      $    379       4,424       277,553         (396)           281,960

Dividends paid in cash                --            --          --        (3,035)          --             (3,035)

Net earnings for the year             --            --          --        80,730           --             80,730

Translation adjustment                --            --          --            --         (397)              (397)
                                                                                                      ------------
Total comprehensive income                                                                                80,333
------------------------------------------------------------------------------------------------------------------

Balances as of
December 31, 2000                 37,939      $    379       4,424       355,248         (793)           359,258
------------------------------------------------------------------------------------------------------------------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
                                                           2000 Annual Report 11

2000 | Consolidated Statements of Cash Flows

(AMOUNTS IN THOUSANDS.)                                 YEARS ENDED DECEMBER 31,
                                                               2000, 1999 & 1998


                                                                   2000           1999           1998
-------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net earnings                                                   $ 80,730         65,455         52,953
Adjustments to reconcile net earnings to
   net cash provided by operating activities:
       Depreciation of property and equipment                    11,757         11,777         11,040
       Loss (gain) on disposal of property and equipment            162           (216)           (72)
       Deferred income taxes                                      2,453           (354)           410
       Amortization of goodwill and non-compete agreement           220            220            220
       Changes in operating assets and liabilities:
           Trade accounts receivable                            (21,557)       (16,065)       (10,956)
           Inventories                                          (36,471)       (12,863)       (14,319)
           Other current assets                                  (1,959)         1,127         (1,400)
           Accounts payable                                         573          1,914          4,461
           Accrued expenses                                       1,717          2,786          1,685
           Income taxes payable                                     628          2,208           (706)
                                                            -------------------------------------------
               Net cash provided by operating activities         38,253         55,989         43,316
                                                            -------------------------------------------

Cash flows from investing activities:
Sales of marketable securities                                      215             50             --
Additions of property and equipment                             (36,729)       (39,176)       (37,232)
Proceeds from sale of property and equipment                      6,633         14,197          9,136
Translation adjustment                                             (397)           376           (420)
Increase in other assets                                            (82)          (101)           (93)
                                                            -------------------------------------------
               Net cash used in investing activities            (30,360)       (24,654)       (28,609)
                                                            -------------------------------------------

Cash flows from financing activities:
Net decrease in line of credit                                       --         (4,055)       (12,030)
Payment of note payable                                              --             --           (218)
Payment of dividends                                             (3,035)        (1,517)          (759)
                                                            -------------------------------------------
               Net cash used in financing activities             (3,035)        (5,572)       (13,007)
                                                            -------------------------------------------

               Net increase in cash and cash equivalents          4,858         25,763          1,700

Cash and cash equivalents at beginning of year                   27,849          2,086            386
                                                            -------------------------------------------

Cash and cash equivalents at end of year                       $ 32,707         27,849          2,086
                                                            -------------------------------------------

Supplemental disclosure of cash flow information:
Cash paid during each year for:
   Income taxes                                                $ 50,072         38,183         34,100
   Interest                                                    $     --             87          1,073

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
12 2000 Annual Report

2000 | Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA.)               YEARS ENDED DECEMBER 31,
                                                               2000, 1999 & 1998

1 Summary of Significant Accounting Policies

  Principles of Consolidation

     The consolidated financial statements include the accounts of Fastenal Company and its wholly-owned subsidiaries, Fastenal Company Services, Fastenal Company Purchasing, Fastenal Company Leasing, Fastenal Canada Company , Fastenal Mexico, S. de R.L. de C.V. and Fastenal Mexico Services,
     S. de R.L. de C.V. (collectively referred to as the Company). All material intercompany balances and transactions have been eliminated in consolidation.

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

  Marketable Securities

     Marketable securities as of December 31, 1999 consist of debt securities. The Company classifies its debt securities as available-for-sale. Available-for-sale securities are recorded at fair value based on current market value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings, but are included in comprehensive income, and are reported as a separate component of stockholders' equity until realized, provided that a decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     The amortized cost approximated the fair value of available-for-sale debt securities as of December 31, 1999.

--------------------------------------------------------------------------------
                                                           2000 Annual Report 13

2000 | Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA.)               YEARS ENDED DECEMBER 31,
                                                               2000, 1999 & 1998

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

     Long-Lived Assets

          The Company reviews tangible and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

     Accounting Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     Stock-Based Compensation

          The Company has not granted any stock options. During 2000, the Company established a stock appreciation rights plan (SAR). During July 2000, the Company granted 10,000 SAR units under this plan. The SAR units are exerciseable from July 2002 through December 2002. The Company recognized no compensation expense during 2000 related to the SAR.

--------------------------------------------------------------------------------
14 2000 Annual Report

2000 | Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA.)               YEARS ENDED DECEMBER 31,
                                                               2000, 1999 & 1998

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



2    Property and Equipment

          Property and equipment as of December 31 consists of the following:


                                                    Depreciable
                                                   life in years       2000         1999
          ------------------------------------------------------------------------------------
          Land                                           --         $   6,703       4,442
          Buildings and improvements                  31 to 39         34,123      29,255
          Equipment and shelving                       3 to 10         82,180      63,999
          Transportation equipment                     3 to 5          18,362      21,352
          Construction in progress                       --            17,461      12,365
                                                                  ----------------------------
                                                                      158,829     131,413
               Less accumulated depreciation                          (53,022)    (43,783)
                                                                  ----------------------------
                     Net property and equipment                     $ 105,807      87,630
                                                                  ----------------------------

--------------------------------------------------------------------------------
                                                           2000 Annual Report 15

2000 | Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA.)               YEARS ENDED DECEMBER 31,
                                                               2000, 1999 & 1998

3      Accrued Expenses

         Accrued expenses as of December 31 consist of the following:

                                                                                 2000                 1999
         ----------------------------------------------------------------------------------------------------
         Payroll and related taxes                                         $    6,359                5,927
         Bonuses and commissions                                                3,480                3,393
         Insurance                                                              1,577                1,072
         Sales and real estate taxes                                              982                  866
         Other                                                                  1,104                  527
                                                                            ---------------------------------
                                                                            $  13,502               11,785
                                                                            ---------------------------------

4      Stockholders' Equity

         Preferred stock has a par value of $.01 per share. There were 5,000,000 shares authorized and no shares issued as of December 31, 2000 and 1999.

         Common Stock has a par value of $.01 per share. There were 50,000,000 shares authorized and 37,938,688 shares issued and outstanding as of December 31, 2000 and 1999.


       Dividends

         On January 16, 2001, the Company's board of directors declared a dividend of $.09 per share of Common Stock to be paid in cash on March 9, 2001 to shareholders of record at the close of business on February 23, 2001.

5      Retirement Plan

         In 1998 the Company established the Fastenal Company and Subsidiaries 401(k) Plan. This plan covers all employees of the Company in the United States. The Company made no contributions to the plan in 2000, 1999 or 1998.

--------------------------------------------------------------------------------
16 2000 Annual Report

2000 | Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA.)               YEARS ENDED DECEMBER 31,
                                                               2000, 1999 & 1998

6   Income Taxes

      Components of income tax expense are as follows:

      2000:               Current          Deferred            Total
      ------------------------------------------------------------------
      Federal            $ 41,472             2,110           43,582
      State                 6,775               343            7,118
                      --------------------------------------------------
                         $ 48,247             2,453           50,700
                      --------------------------------------------------

      1999:               Current          Deferred            Total
      ------------------------------------------------------------------
      Federal            $ 35,618              (305)          35,313
      State                 5,760               (49)           5,711
                      --------------------------------------------------
                         $ 41,378              (354)          41,024
                      --------------------------------------------------

      1998:               Current          Deferred            Total
      ------------------------------------------------------------------
      Federal            $ 28,199               353           28,552
      State                 4,561                57            4,618
                      --------------------------------------------------
                         $ 32,760               410           33,170
                      --------------------------------------------------


      Income tax expense in the accompanying consolidated financial statements differs from the "expected" tax expense as follows:

                                                         2000     1999     1998
         -----------------------------------------------------------------------
         Federal income tax expense at
         the "expected" rate of 35%                  $ 46,000   37,268   30,143

       Increase attributed to:
         State income taxes, net of federal benefit     4,627    3,712    3,002
         Other, net                                        73       44       25
                                                     --------------------------
           Total income tax expense                  $ 50,700   41,024   33,170
                                                     --------------------------


       The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31 are as follows:

                                                            2000        1999
       -------------------------------------------------------------------------
       Deferred tax asset (liability):
         Inventory costing and valuation methods        $  2,597       1,940
         Allowance for doubtful accounts receivable          862         539
         Insurance claims payable                            628         434
         Fixed assets                                     (6,627)     (3,000)
         Other, net                                          (27)        (27)
                                                        ------------------------
         Net deferred tax liability                     $ (2,567)       (114)
                                                        ------------------------


     No valuation allowance for deferred tax assets was necessary as of December 31, 2000 and 1999. The character of the deferred tax assets is such that they can be realized through carry-back to prior tax periods or offset against future taxable income.

--------------------------------------------------------------------------------
                                                           2000 Annual Report 17

2000 | Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA.)               YEARS ENDED DECEMBER 31,
                                                               2000, 1999 & 1998

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

      Future minimum annual rentals for the leased facilities and the vehicles are as follows:

                                        Distribution Centers,          Semi-tractors
                                  Packaging Center and Store Sites     and Pick-ups      Total
      -----------------------------------------------------------------------------------------
         2001                                $ 14,725                      5,985        20,710
         2002                                   8,674                      1,899        10,573
         2003                                   3,352                      1,200         4,552
         2004                                     461                          0           461
         2005 and thereafter                      119                          0           119

      Rent expense under all operating leases was as follows:

                                        Distribution Centers,          Semi-tractors
                                  Packaging Center and Store Sites     and Pick-ups      Total
      -----------------------------------------------------------------------------------------
         2000                                $ 16,899                      8,328        25,227
         1999                                  14,867                      4,282        19,149
         1998                                  13,040                          0        13,040

8       Lines of Credit and Commitments

         The Company has a line of credit arrangement with a bank which expires June 30, 2001. The line allows for borrowings of up to $15,000 at .9% over the LIBOR rate. On December 31, 2000 there was $0 outstanding on the line.

         The Company currently has a letter of credit issued on its behalf to its insurance carrier. As of December 31, 2000, the total undrawn balance of this letter of credit was $3,600.

--------------------------------------------------------------------------------
18 2000 Annual Report

2000 | Independent Auditors' Report

The Board of Directors and Stockholders
Fastenal Company:


We have audited the accompanying consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG LLP

Minneapolis, Minnesota
January 16, 2001

--------------------------------------------------------------------------------
                                                           2000 Annual Report 19

0fficers

Robert A. Kierlin
Chairman of the Board,
Chief Executive Officer and President

Willard D. Oberton
Chief Operating Officer
and Executive Vice-President

Nicholas J. Lundquist
Vice-President of Sales

Daniel L. Florness
Chief Financial Officer
and Treasurer

Stephen M. Slaggie
Secretary


Directors

Michael M. Gostomski
President and Chief Executive Officer
Winona Heating & Ventilating Company
(sheet metal and roofing contractor)

Michael J. Dolan
Chief Operating Officer and Executive Vice-President
The Smead Manufacturing Company
(office products manufacturer)

Robert A. Hansen
Associate Professor of Marketing and Logistics
Management, Carlson School of Management,
University of Minnesota

Robert A. Kierlin

Henry K. McConnon
President
Wise Eyes, Inc.
(eyeglass retailer and wholesaler)

Willard D. Oberton

John D. Remick
President and Chief Executive Officer
Rochester Athletic Club, Inc.
(health club)

Stephen M. Slaggie

Reyne K. Wisecup
Human Resource Manager
Fastenal Company Services


Corporate Information

Annual Meeting
The annual meeting of shareholders
will be held at 10:00 a.m.,
Tuesday, April 17, 2001,
at Corporate Headquarters,
2001 Theurer Boulevard,
Winona, Minnesota

Corporate Headquarters
Fastenal Company
2001 Theurer Boulevard
Winona, Minnesota 55987-1500
Phone:  (507) 454-5374
Fax:  (507) 453-8049

Legal Counsel
Faegre & Benson LLP
Minneapolis, Minnesota

Streater & Murphy, PA
Winona, Minnesota


Form 10-K

A copy of the Company's 2000 Annual Report on Form 10-K to the Securities and Exchange
Commission is available without charge to shareholders upon written request to the Secretary of the Company at the address listed on this page for the Company's corporate headquarters.

Copies of our latest press release, unaudited supplemental Company information and monthly sales information (beginning with October 2000 sales) are available at the Fastenal Company
World Wide Web site at: www.fastenal.com

Auditors
KPMG LLP
Minneapolis, Minnesota

Transfer Agent
Wells Fargo Bank Minnesota, National Association
Minneapolis, Minnesota

[FASTENAL COMPANY LOGO]

--------------------------------------------------------------------------------
20 2000 ANNUAL REPORT
                               www.fastenal.com

                                 Buy it Online


Products

Fasteners

Tools & Accessories

Safety Supplies

Cutting Tools

Hydraulics & Pneumatics

Material Handling

Packaging Supplies

Janitorial Supplies

Electrical Supplies

Welding Supplies


Services

Special Manufacturing

Tool & Hoist Repair

Cutting Tool Regrind

Hose Crimping

Material Management

CAD Storeroom Design

Custom Packaging

NEW
Integrated Logistics

Band Saw
Blade Welding



                            Corporate Headquarters:
                    2001 Theurer Blvd. -- Winona, MN 55987
                    Phone: 507-454-5374 -- Fax 507-453-8049