Form 10-K, Exhibit 13
period 2003-12-31
FASTENAL CO
filed 2004-02-25
CIK 815556

Exhibit 13

FASTENAL®

INDUSTRIAL & CONSTRUCTION SUPPLIES

2003 | ANNUAL REPORT

FASTENAL

Accessories Cutting Tools Abrasives
Portland, OR

FASTENAL

2003	Profile of Fastenal Company

Fastenal Company was founded in 1967. As of December 31, 2003, the Company operated 1,314 store sites located in 50 states, Puerto Rico, Canada, Mexico and Singapore and employed 4,835 people at these sites. In addition, there were 2,016 people employed in various support positions. The Company sells approximately 448,000 different types of industrial and construction supplies in ten product categories. These include (approximately): 212,000 different types of threaded fasteners and miscellaneous supplies; 76,000 different types of tools; 62,000 different types of metal cutting tool blades; 35,000 different types of fluid transfer components and accessories for hydraulic and pneumatic power; 10,000 different types of material handling and storage products; 8,000 different types of janitorial and paper products; 10,000 different types of electrical supplies; 19,000 different types of welding supplies (excluding welding gases); 9,000 different types of safety supplies; and 7,000 different types of raw materials (metals). As of December 31, 2003, the Company operated twelve distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and Ontario, Canada. Approximately 95.2% of the Company’s 2003 sales were attributable to products manufactured by others, and approximately 4.8% related to items manufactured, modified or repaired by either the Company’s Manufacturing Division or one of its Support Services. Since December 31, 2003, the Company has opened additional store sites, and has promoted individuals to lead its new sales locations in Asia (Shanghai) and Europe (Rotterdam).

This Annual Report, including the sections captioned “President’s Letter to Shareholders,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Stock and Financial Data,” contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including statements regarding new store openings, the introduction of the Company’s new web site, anticipated changes in the savings to the Company related to vendor incentive programs, the implementation of the Company’s Customer Service Project (CSP) and its anticipated impact on the Company’s inventory stocking model, inventory turns and cash flow, opening of new distribution centers, the leveling off of sales growth and the variability of sales at older stores, foreign product sourcing, foreign market potential, and the expansion of foreign operations, capital expenditures, funding of expansion plans, and dividends. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements is included in the section of this Annual Report captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company assumes no obligation to update either such forward-looking statements or the discussion of such risks and uncertainties.

2003	Table of Contents

New Website Coming Soon!

FASTENAL COMPANY’S WEBSITE

www.fastenal.com

pages 2-3

PRESIDENT’S LETTER TO SHAREHOLDERS

SIX-YEAR SELECTED FINANCIAL DATA

pages 5-12

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

STOCK AND FINANCIAL DATA

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF EARNINGS

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’EQUITY & COMPREHENSIVE INCOME

CONSOLIDATED STATEMENTS OF CASH FLOWS

pages 18-27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

Inside Back Cover

EXECUTIVE OFFICERS & DIRECTORS

CORPORATE INFORMATION

FASTENAL COMPANY’S EXPANDED PRODUCT OFFERING

2003 ANNUAL REPORT | 1

2003	President’s Letter to Shareholders

The 2003 economy was a bit of a rollercoaster, but overall, Fastenal weathered the storm fairly well. We are proud of the results our Company delivered in fiscal 2003. Our net sales in 2003 were $994.9 million, a 9.9% increase over the $905.4 in 2002. The 2002 amount included net sales of $17 million from the Company’s DIY Business, which was disposed of in October 2002. Excluding sales arising out of the operation of the DIY Business, growth in net sales was 12% in 2003.

Excluding the impact of the DIY Business, our average daily sales growth each month (when compared to the corresponding month in the preceding year) increased between 8.5% and 14.5% in the first half of the year, but during the second half we saw steady improvement. With average daily growth of 16.9%, December proved to be our best growth month of the year. We believe this improvement in performance was the result of a strengthening national economy, as well as better execution by the dedicated team at Fastenal.

Our net earnings in 2003 grew to $84.1 million, an increase of 11.4% over our $75.5 million in 2002. This earnings growth occurred because of higher net sales, and internal expense control. We were very good at the latter, despite the added challenge of converting 567 stores to the new Customer Service Project (CSP) format and adding 151 new stores.

New store openings continue to be a major growth initiative. With 151 new stores in 2003, we now own and operate 1,314 stores. We continue to research markets and identify locations for future openings. We expect to continue opening approximately 12% to 16% more stores per year, or 160 – 210 in 2004.

By far the largest project we worked on in 2003 was the Customer Service Project. We have been working on this project since the beginning of 2002. It is designed to improve the service we provide to our customers by improving the inventory selection, merchandising, and, in some cases, the location of the store itself. Our product managers, along with store personnel, continue to improve the original CSP inventory selection by researching what customers want, and then making sure those products are readily available in the stores. The merchandising and store layouts continue to improve as well. The top priority in merchandising is signage and information, so customers can more easily serve themselves. Another important part of this project is store location. With better inventory selection and merchandising, it is important that we generate more customer traffic through our stores so they have a better understanding of all the different products available. Since the conversion, we have seen an improvement in our stores’ overall performances, the most important indicator being customer activity, followed by sales growth and productivity. Packaging fasteners and making them a self-service item has proven to expedite the purchasing process for the customer. Because of these efficiency gains, we only had to add 92 people in the branches in 2003.

The inventory requirement for the CSP initiative is very high. We added $28 million dollars to the existing store inventories in 2003. Because of the better inventory selection at the store locations, we need less backup inventory; this allowed us to reduce the distribution center inventories by $21 million. This, along with the $9 million of inventory for the new stores, brings our annual inventory growth to $16 million.

These changes are both exciting and highly motivating and have really given our employees a strong sense of pride and ownership. Throughout the year I traveled to stores in more than 20 states, and witnessed firsthand the progress we have made and the enthusiasm of our store employees. I believe they really appreciate the investment the Company is making and, in turn, have raised the bar on their own performance. They understand that when the Company grows, so do their paychecks.

We also recognize our Company’s future success requires us to constantly train our employees and develop our future leaders. The Fastenal School of Business has continued to expand and improve its course offerings. In addition to maintaining the current course schedule, the School introduced two new programs. A one-week advanced selling course, which is offered to our managers and outside sales people. (To date, over 550 employees have completed this course.) The other is operational development training, which is designed to help the lead people in our distribution centers become better leaders. During the year, we also enhanced our five-week accelerated store manager development program. This program is designed for high potential employees seeking store manager positions. These initiatives are designed to help us build our leadership and successfully manage our growth.

As a distributor, sourcing product is one of the most important areas of our business. We currently source 15% of our product direct from Asia. Our product managers have identified opportunities to source another 15%-20% of our product direct. These products are currently produced in Asia and we buy them through an importer in the United States. Because of these opportunities we

2 | 2003 ANNUAL REPORT

2003	President’s Letter to Shareholders

decided to open a trading company in Asia. The company (FASTCO) was opened in Shanghai because of its central location. Our corporate purchasing manager relocated his family from Minnesota to China and is the president of the company. We currently have 12 employees in China and plan to add 3-5 more in 2004.

Our international business opportunities are growing, and we believe that two strong markets for Fastenal are in China and Europe. Our Vice President of International Sales appointed regional sales managers for both Europe and China in 2003. These individuals, both long-time Fastenal employees, will relocate during the first quarter of 2004. These markets were chosen as a result of requests from current customers who would like us to support them in other parts of the world. The sales contribution from Europe and China is expected to be very low in 2004, but we anticipate a greater contribution in future years.

During 2003 we made significant progress in growing our government business. We sold over $27 million dollars to governmental organizations, for a gain of 54% over 2002. Fastenal was chosen the Most Valuable Schedule Holder in the hardware and appliance categories. The winner of this award is chosen by government purchasers, and is awarded based on customer service. The competition is very strong in this area, and we are very proud to receive this award.

Our National Accounts team had to work very hard to maintain their sales growth in 2003, and I’m happy to report they were successful. This is a competitive market, and the large industrial accounts they call on were trying very hard to control their spending. However, with the consistent efforts put forth by the Fastenal team, our national accounts program was able to grow 17.3% over 2002, and contributed $216 million to our 2003 sales. Although much smaller, our National Construction Sales group, which was started in 2002, signed 56 supply contracts with major construction companies and contributed almost $10 million to our 2003 sales.

During 2003, we continued to expand the use of technology to improve our business. The Information Systems staff continues to make improvements in our electronic billing software as well as work on several different programs to speed up communications with suppliers, customers, and employees. This department is also working on developing our new web site, which we plan to introduce in March of 2004.

We relocated our distribution center in Atlanta Georgia, in the first quarter; giving us much needed additional space. We also opened our first distribution center outside of the United States during the second quarter. It is a 62,000 square foot facility located near Toronto, Ontario. In December 2003 we purchased a 250,000 square foot facility in Greensboro, North Carolina; this will replace our current leased facility. We plan to start operating from this facility in 2004.

2003 was a difficult year for our distribution people. Because of the heavy investment in the CSP initiative, we asked them to hold expenses flat to help offset the cost of the project. In true Fastenal spirit, they rose to the occasion and not only met our expectation but exceeded it by reducing expenses without sacrificing service to our stores. They ended the year with 234 fewer employees than they had at the start of the year, a reduction of 18%. Due to the high number of part-time employees, this was accomplished entirely by attrition.

Although our inventory grew more than we planned, our balance sheet is in as good of condition as it has ever been. Our receivables continue to grow at a rate about equal to the rate of sales growth. Even after increasing our dividend from .05 to .21 and investing heavily in our CSP initiative, we generated $35 million in additional cash.

As I reflect back on the past year, one constant remains throughout all the challenges. That is the quality of the Fastenal employee. The leaders of Fastenal work very hard to create an environment where people are free to make decisions and use their creativity to grow the company and help create new opportunities for themselves. I am certain that if we continue to believe in our people and encourage them to share our core values of ambition, integrity, innovation, and teamwork, we will be able to continue to open stores, grow our business, and create new opportunities for our people.

On behalf of all the people who work at Fastenal, I thank you for your continuing support, and promise to work hard to continue to grow our business.

2003 ANNUAL REPORT | 3

2003	Six-Year Selected Financial Data

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION.)

Operating Results Years Ended Dec. 31	2003	Percent Change	2002	2001	2000	1999	1998

Net sales	$994,928	9.9%	$905,438	818,283	755,618	618,191	511,233

Gross profit	489,067	9.1%	448,476	412,427	388,118	319,460	265,179

Earnings before income taxes	136,336	12.5%	121,207[2]	113,634	131,430	106,479	86,123

Net earnings	84,120	11.4%	75,542[3]	70,112	80,730	65,455	52,953

Basic and diluted earnings per share	1.11	11.0%	1.00[3]	.92	1.06	.86	.70

Dividends per share	$.21	320.0%	$.05	.045	.04	.02	.01

Basic-weighted average shares outstanding	75,877		75,877	75,877	75,877	75,877	75,877

Diluted-weighted average shares outstanding	75,892[1]		75,877	75,877	75,877	75,877	75,877

Financial Position December 31

Net working capital	$393,255	12.5%	$349,422	300,680	247,876	193,744	142,459

Total assets	651,543	16.6%	559,008	475,244	402,464	318,621	251,234

Total stockholders’ equity	$576,740	15.4%	$499,871	424,888	359,258	281,960	217,646

All information contained in this Annual Report reflects the 2-for-1 stock split effected in the form of a stock dividend in 2002.

[1]	Reflects impact of stock options issued in May 2003 that were in-the-money during the period outstanding.
[2]	Amount includes a gain on the sale of the DIY Business of $ 5,934.
[3]	Amount includes an extraordinary gain, net of tax, of $ 716, or $.01 per basic and diluted share.

4 | 2003 ANNUAL REPORT

2003	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND PER SHARE INFORMATION)

Results of Operations

Business Overview—  Fastenal is a North American leader in the wholesale distribution of industrial and construction supplies. Most of the Company’s customers are in the construction and manufacturing markets. The construction market includes general, electrical, plumbing, sheet metal, and road contractors. The manufacturing market includes both original equipment manufactures (OEM) and maintenance and repair operations (MRO). Other users of the Company’s product include farmers, truckers, railroads, mining companies, federal, state, and local governmental entities, schools, and certain retail trades. Geographically, our customers are primarily located in North America.

Financial Overview—  During 2003, 2002, and 2001, the global manufacturing recession negatively impacted the Company’s performance, and that of the industry as a whole. The impact of the economy is best reflected in the growth performance of our stores greater than five years old. These stores are more cyclical due to the increased market share they enjoy in their local markets. The net sales growth rate of stores more than five years old was as follows:

2003	2002	2001

3.3%	0.5%	(2.5%)

Our stores that are two to five years old are also impacted by the economy, but to a lesser degree. The net sales growth rate of our stores that are two to five years old was as follows:

2003	2002	2001

16.5%	16.6%	12.6%

Combined these two groups represent a consistent “same-store” view of our business. These stores, which are more than two years old, had net sales growth rates as follows:

2003	2002	2001

5.3%	3.2%	1.2%

The 2003 net sales growth rate percentages reflect the strengthening of the North American market in the period since July 2003. The Company was able to increase profits by a greater percentage than our net sales growth in 2003 due to its tight management of payroll and related costs, which represent approximately 70% of operating expenses. These profits were also increased due to the stabilization of our insurance expenses when compared to the prior year.

The 2002 and 2001 net sales growth percentages represent the 2001 slowdown in the economy followed by a fluctuating economy in 2002. The Company’s results were significantly impacted by the economy during this time frame as we continued our store expansion initiatives.

Net sales—  Net sales and growth rates in net sales were as follows:

	2003	2002	2001

Net sales	$994,928	905,438	818,283

Percentage change	9.9%	10.7%

During August 2001, the Company acquired a business which sold packaged fasteners to the retail market (Do-It-Yourself or DIY Business). During October 2002 this business was sold. The DIY Business had sales of $16,974 and $8,526 (or approximately 1.9% and 1.0% of the consolidated sales of the Company) during 2002 and 2001, respectively. Excluding sales related to the DIY Business, net sales and growth rates in net sales would have been as follows:

	2003	2002	2001

Net sales	$994,928	888,464	809,757

Percentage change	12.0%	9.7%

Management included the net sales (excluding DIY Business) and the corresponding growth rate above because we believe it provides a consistent presentation of the growth experienced in Fastenal’s organic store-based business and ongoing operations.

The increase in net sales in 2003 came primarily from new site openings, unit sales growth in existing sites more than two years old, and growth in the newer product lines. This 2003 growth was tempered by a deflationary impact to pricing during the year. The increase in net sales in 2002 came primarily from new site openings, unit sales growth in existing sites less than five years old, growth in the newer product lines, and the acquisition of the DIY Business. The growth in 2002 was tempered by a slight deflationary impact to pricing.

2003 ANNUAL REPORT | 5

2003	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND PER SHARE INFORMATION)

The following table indicates: (1) percentage of net sales from the Fastenal® product line and from the newer product lines and (2) product lines added to the original fastener product line and the year of introduction.

	Introduced	2003	2002	2001

Fastenal Product Line	1967	54.8%	55.6%	58.8%

Tools	1993	11.4%	11.1%	11.6%

Cutting Tools	1996	5.4%	5.4%	5.5%

Hydraulics & Pneumatics	1996	6.3%	6.0%	5.2%

Material Handling	1996	7.0%	6.7%	6.7%

Janitorial Supplies	1996	3.6%	3.2%	2.5%

Electrical Supplies	1997	2.9%	2.6%	2.4%

Welding Supplies	1997	3.1%	2.8%	2.3%

Safety Supplies	1999	4.8%	4.1%	3.3%

Raw Materials	2001	0.3%	0.1%	0.2%

Retail Packaged Products*	2001	–	1.9%	1.0%

Other	–	0.4%	0.5%	0.5%

		100%	100%	100%

*The Retail Packaged Product line was added as a result of the DIY Business acquisition. This business was sold in October 2002. This product line has been merged into the Company’s other product lines.

Threaded fasteners accounted for approximately 45%, 46%, and 49% of the Company’s consolidated sales in 2003, 2002, and 2001, respectively. Sites opened in 2003 contributed approximately $19,478 (or 2.0%) to 2003 net sales. Sites opened in 2002 contributed approximately $59,699 (or 6.0%) to 2003 net sales and approximately $18,600 (or 2.1%) to 2002 net sales. The rate of growth in sales of sites generally levels off after sites have been open for five years, and, as stated earlier, the sales of older sites typically vary more with the economy than do the sales of younger sites.

Our business had daily sales growth rates of (compared to the comparable month in the preceding year):

Month	2003	2002	2001

January	10.2%	5.6%	20.0%

February	7.9%	7.1%	16.2%

March	11.5%	8.9%	11.4%

April	7.2%	12.0%	9.0%

May	6.7%	12.3%	9.4%

June	6.0%	13.7%	7.6%

July	8.2%	11.6%	7.4%

August	8.8%	13.1%	5.9%

September	8.4%	11.0%	8.7%

October	13.7%	10.2%	4.1%

November	14.5%	14.3%	2.5%

December	16.9%	7.8%	5.1%

Excluding sales related to the DIY Business, daily sales growth rates would have been (compared to the comparable month in the preceding year):

Month	2003	2002	2001

January	13.3%	2.7%	20.0%

February	10.3%	4.8%	16.2%

March	14.5%	6.0%	11.4%

April	9.9%	9.3%	9.0%

May	9.5%	9.4%	9.4%

June	8.5%	11.0%	7.6%

July	11.0%	8.7%	7.4%

August	11.4%	10.4%	5.9%

September	10.8%	12.5%	4.8%

October	13.9%	13.3%	1.0%

November	14.5%	17.9%	(0.5%)

December	16.9%	11.6%	1.4%

The first table reflects daily sales growth rates of the entire organization. The second table reflects daily sales growth rates of Fastenal excluding the impact of the DIY Business. The DIY Business represented 0%, 1.9%, and 1.0% of net sales in 2003, 2002, and 2001, respectively. The DIY Business was owned from August 31, 2001 to October 3, 2002.

6 | 2003 ANNUAL REPORT

2003	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND PER SHARE INFORMATION)

Management included the second table above because we believe it provides a consistent presentation of the organic store-based business and ongoing operations before, during, and after the period in which the DIY Business was owned and operated.

Note: Daily sales are defined as the sales for a period divided by the number of business days in a period.

The daily sales growth rates in the two tables above represent several trends. The first being a downward trend in the first eleven months of 2001 which reflected the overall weakening of the industrial economy we service in North America. This trend reversed itself from December 2001 to June 2002; this was partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001. During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002, while the July to December time frame in 2003 represents some stabilization and improvement in the growth rates experienced. The choppy trend, which the Company experienced from July 2002 until June 2003, reflects the alternating strengthening and weakening in the industrial economy during that period, while the July 2003 to December 2003 improvement reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the CSP initiative (discussed below).

Gross Profit Margins

Gross profit as a percent of net sales was 49.2% in 2003, 49.5% in 2002, and 50.4% in 2001. The change in the gross margin percent in 2003 resulted from several factors. The DIY Business operated at a lower gross margin, approximately 30%, so the sale of this business caused an improvement in the overall gross margin. This improvement was more than offset by (1) the influence of increases in sales to certain large accounts and to certain large one time sales, which were made at lower margins, (2) the influences of changes in product mix, and (3) the slowdown in the growth of inventories since May 2003, which has lowered the savings to Fastenal related to vendor incentive programs, including vendor freight allowances and rebates. The last item primarily impacted the latter half of the third quarter and all of the fourth quarter. We expect this trend to continue impacting us in the first quarter of 2004 and then we expect this trend will improve as freight allowances and rebates improve in the second quarter of 2004.

The decrease in the gross margin percent in 2002 resulted from (1) the impact of the DIY Business, (2) the influence of increases in sales to certain large accounts, and (3) the influences of changes in product mix.

Absent the DIY Business acquisition, the gross profit percent would have been 0.4% and 0.2% higher in 2002 and 2001, respectively. As was discussed earlier, the DIY Business was owned and operated from August 31, 2001 to October 3, 2002.

Operating and Administrative Expenses

Operating and administrative expenses, as a percent of net sales, were 35.5% in 2003, 37.0% in 2002, and 36.7% in 2001. The changes were primarily due to changes in payroll and related costs, changes in occupancy costs, fluctuations in growth of net sales in stores greater than five years old, the impact of the August 2001 acquisition, and, with respect to 2002, changes in the estimate of general self-insured claims.

Payroll and related costs represent approximately 69%, 71%, and 71% of operating and administrative expenses in 2003, 2002, 2001, respectively. In 2003, payroll and related costs increased at a rate which was less than the rate of increase in net sales. In 2002, payroll and related costs increased at a rate which was greater than the rate of increase in net sales. The changes in payroll and related costs were due to the following increases (decreases) in the average number of employees:

	2003	2002

Sales Personnel	1.6%	6.1%

Support Personnel	(13.2%)	11.4%

The 2003 drop in the average number of support employees was amplified by two events: (1) the sale of the DIY Business, which resulted in a drop of approximately 194 employees (or 8.0%) and (2) tight management of employee head count. The 2002 increase in the average number of support employees was amplified by the DIY Business acquisition.

2003 ANNUAL REPORT | 7

2003	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND PER SHARE INFORMATION)

In both 2003 and 2002, the rate of increase in occupancy costs was greater than the rate of increase in net sales. Occupancy costs increased due to a 12.4% and a 14.0% increase in the number of sites in 2003 and 2002, respectively.

In 2002, the Company incurred approximately $4,000 of additional insurance expense late in the year due to adjustments of the insurance reserve. These adjustments were identified in connection with our change in insurance providers. During the transition process, we were advised by our former insurance provider of reserve levels which were inconsistent with earlier information and with estimates previously recorded. This adjustment was recorded in the fourth quarter of 2002. This did not reoccur in 2003.

The loss on sale of property and equipment in all years came primarily from the sale of used vehicles. The gain on sale of the DIY Business in 2002 was from the sale of the business acquired in 2001. The extraordinary gain of $716, net of tax, in 2002 resulted from the negative goodwill recognized on the DIY Business acquisition.

Net earnings—Net earnings and net earnings per share, and growth rates in both, were as follows:

	2003	2002	2001

Net earnings	$84,120	75,542	70,112

Percentage change	11.4%	7.7%

Basic and diluted net earnings per share	$1.11	1.00	0.92

Percentage change	11.0%	8.7%

As indicated earlier, the net earnings in 2002 included a gain on disposal of the DIY business, before tax, of $5,934 and an extraordinary gain on acquisition, net of tax, of $716. The net earnings growth rate before the gain on disposal of the DIY Business and before the extraordinary gain on acquisition was 18.2% and 1.5% in 2003 and 2002, respectively.

Management included the net earnings growth rate information excluding the gain on disposal of the DIY Business and excluding the extraordinary gain on acquisition because we believe it provides a consistent presentation of the growth experienced in Fastenal’s ordinary course operations.

During 2003, the net earnings growth rate was greater than that of net sales primarily because of the earlier mentioned impact of payroll and related costs. During 2002, the net earnings growth rate was lower than that of net sales primarily because of the earlier mentioned impact of operating and administrative costs.

Effects of Inflation

Price deflation related to certain products negatively impacted net sales in 2003, 2002, and 2001.

Critical Accounting Policies

The Company’s estimates related to certain assets and liabilities are an integral part of the consolidated financial statements. These estimates are considered critical to the consolidated financial statements because they require subjective and complex judgments.

Allowance for doubtful accounts – This reserve is for accounts receivable balances that are potentially uncollectible. The reserve is based on (1) an analysis of customer accounts and (2) the Company’s historical experience with accounts receivable write-offs. The analysis includes the aging of accounts receivable, the financial condition of a customer or industry, and general economic conditions. Historically, results have reflected the reserves previously recorded. Management believes the results could be materially different if historical trends do not reflect actual results or if economic conditions worsened for the Company’s customers.

Inventory reserves – This reserve is for shrinkage. The reserve is based on an analysis of inventory trends. The analysis includes inventory levels, physical inventory counts, cycle count adjustments, and the on-hand quantities relative to the sales history for the product. Historically, results have reflected the reserves previously recorded. Management believes the results could be materially different if historical trends do not reflect actual results.

Health insurance reserves – This reserve is for incurred but not reported and reported and unpaid health claims. The reserve is based on an analysis of external data related to the Company’s historical claim reporting trends. Historically, results have reflected the reserves previously recorded. Management believes the results could be materially different if historical trends do not reflect actual results.

8 | 2003 ANNUAL REPORT

2003	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND PER SHARE INFORMATION)

General insurance reserves – This reserve is for general claims related to worker’s compensation, property and casualty losses, and other self-insured losses. The reserve is based on an analysis of external data related to the Company’s historical general claim trends. During 2002, the Company’s results did not reflect the recorded reserve, and an adjustment to increase the reserve was recorded in 2002 of $4,000. Similar adjustments have not occurred in other years, including 2003. Management believes the results could be materially different if historical trends do not reflect actual results.

Liquidity and Capital Resources

Net cash provided by operating activities was:

2003	$90,623

2002	$17,612

2001	$90,770

The 2003 increase in net cash provided by operating activities was primarily due to the increase in net earnings and the impact of lower growth in inventories when compared to 2002; and, to a lesser degree, the impact of effective accounts payable management and of the strengthening Canadian dollar when compared to the United States dollar. The 2003 increase was partially offset by expected increases in trade accounts receivable.

The 2002 decrease in net cash provided by operating activities was primarily due to the increases in inventory for the continued implementation of the Company’s CSP initiative (discussed below).

During 2002, the Company began its Customer Service Project (CSP). This project centers on stocking a broader inventory in each of our stores and displaying it so our customers can service themselves. The Company believes the Customer Service Project (CSP) will shift our inventory-stocking model from its historical mix of approximately 60% store and 40% distribution center to approximately 75% store and 25% distribution center. We believe this can be accomplished by expanding the inventory in the stores to the CSP format (discussed below), and then by subsequently reducing the distribution center inventory. This would allow us to operate in the future with inventory turns similar to, or just slightly lower than, the periods before the CSP, and would have a lower impact on cash flows from operations in the future.

The inventory stocked under the CSP format consists of a core stocking level of approximately $55 per location. Existing stores which have not yet converted to the CSP format stock some, but not all, of the inventory stocked under the CSP format. Existing stores converted to the CSP format have experienced increases in their inventory levels as they fill out the product selection. New stores, prior to commencement of the CSP, opened with approximately $25 of inventory per location, and would grow this amount to approximately $50 after operating for twelve months. The Company currently intends to convert approximately 40 stores per month to the CSP format and to continue opening all new stores with the CSP format.

The Company’s inventory level increased as follows:

2003	$15,622	7.2%

2002	$64,556	42.3%

2001	$9,638	6.7%

The lower increase in 2003 reflected the progression of the CSP initiative. The inventory requirement for the CSP initiative is very high. We added $28 million dollars to the existing store inventories in 2003. Because of the better inventory selection at the store locations, we need less backup inventory; this allowed us to reduce the distribution center inventories by $21 million. This, along with the $9 million of inventory for the new stores, brings our annual inventory growth to $16 million. The increase in 2002 reflected (1) the growth in sales and in the number of store locations over the last two years, (2) the Company’s CSP implementation, and (3) higher stocking levels in the Company’s distribution centers.

Net cash used in investing activities was:

2003	$39,733

2002	$46,800

2001	$59,691

The 2003 decrease in net cash used in investing activities resulted primarily from the reduction in marketable securities, which more than offset the absence of the proceeds from the DIY Business sale which the Company received in 2002. The 2002 decrease in net cash used in investing activities resulted primarily from the sale of the DIY Business.

2003 ANNUAL REPORT | 9

2003	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND PER SHARE INFORMATION)

The Company had future commitments for leased facilities and for leased vehicles at December 31, 2003. The Company had $6,533 of long-term debt related to an Industrial Revenue Bond (IRB) at December 31, 2003 and 2002. The future contractual cash obligations related to the commitments are as follows:

	Total	2004	2005 and 2006	2007 and 2008	After 2008

Facilities	$56,859	22,875	26,036	7,948	–
Vehicles	14,751	9,377	5,374	–	–
IRB	6,533	–	–	–	6,533

Total	$78,143	32,252	31,410	7,948	6,533

The Company has a letter of credit issued on its behalf to its insurance carrier. The future commercial commitment related to the letter of credit is $1,928. See notes 8 and 9 of the Notes to Consolidated Financial Statements for additional information related to these obligations and to our current line of credit.

The Company declared a semi-annual dividend of $.15 per share on January 19, 2004. The Company paid an annual dividend of $.21 per share in 2003, $.05 per share in 2002, and $.045 per share in 2001.

As of December 31, 2003, the Company had no material outstanding commitments for capital expenditures.

The Company expects to incur approximately $35,000 in total capital expenditures in 2004, consisting of (approximately) $8,000 for manufacturing, warehouse and packaging equipment and facilities, $5,000 for shelving and related supplies for the Company’s CSP implementation, $6,000 for data processing equipment, $8,000 for store buildings, and $8,000 for vehicles. The Company has expanded the number of owned store locations over the last several years, and expects to purchase additional locations in the future.

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

Interest Rates – The Company has a $15,000 line of credit of which $0 was outstanding at December 31, 2003. The line bears interest at .9% over the LIBOR rate.

Foreign Currency Exchange Rates – Foreign currency fluctuations can affect the Company’s net investments and earnings denominated in foreign currencies. The Company’s primary exchange rate exposure is with the Canadian dollar against the U.S. dollar. The Company’s estimated net earnings exposure for foreign currency exchange rates was not material at December 31, 2003.

Geographic Information

Information regarding the Company’s revenues, long-lived assets, and deferred tax assets by geographic area is set forth in note 10 to the Notes to Consolidated Financial Statements. Risks attendant to the Company’s foreign operations are described under “Certain Risks and Uncertainties” below.

Certain Risks and Uncertainties

Certain statements in this Annual Report, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases and in oral statements made by or with approval of the Company’s executive officers constitute or will constitute “forward-looking statements” under the Reform Act. The following factors are among those that could cause the Company’s actual results to differ materially from those predicted in such forward-looking statements: (i) an upturn or downturn in the economy could impact sales at existing stores, the rates of new store openings, additions of new employees, and the time it typically takes a new store to achieve profitablitity, (ii) an upturn or downturn in the economy, or a change in product mix, could impact gross margins, (iii) a change, from that projected, in the number of markets able to support future store sites could impact the rates of new store openings and additions of new employees, (iv) the ability of the Company to develop product expertise at the store level, to identify future product lines that complement existing product lines, to transport and store certain hazardous products and to otherwise integrate new product lines into the Company’s

10 | 2003 ANNUAL REPORT

2003	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND PER SHARE INFORMATION)

existing stores and distribution network could impact sales and margins, (v) increases or decreases in fuel and utility costs could impact distribution and occupancy expenses of the Company, (vi) the ability of the Company to successfully attract and retain qualified personnel to staff the Company’s stores could impact sales at existing stores and the rate of new store openings, (vii) changes in governmental regulations related to product quality or product source traceability could impact the cost to the Company of regulatory compliance, (viii) inclement weather could impact the Company’s distribution network, (ix) foreign currency fluctuations, changes in trade relations, or fluctuations in the relative strength of foreign economies could impact the ability of the Company to procure products overseas at competitive prices and the Company’s foreign sales, (x) disruptions caused by the implementation of the Company’s new management information systems infrastructure could impact sales, (xi) changes in the rate of new store openings could impact expenditures for computers and other capital equipment, (xii) disruption related to the CSP implementation could cause expenses and inventory investments to increase, which in turn could cause the Company to reevaluate implementation of the project, (xiii) changes in the stocking and buying patterns related to product, both domestic and imported, could result in the Company being unable to reduce its distribution center inventories to the extent anticipated and the Company failing to achieve inventory turns in the future similar to those before the CSP initiative began and have a negative impact on cash flows from investing activities, and (xv) changes in the availability of suitable land and buildings could impact expenditures for additional owned locations which house our stores, which in turn could alter the Company’s plans to increase the number of owned locations.

New Accounting Pronouncements

Over the last several years, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, SFAS No. 132 (Revised), Employers’ Disclosures about Pensions and Other Post Retirement Benefits, Interpretation (FIN), No. 45, Guarantors Accounting and Disclosory Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, FIN No. 46, Consolidation of Variable Interest Entities, Emerging Issues Task Force (EITF) No. 00-21, Revenue Arrangements with Multiple Deliveries, and EITF No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor.

SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This pronouncement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We adopted the provisions of this statement on July 1, 2003. The adoption of SFAS 149 did not have an impact on our consolidated results of operations or financial position.

SFAS 150 requires certain categories of “freestanding” financial instruments to be classified as liabilities. This pronouncement is effective for freestanding financial instruments entered into or modified after May 31, 2003, or otherwise at the beginning of the first interim period beginning after June 15, 2003. We adopted the provisions of this statement on July 1, 2003. The adoption of SFAS 150 did not have an impact on our consolidated results of operations or financial position.

SFAS 132 revised employers’ disclosures about pension plans and other postretirement benefits. It does not change the measurement or recognition of those plans. It requires additional disclosures about the assets, obligations, cash flows and net periodic benefit costs of defined benefit pension plans and other postretirement benefit plans. SFAS 132 is effective for fiscal years ending after December 15, 2003. We adopted the new disclosure requirements of this revised statement for our year ended December 31, 2003. The adoption of SFAS 132 did not have an impact on our consolidated results of operations or financial position.

FIN 45 elaborates on disclosure requirements for obligations by a guarantor under certain guarantees. This interpretation also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of an obligation undertaken in issuing a guarantee. The Company applied the provisions of FIN 45 for initial recognition and measurement provisions to guarantees issued or modified after December 31, 2002, as required. The Company does have certain guarantees related to residual values of leased vehicles, which did require disclosure under FIN 45.

2003 ANNUAL REPORT | 11

2003	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(AMOUNTS IN THOUSANDS EXCEPT PERSONNEL COUNTS AND PER SHARE INFORMATION)

FIN 46 is an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. The consolidation requirements of FIN 46 are effective for the first reporting period ending after December 15, 2003 for entities considered to be special-purpose entities. The consolidation requirements for all other entities subject to FIN 46 are effective for financial statements of the first reporting period ending after March 15, 2004. We do not have any ownership or other interests in any variable interest entities as of December 31, 2003. We will apply the consolidation requirements of FIN 46 in future periods should an interest in a variable interest entity be acquired.

EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable, and there exists sufficient evidence of their fair values to separately account for some or all of the deliverables (that is, there are separate units of accounting). In other arrangements, some or all of the deliverables are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. EITF 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. EITF 00-21 does not change otherwise applicable revenue recognition criteria. EITF 00-21 was effective for the Company on July 1, 2003 and did not have an impact on revenue recognition.

EITF 02-16 addresses how a reseller of a vendor’s products should account for cash consideration received from a vendor and how to measure that consideration in its income statement. Certain provisions of EITF 02-16 were effective November 22, 2002 and other provisions were effective after December 31, 2002. EITF 02-16 did not have an impact on the Company’s financial statements.

12 | 2003 ANNUAL REPORT

2003	Stock & Financial Data

Common Stock Data

The Company’s shares are traded on The Nasdaq Stock Market under the symbol “FAST”. The following table sets forth, by quarter, the high and low closing sale price of the Company’s shares on The Nasdaq Stock Market for 2003 and 2002.

2003:	High	Low	2002:	High	Low

First quarter	$38.91	27.51	First quarter	$38.84	31.63
Second quarter	37.15	27.80	Second quarter	43.35	36.15
Third quarter	43.74	32.90	Third quarter	41.80	29.49
Fourth quarter	50.99	37.65	Fourth quarter	39.39	26.61

As of February 2, 2004, there were approximately 1,700 recordholders of the Company’s Common Stock. In 2003, the Company paid a $.06 and $.15 dividend per share and in 2002 the Company paid a $.05 dividend per share. On January 19, 2004, the Company announced a $.15 semi-annual dividend per share to be paid on March 5, 2004 to shareholders of record at the close of business on February 23, 2004. The Company expects that it will continue to pay comparable semi-annual cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the board of directors.

Selected Quarterly Financial Data (Unaudited)

(Amounts in thousands except per share information)

2003:	Net sales	Gross profit	Net earnings before extraordinary gain	Net earnings	Earnings before extraordinary gain per share [2]	Earnings per share [2]

First quarter	$235,843	116,697	19,041	19,041.25		.25
Second quarter	249,112	123,374	21,927	21,927.29		.29
Third quarter	258,330	126,507	23,262	23,262.31		.31
Fourth quarter	251,643	122,489	19,890	19,890.26		.26
Total	$994,928	489,067	84,120	84,120	1.11	1.11

2002:	Net sales	Gross profit	Net earnings before extraordinary gain	Net earnings	Earnings before extraordinary gain per share [2]	Earnings per share [2]

First quarter	$214,582	106,577	17,705	17,705.23		.23
Second quarter	233,484	115,485	21,115	21,831[1]	.28	.29
Third quarter	238,086	117,069	19,117	19,117.25		.25
Fourth quarter	219,286	109,345	16,889	16,889.22		.22
Total	$905,438	448,476	74,826	75,542.99		1.00

1	Includes an extraordinary gain, net of tax, of $716. This gain resulted from negative goodwill recognition on the acquisition of the DIY Business.
2	Earnings per share amounts may not equal the total annual earnings per share due to rounding differences.

2003 ANNUAL REPORT | 13

2003	Consolidated Balance Sheets

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	DECEMBER 31, 2003 & 2002

Assets	2003	2002

Current assets:
Cash and cash equivalents	$49,750	14,296
Marketable securities	21,142	37,062
Trade accounts receivable net of allowance for doubtful accounts of $4,070 and $ 3,543, respectively	128,756	105,553
Inventories	232,884	217,262
Deferred income tax asset	4,154	5,868
Other current assets	17,446	14,607
Refundable income taxes	64	1,838

Total current assets	454,196	396,486
Marketable securities	24,725	15,340
Property and equipment, less accumulated depreciation	169,553	144,252
Other assets, net	3,069	2,930

Total assets	$651,543	559,008

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,124	25,783
Accrued expenses	20,817	21,281

Total current liabilities	60,941	47,064

Deferred income tax liability	13,862	12,073

Stockholders’ equity:
Preferred stock	—	—
Common stock, 100,000,000 shares authorized 75,877,376 shares issued	759	759
Additional paid-in capital	9,445	7,472
Retained earnings	561,878	493,693
Accumulated other comprehensive gain (loss)	4,658	(2,053)

Total stockholders’ equity	576,740	499,871
Commitments (notes 4, 8, and 9)

Total liabilities and stockholders’ equity	$651,543	559,008

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

14 | 2003 ANNUAL REPORT

2003	Consolidated Statements of Earnings

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION.)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

	2003	2002	2001

Net sales	$994,928	905,438	818,283
Cost of sales	505,861	456,962	405,856

Gross profit	489,067	448,476	412,427
Operating and administrative expenses	353,613	334,875	300,696
Loss on sale of property and equipment	317	304	339
Gain on sale of DIY Business	—	(5,934)	—

Operating income	135,137	119,231	111,392
Interest income	1,199	1,976	2,242

Earnings before income taxes and extraordinary gain	136,336	121,207	113,634
Income tax expense	52,216	46,381	43,522

Net earnings before extraordinary gain	$84,120	74,826	70,112
Extraordinary gain on DIY Business acquisition, net of tax	—	716	—

Net earnings	84,120	75,542	70,112

Basic and diluted earnings per share before extraordinary gain	1.11	.99	.92
Basic and diluted extraordinary gain per share, net of tax	—	.01	—

Basic and diluted earnings per share	$1.11	1.00	.92

Basic-weighted average shares outstanding	75,877	75,877	75,877
Diluted-weighted average shares outstanding	75,892	75,877	75,877

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

2003 ANNUAL REPORT | 15

2003	Consolidated Statements of Stockholders’ Equity & Comprehensive Income

(AMOUNTS IN THOUSANDS.)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount

Balances as of December 31, 2000	75,877	$759	4,044	355,248	(793)	359,258
Dividends paid in cash	—	—	—	(3,415)	—	(3,415)
Net earnings for the year	—	—	—	70,112	—	70,112
Translation adjustment	—	—	—	—	(1,067)	(1,067)

Total comprehensive income						69,045

Balances as of December 31, 2001	75,877	759	4,044	421,945	(1,860)	424,888
Dividends paid in cash	—	—	—	(3,794)	—	(3,794)
Tax benefit from exercise of stock options	—	—	3,428			3,428
Net earnings for the year	—	—	––	75,542		75,542
Translation adjustment	—	—	—	—	(193)	(193)

Total comprehensive income						75,349

Balances as of December 31, 2002	75,877	759	7,472	493,693	(2,053)	499,871
Dividends paid in cash	—	—	—	(15,935)	—	(15,935)
Tax benefit from exercise of stock options	—	—	1,973	—	—	1,973
Net earnings for the year	—	—	—	84,120	—	84,120
Translation adjustment	—	—	—	—	6,711	6,711

Total comprehensive income						90,831

Balances as of December 31, 2003	75,877	$759	9,445	561,878	4,658	576,740

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

16 | 2003 ANNUAL REPORT

2003	Consolidated Statements of Cash Flows

(AMOUNTS IN THOUSANDS)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

	2003	2002	2001

Cash flows from operating activities:
Net earnings	$84,120	75,542	70,112
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	20,444	16,945	14,747
Loss on sale of property and equipment	317	304	339
Gain on sale of DIY Business	—	(5,934)	—
Bad debt expense	5,857	5,189	5,453
Deferred income taxes	3,503	1,106	2,532
Tax benefit from exercise of stock options	1,973	3,428	—
Amortization of goodwill and non-compete agreement	67	67	220
Changes in operating assets and liabilities, net of acquisition and sale of the DIY Business:
Trade accounts receivable	(29,060)	(13,025)	6,232
Inventories	(15,622)	(71,738)	(2,605)
Other current assets	(2,839)	(1,893)	(4,407)
Accounts payable	14,341	6,949	(1,835)
Accrued expenses	(464)	5,205	1,630
Income taxes, net	1,774	(4,326)	(691)
Other	6,212	(207)	(957)

Net cash provided by operating activities	90,623	17,612	90,770

Cash flows from investing activities:
Purchases of business and property and equipment	(50,246)	(42,683)	(45,342)
Proceeds from sale of property and equipment	4,184	2,693	3,295
Proceeds from sale of DIY business	—	14,935	—
Proceeds of Industrial Revenue Bond	—	—	6,533
Purchase of Industrial Revenue Bond	—	—	(6,533)
Net decrease (increase) in marketable securities	6,535	(21,770)	(17,635)
Decrease (increase) in other assets	(206)	25	(9)

Net cash used in investing activities	(39,733)	(46,800)	(59,691)

Cash flows from financing activities:
Payment of dividends	(15,935)	(3,794)	(3,415)

Net cash used in financing activities	(15,935)	(3,794)	(3,415)

Effect of exchange rate changes on cash	499	14	(110)

Net increase (decrease) in cash and cash equivalents	35,454	(32,968)	27,554
Cash and cash equivalents at beginning of year	14,296	47,264	19,710

Cash and cash equivalents at end of year	$49,750	14,296	47,264

Supplemental disclosure of cash flow information:
Cash paid during each year for:
Income taxes	$50,442	46,573	41,682

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

2003 ANNUAL REPORT | 17

2003	Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

1

Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Fastenal Company and its wholly-owned subsidiaries, Fastenal Company Services, Fastenal Company Purchasing, Fastenal Company Leasing, Fastenal Canada Company, Fastenal Mexico, S. de R.L. de C.V., Fastenal Mexico Services, S. de R.L. de C.V., Fastenal Singapore P.T.E., Ltd., Fastenal Asia Pacific, Limited, FASTCO (Shanghai) Trading Co., Ltd., and Fastenal Europe, B.V. (collectively referred to as the Company). All material intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition and Accounts Receivable

Net sales include products, services, and freight and handling costs billed; net of any related sales incentives paid to customers and net of an estimate for product returns. The Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of ownership have passed, the sales price is fixed or determinable, and collectibility is probable. Generally, these criteria are met at the time the product is shipped to, or picked up by, the customer. The Company recognizes billings for freight and handling charges at the time the products are shipped to, or picked up by, the customer. The Company recognizes services at the time the service is provided to the customer. The Company estimates product returns based on historical return rates. Accounts receivable are stated at their estimated net realizable value.

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

Marketable Securities

Marketable securities as of December 31, 2003 and 2002 consist of debt securities. The Company classifies its debt securities as available-for-sale. Available-for-sale securities are recorded at fair value based on current market value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings, but are included in comprehensive income, and are reported as a separate component of stockholders’ equity until realized, provided that a decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

The amortized cost approximated the fair value of available-for-sale debt securities as of December 31, 2003 and 2002.

Property and Equipment

Property and equipment are stated at cost. Depreciation on buildings and equipment is provided for using the straight line method over the anticipated economic useful lives of the related property.

18 | 2003 ANNUAL REPORT

2003	Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

1	Summary of Significant Accounting Policies continued Other Assets and Long-Lived Assets
Other assets consists of prepaid security deposits, goodwill and a non-compete agreement.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Beginning in 2002, goodwill amortization was discontinued in accordance with SFAS No. 142, Goodwill, and Other Intangible Assets. Net goodwill was $1,400 in all three years. Total goodwill amortization costs were $153 in 2001. The non-compete is amortized on a straight-line basis over 15 years. Net non-compete was $625, $558, and $491 on December 21, 2003, 2002, and 2001, respectively. Total non-compete amortization costs were $67 per year in 2003, 2002, and 2001.

Goodwill and other tangible and identifiable intangible long-lived assets are reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, or on an annual basis if no event or change occurs, to determine that the unamortized balances are recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset, and, in the case of goodwill, by also looking at an adverse change in legal factors or the business climate, a transition to a new product or services strategy, a significant change in the customer base, and/or a realization of failed marketing efforts. If the asset is deemed to be impaired, the amount of impairment is charged to earnings as a part of operating and administrative expenses in the current period. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

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

Stockholders’ Equity and Stock-Based Compensation

As of December 31, 2003, the Company has two stock option employee compensation plans. Certain employees of the Company have been granted options to purchase common stock of the Company under either the Fastenal Company Stock Option Plan (Fastenal Option Plan) or the Robert A. Kierlin Stock Option Plan (RAK Option Plan). The Fastenal Option Plan was approved by the shareholders of the Company in April 2003. The Company granted options under the Fastenal Option Plan in May 2003. The RAK Option Plan was sponsored by one of the Company’s founders, Robert A. Kierlin, and does not involve a commitment by the Company. Mr. Kierlin granted options under the RAK Option Plan in 2002, 2001, and 2000.

The Company accounts for both the RAK Option Plan and the Fastenal Option Plan under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. SFAS No. 148 amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation.

2003 ANNUAL REPORT | 19

2003	Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

1	Summary of Significant Accounting Policies Continued

No stock-based employee compensation cost is reflected in net income as all options to purchase common stock of the Company granted under these two plans had an exercise price equal to, or greater than, the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 for all awards:

	2003	2002	2001

Net earnings, as reported	$84,120	75,542	70,112
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	1,754	2,674	2,509

Pro forma net earnings	$82,366	72,868	67,603

Basic and diluted earnings per share	$1.11	1.00	.92
Pro forma basic and diluted earnings per share	$1.09	.96	.89

The fair value of each stock option is estimated as of the grant date using the Black-Scholes option-pricing model. The assumptions used and the estimated fair values are as follows:

Year of grant	Risk- free interest rate	Expected life of option in years	Expected dividend yield	Expected stock volatility	Estimated fair value of stock option

2003	4.5%	3.42	0.2%	30.33%	$7.56
2002	4.5%	2.66	0.2%	27.03%	$6.65
2001	5.0%	2.75	0.2%	37.66%	$8.07
2000	6.0%	2.75	0.2%	42.29%	$5.77

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

Earnings Per Share

Basic and diluted earnings per share are computed by dividing net earnings by the weighted average number of common shares outstanding. Stock options outstanding under the Fastenal Option Plan are computed by the treasury stock method. Prior to 2003, the Company did not have any contingently issuable shares.

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

20 | 2003 ANNUAL REPORT

2003	Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

2	Property and Equipment
Property and equipment as of December 31 consists of the following:

	Depreciable life in years	2003	2002

Land	—	$12,904	9,246
Buildings and improvements	31 to 39	69,224	56,093
Equipment and shelving	3 to 10	148,935	129,306
Transportation equipment	3 to 5	17,553	17,162
Construction in progress	—	17,709	12,145

		266,325	223,952
Less accumulated depreciation		(96,772)	(79,700)

Net property and equipment		$169,553	144,252

3	Accrued Expenses
Accrued expenses as of December 31 consist of the following:

	2003	2002

Payroll and related taxes	$7,586	7,545
Bonuses and commissions	4,881	3,724
Insurance	3,829	5,963
Sales and real estate taxes	2,469	1,566
Other	2,052	2,483

	$20,817	21,281

4	Stockholders’ Equity

Preferred stock has a par value of $.01 per share. There were 5,000 shares authorized and no shares issued as of December 31, 2003 and 2002. Common Stock has a par value of $.01 per share. There were 100,000 shares authorized and 75,877 shares issued and outstanding as of December 31, 2003 and 2002.

Dividends

On January 19, 2004, the Company’s board of directors declared a dividend of $.15 per share of Common Stock to be paid in cash on March 5, 2004 to shareholders of record at the close of business on February 23, 2004.

Stock Options

In 2003, options were granted, under the Fastenal Option Plan, to purchase shares of common stock. In 2002, 2001, and 2000, options were granted, under the RAK Option Plan, to purchase shares of common stock owned by one of the Company’s founders, Robert A. Kierlin. The individuals eligible to receive options in all years included those employees with three or more years of service, or employed as a district manager or a store manager, on the last business day of December of the previous year. The options were granted with an exercise price equal to or greater than fair market value on the date of grant. The RAK Option Plan was sponsored by one of the Company’s founders and does not involve a commitment by the Company. The following table presents a reconciliation of the denominators used in the computation of basic and diluted earnings per share related to the Fastenal Option Plan:

	2003	2002	2001

Basic—weighted shares outstanding	75,877	75,877	75,877
Weighted shares assumed upon exercise of stock options	15	—	—

Diluted—weighted shares outstanding	75,892	75,877	75,877

2003 ANNUAL REPORT | 21

2003	Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

4	Stock Options Continued
A summary of the stock option activity under all plans is as follows:

Year of grant	Exercise price per share	Number of options granted	Options cancelled since grant	Options exercised	Year options vest[3]

2003[1]	$40.00	465	(45)	—	2006
2002[2]	$35.00	820	(288)	—	2004
2001[2]	$27.50	700	(239)	461	2003
2000[2]	$27.50	1,451	(388)	1,063	2002

[1]   Granted by the Company under the Fastenal Option Plan.

[2]   Granted by Robert A. Kierlin under the RAK Option Plan.

[3]   The options vest during the year indicated. The participants have six months to exercise, or forfeit, the vested options. All unused vested options expire no later than December 31 of the vesting year.

5	Retirement Plan

The Fastenal Company and Subsidiaries 401(k) Plan covers all employees of the Company in the United States. The Company made no contributions to the plan in 2003, 2002, or 2001.

22 | 2003 ANNUAL REPORT

2003	Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

6	Income Taxes
	Earnings (loss) before income taxes were derived from the following sources:
		2003	2002	2001

	Domestic	$134,567	119,977	113,798
	Foreign	1,769	1,230	(164)

		$136,336	121,207	113,634

	Components of income tax expense are as follows:
	2003:	Current	Deferred	Total

	Federal	$41,767	3,004	44,771
	State	6,313	454	6,767
	Foreign	633	45	678

		$48,713	3,503	52,216

	2002:	Current	Deferred	Total

	Federal	$38,953	949	39,902
	State	5,870	146	6,016
	Foreign	452	11	463

		$45,275	1,106	46,381

	2001:	Current	Deferred	Total

	Federal	$35,623	2,199	37,822
	State	5,367	333	5,700
	Foreign	–	–	–

		$40,990	2,532	43,522

Income tax expense in the accompanying consolidated financial statements differs from the expected expense as follows:

	2003	2002	2001

Federal income tax expense at the “expected” rate of 35%	$47,718	42,422	39,772
Increase attributed to:
State income taxes, net of federal benefit	4,399	3,910	3,705
Other, net	99	49	45

Total income tax expense	$52,216	46,381	43,522

2003 ANNUAL REPORT | 23

2003	Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

6	Income Taxes Continued The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31 are as follows:

		2003	2002

	Deferred tax asset (liability):
	Inventory costing and valuation methods	$1,781	2,425
	Allowance for doubtful accounts receivable	1,559	1,357
	Insurance claims payable	841	2,112
	Fixed assets	(13,862)	(12,016)
	Other, net	(27)	(83)

	Net deferred tax liability	$(9,708)	(6,205)

No valuation allowance for deferred tax assets was necessary as of December 31, 2003 and 2002. The character of the deferred tax assets is such that they can be realized through carryback to prior tax periods or offset against future taxable income.

During 2003 and 2002, $1,973 and $ 3,428, respectively, were added to additional paid-in capital reflecting the permanent book to tax difference in accounting for tax benefits related to employee stock option transactions.

7

Acquisition of Business

On August 31, 2001, the Company acquired certain assets of two subsidiaries of Textron, Inc. These assets were used in their business of selling packaged fasteners to the retail market (Do-It-Yourself or DIY Business). The purchase price consisted of a cash payment and the assumption of certain liabilities at closing. The acquisition was not material to the financial statements of the Company. The DIY Business was sold to The Hillman Group, Inc. on October 3, 2002.

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

24 | 2003 ANNUAL REPORT

2003	Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

8

Operating Leases

The Company leases space under non-cancelable operating leases for its California, North Carolina, Utah, and Washington distribution centers, and certain store sites with initial terms of one to 48 months. The Company leases certain semi-tractors and pick-ups under operating leases. The semi-tractor leases typically have a 36 month term. The pick-up leases typically have a 72 month term and include an early buy out clause the Company generally exercises, thereby giving the leases an effective term of 12-15 months. Future minimum annual rentals for the leased facilities and the leased vehicles are as follows:

	Leased Facilities	Leased Vehicles	Total

2004	$22,875	9,377	32,252
2005	16,444	4,917	21,361
2006	9,592	457	10,049
2007	5,528	––	5,528
2008 and thereafter	2,420	––	2,420

	$56,859	14,751	71,610

Rent expense under all operating leases is as follows:

	Leased Facilities	Leased Vehicles	Total

2003	$26,438	12,912	39,350
2002	22,127	10,770	32,897
2001	19,826	10,660	30,486

	$68,391	34,342	102,733

Certain operating leases for vehicles contain residual value guarantee provisions which would become due at the expiration of the operating lease agreement if the fair value of the leased vehicles is less than the guaranteed residual value. The aggregate residual value at lease expiration, of the leases that contain residual value guarantees, is approximately $4,439. We believe the likelihood of funding the guarantee obligation under any provision of the operating lease agreements is remote.

9

Lines of Credit and Commitments

The Company has a line of credit arrangement with a bank which expires June 30, 2004. The line allows for borrowings of up to $15,000 at .9% over the LIBOR rate. On December 31, 2003 there was $0 outstanding on the line. The Company currently has a letter of credit issued on its behalf to its insurance carrier. As of December 31, 2003, the total undrawn balance of this letter of credit was $1,928.

During 2001, the Company completed the construction of a new building for its Kansas City warehouse. The Company was required to obtain financing for this facility under an Industrial Revenue Bond (IRB). The Company subsequently purchased 100% of the outstanding bonds under the IRB at par. In addition to purchasing the outstanding obligations, the Company has a right of offset included in the IRB debt agreement. Accordingly, the Company has netted the impact of the IRB in the accompanying consolidated financial statements. The outstanding balance of the IRB at December 31, 2003 and 2002 was $6,533.

2003 ANNUAL REPORT | 25

2003	Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

10	Geographic Information The Company’s revenues, long-lived assets, and deferred income tax asset relate to the following geographic areas:

Revenues	2003	2002	2001

United States	$949,925	872,877	794,345
Canada	36,695	27,984	23,390
Other foreign countries	8,308	4,577	548

	$994,928	905,438	818,283

Long-Lived Assets	2003	2002	2001

United States	$166,650	144,486	124,242
Canada	5,722	2,547	319
Other foreign countries	250	149	68

	$172,622	147,182	124,629

Deferred Income Tax Asset	2003	2002	2001

United States	$4,154	5,868	4,696
Canada	—	—	—
Other foreign countries	—	—	—

	$4,154	5,868	4,696

Accounting policies of the operations in the various geographic areas are the same as those described in the summary of significant accounting policies. Long-lived assets consist of property and equipment, location security deposits, goodwill, and other intangibles. Revenues are attributed to countries based on the location of the store from which the sale occurred. No single customer represents more than 10% of our consolidated net sales.

11	Sales by Product Line The percentage of the Company’s net sales by product line were as follows:

	Introduced	2003	2002	2001

Fastenal Product Line	1967	54.8%	55.6%	58.8%
Tools	1993	11.4%	11.1%	11.6%
Cutting Tools	1996	5.4%	5.4%	5.5%
Hydraulics & Pneumatics	1996	6.3%	6.0%	5.2%
Material Handling	1996	7.0%	6.7%	6.7%
Janitorial Supplies	1996	3.6%	3.2%	2.5%
Electrical Supplies	1997	2.9%	2.6%	2.4%
Welding Supplies	1997	3.1%	2.8%	2.3%
Safety Supplies	1999	4.8%	4.1%	3.3%
Raw Materials	2001	0.3%	0.1%	0.2%
Retail Packaged Products	2001	—	1.9%	1.0%
Other	—	0.4%	0.5%	0.5%

		100.0%	100.0%	100.0%

26 | 2003 ANNUAL REPORT

2003	Notes to Consolidated Financial Statements

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION)	YEARS ENDED DECEMBER 31, 2003, 2002 & 2001

12	Recent Accounting Pronouncements

In 2002, the FASB reached a consensus on EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor. EITF Issue No. 02-16 addresses how a reseller of a vendor’s products should account for cash consideration received from a vendor and how to measure that consideration in its income statement. Certain provisions of EITF Issue No. 02-16 were effective November 22, 2002 and other provisions were effective after December 31, 2002. This EITF did not have an impact on the Company’s financial statements.

In 2002, the FASB issued Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on disclosure requirements for obligations by a guarantor under certain guarantees. This interpretation also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of an obligation undertaken in issuing a guarantee. The Company did apply the provisions of FIN No. 45 for initial recognition and measurement provisions to guarantees issued or modified after December 31, 2002, as required. The Company does have certain guarantees related to residual values of leased vehicles, including indirect guarantees of indebtedness of others, which have been disclosed under FIN No. 45 in note 8.

In 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. SFAS No. 148 provides three alternative transition methods for companies that choose to adopt the fair value measurement provisions of SFAS No. 123 with respect to stock-based compensation. SFAS No. 148 also amends the disclosure requirements in SFAS No. 123. Other than the additional disclosure requirements that have been provided in the accompanying notes to the financial statements, SFAS No. 148 did not affect the Company, as the fair value measurement provisions of SFAS No. 123 were not adopted.

In 2002, the FASB issued EITF 00-21, Revenue Arrangements with Multiple Deliveries. EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable, and there exists sufficient evidence of their fair values to separately account for some or all of the deliverables (that is, there are separate units of accounting). In other arrangements, some or all of the deliverables are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. EITF 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. EITF 00-21 does not change otherwise applicable revenue recognition criteria. EITF 00-21 was effective for the Company on July 1, 2003 and did not have an impact on revenue recognition.

In 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN 46 is an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. The consolidation requirements of FIN 46 are effective for the first reporting period ending after December 15, 2003 for entities considered to be special-purpose entities. The consolidation requirements for all other entities subject to FIN 46 are effective for financial statements of the first reporting period ending after March 15, 2004. We do not have any ownership or other interest in any variable interest entities as of December 31, 2003. We will apply the consolidation requirements of FIN 46 in future periods should an interest in a variable interest entity be acquired.

In 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging, and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments. The Company was required to adopt this statement for transactions occurring after June 2003. SFAS No. 150 requires issuers to classify as liabilities (or assets in some circumstance) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted the provisions of the SFAS No. 150 on July 1, 2003. The adoption of SFAS No. 149 and SFAS No. 150 did not have an impact on the Company’s financial statements.

2003 ANNUAL REPORT | 27

2003	Independent Auditors’ Report

The Board of Directors and Stockholders Fastenal Company:

We have audited the accompanying consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Minneapolis, Minnesota

January 19, 2004

28 | 2003 ANNUAL REPORT

Executive Officers

Willard D. Oberton

Chief Executive Officer and President

Nicholas J. Lundquist

Executive Vice-President and Chief Operating Officer

Daniel L. Florness

Executive Vice-President, Chief Financial Officer, and Treasurer

Steven L. Appelwick

Vice-President–Product Procurement, Marketing, and Logistics

Directors

Robert A. Kierlin

Chairman of the Board

Minnesota State Senator

Former Chief Executive Officer and President

Fastenal Company

Michael M. Gostomski

President

Winona Heating & Ventilating Company

(sheet metal and roofing contractor)

Michael J. Dolan

Self Employed Business Consultant

Robert A. Hansen

Associate Professor of Marketing and Logistics Management,

Carlson School of Management, University of Minnesota

Henry K. McConnon

President

Wise Eyes, Inc.

(eyeglass retailer and wholesaler)

Willard D. Oberton

John D. Remick

President and Chief Executive Officer

Rochester Athletic Club, Inc.

(health club)

Stephen M. Slaggie

Retired

Former Secretary, Shareholder Relations

Director, and Insurance Risk Manager

Fastenal Company

Reyne K. Wisecup

Human Resource Manager

Fastenal Company Services

Corporate Information

Annual Meeting

The annual meeting of shareholders will be held at 10:00 a.m., Tuesday, April 20, 2004, at Corporate Headquarters, 2001 Theurer Boulevard, Winona, Minnesota

Corporate Headquarters

Fastenal Company

2001 Theurer Boulevard

Winona, Minnesota 55987-0978

Phone: (507) 454-5374

Fax: (507) 453-8049

Legal Counsel

Faegre & Benson LLP

Minneapolis, Minnesota

Streater & Murphy, PA

Winona, Minnesota

Form 10-K

A copy of the Company’s 2003 Annual Report on Form 10-K to the Securities and Exchange Commission is available without charge to shareholders upon written request to the Assistant Investor Relations Director of the Company at the address listed on this page for the Company’s corporate headquarters.

Copies of our latest press release, unaudited supplemental Company information and monthly sales information (beginning with October 2000 sales) are available at the Fastenal Company World Wide Web site at: www.fastenal.com

Auditors

KPMG LLP

Minneapolis, Minnesota

Transfer Agent

Wells Fargo Bank Minnesota, National Association

Minneapolis, Minnesota

BOSCH
RUST-OLEUM

Ames, IA

FASTENERS

Corpus Christi, TX

Charleroi, PA

Corporate Headquarters:

2001 Theurer Blvd. • Winona, MN 55987 • Phone: 507-454-5374 • Fax: 507-453-8049

9701043
Printed in USA