Form 10-K, Exhibit 13
period 2004-12-31
FASTENAL CO
filed 2005-03-01
CIK 815556

Exhibit 13

2004 ANNUAL REPORT

Lag Shields
3M
Fire
CRC
CRAFTSMAN
BOSCH
LOCTITE 248
ORANGE
CRAFTSMAN

FASTENAL®

INDUSTRIAL & CONSTRUCTION SUPPLIES

2004 ANNUAL REPORT

FASTENAL®

INDUSTRIAL & CONSTRUCTION SUPPLIES

2004	Profile of Fastenal Company

Fastenal Company was founded in 1967. As of December 31, 2004, the Company operated 1,533 store sites located in 50 states, Puerto Rico, Canada, Mexico, Singapore, and the Netherlands and employed 5,502 people at these sites. In addition, there were 2,444 people employed in various support positions. The Company sells approximately 515,000 different types of industrial and construction supplies in ten product categories. These include (approximately): 251,000 different types of threaded fasteners and miscellaneous supplies; 85,000 different types of tools; 70,000 different types of metal cutting tool blades; 37,000 different types of fluid transfer components and accessories for hydraulic and pneumatic power; 10,000 different types of material handling and storage products; 9,000 different types of janitorial and paper products; 13,000 different types of electrical supplies; 21,000 different types of welding supplies (excluding welding gases); 11,000 different types of safety supplies; and 8,000 different types of raw materials (metals). As of December 31, 2004, the Company operated twelve distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and Ontario, Canada. Approximately 94.8% of the Company’s 2004 sales were attributable to products manufactured by others, and approximately 5.2% related to items manufactured, modified or repaired by either the Company’s Manufacturing Division or one of its Support Services. Since December 31, 2004, the Company has opened additional store sites.

Quincy, IL store before & after its Customer Service Project (CSP) conversion

This Annual Report, including the sections captioned “President’s Letter to Shareholders,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Stock and Financial Data,” contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including statements regarding technology conversions, anticipated cash growth, retention of gross profit margin improvement, the implementation of the Company’s Customer Service Project (CSP) and its anticipated impact on the Company’s inventory stocking model, inventory turns and cash flow, the leveling off of sales growth and the variability of sales at older stores, growth in inventory, the expansion of foreign operations, capital expenditures, expected purchases of store locations, funding of expansion plans, and dividends. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements is included in the section of this Annual Report captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company assumes no obligation to update either such forward-looking statements or the discussion of such risks and uncertainties.

2004	Table of Contents

Page
PRESIDENT’S LETTER TO SHAREHOLDERS	2-4

SIX-YEAR SELECTED FINANCIAL DATA	5

STOCK AND FINANCIAL DATA	6

STOCK PERFORMANCE HIGHLIGHTS	7

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS	8-16

CONSOLIDATED BALANCE SHEETS	17

CONSOLIDATED STATEMENTS OF EARNINGS	18

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME	19

CONSOLIDATED STATEMENTS OF CASH FLOWS	20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	21-31

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING	32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE	33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING	34

Inside Back Cover
EXECUTIVE OFFICERS & DIRECTORS
CORPORATE INFORMATION

FASTENAL COMPANY’S EXPANDED PRODUCT OFFERING

2004	President’s Letter to Shareholders

Helped by a growing national economy, Fastenal had a very good year in 2004. Our 2004 net sales of $1.238 billion represented a 24.5% increase over the 2003 level. Our net earnings of $131 million represented a 55.7% increase over the 2003 level. Earnings per share increased from $1.11 in 2003 to $1.72 in 2004. This is the highest level of earnings growth we have produced since 1994 and the second best year since we went public in 1987.

The earnings growth was helped by the stronger sales growth but is more attributable to the efficiencies we are experiencing from our store upgrade project. We refer to the store upgrade project as the Customer Service Project, or CSP. Since the beginning of the CSP in May 2002, the sales per store employee has grown by more than 30%. This improvement has allowed us to improve our compensation structure, while also lowering our overall labor costs relative to the size of the Company.

In 2004, we experienced the most significant inflation in product cost that we have seen in many years. This inflation was caused by the steel shortage from China. A large portion of our fastener product line we sell is imported from Asia. In these product areas we saw price increases during the year ranging from 5 to 40%. Approximately 40% of our fasteners are imported. Our product buyers worked hard to stay ahead of the increases to minimize the impact on our customers. The store personnel also had to work hard explaining this increase to the customers and had to raise prices. Although it is never easy to raise prices, it was made somewhat easier because of all the media coverage the steel shortage received.

Our sales growth in 2004 was driven by many factors. One of the most important is our new store openings. In 2004 we opened 219 stores compared to our previous record of 151 stores opened in 2003, an increase in store openings of 45%. We opened 127 stores in the first half of the year and 92 in the second half. Opening the stores earlier in the year helped to contribute to our improved sales growth in the second half of the year. This milestone was made possible by the strong leadership of our regional managers. They challenged their district managers to open as many stores as possible in the first half of the year and they worked to find better locations and better buildings. During my travels throughout the year, I found that most of them fit the criteria. We believe this effort has helped, and will continue to help, our business grow faster.

The Customer Service Project was Fastenal’s biggest focus in 2004 as it was in 2003 and the last half of 2002. To date, we have converted approximately 90% of our stores to this new open format. In 2005, we will complete the initial roll out of the project and continue to upgrade existing CSP stores. Our merchandising people have been very aggressive in improving the layout and merchandising of our stores. We are currently on the fourth version of CSP.

During 2004, we re-set more than 200 existing CSP stores. These were stores converted to the CSP format early in the project. The results show that the new format is far more efficient. A key ingredient is prepackaged product, which allows customers to serve themselves. We have also been able to negotiate better prices with our suppliers by committing to stock their product in all of our stores. This has allowed us to improve the gross profit margins in the CSP stores.

Because of the success of the CSP project, we developed a product test program to identify other products that should: 1) sell well in the new store format, and 2) produce above average returns on the inventory investment. In December 2003, we began this test program at 100 stores. Our marketing department selected the 100 locations to get a good cross section of stores with different age, size, and geographic characteristics. The product development managers each identified what they believed were good candidate products; next, they presented their suggestions to a small group of senior managers (I also participated). As a group, we decided which products should be tested. For the first test, we decided on 44 product groups which represented approximately $20,000 in additional inventory per store. Each product was monitored on a monthly basis and by November we were prepared to make stocking decisions. Of the 44 product groups

2004 ANNUAL REPORT – PAGE 2

2004	President’s Letter to Shareholders

tested, 11 were dropped and 17 were left in the test for one more year to get more information. The remaining 16 product groups are being added as standard stock in the CSP stores.

The product development managers have selected a second group of products that will be tested using the same process and same test stores in 2005.

The inventory investment for CSP continues to be high. Our inventory grew 32% in 2004. This is one area we did not do as well as we had planned in 2004. One factor we had not fully anticipated was the impact inflation would have on our ending inventory. This was caused by replacing our existing import fastener inventory with new inventory at a higher cost. We also made a decision to buy import fasteners more heavily in an effort to reduce the fill-in buys caused by stock outs. This decision increased our inventory of fasteners but also contributed to our higher gross margins. I still believe it was a good decision. The rest of the growth had been planned for new stores and CSP conversions.

Sourcing products continues to be a major focus for our Company. Our Asian trading company (FASTCO) is growing very rapidly. The FASTCO team has identified several new suppliers for products we are currently sourcing through other trading companies. We have experienced significant savings, and in many cases improved quality. Our purchasing volume through this company grew 54% from 2003 to 2004. We currently have 28 employees in Asia.

On the sales front, all of our sales personnel did a great job. The government sales team, however, should get the MVP award this year. Because of their hard work and persistence, Fastenal was awarded a five year $89 million contract to supply the United States Air Force with maintenance and shop supplies. I was very excited when we received the contract, but once I visited Hill Air Force Base and was able to see the enthusiasm from both our people and the people working at the base, I was not only excited but also very proud of our people and what they had accomplished. Our sales to the government grew by 74% in 2004 and contributed $47 million to our total sales.

Our national construction team also saw strong growth in 2004. They signed 24 new supply contracts and contributed approximately $19.8 million to our total sales, nearly doubling their sales over 2003. Our national accounts team, which concentrates on the large industrial accounts, signed 60 new agreements and contributed $270 million to our total sales. This represents 22% of our 2004 sales. Our national accounts team continues to identify market opportunities that creates opportunities for our local stores.

Fastenal’s manufacturing division also had a very good year in 2004. They continue to meet the needs of our customers and produce the special parts that many of our competitors would walk away from. They produce parts in hundreds of different material types and thousands of different shapes. Almost every day they receive orders from customers who need the part before it was ordered, and in most cases they produce and ship the part the same day so that the customer can get their plant or construction site back on track. We currently have 219 highly trained and dedicated people working four shifts to meet customer needs.

Distribution continues to be an important part of our business model. We have a strong commitment to giving our customer the best service possible. Without great distribution, meeting that commitment is not possible. Our distribution and transportation managers are using the latest technology to improve the movement of product from our suppliers to the customer. Over 50% of our product is processed steel. This creates a challenge of high shipping costs relative to the selling price. Our distribution model is efficient and provides us with a competitive advantage.

2004 ANNUAL REPORT – PAGE 3

2004	President’s Letter to Shareholders

Having great technology is critical to our success. Without well designed systems it is impossible to provide our customers with the high level of service they need and expect. Our information systems people continued to work on improving all of our systems in 2004, with the main focus being the store system. They began the process of migrating to a new version of the windows operating system which has proven to be faster and more reliable. They have also developed and tested dozens of enhancements that we felt were necessary to meet the needs of our customers along with working on a new warehouse management system that we expect to begin testing in 2005.

I have written about many areas of our Company and all of the great things we are doing, but none of this would be possible without dedicated and well trained people. The Fastenal School of Business (FSB) had another record year in 2004. The FSB Team trained more than 2,400 people in 16 different programs. The programs they offer range in time from 2 days to 5 weeks with most courses being one to two weeks. The biggest program introduced in 2004 was a 3 week program for new district managers. I have received great reviews from the people who participated in this program. Three weeks is a big commitment from the employee, but everyone who I have spoken with has said it was well worth it. We added 10 people to our FSB staff in 2004, ending the year with 28 people.

For us to continue growing, it is important that we maintain a strong balance sheet. The inventory buildup and the increased dividend payment did not allow us to grow our cash position in 2004. We believe our strong focus on both accounts receivable and inventory will allow us to both support our dividend payments, and be a net producer of cash in 2005.

In December 2004, we had a national product show in Orlando, Florida. This is the fourth year we have had this show. The first three years were held in Clearwater, Florida. However, our growth and the increases in the number of suppliers that wanted to attend the show forced us to move to a larger facility. We alternate each year bringing the store managers one year and the assistant managers the next. This year the assistant managers attended, and over 1,700 employees made the trip. The show is designed to give our suppliers a chance to present their products to our people without the normal day-to-day distractions. The show gives me the opportunity to personally meet with hundreds of employees over a three-day period, some I have known for many years and others I have never met before. I learn a lot about what is going on in the Company and gather ideas on things we could be or should be working on. It also reinforces to me, and I think all attendees, the power of Fastenal people and their ability to excel in an organization that values entrepreneurship. The suppliers who attend the show continue to tell me how professional, energetic, and enthusiastic our people are. The question I am always asked is, “where do you find all of these people”? I always tell them that it is the employees in the field who do the recruiting, and it is much easier to recruit talent when you believe in your Company. So I believe if we continue to create a work environment where people can make decisions and create opportunities for themselves, they will continue to find the high quality people we need to grow our business.

In closing, I want to thank all of our shareholders for your continued support. I commit to continue leading the employees of Fastenal to achieve our common goal of “growth through customer service” and will always keep in mind Fastenal’s core values of ambition, innovation, integrity, and teamwork.

Thank you,

Willard D. Oberton

CEO and President

2004 ANNUAL REPORT – PAGE 4

2004	Six – Year Selected Financial Data

(Amounts in Thousands Except Per Share Information)

Operating Results

Years Ended December 31	2004		Percent Change	2003		2002		2001	2000	1999
Net sales	$1,238,492		24.5%	$994,928		905,438		818,283	755,618	618,191
Gross profit	624,333		27.7%	489,067		448,476		412,427	388,118	319,460
Earnings before income taxes	208,336		52.8%	136,336		121,207	[2]	113,634	131,430	106,479
Net earnings	130,989		55.7%	84,120		75,542	[3]	70,112	80,730	65,455
Basic earnings per share	1.73		55.9%	1.11		1.00	[3]	.92	1.06	.86
Diluted earnings per share	1.72		55.0%	1.11		1.00	[3]	.92	1.06	.86
Dividends per share	$.40		90.5%	$.21		.05		.045	.04	.02
Basic-weighted average shares outstanding	75,877			75,877		75,877		75,877	75,877	75,877
Diluted-weighted average shares outstanding	75,986	[1]		75,892	[1]	75,877		75,877	75,877	75,877
Financial Position
December 31
Net working capital	$466,883		18.7%	$393,255		349,422		300,680	247,876	193,744
Total assets	770,234		18.2%	651,543		559,008		475,244	402,464	318,621
Total stockholders’ equity	$684,369		18.7%	$576,740		499,871		424,888	359,258	281,960

Operating Results

Years Ended December 31 (as a percentage of sales)	2004	2003	2002	2001	2000	1999
Gross Profit	50.4%	49.2%	49.5%	50.4%	51.4%	51.7%
Earnings before income taxes	16.8%	13.7%	13.4%	13.9%	17.4%	17.2%
Net earnings	10.6%	8.5%	8.3%	8.6%	10.7%	10.6%

All information contained in this Annual Report reflects the 2-for-1 stock spliteffected in the form of a stock dividend in 2002.

[1]	Reflects impact of stock options issued in May 2003 that were in-the-money during the period outstanding.
[2]	Amount includes a gain on the sale of the DIY Business of $5,934.
[3]	Amount includes an extraordinary gain, net of tax, of $716, or $.01 per basic and diluted share.

2004 ANNUAL REPORT – PAGE 5

2004	Stock and Financial Data

Common Stock Data

The Company’s shares are traded on The Nasdaq Stock Market under the symbol “FAST”. The following table sets forth, by quarter, the high and low closing sale price of the Company’s shares on The Nasdaq Stock Market for 2004 and 2003.

2004:	High	Low
First quarter	$54.31	43.87
Second quarter	$56.97	48.46
Third quarter	$64.50	53.50
Fourth quarter	$64.15	51.13

2003:	High	Low
First quarter	$38.91	27.51
Second quarter	$37.15	27.80
Third quarter	$43.74	32.90
Fourth quarter	$50.99	37.65

As of February 1, 2005, there were approximately 1,686 recordholders of the Company’s Common Stock, which includes nominees or broker dealers holding stock on behalf of an estimated 25,297 beneficial owners.

In 2004, the Company paid a $.15 and $.25 dividend per share and in 2003 the Company paid a $.06 and $.15 dividend per share. On January 17, 2005, the Company announced a $.31 semi-annual dividend per share to be paid on March 4, 2005 to shareholders of record at the close of business on February 21, 2005. The Company expects that it will continue to pay comparable semi-annual cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the board of directors.

Selected Quarterly Financial Data (Unaudited)

(Amounts in thousands except per share information)

2004:	Net sales	Gross profit	Net earnings	Basic earnings per share[1]
First quarter	$284,206	142,979	28,147.37
Second quarter	310,143	157,207	34,832.46
Third quarter	325,678	163,560	34,741.46
Fourth quarter	318,465	160,587	33,269	.44[2]

Total	$1,238,492	624,333	130,989	1.73[2]

2003:	Net sales	Gross profit	Net earnings	Basic earnings per share[1]
First quarter	$235,843	116,697	19,041.25
Second quarter	249,112	123,374	21,927.29
Third quarter	258,330	126,507	23,262.31
Fourth quarter	251,643	122,489	19,890.26

Total	$994,928	489,067	84,120	1.11

[1]	Earnings per share amounts may not equal the total annual earnings per share due to rounding differences.
[2]	Diluted earnings per share result in a reduction of $.01 in earnings in the fourth quarter and total numbers for 2004.

2004 ANNUAL REPORT – PAGE 6

2004	Stock Performance Highlights

Fastenal Stock Performance

Initial Public Offering (IPO)

On August 27, 1987 (date of the Company’s Initial Public Offering), 1,000 shares of Fastenal’s stock sold for $9,000. Approximately 17 years later, on December 31, 2004, those 1,000 shares, having split 5 times, were 24,000 shares worth $1,476,000, for a gain of 16,300 percent (or approximately 30.8% compounded annually).

Ten Years

On December 31, 1994, 1,000 shares of Fastenal’s stock sold for $40,880. Ten years later, on December 31, 2004, those 1,000 shares, having split 2 times, were 4,000 shares worth $246,240, for a gain of 502 percent (or approximately 19.7% compounded annually).

Five Years

On December 31, 1999, 1,000 shares of Fastenal’s stock sold for $44,940. Five years later, on December 31, 2004, those 1,000 shares, having split once, were 2,000 shares worth $123,120, for a gain of 174 percent (or approximately 22.3% compounded annually).

Dividends

Fastenal has paid dividends in every year since 1991.

2004 ANNUAL REPORT – PAGE 7

2004	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Results of Operations

Business Overview— Fastenal is a North American leader in the wholesale distribution of industrial and construction supplies. The Company operates stores sites primarily located in North America. On December 31, 2004, the Company operated 1,533 Company-owned or leased store sites.

Most of the Company’s customers are in the construction and manufacturing markets. The construction market includes general, electrical, plumbing, sheet metal, and road contractors. The manufacturing market includes both original equipment manufacturers (OEM) and maintenance and repair operations (MRO). Other users of the Company’s products include farmers, truckers, railroads, mining companies, federal, state, and local governmental entities, schools, and certain retail trades. Geographically, our customers are primarily located in North America.

Financial Overview— During 2004 and the latter half of 2003, the strength of the global industrial environment positively impacted the Company’s performance. During the first half of 2003 and all of 2002, the recession in the global industrial environment negatively impacted the Company’s performance, and that of the industry as a whole. The impact of the economy is best reflected in the growth performance of our stores greater than five years old (2004 group reflects stores sites opened in 1999 and earlier). These stores are more cyclical due to the increased market share they enjoy in their local markets. The net sales growth rate of store sites more than five years old was as follows:

2004	2003	2002
15.3%	3.3%	0.5%

Our stores that are two to five years old (2004 group reflects store sites opened in 2002, 2001, or 2000) are also impacted by the economy, but to a lesser degree. The net sales growth rate of our store sites that are two to five years old was as follows:

2004	2003	2002
24.9%	16.5%	16.6%

Combined, these two groups represent a consistent same-store view of our business. These stores, which are more than two years old (2004 group reflects store sites opened in 2002 and earlier), had net sales growth rates as follows:

2004	2003	2002
17.1%	5.3%	3.2%

Net sales— Net sales and growth rates in net sales were as follows:

	2004	2003	2002
Net sales	$1,238.5	994.9	905.4
Percent change	24.5%	9.9%	10.7%

During August 2001, the Company acquired a business which sold packaged fasteners to the retail market (Do-It-Yourself or DIY Business). During October 2002 this business was sold. The DIY Business had net sales of approximately $17.0 during 2002 (or approximately 1.9% of the consolidated net sales for the year). Excluding the sales related to the DIY Business, net sales and growth rates in net sales would have been as follows:

	2004	2003	2002
Net sales	$1,238.5	994.9	888.5
Percentage change	24.5%	12.0%	9.7%

2004 ANNUAL REPORT – PAGE 8

2004	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Management included the net sales (excluding DIY Business) and the corresponding growth rate above because we believe it provides a consistent presentation of the growth experienced in Fastenal’s organic store-based business and ongoing operations.

The 2004 and 2003 net sales growth rate percentages reflect the strengthening of the North American market in the period since July 2003. The increase in net sales in 2004 and 2003 came primarily from unit sales growth in existing stores more than two years old, growth in the newer product lines, and new site openings. The 2004 growth was increased by 3.0% to 4.0% due to an inflationary increase in pricing during the year, while the 2003 growth was tempered by a deflationary impact to pricing during the year.

Stores sites opened in 2004 contributed approximately $31.5 (or 2.5%) to 2004 net sales. Store sites opened in 2003 contributed approximately $64.9 (or 5.2%) to 2004 net sales and approximately $19.5 (or 2.5%) to 2003 net sales. The rate of growth in sales of store sites generally levels off after they have been open for five years, and, as stated earlier, the sales of older store sites typically vary more with the economy than do the sales of younger store sites.

Monthly Daily Sales Growth— Our business had daily sales growth rates of (compared to the comparable month in the preceding year):

Month	2004	2003	2002
January	16.1%	10.2%	5.6%
February	20.1%	7.9%	7.1%
March	19.1%	11.5%	8.9%
April	22.1%	7.2%	12.0%
May	25.6%	6.7%	12.3%
June	25.7%	6.0%	13.7%
July	27.0%	8.2%	11.6%
August	24.9%	8.8%	13.1%
September	26.2%	8.4%	11.0%
October	27.6%	13.7%	10.2%
November	25.0%	14.5%	14.3%
December	27.4%	16.9%	7.8%

Note: Daily sales are defined as the sales for a period divided by the number of business days in a period.

Excluding sales related to the DIY Business, daily sales growth rates would have been (compared to the comparable month in the preceding year):

Month	2004	2003	2002
January	16.1%	13.3%	2.7%
February	20.1%	10.3%	4.8%
March	19.1%	14.5%	6.0%
April	22.1%	9.9%	9.3%
May	25.6%	9.5%	9.4%
June	25.7%	8.5%	11.0%
July	27.0%	11.0%	8.7%
August	24.9%	11.4%	10.4%
September	26.2%	10.8%	12.5%
October	27.6%	13.9%	13.3%
November	25.0%	14.5%	17.9%
December	27.4%	16.9%	11.6%

The first table reflects daily sales growth rates of the entire organization. The second table reflects daily sales growth rates of Fastenal excluding the impact of the DIY Business. As discussed earlier, the DIY Business was sold in October 2002 and represented approximately 1.9% of net sales that year.

Management included the second table above because we believe it provides a consistent presentation of the organic store-based business and ongoing operations before, during, and after the period in which the DIY Business was owned and operated.

The daily sales growth rates in the two tables above represent several trends. There was a downward trend in the first eleven months of 2001 which reflected the overall weakening of the industrial economy we service in North America. This trend reversed itself from December 2001 to June 2002, partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001. During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002. The July 2003 to December 2004 time frame represents

2004 ANNUAL REPORT – PAGE 9

2004	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

improvement and stabilization in the growth rates experienced. The choppy trend, which the Company experienced from July 2002 until June 2003, reflects the alternating strengthening and weakening in the industrial economy during that period, while the July 2003 to December 2004 improvement and stabilization reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the CSP initiative (discussed below).

Sales by Product Line— The following table indicates, by product line: (1) the products sold by the Company, (2) the year of introduction, and (3) the percentage of net sales.

		2004	2003	2002
Fastenal[1]	1967	55.6%	54.8%	55.6%
Tools	1993	10.9%	11.4%	11.1%
Cutting Tools	1996	5.0%	5.4%	5.4%
Hydraulics & Pneumatics	1996	6.1%	6.3%	6.0%
Material Handling	1996	6.8%	7.0%	6.7%
Janitorial Supplies	1996	3.5%	3.6%	3.2%
Electrical Supplies	1997	3.2%	2.9%	2.6%
Welding Supplies	1997	3.3%	3.1%	2.8%
Safety Supplies	1999	4.8%	4.8%	4.1%
Raw Materials	2001	0.5%	0.3%	0.1%
Retail Packaged Products[2]	2001	—	—	1.9%
Other		0.3%	0.4%	0.5%

		100%	100%	100%

[1]	Fastenal product line represents fasteners and miscellaneous supplies.
[2]	The Retail Packaged Product line related to the DIY Business acquisition, which was sold in October 2002. This product line has been merged into the Company’s other product lines.

Threaded fasteners accounted for approximately 46%, 45%, and 46% of the Company’s net sales in 2004, 2003, and 2002, respectively.

Gross Profit Margins— Gross profit as a percent of net sales was as follows:

2004	50.4%
2003	49.2%
2002	49.5%

The improvement in the gross profit margin in 2004 resulted from several factors. Rising steel prices had the largest impact on Fastenal’s gross profit margin. As a reseller of industrial products, primarily steel-based industrial products, Fastenal was forced to increase its selling prices. These increases resulted in approximately 3.0% to 4.0% of additional sales dollars in 2004. To date, the increases relate primarily to CSP (defined below) products, to changes in our wholesale (or list) pricing, and, to a lesser degree, to increases in the selling prices to our key account customers; the latter being less immediate. The short-term gross profit margin benefited from these changes as the increased cost of new inventory, still on the shelf, is included in ending inventory, and is relieved through cost of goods over the three to six month ‘turn’ period between purchase and sale of the product. Some of this short-term benefit has been eliminated during 2004; however, Fastenal’s ability to continue raising its prices in reaction to inbound product cost increases should allow us to retain some of the increased gross profit margin. The second factor impacting gross profit margins was the strength of our fastener products in the current economy. These products enjoy the highest gross profit margin percentage. The third factor was vendor incentive programs, including vendor freight allowances, early payment discounts, and rebates. The fourth factor was improvements in freight costs, primarily inbound. The fifth factor was the benefit of inventory depth discussed below. We expect the current economic activity to continue positively impacting our growth rates and the strength in our fastener business. This should allow us to maintain a portion of the improvements related to the first two factors, and should allow us to maintain most of the improvements related to vendor incentives, freight costs, and inventory depth.

2004 ANNUAL REPORT – PAGE 10

2004	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

The decrease in the gross margin percent in 2003 resulted from several factors. The DIY Business operated at a lower gross margin, approximately 30%, so the sale of this business caused an improvement in the overall gross margin. This improvement was more than offset by (1) the influence of increases in sales to certain large accounts and to certain large one time sales, which were made at lower margins, (2) the influences of changes in product mix, and (3) the slowdown in the growth of inventories since May 2003, which also lowered the savings to Fastenal related to vendor incentive programs, including vendor freight allowances and rebates.

Operating and Administrative Expenses— Operating and administrative expenses as a percent of net sales was as follows:

2004	33.6%
2003	35.5%
2002	37.0%

The changes each year are primarily due to changes in payroll and related costs, changes in occupancy costs, and fluctuations in growth of net sales in store sites greater than five years old. The latter drives the Company’s ability to leverage its operating expenses.

Payroll and related costs represent approximately 69%, 69%, and 71% of operating and administrative expenses in 2004, 2003, and 2002, respectively. In 2004 and 2003, payroll and related costs increased at a rate which was less than the rate of increase in net sales.

The changes in payroll and related costs were due to the following increases (decreases) in the average number of employees:

	2004	2003	2002
Sales personnel	13.8%	1.6%	6.1%
Support personnel	21.2%	(13.2)%	11.4%

The 2004 increase in the average number of support people was due to an increase in the overall store count and the increasing sales growth. The 2003 drop in the average number of support employees was amplified by two events: (1) the sale of the DIY Business, which resulted in a drop of approximately 194 employees (or 8.0%) and (2) tight management of employee head count. The 2002 increase in the average number of support employees was amplified by the DIY Business acquisition.

In 2004, 2003, and 2002, the rate of increase in occupancy costs was greater than the rate of increase in net sales. Occupancy costs increased due to (1) a 16.7%, 12.4% and 14.0% increase in the number of store locations in 2004, 2003, and 2002, respectively, and (2) the upgrade of store locations in connection with the CSP initiative.

The loss on sale of property and equipment in all years came primarily from the sale of used vehicles. The gain on sale of the DIY Business in 2002 of $5.9, before taxes, was from the sale of the business acquired in 2001. The extraordinary gain of $0.7, net of tax, in 2002 resulted from the negative goodwill recognized on the DIY Business acquisition.

Net earnings—Net earnings, growth rates in net earnings, and net earnings per share (EPS), were as follows:

	2004	2003	2002
Net earnings	$131.0	84.1	75.5
Percentage change	55.7%	11.4%	7.7%
Basic EPS	$1.73	1.11	1.00
Diluted EPS	$1.72	1.11	1.00

As indicated earlier, the net earnings in 2002 included a gain on disposal of the DIY business, before tax, of $5.9 and an extraordinary gain on acquisition, net of tax, of $0.7. The net earnings growth rate before the gain on disposal of the DIY Business and before the extraordinary gain on acquisition was 18.2% and 1.5% in 2003 and 2002, respectively.

2004 ANNUAL REPORT – PAGE 11

2004	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Management included the net earnings growth rate information excluding the gain on disposal of the DIY Business and excluding the extraordinary gain on acquisition because we believe it provides a consistent presentation of the growth experienced in Fastenal’s ordinary course operations.

During 2004 and 2003, the net earnings growth rate was greater than that of net sales primarily because of the earlier mentioned impact of payroll and related costs, and, in the case of 2004 only, the improvements in gross profit margins. During 2002, the net earnings growth rate was lower than that of net sales primarily because of the earlier mentioned impact of operating and administrative costs.

Effects of Inflation— Price inflation related to certain products positively impacted net sales in 2004. Price deflation related to certain products negatively impacted net sales in 2003 and 2002.

Critical Accounting Policies— The Company’s estimates related to certain assets and liabilities are an integral part of the consolidated financial statements. These estimates are considered critical to the consolidated financial statements because they require subjective and complex judgments.

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

Liquidity and Capital Resources

Net cash provided by operating activities was:

2004	$57.4
2003	$90.6
2002	$17.6

The 2004 decrease in net cash provided by operating activities was primarily due to the increase in inventories. The 2003 increase in net cash provided by operating activities was primarily due to the increase in net earnings and the impact of lower growth in inventories when compared to 2002, and, to a lesser degree, the impact of effective accounts payable management and of the strengthening Canadian dollar when compared to the United States dollar. The 2003 increase was partially offset by expected increases in trade accounts receivable.

2004 ANNUAL REPORT – PAGE 12

2004	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

During 2002, the Company began its Customer Service Project (CSP). This project centers on stocking a broader inventory in each of our stores and displaying it so our customers can service themselves. The Company believes the CSP will shift our inventory-stocking model from its historical mix of approximately 60% store and 40% distribution center to approximately 75% store and 25% distribution center (DC). We believe this can be accomplished by expanding the inventory in the stores to the CSP format (discussed below), and then by subsequently reducing the distribution center inventory. This would allow us to operate in the future with inventory turns similar to, or just slightly lower than, the periods before the CSP, and would have a lower impact on cash flows from operations in the future.

The mix of inventory stocked at the store versus the distribution center locations was as follows:

	2004	2003	2002
Store	64%	67%	53%
DC	36%	33%	47%

Total	100%	100%	100%

The inventory stocked under the CSP format consists of a core stocking level of approximately $62 thousand per location. Existing stores which have not yet converted to the CSP format stock some, but not all, of the inventory stocked under the CSP format. Existing stores converted to the CSP format have experienced increases in their inventory levels as they fill out the product selection. New stores, prior to commencement of the CSP, opened with approximately $25 thousand of inventory per location, and would grow this amount to approximately $50 thousand after operating for twelve months. The Company currently intends to convert approximately 40 stores per month to the CSP format and to continue opening all new stores with the CSP format.

We added $74 to the existing inventories in 2004. The growth was primarily driven by four factors. The first factor was the growth of the Company’s sales, and the inventory necessary to support the business; this resulted in approximately $19 of additional inventory. The second factor was the aforementioned price inflation on inbound product; this resulted in approximately $13 of additional inventory. The third factor was the combined impact of the number of store locations opened (new stores) and the number of existing stores converted to the CSP format (converted stores). Combined, the new stores and converted stores resulted in approximately $19 of additional inventory. The final factor was expansion of our manufacturer direct purchasing. Inventory purchased in this fashion turns slower than if purchased thru other suppliers, and resulted in approximately $23 of additional inventory. While the inventory growth has impacted the Company’s working capital model, the added depth of inventory allowed the Company to avoid certain ‘fill in’ buys during the year. These ‘fill in’ buys, while a necessary component of our supply chain, are typically at a premium and adversely impact gross margins. The Company expects the factors cited above will cause inventory to grow in 2005.

Net cash used in investing activities was:

2004	$43.5
2003	$39.7
2002	$46.8

The 2004 increase in net cash used in investing activities resulted primarily from the increase in purchases of capital equipment and the reduction in marketable securities. The 2003 decrease in net cash used in investing activities resulted primarily from the reduction in marketable securities, which more than offset the absence of the proceeds from the DIY Business sale which the Company received in 2002.

The Company had future commitments for leased facilities and for leased vehicles at December 31, 2004. The Company had $9.7 and $6.5 of long-term debt related to an Industrial Revenue Bond (IRB) at December 31, 2004 and 2003, respectively. The future contractual cash obligations related to the commitments are as follows:

	Total	2005	2006 & 2007	2008 & 2009	After 2009
Facilities	98.9	34.4	45.9	18.6	—
Vehicles	17.3	11.0	6.3	—	—
IRB	9.7	—	—	—	9.7

Total	125.9	45.4	52.2	18.6	9.7

2004 ANNUAL REPORT – PAGE 13

2004	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

The Company has a letter of credit issued on its behalf to its insurance carrier. The future commercial commitment related to the letter of credit is $10. See notes 9 and 10 of the Notes to Consolidated Financial Statements for additional information related to these obligations and to our current line of credit.

The Company declared a semi-annual dividend of $.31 per share on January 17, 2005. The Company paid an annual dividend per share of $.40, $.21, and $.05 in 2004, 2003, and 2002, respectively.

The Company expects to incur approximately $52 in total capital expenditures in 2005, consisting of approximately $14 for manufacturing, warehouse and packaging equipment and facilities, $4 for shelving and related supplies for the Company’s CSP implementation, $14 for data processing equipment, $12 for store buildings and improvement to store buildings, and $8 for vehicles. The Company has expanded the number of owned store locations over the last several years, and expects to purchase additional locations in the future. As of December 31, 2004, the Company had no material outstanding commitments for capital expenditures.

Management anticipates funding its current expansion plans with cash generated from operations, from available cash and cash equivalents, and, to a lesser degree, from its borrowing capacity. In addition to opening new sites in the United States, the Company plans to continue opening additional store locations in Canada, Puerto Rico, Mexico, Singapore, and the Netherlands.

Market Risk Management

The Company is exposed to certain market risks from changes in interest rates and foreign currency exchange rates. Changes in these factors cause fluctuations in the Company’s earnings and cash flows. The Company evaluates and manages exposure to these market risks as follows:

(1) Interest Rates – The Company has a $10 line of credit of which $0 was outstanding at December 31, 2004. The line bears interest at .9% over the LIBOR rate.

(2) Foreign Currency Exchange Rates – Foreign currency fluctuations can affect the Company’s net investments and earnings denominated in foreign currencies. The Company’s primary exchange rate exposure is with the Canadian dollar against the United States dollar. The Company’s estimated net earnings exposure for foreign currency exchange rates was not material at December 31, 2004.

(3) Commodities – Fluctuations in pricing of certain commodities like steel can affect the Company’s cost structure and pricing.

2004 ANNUAL REPORT – PAGE 14

2004	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Geographic Information

Information regarding the Company’s revenues, long-lived assets, and deferred tax assets by geographic area is set forth in note 11 to the Notes to Consolidated Financial Statements. Risks attendant to the Company’s foreign operations are described under “Certain Risks and Uncertainties” below

Certain Risks and Uncertainties

Certain statements in this Annual Report, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases and in oral statements made by or with approval of the Company’s executive officers constitute or will constitute “forward-looking statements” under the Reform Act. The following factors are among those that could cause the Company’s actual results to differ materially from those predicted in such forward-looking statements: (i) an upturn or downturn in the economy could impact sales at existing stores, the rates of new store openings, additions of new employees, and the time it typically takes a new store to achieve profitability, (ii) an upturn or downturn in the economy, a change in product mix, a change in inbound inventory costs, the ability to increase selling prices in response to increased inventory costs, and a change in expected inventory buying patterns could impact gross margins, (iii) a change, from that projected, in the number of markets able to support future store sites could impact the rates of new store openings and additions of new employees, (iv) the ability of the Company to develop product expertise at the store level, to identify future product lines that complement existing product lines, to transport and store certain hazardous products and to otherwise integrate new product lines into the Company’s existing stores and distribution network could impact sales and margins, (v) increases or decreases in fuel and utility costs could impact distribution and occupancy expenses of the Company, (vi) the ability of the Company to successfully attract and retain qualified personnel to staff the Company’s stores could impact sales at existing stores and the rate of new store openings, (vii) changes in governmental regulations related to product quality or product source traceability could impact the cost to the Company of regulatory compliance, (viii) inclement weather could impact the Company’s distribution network, (ix) foreign currency fluctuations, changes in trade relations, or fluctuations in the relative strength of foreign economies could impact the ability of the Company to procure products overseas at competitive prices and the Company’s foreign sales, (x) disruptions caused by the implementation of the Company’s new management information systems infrastructure could impact sales, (xi) changes in the rate of new store openings could impact expenditures for computers and other capital equipment, (xii) changes in the stocking and buying patterns related to product, both domestic and imported, could result in the Company being unable to reduce its distribution center inventories to the extent anticipated and the Company failing to achieve inventory turns in the future similar to those before the CSP initiative began and have a negative impact on cash flows from investing activities, (xiii) changes in the availability of suitable land and buildings could impact expenditures for additional owned locations which house our stores, which in turn could alter the Company’s plans to increase the number of owned locations, and (xiv) actions of competitors, suppliers, and customers could impact the Company’s ability to raise prices.

2004 ANNUAL REPORT – PAGE 15

2004	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, Share-Based Compensation, which supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity investments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The impact on net earnings as a result of the adoption of SFAS No. 123R, from a historical perspective, can be found in Note 1 to the Consolidated Financial Statements of this Annual Report. We are currently evaluating the provisions of SFAS No. 123R and will adopt it on July 1, 2005, as required.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, which amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. We do not have any idle facility expense or wasted material expense as of December 31, 2004. We will continue to apply the requirements of SFAS No. 151 in future periods.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. SFAS No. 153 is an amendment to APB Opinion No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. We are currently evaluating the provisions of SFAS No. 153 and will adopt it on July 1, 2005, as required.

2004 ANNUAL REPORT – PAGE 16

2004	Consolidated Balance Sheets

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

	2004	2003
Assets
Current assets:
Cash and cash equivalents	$33,503	49,750
Marketable securities	5,496	21,142
Trade accounts receivable net of allowance for doubtful accounts of $5,181 and $4,070, respectively	162,500	128,756
Inventories	307,333	232,884
Deferred income tax asset	6,494	4,154
Other current assets	22,740	17,446
Refundable income taxes	—	64

Total current assets	538,066	454,196
Marketable securities	35,468	24,725
Property and equipment, less accumulated depreciation	193,446	169,553
Other assets, net	3,254	3,069

Total assets	$770,234	651,543

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,276	40,124
Accrued expenses	31,633	20,817
Income taxes payable	274	—

Total current liabilities	71,183	60,941

Deferred income tax liability	14,682	13,862

Stockholders’ equity:
Preferred stock, 5,000 shares authorized	—	—
Common stock, 100,000 shares authorized 75,877 shares issued	759	759
Additional paid-in capital	13,693	9,445
Retained earnings	662,517	561,878
Accumulated other comprehensive income	7,400	4,658

Total stockholders’ equity	684,369	576,740
Commitments (notes 5, 9, and 10)

Total liabilities and stockholders’ equity	$770,234	651,543

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

2004 ANNUAL REPORT – PAGE 17

2004	Consolidated Statements of Earnings

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

	2004	2003	2002
Net sales	$1,238,492	994,928	905,438
Cost of sales	614,159	505,861	456,962

Gross profit	624,333	489,067	448,476
Operating and administrative expenses	416,524	353,613	334,875
Loss on sale of property and equipment	652	317	304
Gain on sale of DIY Business	—	—	(5,934)

Operating income	207,157	135,137	119,231
Interest income	1,179	1,199	1,976

Earnings before income taxes and extraordinary gain	208,336	136,336	121,207
Income tax expense	77,347	52,216	46,381

Net earnings before extraordinary gain	130,989	84,120	74,826
Extraordinary gain on DIY Business acquisition, net of tax	—	—	716

Net earnings	$130,989	84,120	75,542

Basic earnings per share before extraordinary gain	$1.73	1.11	.99
Diluted earnings per share before extraordinary gain	$1.72	1.11	.99

Basic extraordinary gain per share, net of tax	—	—	.01
Diluted extraordinary gain per share, net of tax	—	—	.01

Basic earnings per share	$1.73	1.11	1.00
Diluted earnings per share	$1.72	1.11	1.00

Basic-weighted average shares outstanding	75,877	75,877	75,877
Diluted-weighted average shares outstanding	75,986	75,892	75,877

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

2004 ANNUAL REPORT – PAGE 18

2004	Consolidated Statements of Stockholders’ Equity and Comprehensive Income

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balances as of December 31, 2001	75,877	$759	4,044	421,945	(1,860)	424,888
Dividends paid in cash	—	—	—	(3,794)	—	(3,794)
Tax benefit from exercise of stock options	—	—	3,428			3,428

Net earnings for the year	—	—	—	75,542		75,542
Translation adjustment	—	—	—	—	(193)	(193)

Total comprehensive income						75,349

Balances as of December 31, 2002	75,877	759	7,472	493,693	(2,053)	499,871
Dividends paid in cash	—	—	—	(15,935)	—	(15,935)
Tax benefit from exercise of stock options	—	—	1,973	—	—	1,973

Net earnings for the year	—	—	—	84,120	—	84,120
Translation adjustment	—	—	—	—	6,711	6,711

Total comprehensive income						90,831

Balances as of December 31, 2003	75,877	759	9,445	561,878	4,658	576,740
Dividends paid in cash	—	—	—	(30,350)	—	(30,350)
Tax benefit from exercise of stock options	—	—	4,248	—	—	4,248

Net earnings for the year	—	—	—	130,989	—	130,989
Change in marketable securities					63	63
Translation adjustment	—	—	—	—	2,679	2,679

Total comprehensive income						133,731

Balances as of December 31, 2004	75,877	$759	13,693	662,517	7,400	684,369

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

2004 ANNUAL REPORT – PAGE 19

2004	Consolidated Statements of Cash Flows

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

	2004	2003	2002
Cash flows from operating activities:
Net earnings	$130,989	84,120	75,542
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	23,643	20,444	16,945
Loss on sale of property and equipment	652	317	304
Gain on sale of DIY Business	—	—	(5,934)
Bad debt expense	6,931	5,857	5,189
Deferred income taxes	(1,520)	3,503	1,106
Tax benefit from exercise of stock options	4,248	1,973	3,428
Amortization of non-compete agreement	67	67	67
Changes in operating assets and liabilities, net of acquisition and sale of the DIY Business:
Trade accounts receivable	(40,675)	(29,060)	(13,025)
Inventories	(74,449)	(15,622)	(71,738)
Other current assets	(5,294)	(2,839)	(1,893)
Accounts payable	(848)	14,341	6,949
Accrued expenses	10,816	(464)	5,205
Income taxes, net	338	1,774	(4,326)
Other	2,539	6,212	(207)

Net cash provided by operating activities	57,437	90,623	17,612

Cash flows from investing activities:
Purchases of business and property and equipment	(52,687)	(50,246)	(42,683)
Proceeds from sale of property and equipment	4,499	4,184	2,693
Proceeds from sale of DIY business	—	—	14,935
Proceeds of Industrial Revenue Bond	3,200	—	—
Purchase of Industrial Revenue Bond	(3,200)	—	—
Net decrease (increase) in marketable securities	4,903	6,535	(21,770)
Decrease (increase) in other assets	(252)	(206)	25

Net cash used in investing activities	(43,537)	(39,733)	(46,800)

Cash flows from financing activities:
Payment of dividends	(30,350)	(15,935)	(3,794)

Net cash used in financing activities	(30,350)	(15,935)	(3,794)

Effect of exchange rate changes on cash	203	499	14

Net increase (decrease) in cash and cash equivalents	(16,247)	35,454	(32,968)
Cash and cash equivalents at beginning of year	49,750	14,296	47,264

Cash and cash equivalents at end of year	$33,503	49,750	14,296

Supplemental disclosure of cash flow information:
Cash paid during each year for income taxes	$74,281	50,442	46,573

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

2004 ANNUAL REPORT – PAGE 20

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

1 Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Fastenal Company and its wholly-owned subsidiaries (collectively referred to as the Company). All material intercompany balances and transactions have been eliminated in consolidation.

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

Marketable Securities

Marketable securities as of December 31, 2004 and 2003 consist of debt securities. The Company classifies its debt securities as available-for-sale. Available-for-sale securities are recorded at fair value based on current market value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings, but are included in comprehensive income, and are reported as a separate component of stockholders’ equity until realized, provided that a decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

Property and Equipment

Property and equipment are stated at cost. Depreciation on buildings and equipment is provided for using the straight line method over the anticipated economic useful lives of the related property.

2004 ANNUAL REPORT – PAGE 21

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

Summary of Significant Accounting Policies, continued

Other Assets and Long-Lived Assets

Other assets consist of prepaid security deposits, goodwill and a non-compete agreement.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Net goodwill was $1,400 in all three years. The non-compete is amortized on a straight-line basis over 15 years. Net non-compete was $558, $625, and $692 on December 21, 2004, 2003, and 2002, respectively. Total non-compete amortization costs were $67 per year in 2004, 2003, and 2002.

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

Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

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

Product Warranties

The Company offers a basic limited warranty for certain of its products. The specific terms and conditions of those warranties vary depending upon the product sold. The Company typically recoups these costs through product warranties it holds with its original equipment manufacturers. The Company’s warranty expense has historically been minimal.

2004 ANNUAL REPORT – PAGE 22

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

Summary of Significant Accounting Policies, continued

Stockholders’ Equity and Stock-Based Compensation

During 2004, the Company had two stock option employee compensation plans. Certain employees of the Company have been granted options to purchase Common Stock of the Company under either the Fastenal Company Stock Option Plan (Fastenal Option Plan) or the Robert A. Kierlin Stock Option Plan (RAK Option Plan). The Fastenal Option Plan was approved by the shareholders of the Company in April 2003. The Company granted options under the Fastenal Option Plan in May 2003. The RAK Option Plan was sponsored by one of the Company’s founders, Robert A. Kierlin, and does not involve a commitment by the Company. Mr. Kierlin granted options under the RAK Option Plan in 2002, 2001, and 2000. All options granted by Mr. Kierlin under the RAK Option Plan not previously exercised have expired, and Mr. Kierlin has indicated that he does not intend to grant any additional options under the RAK Option Plan in the future.

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

	2004	2003	2002
Net earnings, as reported	$130,989	84,120	75,542
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	891	1,754	2,674

Pro forma net earnings	$130,098	82,366	72,868

Basic earnings per share	$1.73	1.11	1.00
Diluted earnings per share	$1.72	1.11	1.00

Pro forma basic earnings per share	$1.71	1.09	.96
Pro forma diluted earnings per share	$1.71	1.09	.96

The fair value of each stock option is estimated as of the grant date using the Black-Scholes option-pricing model. The assumptions used and the estimated fair values are as follows:

Year of grant	Risk-free interest rate	Expected life of option in years	Expected dividend yield	Expected stock volatility	Estimated fair value of stock option
2003	4.5%	3.42	0.2%	30.33%	$7.56
2002	4.5%	2.66	0.2%	27.03%	$6.65
2001	5.0%	2.75	0.2%	37.66%	$8.07
2000	6.0%	2.75	0.2%	42.29%	$5.77

2004 ANNUAL REPORT – PAGE 23

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

Summary of Significant Accounting Policies, continued

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

Comprehensive Income

The Company complies with the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting of comprehensive income and its components. The components of comprehensive income are as follows:

	2004	2003	2002
Net earnings, as reported	$130,989	84,120	75,542
Change in marketable securities	63	—	—
Translation adjustment	2,679	6,711	(193)

Comprehensive income	$133,731	90,831	75,349

Earnings Per Share

Basic net earnings per share is calculated using net earnings available to common stockholders divided by the weighted average number of shares of Common Stock outstanding during the year. Diluted net earnings per share is similar to basic net earnings per share except that the weighted average number of shares of Common Stock outstanding plus the assumed issuance of contingent shares is increased to include the number of additional shares of Common Stock that would have been outstanding assuming the issuance of all potentially dilutive shares, such as Common Stock to be issued upon exercise of options. The following table presents a reconciliation of the denominators used in the computation of basic and diluted earnings per share related to the Fastenal Option Plan:

	2004	2003	2002
Basic—weighted shares outstanding	75,877	75,877	75,877
Weighted shares assumed upon exercise of stock options	109	15	—

Diluted—weighted shares outstanding	75,986	75,892	75,877

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

2004 ANNUAL REPORT – PAGE 24

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

2 Investments

Available-for-sale securities at December 31 consist of the following:

2004:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Federal mortgage backed security	$10,000	—	(120)	9,880
State and municipal bonds	14,901	80	—	14,981
Corporate bonds	13,034	104	—	13,138
Certificates of deposit or money market	2,966	—	(1)	2,965

Total available-for-sale securities	$40,901	184	(121)	40,964

2003:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Federal mortgage backed security	$11,000	49	—	11,049
State and municipal bonds	12,555	—	—	12,555
Corporate bonds	7,858	—	(100)	7,758
Certificates of deposit or money market	14,505	—	—	14,505

Total available-for-sale securities	$45,918	49	(100)	45,867

The Company recorded gains related to the Company’s available-for-sale securities. These gains were immaterial in 2004 and 2003.

Maturities of the Company’s available for sale securities at December 31, 2004 consist of the following:

	Less than 12 months		Greater than 12 months
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Federal mortgage backed security	$—	—	10,000	9,880
State and municipal bonds	—	—	14,901	14,981
Corporate bonds	2,515	2,531	10,519	10,607
Certificates of deposit or money market	2,966	2,965	—	—

Total available-for-sale securities	$5,481	5,496	35,420	35,468

3 Property and Equipment

Property and equipment as of December 31 consists of the following:

	Depreciable life in years	2004	2003
Land	—	$15,968	12,904
Buildings and improvements	31 to 39	83,628	69,224
Equipment and shelving	3 to 10	171,068	148,935
Transportation equipment	3 to 5	18,995	17,553
Construction in progress	—	21,865	17,709

		311,524	266,325
Less accumulated depreciation		(118,078)	(96,772)

Net property and equipment		$193,446	169,553

2004 ANNUAL REPORT – PAGE 25

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

4 Accrued Expenses

Accrued expenses as of December 31 consist of the following:

	2004	2003
Payroll and related taxes	$9,385	7,586
Bonuses and commissions	7,350	4,881
Insurance	6,698	3,829
Sales and real estate taxes	4,266	2,469
Other	3,934	2,052

	$31,633	20,817

5 Stockholders’ Equity

Preferred Stock has a par value of $.01 per share. There were 5,000 shares authorized and no shares issued as of December 31, 2004 and 2003. Common Stock has a par value of $.01 per share. There were 100,000 shares authorized and 75,877 shares issued and outstanding as of December 31, 2004 and 2003.

Dividends

On January 17, 2005, the Company’s board of directors declared a dividend of $.31 per share of Common Stock to be paid in cash on March 4, 2005 to shareholders of record at the close of business on February 21, 2005.

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

Stock option activity under all plans is as follows:

Year of grant	Exercise price per share	Number of options granted	Options cancelled since grant	Options exercised	Year options vest[3]
2003[1]	$40.00	465	(45)	—	2006
2002[2]	$35.00	820	(308)	512	2004
2001[2]	$27.50	700	(239)	461	2003
2000[2]	$27.50	1,451	(388)	1,063	2002

[1]	Granted by the Company under the Fastenal Option Plan.
[2]	Granted by Robert A. Kierlin under the RAK Option Plan.
[3]	The options vest during the year indicated. The participants have six months to exercise, or forfeit, the vested options. All unused vested options expire no later than December 31 of the vesting year.

6 Retirement Savings Plan

The Fastenal Company and Subsidiaries 401(k) Plan covers all employees of the Company in the United States. The general purpose of this plan is to provide additional financial security during retirement by providing employees with an incentive to make regular savings. The Company made no contributions to the plan in 2004, 2003, or 2002. The Company intends to provide a contribution in 2005.

2004 ANNUAL REPORT – PAGE 26

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

7 Income Taxes

Earnings before income taxes were derived from the following sources:

	2004	2003	2002
Domestic	$204,045	134,567	119,977
Foreign	4,291	1,769	1,230

	208,336	136,336	121,207

Components of income tax expense (benefit) are as follows:

2004:	Current	Deferred	Total
Federal	$66,732	(463)	66,269
State	9,709	(118)	9,591
Foreign	1,959	(472)	1,487

	$78,400	(1,053)	77,347

2003:	Current	Deferred	Total
Federal	$41,767	3,004	44,771
State	6,313	454	6,767
Foreign	633	45	678

	$48,713	3,503	52,216

2002:	Current	Deferred	Total
Federal	$38,953	949	39,902
State	5,870	146	6,016
Foreign	452	11	463

	$45,275	1,106	46,381

Income tax expense in the accompanying consolidated financial statements differs from the expected expense as follows:

	2004	2003	2002
Federal income tax expense at the “expected” rate of 35%	$72,918	47,718	42,422
Increase (decrease) attributed to:
State income taxes, net of federal benefit	6,234	4,399	3,910
Resolution of state tax matters	(1,821)	—	—
Other, net	16	99	49

Total income tax expense	$77,347	52,216	46,381

As of December 31, 2004, the Company has approximately $7,400 of basis differences in subsidiaries outside of the United States that are considered to be reinvested indefinitely. No deferred tax liability has been provided for such differences.

2004 ANNUAL REPORT – PAGE 27

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

Income Taxes, continued

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31 are as follows:

	2004	2003
Deferred tax asset (liability):
Inventory costing and valuation methods	$2,465	1,781
Allowance for doubtful accounts receivable	2,080	1,559
Insurance claims payable	1,975	841
Fixed assets	(15,156)	(13,862)
Other, net	448	(27)

Net deferred tax liability	$(8,188)	(9,708)

No valuation allowance for deferred tax assets was necessary as of December 31, 2004 and 2003. The character of the deferred tax assets is such that they can be realized through carryback to prior tax periods or offset against future taxable income.

During 2004, 2003, and 2002, $4,248, $1,973, and $3,428, respectively, were added to additional paid-in capital reflecting the permanent book to tax difference in accounting for tax benefits related to employee stock option transactions.

8 Acquisition and Disposal of Business

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

2004 ANNUAL REPORT – PAGE 28

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

9 Operating Leases

The Company leases space under non-cancelable operating leases for its California, Utah, and Washington distribution centers, and certain store sites with initial terms of one to 48 months. These leases do not have significant rent escalation holidays, concessions, leasehold improvement incentives, or other build-out clauses. Any such terms are recognized as rent expense over the term of the lease. Further, the leases do not contain contingent rent provisions. Leasehold improvements, with a net book value of $994 at December 31, 2004, on operating leases are amortized over a 36-month period. The Company leases certain semi-tractors and pick-ups under operating leases. The semi-tractor leases typically have a 36-month term. The pick-up leases typically have a 72-month term and include an early buy out clause the Company generally exercises, thereby giving the leases an effective term of 12-15 months. Future minimum annual rentals for the leased facilities and the leased vehicles are as follows:

	Leased Facilities	Leased Vehicles	Total
2005	$34,393	11,035	45,428
2006	26,401	5,762	32,163
2007	19,478	488	19,966
2008	13,018	—	13,018
2009 and thereafter	5,564	—	5,564

	$98,854	17,285	116,139

Rent expense under all operating leases is as follows:

	Leased Facilities	Leased Vehicles	Total
2004	$33,557	13,674	47,231
2003	$26,438	12,912	39,350
2002	$22,127	10,770	32,897

Certain operating leases for vehicles contain residual value guarantee provisions which would become due at the expiration of the operating lease agreement if the fair value of the leased vehicles is less than the guaranteed residual value. The aggregate residual value at lease expiration, of the leases that contain residual value guarantees, is approximately $7,789. The Company believes the likelihood of funding the guarantee obligation under any provision of the operating lease agreements is remote.

10 Lines of Credit and Commitments

The Company has a line of credit arrangement with a bank which expires December 1, 2005. The line allows for borrowings of up to $10,000 at .9% over the LIBOR rate. On December 31, 2004 there was $0 outstanding on the line. The Company currently has a letter of credit issued on its behalf to its insurance carrier. As of December 31, 2004, the total undrawn balance of this letter of credit was $10,000.

During 2001, the Company completed the construction of a new building for its Kansas City warehouse, and completed an expansion of this warehouse in 2004. The Company was required to obtain financing for the construction and expansion of this facility under an Industrial Revenue Bond (IRB). The Company subsequently purchased 100% of the outstanding bonds under the IRB at par. In addition to purchasing the outstanding obligations, the Company has a right of offset included in the IRB debt agreement. Accordingly, the Company has netted the impact of the IRB in the accompanying consolidated financial statements. The outstanding balance of the IRB was $9,733 and $6,533 at December 31, 2004 and 2003, respectively.

2004 ANNUAL REPORT – PAGE 29

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

11 Geographic Information

The Company’s revenues, long-lived assets, and deferred income tax asset relate to the following geographic areas:

Revenues	2004	2003	2002
United States	$1,173,422	949,925	872,877
Canada	52,546	36,695	27,984
Other foreign countries	12,524	8,308	4,577

	$1,238,492	994,928	905,438

Long-Lived Assets	2004	2003	2002
United States	$188,637	166,650	144,486
Canada	7,547	5,722	2,547
Other foreign countries	516	250	149

	$196,700	172,622	147,182

Deferred Income Tax Asset	2004	2003	2002
United States	$6,494	4,154	5,868
Canada	—	—	—
Other foreign countries	—	—	—

	$6,494	4,154	5,868

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

12 Sales by Product Line

The percentage of the Company’s net sales by product line were as follows:

	Introduced	2004	2003	2002
Fastenal Product Line	1967	55.6%	54.8%	55.6%
Tools	1993	10.9%	11.4%	11.1%
Cutting Tools	1996	5.0%	5.4%	5.4%
Hydraulics & Pneumatics	1996	6.1%	6.3%	6.0%
Material Handling	1996	6.8%	7.0%	6.7%
Janitorial Supplies	1996	3.5%	3.6%	3.2%
Electrical Supplies	1997	3.2%	2.9%	2.6%
Welding Supplies	1997	3.3%	3.1%	2.8%
Safety Supplies	1999	4.8%	4.8%	4.1%
Raw Materials	2001	0.5%	0.3%	0.1%
Retail Packaged Products	2001	—	—	1.9%
Other		0.3%	0.4%	0.5%

		100.0%	100.0%	100.0%

2004 ANNUAL REPORT – PAGE 30

2004	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

13 Recent Accounting Pronouncements

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, Share-Based Compensation, which supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity investments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The impact on net earnings as a result of the adoption of SFAS No. 123R, from a historical perspective, can be found in Note 1 to the Consolidated Financial Statements of this Annual Report. We are currently evaluating the provisions of SFAS No. 123R and will adopt it on July 1, 2005, as required.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, which amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. We do not have any idle facility expense or wasted material expense as of December 31, 2004. We will continue to apply the requirements of SFAS No. 151 in future periods.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. SFAS No. 153 is an amendment to APB Opinion No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. We are currently evaluating the provisions of SFAS No. 153 and will adopt it on July 1, 2005, as required.

2004 ANNUAL REPORT – PAGE 31

2004	Management Report on Internal Control over Financial Reporting

The Board of Directors and Stockholders Fastenal Company:

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a15-(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that:

(i)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

(ii)	provide reasonable assurance that the transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

(iii)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision of our principal executive officer and our principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2004. There was no change in the Company’s internal control over financial reporting during the Company’s most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

KPMG LLP, the independent registered public accounting firm that audited the financial statements in this Annual Report, has issued an attestation report on management’s assessment of the effectiveness of our internal control over financial reporting, which report is included in this Annual Report.

Chief Executive Officer & President	Executive Vice-President & Chief Financial Officer

Winona, Minnesota
February 18, 2005

2004 ANNUAL REPORT – PAGE 32

2004	Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements and Supplemental Schedule

The Board of Directors and Stockholders Fastenal Company:

We have audited the accompanying consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II—Valuation and Qualifying Accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Fastenal Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 18, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Minneapolis, Minnesota

February 18, 2005

2004 ANNUAL REPORT – PAGE 33

2004	Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

The Board of Directors and Stockholders Fastenal Company:

We have audited management’s assessment, included in the accompanying Management Report on Internal Control over Financial Reporting, that Fastenal Company maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Fastenal Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Fastenal Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Fastenal Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated February 18, 2005 expressed an unqualified opinion on those consolidated financial statements.

Minneapolis, Minnesota

February 18, 2005

2004 ANNUAL REPORT – PAGE 34

EXECUTIVE OFFICERS

Willard D. Oberton

Chief Executive Officer and President

Nicholas J. Lundquist

Executive Vice-President and

Chief Operating Officer

Daniel L. Florness

Executive Vice-President and

Chief Financial Officer

Steven L. Appelwick

Vice-President–Product Procurement,

Marketing, and Logistics

DIRECTORS

Robert A. Kierlin

Chairman of the Board

Minnesota State Senator

Former Chief Executive Officer and President

Fastenal Company

Michael M. Gostomski

President

Winona Heating & Ventilating Company

(sheet metal and roofing contractor)

Michael J. Dolan

Self Employed Business Consultant,

Former Executive Vice-President and Chief

Operating Officer

The Smead Manufacturing Company

(document management company)

Robert A. Hansen

Associate Professor of Marketing and Logistics Management,

Carlson School of Management, University of Minnesota

Henry K. McConnon

President

Wise Eyes, Inc.

(eyeglass retailer and wholesaler)

Willard D. Oberton

John D. Remick

President and Chief Executive Officer

Rochester Athletic Club, Inc.

(health club)

Stephen M. Slaggie

Retired

Former Secretary, Shareholder Relations

Director, and Insurance Risk Manager

Fastenal Company

Reyne K. Wisecup

Human Resource Manager

Fastenal Company Services

CORPORATE INFORMATION

Annual Meeting

The annual meeting of shareholders

will be held at 10:00 a.m.,

Tuesday, April 19, 2005,

at Corporate Headquarters,

2001 Theurer Boulevard,

Winona, Minnesota

Corporate Headquarters

Fastenal Company

2001 Theurer Boulevard

Winona, Minnesota 55987-0978

Phone: (507) 454-5374

Fax: (507) 453-8049

Legal Counsel

Faegre & Benson LLP

Minneapolis, Minnesota

Streater & Murphy, PA

Winona, Minnesota

Form 10-K

A copy of the Company’s 2004 Annual Report on Form 10-K to the Securities and Exchange Commission is available without charge to shareholders upon written request to the Assistant Controller of the Company at the address listed on this page for the Company’s corporate headquarters.

Copies of our latest press release, unaudited supplemental Company information and monthly sales information (beginning with October 2000 sales) are available at the Fastenal Company World Wide Web site at: www.fastenal.com

Auditors

KPMG LLP

Minneapolis, Minnesota

Transfer Agent

Wells Fargo Bank Minnesota, National Association

Minneapolis, Minnesota

2004 ANNUAL REPORT – PAGE 36

3M
CRAFTSMAN
BOSCH
ITW Buildex
norseman
E·T·N
Weatherhead
HOLO-KROME
LENOX
NORTON
ARMSTRONG
INDUSTRIAL HAND TOOLS
LOCTITE
marson
RED HEAD
CONCRETE ANCHORING SYSTEMS
PRIMARK
TOOL GROUP
DEWALT
HUCK
Kimberly-Clark
Professional
ANVIL
SIMONDS
CM
CRC
RUST-OLEUM
INDUSTRIAL COATINGS
Intertape
ACME
DISTRIBUTOR SALES
metabo
REGAL CUTTING TOOLS
BOSCH
FASTENERS
Tools & Accessories
Growth Through Customer Service!

Growth Through Customer Service!