Form 10-K, Exhibit 13
period 2005-12-31
FASTENAL CO
filed 2006-02-23
CIK 815556

2005	Profile of Fastenal Company

Fastenal Company was founded in 1967. As of December 31, 2005, the Company operated 1,755 store sites located in 50 states, Puerto Rico, Canada, Mexico, Singapore, China, and the Netherlands and employed 6,392 people at these sites. In addition, there were 2,914 people employed in various support positions. The Company sells approximately 580,000 different types of industrial and construction supplies in ten product categories. These include (approximately): 271,000 different types of threaded fasteners and miscellaneous supplies (fasteners); 98,000 different types of tools and equipment (tools); 87,000 different types of metal cutting tool blades and abrasives (cutting tools); 43,000 different types of fluid transfer components and accessories for hydraulic power, pneumatic power, plumbing, and HVAC (hydraulics & pneumatics); 9,000 different types of material handling, storage, and packaging products (material handling); 12,000 different types of janitorial and paper products (janitorial supplies); 16,000 different types of electrical supplies; 22,000 different types of welding supplies (excluding welding gases); 15,000 different types of safety supplies; and 8,000 different types of metals, alloys, and materials (metals). As of December 31, 2005, the Company operated twelve distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and Ontario, Canada. Approximately 95.1% of the Company’s 2005 sales were attributable to products manufactured by others, and approximately 4.9% related to items manufactured, modified, or repaired by either the Company’s Manufacturing Division or one of its Support Services. Since December 31, 2005, the Company has opened additional store sites.

Customer Service Project 2 (CSP2) store format – Winona, MN Product Service Center Store

This Annual Report, including the sections captioned “President’s Letter to Shareholders,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Stock and Financial Data,”contains statements that are not historical in nature and that are intended to be, and are hereby identified as,”forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including statements regarding improvements in accounts receivable collections, new distribution center openings, technology conversions, the potential of markets served by our sales specialists, the payment of dividends, the leveling off of sales growth and the variability of sales at older stores, management of headcount and retention of labor efficiency, capital expenditures, purchases of store locations, funding of expansion plans and the expansion of foreign operations. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements is included in the section of this Annual Report captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company assumes no obligation to update either such forward-looking statements or the discussion of such risks and uncertainties.

2005	Table of Contents

pages 2-4

PRESIDENT’S LETTER TO SHAREHOLDERS

SIX-YEAR SELECTED FINANCIAL DATA

STOCK AND FINANCIAL DATA

STOCK PERFORMANCE HIGHLIGHTS

pages 8-17

MANAGEMENT’S DISCUSSION & ANALYSIS OF

FINANCIAL CONDITION & RESULTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF EARNINGS

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

NASCAR TRUCK SERIES SPONSORSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

pages 22-32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT REPORT ON INTERNAL CONTROL

OVER FINANCIAL REPORTING

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM ON CONSOLIDATED FINANCIAL

STATEMENTS AND SUPPLEMENTAL SCHEDULE

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM ON INTERNAL CONTROL OVER

FINANCIAL REPORTING

Inside Back Cover

EXECUTIVE OFFICERS & DIRECTORS

CORPORATE INFORMATION

2005	President’s Letter to Shareholders

The year 2005 was a productive year for Fastenal. We had very good sales and earnings growth; however, I believe our greatest accomplishments were the new initiatives we started in 2005. These initiatives were designed to help us improve our customer service, enhance career opportunities for our employees, and increase the returns to our shareholders. I will explain several of these initiatives in greater detail later in this letter.

Our 2005 net sales of $1.5 billion represented a 23.0% increase over the 2004 level. We added close to $300 million in new business in 2005; more than our total sales were in 1996. We were able to do this because of our opening of new stores, while at the same time continuing to upgrade our existing stores. We opened 222 new stores in 2005 and almost completed the store upgrade project (previously referred to as the ‘Customer Service Project’ or CSP) which began in the latter half of 2002. We haven’t completed the remaining store upgrades because of a few locations with time left on their lease.

Fastenal produced net earnings of $166.8 million in 2005, which is a 27.4% increase over 2004. This increase was made possible by the combination of increased sales growth and better expense management. With labor being our biggest expense, we continue to work very hard to increase productivity. Increased productivity allows us to improve both earnings and the level of compensation for our employees, while maintaining our high level of customer service.

In the fourth quarter of 2004, our Board of Directors approved a plan to implement a profit sharing contribution for our employees’ retirement plan. This is a performance-based plan that rewards the employees if the company achieves specific performance goals. Because of our strong financial performance in 2005, the company contribution for the year was approximately $2.5 million. The allocation of this contribution is limited to a percentage of employee contribution under $5,000 per year, so that all enrolled employees can enjoy the benefit.

Since 2002, CSP has been our main marketing focus and we continued our efforts in 2005. We realize that if we truly want to be the best industrial and construction store in every market we serve, we need to continue to improve our stores. Based on this belief, we have spent the last 18 months working on developing the next generation of CSP. As a logical progression, we have named it ‘CSP2’. We now refer to our original CSP conversion as the standard store model because it is our typical store today.

In developing our criteria for what a CSP2 store should be, we listened to both our field personnel and our customers. Based on this feedback, we developed our list. The most important items on this list were a better store location, a proven manager, and a broader inventory selection. We also have a technology team dedicated to this project. Their goal is to speed up the transaction time so customers can buy what they need and get back to their work site as quickly as possible. Our merchandising team has also improved the store appearance by creating better product displays. The last and perhaps the most important change is that we increased our outside sales force in each CSP2 store by two people. We felt we needed to increase our customer contacts so both our current and potential customers were aware of the additional products we have available at our local store.

As we started to develop a financial plan for the CSP2 format, one of our biggest challenges centered on quantifying the investment per store and our expectations for results. To assist in this process, we looked at the hundreds of stores we have previously opened. We have very good data on the initial investment and the timeline for a return on these new store investments. After many discussions, we decided to quantify the investment similar to a new store opening. This investment, excluding items related to a new physical location, includes approximately $62 thousand of incremental inventory, two additional sales people, and two additional vehicles. We then quantified our goal for sales and profit improvement at a store converted to the CSP2 format to mirror the impact we get from a new store investment.

Another area we focused on very heavily in 2005 was our transportation system. We have been operating our own fleet of over the road trucks for more than 20 years. These trucks carry, by

2005 ANNUAL REPORT – PAGE 2

2005	President’s Letter to Shareholders

weight, almost 90.0% of the product we sell. Even with these trucks moving the majority of our product, we were still spending more on outside carriers to move the remaining 10.0% than we were spending to operate our entire fleet. Seeing this outside freight expense as an opportunity to reduce costs, we put together a team to rethink our entire transportation system. The team determined that if we wanted to make real improvements and reduce our outside expense, our systems would have to be as good as the best freight and parcel companies. Based on this direction, we hired people trained in the latest mapping software to do our routing and we assigned one of our best system developers to lead the transportation technology team.

The truck routing group spent most of the year working with our regional operations managers, remapping routes and adding trucks where necessary. Due to the truck route changes, we have been able to increase the service level to our stores. Over 85.0% of our stores are currently receiving shipments five days per week; this is up from 15.0% at the start of 2005. The majority of the deliveries are now before 8:00 A.M., which increases our ability to provide a high level of service to our customers. With this efficient truck routing, our cost per store delivery (i.e. each time we stop at a store) has dropped from $72 to $48. Although we have not completely eliminated our need to use outside freight carriers, we have seen a significant decrease in this expense. The technology group is just starting to implement a new tracking system that will allow us to know where every package is at all times. Our store personnel, armed with this information, will be able to provide better service to our customers. We will continue to work on this transportation initiative in 2006, and I believe we will continue to improve our service and lower our cost.

Another major initiative we undertook in 2005 was the centralization of the collection call component of our accounts receivable. We did some benchmarking in 2004 and determined that we were not performing at the same level as other distributors in our industry.

In the past, all of our collections work had been done by the local store employees. After researching best practices in accounts receivable and collections, we decided the best way to collect our receivables was through a central office approach with trained and dedicated people. In February 2005, we opened our central collections office in Caledonia, Minnesota, a small city 40 miles south of Winona. Since the opening of this office, we have seen a continual improvement in both the number of days it takes to collect a sale and the amount of uncollectible dollars that have to be written off. Although our sales grew 23.0% in 2005, our year end accounts receivables have only grown 13.0%. While store personnel remain engaged in the collection process, this change has freed up time for our store personnel to go out and make more customer contacts. At the end of the year, this project had been implemented in 80.0% of our stores. We believe we will continue to see improvements in the accounts receivable area in 2006 as we complete the rollout.

We also worked hard to manage the growth in inventory in 2005. Our internal goal on inventory management is two-fold. First, we want to grow inventory at a rate less than sales growth, which we did in 2005. Second, we want to change the balance of inventory so there is less in the distribution centers, allowing us to use more of the additional inventory dollars for expanding our store selection and working on the CSP2 project.

Purchasing of product continues to be a major opportunity for Fastenal. We made several organizational changes in our central purchasing group this past year by focusing it into three distinct groups. We purchase the branded products in one office, the commodity fill-in buys in another office, and the import purchasing is done in our office in Shanghai, China. This reorganization of purchasing was designed to streamline the process and achieve two goals. The first was to reduce the time it takes to purchase the product once we fall below our desired inventory level. The second was to develop a system with better information so we could improve both our customer service and inventory turns at the same time. Our purchasing group is making great progress on both goals.

FASTCO, our Shanghai based trading company, continued to grow in 2005. The people of FASTCO continue to find new companies throughout Asia who can produce high quality industrial and construction products to meet our customers’ needs. We currently have more than 60 employees working in Asia.

2005 ANNUAL REPORT – PAGE 3

2005	President’s Letter to Shareholders

The only distribution building purchased in 2005 was in Modesto, California. This facility will be our main distribution point servicing our stores in the Western states. It is a 320,000 square foot facility from which we plan to start operating in mid 2006. This will replace our current facility in Fresno, California.

Our manufacturing division also had a good year in 2005. They were able to grow their sales by 18.0% year-over-year and added several large accounts late in the year that should help increase our sales growth in 2006. We purchased a small manufacturing company in Rockford, Illinois that makes cold formed fasteners. This company has the capacity and equipment to make longer production runs on both special and standard parts. This helps fill a void between our current specials manufacturing and the larger volume production parts we purchase from the large fastener manufacturers around the world. This business is growing and helps us better service our customers’ needs. We plan to continue adding machinery at this new facility to expand our manufacturing capabilities.

Our sales specialists continued to impress in 2005. National Accounts, which represents 22.0% of our total net sales, grew their sales by 23.0%. National Construction, which represents 2.0% of our total net sales, had excellent growth at 82.0%. The Government Sales people continue to grow their sales at a rapid pace also. Government sales, which represents 3.0% of total net sales, grew at 54.0%. We continue to increase our investment in all of these markets with the belief that they all have great potential now and in the future. We also have created several other groups of sales specialists working in other markets that we believe have potential.

Having great computer systems continues to be a competitive advantage for Fastenal. Our information technology (IT) team continues to redesign and upgrade our systems. They worked all year on a rewrite of our warehouse management system. Installation of this new system will begin in the first half of 2006. They have also made many improvements to our branch point of sale system and our website, fastenal.com. While many companies are outsourcing their IT functions, Fastenal believes our internal ability to quickly modify our systems to meet customer needs is one of our key competitive advantages.

I have written about many exciting endeavors underway at Fastenal. None of this would be possible without talented and well trained employees. Because of this, we have increased our commitment to the Fastenal School of Business (FSB) by giving it additional resources and asking it to do even more training. During 2005, FSB trained more than 3,500 people throughout the Company in over 20 different programs. In 2005, we also placed seven instructors in the field so we could reach more people and reduce our travel expense at the same time. This change has proven to be quite successful and we plan to increase the number of field instructors in 2006.

The most exciting thing the Fastenal School of Business accomplished in 2005 was the development of our new Associate of Applied Science (AAS) Industrial Distribution Program. Our people worked with representatives from the Minnesota State Technical School system to jointly develop a degreed program. This program was designed to meet the needs of industrial distribution experts now and in the future. The classes will be jointly taught by the Minnesota State College - Southeast Technical and the Fastenal School of Business.

In closing, I believe it is important to thank all of the people on the Fastenal team who worked hard all year to produce the great results we are able to report. At Fastenal, we believe that a company is no more than a group of people brought together to accomplish a common goal. We currently have more than 9,000 people working to reach the common goal of Growth Through Customer Service. If we continue to challenge our people and, at the same time, help them in their own development, I believe we will continue to achieve our common goal. I also want to thank our shareholders for supporting Fastenal. Your belief in us gives us the confidence that helps in the pursuit of our goal.

Thank you,

Willard D. Oberton
CEO and President

2005 ANNUAL REPORT – PAGE 4

2005	Six – Year Selected Financial Data

(Amounts in Thousands Except Per Share Information)

Operating Results Years Ended December 31	2005		Percent Change	2004		2003		2002		2001	2000
Net sales	$1,523,333		23.0%	$1,238,492		994,928		905,438		818,283	755,618
Gross profit[1]	758,103		23.1%	615,886		482,103		442,138		406,699	382,829
Earnings before income taxes	269,056		29.1%	208,336		136,336		121,207	[2]	113,634	131,430
Net earnings	166,814		27.4%	130,989		84,120		75,542	[3]	70,112	80,730
Basic earnings per share	1.10		27.9%	.86		.56		.50	[3]	.46	.53
Diluted earnings per share	1.10		27.9%	.86		.56		.50	[3]	.46	.53
Dividends per share	$.31		55.0%	$.20		.105		.025		.0225	.02
Basic-weighted average shares outstanding	151,270			151,755		151,755		151,755		151,755	151,755
Diluted-weighted average shares outstanding	151,508	[4]		151,972	[4]	151,784	[4]	151,755		151,755	151,755

Financial Position December 31
Accounts receivable plus inventory	$545,117		16.0%	$469,833		361,640		322,815		254,062	249,188
Net working capital	557,470		19.4%	466,883		393,255		349,422		300,680	247,876
Total assets[5]	890,035		14.8%	775,362		652,875		563,384		476,694	405,068
Total stockholders’ equity	$783,549		14.5%	$684,369		576,740		499,871		424,888	359,258

Operating Results Years Ended December 31 (as a percentage of net sales)	2005	2004	2003	2002	2001	2000
Gross profit[1]	49.8%	49.7%	48.5%	48.8%	49.7%	50.7%
Earnings before income taxes	17.7%	16.8%	13.7%	13.4%	13.9%	17.4%
Net earnings	11.0%	10.6%	8.5%	8.3%	8.6%	10.7%

All information contained in this Annual Report reflects the 2-for-1 stock splits effected in the form of a stock dividend in each of 2002 and 2005.

[1]	Reflects impact of reclassification of certain internal trucking cost between operating expenses and cost of goods sold related to the freight initiative which decreased gross profit by $12,477, $8,447, $6,964, $6,338, $5,728, $5,289 in 2005, 2004, 2003, 2002, 2001, and 2000, respectively.

[2]	Amount includes a gain on the sale of the Do-It-Yourself (DIY) Business of $5,934.

[3]	Amount includes an extraordinary gain, net of tax, of $716, or $.01 per basic and diluted share.

[4]	Reflects impact of stock options issued by the Company in May 2003 that were in-the-money during the period outstanding.

[5]	Reflects impact of reclassification to prior years presented to conform to current year presentation.

2005 ANNUAL REPORT – PAGE 5

2005	Stock and Financial Data

Common Stock Data

The Company’s shares are traded on The Nasdaq Stock Market under the symbol “FAST”. The following table sets forth, by quarter, the high and low closing sale price of the Company’s shares on The Nasdaq Stock Market for 2005 and 2004.

2005:	High	Low
First quarter	$31.87	27.55
Second quarter	$31.79	25.54
Third quarter	$33.29	28.85
Fourth quarter	$41.96	30.43

2004:	High	Low
First quarter	$27.16	21.94
Second quarter	$28.49	24.23
Third quarter	$32.25	26.75
Fourth quarter	$32.08	25.57

As of February 1, 2006, there were approximately 1,596 recordholders of the Company’s Common Stock, which includes nominees or broker dealers holding stock on behalf of an estimated 26,622 beneficial owners.

In 2005, the Company paid two $.155 dividends per share and in 2004 the Company paid a $.125 and $.075 dividend per share. On January 19, 2006, the Company announced a $.20 semi-annual dividend per share to be paid on March 3, 2006 to shareholders of record at the close of business on February 20, 2006. The Company expects that it will continue to pay comparable semi-annual cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors.

Selected Quarterly Financial Data (Unaudited)

(Amounts in thousands except per share information)

2005:	Net sales	Gross profit[1]	Net earnings	Basic earnings per share
First quarter	$353,809	174,762	37,032.24
Second quarter	383,263	190,793	44,647.30
Third quarter	402,218	199,123	45,971.30
Fourth quarter	384,043	193,425	39,164.26

Total	$1,523,333	758,103	166,814	1.10

2004:	Net sales	Gross profit[1]	Net earnings	Basic earnings per share
First quarter	$284,206	140,879	28,147.18
Second quarter	310,143	155,154	34,832.23
Third quarter	325,678	161,224	34,741.23
Fourth quarter	318,465	158,629	33,269.22

Total	$1,238,492	615,886	130,989.86

[1]	Reflects impact of reclassification of certain internal trucking cost between operating expenses and cost of goods sold related to the freight initiative which decreased gross profit by $2,611, $3,015, $3,223, $3,628, $2,100, $2,053, $2,336, and $1,958, in first, second, third, and fourth quarters for 2005 and 2004, respectively.

2005 ANNUAL REPORT – PAGE 6

2005	Stock Performance Highlights

Fastenal Stock Performance1

Initial Public Offering (IPO)

On August 27, 1987 (date of the Company’s Initial Public Offering), 1,000 shares of Fastenal’s stock sold for $9,000. Approximately 18 years later, on December 31, 2005, those 1,000 shares, having split 6 times, were 48,000 shares worth $1,878,000, for a gain of approximately 34.6% compounded annually.

Ten Years

On December 31, 1995, 1,000 shares of Fastenal’s stock sold for $42,250. Ten years later, on December 31, 2005, those 1,000 shares, having split twice, were 4,000 shares worth $156,520, for a gain of approximately 14.0% compounded annually.

Five Years

On December 31, 2000, 1,000 shares of Fastenal’s stock sold for $54,880. Five years later, on December 31, 2005, those 1,000 shares, having split twice, were 4,000 shares worth $156,520, for a gain of approximately 23.4% compounded annually.

Dividends and Stock Repurchases

Fastenal has paid dividends in every year since 1991.

In April 2005 the Company issued a press release announcing the Board of Directors had authorized purchases by the Company of up to 760,000 shares of its Common Stock. The Company purchased 700,000 shares of its outstanding stock at approximately $26.75 per share in late April 2005.

[1]	The share data featured represents past performance, which is no guarantee of future results.

2005 ANNUAL REPORT – PAGE 7

2005	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Results of Operations

Business Overview— Fastenal is a North American leader in the wholesale distribution of industrial and construction supplies. The Company operates stores sites primarily located in North America. On December 31, 2005, the Company operated 1,755 Company-owned or leased store sites.

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

Financial Overview— During 2005, 2004 and the latter half of 2003, the strength of the global industrial environment positively impacted the Company’s performance. During the first half of 2003, the recession in the global industrial environment, which had begun several years earlier, negatively impacted the Company’s performance, and that of the industry as a whole. The impact of the economy is best reflected in the growth performance of our stores greater than five years old (2005 group reflects stores sites opened in 2000 and earlier). These stores are more cyclical due to the increased market share they enjoy in their local markets. The net sales growth rate of store sites more than five years old was as follows:

2005	2004	2003
12.0%	15.3%	3.3%

Our stores that are two to five years old (2005 group reflects store sites opened in 2003, 2002, or 2001) are also impacted by the economy, but to a lesser degree. The net sales growth rate of our store sites that are two to five years old was as follows:

2005	2004	2003
22.5%	24.9%	16.5%

Combined, these two groups represent a consistent same-store view of our business. These stores, which are more than two years old (2005 group reflects store sites opened in 2003 and earlier), had net sales growth rates as follows:

2005	2004	2003
15.6%	17.1%	5.3%

Net sales— Net sales and growth rates in net sales were as follows:

	2005	2004	2003
Net sales	$1,523.3	1,238.5	994.9
Percent change	23.0%	24.5%	9.9%

The 2005 and 2004 net sales growth rate percentages reflect the strengthening of the North American market in the period since July 2003. The increase in net sales in 2005 and 2004 came primarily from unit sales growth in existing stores more than two years old, growth in the newer product lines, and new site openings. The 2004 growth was increased by 3.0% to 4.0% due to an inflationary increase in pricing during the year, while the 2003 growth was tempered by a deflationary impact to pricing during the year.

Stores sites opened in 2005 contributed approximately $35.5 (or 2.3%) to 2005 net sales. Store sites opened in 2004 contributed approximately $112.9 (or 7.4%) to 2005 net sales and approximately $64.9 (or 5.2%) to 2004 net sales. The rate of growth in sales of store sites generally levels off after they have been open for five years, and, as stated earlier, the sales of older store sites typically vary more with the economy than do the sales of younger store sites.

2005 ANNUAL REPORT – PAGE 8

2005	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Monthly Daily Sales Growth— Our business had daily sales growth rates of (compared to the comparable month in the preceding year):

Month	2005	2004	2003
January	26.2%	16.1%	10.2%
February	25.1%	20.1%	7.9%
March	22.5%	19.1%	11.5%
April	26.6%	22.1%	7.2%
May	22.9%	25.6%	6.7%
June	21.2%	25.7%	6.0%
July	21.8%	27.0%	8.2%
August	21.7%	24.9%	8.8%
September	26.8%	26.2%	8.4%
October	22.7%	27.6%	13.7%
November	21.7%	25.0%	14.5%
December	17.0%	27.4%	16.9%

Note: Daily sales are defined as the sales for a period divided by the number of business days in a period.

The daily sales growth rates in the table above represent several trends. The January 2004 to November 2005 time frame generally represents improvement followed by stabilization in our daily sales trends which reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (also referred to as the Customer Service Project, or ‘CSP’). The 2004 period was positively impacted by inflation in the steel-based products we sell. The December 2005 daily sales growth rate was weaker than we expected; however, we believe it is an abnormality due to the following reasons: (1) historically we have seen fluctuations in December’s daily sales growth rates due to the holidays and their impact on our customers’ buying patterns and (2) December 2004 experienced strong growth, which creates a more difficult comparison in the next year. In 2005, item (2) is also noticeable in months such as May, June, July, and, to a lesser degree, October. The noticeable exception to item (2) is the month of September, which experienced stronger growth due to the demand generated by

Hurricane Katrina. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002, while the last six months of 2003 represents the strengthening of the economy which continued into 2004 and 2005. The first nine months of 2003 were also impacted by the sale of our DIY business in early October 2002.

Sales by Product Line— The following table indicates, by product line: (1) the products sold by the Company, (2) the year of introduction, and (3) the percentage of net sales.

		2005	2004	2003
Fastener[1]	1967	53.7%	55.6%	54.8%
Tools	1993	10.5%	10.9%	11.4%
Cutting Tools	1996	4.6%	5.0%	5.4%
Hydraulics & Pneumatics	1996	6.1%	6.1%	6.3%
Material Handling	1996	6.4%	6.8%	7.0%
Janitorial Supplies	1996	4.7%	3.5%	3.6%
Electrical Supplies	1997	3.3%	3.2%	2.9%
Welding Supplies	1997	3.4%	3.3%	3.1%
Safety Supplies	1999	5.0%	4.8%	4.8%
Metals	2001	0.6%	0.5%	0.3%
Direct Ship[2]	2004	1.5%	0.1%	—
Other		0.2%	0.2%	0.4%

		100%	100%	100%

[1]	Fastener product line represents fasteners and miscellaneous supplies.

[2]	Direct ship represents a cross section of products from the ten product lines. The items included here represent certain items with historically low margins which are shipped direct.

Threaded fasteners accounted for approximately 90% of the fastener product line sales in 2005, 2004, and 2003.

2005 ANNUAL REPORT – PAGE 9

2005	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Impact of Current Initiatives— During 2005, Fastenal actively pursued several initiatives to improve its operational performance. These included: (1) a new freight model, (2) tactical changes to our working capital model, and (3) an expanded store model called CSP2.

The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network, which operates at a substantial savings to external service providers because of our ability to leverage our existing routes, and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005, despite the fact we experienced an increase of approximately 31.7% in per gallon diesel fuel costs versus the same period in 2004.

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection and the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store. The balance sheet impacts of these changes are described later in the working capital discussion.

The CSP2 store model represents an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the third and fourth quarters of 2005, 30 stores were converted to the CSP2 format. The balance sheet impacts of these conversions are described later in the working capital discussion.

Impact of Hurricanes and Fuel Prices during the year— During the third quarter of 2005, two hurricanes (Katrina and Rita) dramatically impacted the Gulf Coast of North America. The first of these two hurricanes had a meaningful impact on Fastenal. This includes: (1) dislocated employees (thankfully, we lost no employees), (2) the complete destruction of four stores, (3) a meaningful impact to another eleven stores due to wind damage, water damage, power outages, or communication failures, and (4) a lesser impact to approximately fifteen additional stores due to storms that were spawned by the hurricane. In the aftermath of the hurricanes, we assisted our dislocated employees with temporary housing, vehicles, food, and clothing; this thanks to gifts from Fastenal, shareholders, employees, and vendors (domestic and foreign). Despite the impact to Fastenal, we were able to react to the needs of our customers and experienced an increase over planned sales of approximately $4.0 in this geographic area during September. While much of this business was at a lower gross margin, it helped supplement the pay of our personnel impacted most by the hurricane.

Rising fuel prices did affect our vehicle fleet in 2005. Our fleet consists of a variety of distribution vehicles and store delivery vehicles. During 2005, vehicle fuel costs averaged approximately $1.2, $1.5, $1.7, and $1.8 per month in the first, second, third, and fourth quarters, respectively. During 2004, vehicle fuel costs averaged approximately $0.9, $1.0, $1.1, and $1.3 per month in the first, second, third, and fourth quarters, respectively. These increases relate to the rising fuel costs, the freight initiative discussed earlier, and to the increase in sales and store locations. The increases were greatly reduced during the third and fourth quarters by a very effective conservation effort by our store personnel. Related increases in heating costs did impact the fourth quarter of 2005, but were not as extreme due to the mild temperatures in much of North America during November and December.

2005 ANNUAL REPORT – PAGE 10

2005	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Gross Profit Margins— Gross profit as a percent of net sales was as follows:

2005	49.8%
2004	49.7%
2003	48.5%

Reclassification note: Historically, we have included certain of our internal trucking costs in operating and administrative expenses. These costs include items such as driver pay, truck depreciation, and the cost of our transfer stations and transfer trucks. Historically, we felt this classification was appropriate for a distribution business; however, we now believe our distribution operation has many characteristics of an outside trucking firm. Our costs associated with outside trucking, such as small parcel and less-than-truckload (or LTL) shipping have historically been included in cost of sales. We have reclassified the distribution expenses discussed above from operating and administrative expenses to costs of sales as we believe it provides a more accurate presentation for the readers of our financial statements; and have also reclassified the 2004 and 2003 presentation to consistently reflect the new classification. This reclassification lowered the gross profit margins and the operating and administrative expense percentages above by 0.8% points, 0.7% points, and 0.7% points in the years ended 2005, 2004, and 2003, respectively.

Gross profit margins for the twelve months of 2005 and 2004 were similar. The gross margin in 2005 was reduced by the greater inflation cost in steel-based products flowing through cost of sales. This impact was expected, and reflects product costs in the last three to six month ‘turn period’ of inventory in a ‘first-in, first-out’ inventory costing model. This impact was more than offset by an improvement in the gross profit associated with net freight revenue since May 2005 and a reduction in outside freight costs in the fourth quarter of 2005 due to the freight initiatives discussed earlier.

The improvement in the gross profit margin in 2004 from 2003 resulted from several factors including (1) rising steel prices; (2) the strength of our fastener products in the improving economy, our product line with highest gross profit margin percentage; (3) vendor incentive programs, including vendor freight allowances, early payment discounts, and rebates; and (4) improvements in freight costs, primarily inbound.

Operating and Administrative Expenses— Operating and administrative expenses as a percent of net sales were as follows:

2005	32.2%
2004	32.9%
2003	34.8%

Operating and administrative expenses grew at a slower rate than net sales growth during 2005 and 2004. This was primarily due to the tight management of employee numbers throughout the organization. See reclassification note under gross profit margins discussed earlier.

Payroll and related costs represent approximately 68%, 69%, and 69% of operating and administrative expenses in 2005, 2004, and 2003, respectively. In 2005 and 2004, payroll and related costs increased at a rate which was less than the rate of increase in net sales. Effective management of this expense allows us to leverage the sales growth more effectively. This tight management was significant, given the store expansion (discussed elsewhere). We will continue to manage headcount in a similar fashion and expect to maintain most of the labor efficiency. We were pleased with our organization’s ability to manage operating and administrative expenses in 2005, while also contributing approximately $2.5 to our annual profit sharing contribution for our employees’ 401(k) plan (RRSP in Canada). This contribution was a new program introduced in 2005.

The changes in payroll and related costs were due to the following increases (decreases) in the average number of employees:

	2005	2004	2003
Sales personnel	16.2%	13.8%	1.6%
Support personnel	19.2%	21.2%	(13.2%)

2005 ANNUAL REPORT – PAGE 11

2005	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

The 2005 and 2004 increase in the average number of support people was due to an increase in the overall store count and increasing sales growth. The 2003 drop in the average number of support employees was amplified by two events: (1) the sale of the DIY Business, which resulted in a drop of approximately 194 employees (or 8.0%) and (2) tight management of employee head count.

In 2005, 2004, and 2003, the rate of increase in occupancy costs was greater than the rate of increase in net sales. Occupancy costs increased due to (1) a 14.5%, 16.7% and 12.4% increase in the number of store locations in 2005, 2004, and 2003, respectively, and (2) the upgrade of store locations in connection with the store upgrade initiative (formerly referred to as CSP).

The loss on sale of property and equipment in all years came primarily from the sale of used vehicles.

Net earnings—Net earnings, growth rates in net earnings, and net earnings per share (EPS), were as follows:

	2005	2004	2003
Net earnings	$166.8	131.0	84.1
Percentage change	27.4%	55.7%	11.4%
Basic EPS	$1.10	0.86	0.56
Diluted EPS	$1.10	0.86	0.56

During 2005 and 2004, the net earnings growth rate was greater than that of net sales primarily because of the earlier mentioned impact of payroll and related costs, and, in the case of 2005 and 2004, the improvements in gross profit margins.

Working Capital— Two components of working capital, accounts receivable and inventories, improved during 2005. The annual rate of growth and dollar increase were as follows at December 31, 2005 and 2004:

Annual growth rate	2005	2004
Accounts receivable	13.0%	26.2%
Inventories	17.6%	32.0%

Dollar growth rate	2005	2004
Accounts receivable	$21.1	33.7
Inventories	$54.2	74.4

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either planned store inventory (see earlier reference regarding CSP), new expanded inventory, or inventory necessary for upcoming store openings.

The accounts receivable increase of 13.0% represents a meaningful lag behind the 23.0% and 20.6% sales increase in 2005 and the fourth quarter 2005, respectively. We are pleased with the improvements in accounts receivable in 2005, and with the related reduction in bad debt expense when compared to 2004.

The inventory increase for the twelve months of 2005 was higher than our goal of 15%. The $16.0 of additional inventory for store openings and store conversions was expected. However, during 2005 we also added inventory related to the CSP2 initiative. This item amounted to approximately $3.5.

Overall, our initiatives are having a positive impact on accounts receivable and inventory. Our 2005 goals centered on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales : AR&I) back to better than a 3.0:1 ratio (on December 31, 2005 and 2004 we had a ratio of 2.8:1 and 2.6:1, respectively). Historically, we have been able to achieve a 20% after tax return on total assets (our internal goal) when our Annual Sales : AR&I ratio is at or above 3.0:1.

2005 ANNUAL REPORT – PAGE 12

2005	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Stock Repurchase— In April 2005, the Company issued a press release announcing the Board of Directors had authorized purchases by the Company of up to 760,000 shares of its Common Stock. The Company purchased 700,000 shares of its outstanding stock at approximately $26.75 per share in late April 2005.

Effects of Inflation— Price inflation related to certain products positively impacted net sales in 2004 and, to a lesser degree, in 2005. Price deflation related to certain products negatively impacted net sales in 2003.

Critical Accounting Policies— The Company’s estimates related to certain assets and liabilities are an integral part of the consolidated financial statements. These estimates are considered critical because they require subjective and complex judgments.

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

Inventory reserve – This reserve is for potentially obsolete inventory and shrinkage. The reserve is based on an analysis of inventory trends. The analysis includes inventory levels, sales information, physical inventory counts, cycle count adjustments, and the on-hand quantities relative to the sales history for the product. Historically, results have reflected the reserves previously recorded. Management believes the results could be materially different if historical trends do not reflect actual results.

Health insurance reserve – This reserve is for incurred but not reported and reported and unpaid health claims. The reserve is based on an analysis of external data related to the Company’s historical claim reporting trends. Historically, results have reflected the reserves previously recorded. Management believes the results could be materially different if historical trends do not reflect actual results.

General insurance reserve – This reserve is for general claims related to worker’s compensation, property and casualty losses, and other self-insured losses. The reserve is based on an analysis of external data related to the Company’s historical general claim trends. Management believes the results could be materially different if historical trends do not reflect actual results.

Liquidity and Capital Resources

Net cash provided by operating activities was:

2005	$121.9
2004	$57.4
2003	$90.6

The 2005 increase in net cash provided by operating activities was primarily due to the impact of improvements in working capital management in both accounts receivable and inventory (discussed previously). The 2004 decrease in net cash provided by operating activities was primarily due to the increase in inventories.

The percentage mix of inventory stocked at the store versus the distribution center (DC) locations was as follows on December 31:

	2005	2004	2003
Store	65%	64%	67%
DC	35%	36%	33%

Total	100%	100%	100%

2005 ANNUAL REPORT – PAGE 13

2005	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

New stores open with the standard store model which consists of a core stocking level of approximately $62 thousand per location. This inventory level will grow as the level of business in a store grows. The Company operated 30 stores under its Customer Service Project 2 (CSP2) format on December 31, 2005. This model consists of a core stocking mode of $120 thousand per location, plus inventory necessary to support specific customer needs.

Net cash used in investing activities was:

2005	$33.6
2004	$43.5
2003	$39.7

The 2005 decrease is primarily due to a decrease in marketable securities of $22.2 offset by an increase in property and equipment expenditures of approximately $13.2. The 2004 increase in net cash used in investing activities resulted primarily from the increase in purchases of capital equipment and the reduction in marketable securities.

The Company had future commitments for leased facilities and for leased vehicles at December 31, 2005. The Company had $9.7 of long-term debt related to an Industrial Revenue Bond (IRB) at December 31, 2005 and 2004. The future contractual cash obligations related to the commitments are as follows:

	Total	2006	2007 & 2008	2009 & 2010	After 2010
Facilities	138.1	46.6	67.1	24.4	—
Vehicles	19.8	12.6	7.2	—	—
IRB	9.7	—	—	—	9.7

Total	167.6	59.2	74.3	24.4	9.7

Property and equipment expenditures in 2005 consisted of: (1) the purchase of software and hardware for Fastenal’s information processing systems, (2) the addition of certain pickup trucks, (3) the purchase of signage, shelving, and other fixed assets related to store openings and conversion of existing stores to the expected inventory stocking model (formerly referred to as CSP) or to the CSP2 stocking model, (4) the addition of manufacturing and warehouse equipment, (5) the expansion or improvement of certain owned or leased store properties, (6) the expansion of Fastenal’s distribution/trucking fleet, and (7) a building for a distribution center in Modesto, California. Disposals of property and equipment consist of the planned disposition of certain pickup trucks, semi-tractors, and trailers in the normal course of business; and the disposal of the real estate relating to several store locations.

The Company declared a semi-annual dividend of $.20 per share on January 19, 2006. The Company paid an annual dividend per share of $.31, $.20, and $.105 in 2005, 2004, and 2003, respectively.

The Company expects to incur approximately $70 in total capital expenditures in 2006, consisting of approximately $24 for manufacturing, warehouse and packaging equipment and facilities, $12 for shelving and related supplies for the Company’s CSP and CSP2 implementation, $12 for data processing equipment, $10 for store buildings and improvement to store buildings, and $12 for vehicles. The Company has expanded the number of owned store locations over the last several years, and expects to purchase additional locations in the future. As of December 31, 2005, the Company had no material outstanding commitments for capital expenditures.

Management anticipates funding its current expansion plans with cash generated from operations, from available cash and cash equivalents, and, to a lesser degree, from its borrowing capacity. In addition to opening new sites in the United States, the Company plans to continue opening additional store locations in its foreign markets.

2005 ANNUAL REPORT – PAGE 14

2005	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Market Risk Management

The Company is exposed to certain market risks from changes in interest rates and foreign currency exchange rates. Changes in these factors cause fluctuations in the Company’s earnings and cash flows. The Company evaluates and manages exposure to these market risks as follows:

(1)	Foreign Currency Exchange Rates – Foreign currency fluctuations can affect the Company’s net investments and earnings denominated in foreign currencies. The Company’s primary exchange rate exposure is with the Canadian dollar against the United States dollar. The Company’s estimated net earnings exposure for foreign currency exchange rates was not material at December 31, 2005.

(2)	Commodities – The Company buys and sells various types of steel products which consist primarily of different types of threaded fasteners. During the last decade, there has been nominal movement in overall product pricing, with some deflation occurring in the wake of the economic crisis of the Far East markets that occurred in the late 1990’s. This trend reversed to inflation in late 2003 and early 2004. Fluctuations in pricing of certain commodities like steel can affect the Company’s cost structure and pricing. The Company is exposed to the impact of commodity steel pricing and its related ability to pass through the impacts to its end customers.

Geographic Information

Information regarding the Company’s revenues, long-lived assets, and deferred tax assets by geographic area is set forth in note 10 to the Notes to Consolidated Financial Statements. Risks related to the Company’s foreign operations are described under “Certain Risks and Uncertainties” below.

Certain Risks and Uncertainties

Certain statements in this Annual Report, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases and in oral statements made by or with approval of the Company’s executive officers constitute or will constitute “forward-looking statements” under the Reform Act. The following factors are among those that could cause the Company’s actual results to differ materially from those predicted in such forward-looking statements: (i) an upturn or downturn in the economy could impact sales at existing stores, the rates of new store openings, additions of new employees, the time it typically takes a new store to achieve profitability, and the conversion of stores to the CSP2 format, (ii) an upturn or downturn in the economy, a change in product mix, a change in inbound inventory costs, a change in the ability to increase selling prices in response to increased inventory costs, and a change in inventory buying patterns could impact gross margins, (iii) a change, from that projected, in the number of markets able to support future store sites could impact the rates of new store openings and additions of new employees, (iv) the ability of the Company to develop product expertise at the store level, to identify future products and product lines that complement existing products and product lines, to transport and store certain hazardous products and to otherwise integrate new products and product lines into the Company’s existing stores and distribution network could impact sales and margins, (v) increases or decreases in fuel and utility costs could impact distribution and occupancy expenses of the Company, (vi) the ability of the Company to successfully attract and retain qualified personnel to staff the

2005 ANNUAL REPORT – PAGE 15

2005	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Company’s stores could impact sales at existing stores and the rate of new store openings, (vii) changes in governmental regulations related to product quality or product source traceability could impact the cost to the Company of regulatory compliance, (viii) inclement weather could impact the Company’s distribution network, (ix) foreign currency fluctuations, changes in trade relations, or fluctuations in the relative strength of foreign economies could impact the ability of the Company to procure products overseas at competitive prices and the Company’s foreign sales, (x) changes in the rate of new store openings could impact expenditures for computers and other capital equipment, (xi) changes in the stocking and buying patterns related to product, both domestic and imported, could result in the Company being unable to reduce its distribution center inventories to the extent anticipated and the Company failing to achieve inventory turns in the future similar to those before the CSP initiative began and have a negative impact on cash flows from investing activities, (xii) actions of competitors, suppliers, and customers could impact the Company’s ability to raise prices, (xiii) disruption related to the CSP2 implementation could cause expenses and investments to increase, which in turn could cause the Company to reevaluate implementation of the project, (xiv) a change in the economy from that currently being experienced, a change in buying patterns, a change in forecast or a change in vendor production lead times could cause working capital (including inventory) to change from expected amounts, (xv) changes in accounts receivable collections, (xvi) changes in the number of markets served by sales specialists, and (xvii) a change in the number of markets able to support future store sites could change the management of headcount, which in turn, together with changes in sales growth and store openings, could impact labor efficiency.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, Share-Based Compensation, which supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity investments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. On April 14, 2005, the Securities and Exchange Commission issued a release announcing the adoption of a new rule delaying the required implementation of SFAS No. 123R. Under this new rule, SFAS No. 123R is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. The impact on net earnings as a result of the adoption of SFAS No. 123R, from a historical perspective, can be found in Note 1 to the Consolidated Financial Statements. We are currently evaluating the provisions of SFAS No. 123R and will adopt it in the first quarter of 2006, as required. The estimated impact is limited to the first two quarters of 2006, as all outstanding options vest on June 1, 2006. The expensing of options will add approximately $136 thousand and $95 thousand of compensation expense to our first and second quarters, respectively.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. SFAS No. 153 is an amendment to APB Opinion No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. We adopted the provisions of SFAS No. 153 on July 1, 2005. The adoption of this Statement did not have a material impact on our 2005 consolidated results of operations or financial condition.

2005 ANNUAL REPORT – PAGE 16

2005	Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS Statement No. 143 (FIN No. 47). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of tangible long-lived assets when the timing and/or method of settlement are conditional on a future event. We adopted the provisions of FIN No. 47 on November 1, 2005. The adoption of this Interpretation did not have a material impact on our 2005 consolidated results of operations or financial condition.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Correction Replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS No. 154). SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes (Opinion 20), and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle. SFAS No. 154 defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. We are required to adopt the provision of SFAS No. 154 as of June 1, 2006, although earlier adoption is permitted. We are currently evaluating the provisions of SFAS No. 154.

2005 ANNUAL REPORT – PAGE 17

2005	Consolidated Balance Sheets

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

	2005	2004
Assets
Current assets:
Cash and cash equivalents	$56,204	33,503
Marketable securities	669	5,496
Trade accounts receivable net of allowance for doubtful accounts of $3,875 and $5,181, respectively	183,556	162,500
Inventories	361,561	307,333
Deferred income tax asset	9,925	6,494
Other current assets	37,093	27,868

Total current assets	649,008	543,194
Marketable securities	13,228	35,468
Property and equipment, less accumulated depreciation	224,448	193,446
Other assets, net	3,351	3,254

Total assets	$890,035	775,362

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,572	39,276
Accrued expenses	50,258	36,761
Income taxes payable	2,708	274

Total current liabilities	91,538	76,311

Deferred income tax liability	14,948	14,682

Stockholders’ equity:
Preferred stock, 5,000 shares authorized	—	—
Common stock, 200,000 shares authorized 151,055 and 151,755 shares issued, respectively	1,511	1,518
Additional paid-in capital	—	12,934
Retained earnings	776,598	662,517
Accumulated other comprehensive income	5,440	7,400

Total stockholders’ equity	783,549	684,369
Commitments (notes 5, 8, and 9)

Total liabilities and stockholders’ equity	$890,035	775,362

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

2005 ANNUAL REPORT – PAGE 18

2005	Consolidated Statements of Earnings

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

	2005	2004	2003
Net sales	$1,523,333	1,238,492	994,928
Cost of sales	765,230	622,606	512,825

Gross profit	758,103	615,886	482,103
Operating and administrative expenses	489,792	408,077	346,649
Loss on sale of property and equipment	447	652	317

Operating income	267,864	207,157	135,137
Interest income	1,192	1,179	1,199

Earnings before income taxes	269,056	208,336	136,336
Income tax expense	102,242	77,347	52,216

Net earnings	$166,814	130,989	84,120

Basic and diluted earnings per share	$1.10	.86	.56

Basic-weighted average shares outstanding	151,270	151,755	151,755
Diluted-weighted average shares outstanding	151,508	151,972	151,785

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

2005 ANNUAL REPORT – PAGE 19

2005	Consolidated Statements of Stockholders’ Equity and Comprehensive Income

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balances as of December 31, 2002	151,755	$1,518	6,713	493,693	(2,053)	499,871
Dividends paid in cash	—	—	—	(15,935)	—	(15,935)
Tax benefit from exercise of stock options	—	—	1,973	—	—	1,973
Net earnings for the year	—	—	—	84,120	—	84,120
Translation adjustment	—	—	—	—	6,711	6,711

Total comprehensive income						90,831

Balances as of December 31, 2003	151,755	$1,518	8,686	561,878	4,658	576,740
Dividends paid in cash	—	—	—	(30,350)	—	(30,350)
Tax benefit from exercise of stock options	—	—	4,248	—	—	4,248
Net earnings for the year	—	—	—	130,989	—	130,989
Change in marketable securities	—	—	—	—	63	63
Translation adjustment	—	—	—	—	2,679	2,679

Total comprehensive income						133,731

Balances as of December 31, 2004	151,755	$1,518	12,934	662,517	7,400	684,369
Dividends paid in cash	—	—	—	(46,935)	—	(46,935)
Purchase of common stock	(700)	(7)	(12,934)	(5,798)	—	(18,739)
Net earnings for the year	—	—	—	166,814	—	166,814
Change in marketable securities	—	—	—	—	(279)	(279)
Translation adjustment (net of tax effect of $3,572)	—	—	—	—	(1,681)	(1,681)

Total comprehensive income						164,854

Balances as of December 31, 2005	151,055	$1,511	—	776,598	5,440	783,549

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

2005 ANNUAL REPORT – PAGE 20

2005	Consolidated Statements of Cash Flows

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

	2005	2004	2003
Cash flows from operating activities:
Net earnings	$166,814	130,989	84,120
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	29,006	23,643	20,444
Loss on sale of property and equipment	447	652	317
Bad debt expense	5,933	6,931	5,857
Deferred income taxes	(3,165)	(1,520)	3,503
Tax benefit from exercise of stock options	—	4,248	1,973
Amortization of non-compete agreement	67	67	67
Changes in operating assets and liabilities:
Trade accounts receivable	(26,989)	(40,675)	(29,060)
Inventories	(54,228)	(74,449)	(15,622)
Other current assets	(9,225)	(9,090)	205
Accounts payable	(704)	(848)	14,341
Accrued expenses	13,497	14,612	(3,508)
Income taxes, net	2,434	338	1,774
Other	(1,975)	2,539	6,212

Net cash provided by operating activities	121,912	57,437	90,623

Cash flows from investing activities:
Purchase of property and equipment	(65,910)	(52,687)	(50,246)
Proceeds from sale of property and equipment	5,455	4,499	4,184
Proceeds of Industrial Revenue Bond	—	3,200	—
Purchase of Industrial Revenue Bond	—	(3,200)	—
Net decrease in marketable securities	27,067	4,903	6,535
Increase in other assets	(164)	(252)	(206)

Net cash used in investing activities	(33,552)	(43,537)	(39,733)

Cash flows from financing activities:
Purchase of common stock	(18,739)	—	—
Payment of dividends	(46,935)	(30,350)	(15,935)

Net cash used in financing activities	(65,674)	(30,350)	(15,935)

Effect of exchange rate changes on cash	15	203	499

Net increase (decrease) in cash and cash equivalents	22,701	(16,247)	35,454
Cash and cash equivalents at beginning of year	33,503	49,750	14,296

Cash and cash equivalents at end of year	$56,204	33,503	49,750

Supplemental disclosure of cash flow information:
Cash paid during each year for income taxes	$106,545	74,281	50,442

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

2005 ANNUAL REPORT – PAGE 21

2005	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

1	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Fastenal Company and its wholly-owned subsidiaries (collectively referred to as the Company). All material intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts from prior years’ financial statements have been reclassified to conform to the current year presentation.

Revenue Recognition and Accounts Receivable

Net sales include products, services, and freight and handling costs billed; net of any related sales incentives paid to customers and net of an estimate for product returns. The Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of ownership have passed, the sales price is fixed or determinable, and collectibility is probable. These criteria are met at the time the product is shipped to, or picked up by, the customer. The Company recognizes billings for freight and handling charges at the time the products are shipped to, or picked up by, the customer. The Company recognizes services at the time the service is provided to the customer. The Company estimates product returns based on historical return rates. Accounts receivable are stated at their estimated net realizable value. The allowance for doubtful accounts is based on an analysis of customer accounts and the Company’s historical experience with accounts receivable write-offs.

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

Marketable Securities

Marketable securities as of December 31, 2005 and 2004 consist of debt securities. The Company classifies its debt securities as available-for-sale. Available-for-sale securities are recorded at fair value based on current market value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings, but are included in comprehensive income, and are reported as a separate component of stockholders’ equity until realized, provided that a decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

Property and Equipment

Property and equipment are stated at cost. Depreciation on buildings and equipment is provided for using the straight-line method over the anticipated economic useful lives of the related property.

2005 ANNUAL REPORT – PAGE 22

2005	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

Summary of Significant Accounting Policies, continued

Leases

The Company leases space under non-cancelable operating leases for its California, Utah, and Washington distribution centers, and certain store sites with initial terms of one to 60 months. Most store sites have initial lease terms of 36 months. These leases do not have significant rent escalation holidays, concessions, leasehold improvement incentives, or other build-out clauses. Any such terms are recognized as rent expense over the term of the lease. Further, the leases do not contain contingent rent provisions. Leasehold improvements on operating leases are amortized over a 36-month period. The Company leases certain semi-tractors and pick-ups under operating leases. The semi-tractor leases typically have a 36-month term. The pick-up leases typically have a 72-month term and include an early buy out clause, which the Company generally exercises, thereby giving the leases an effective term of 12-15 months.

Other Assets and Long-Lived Assets

Other assets consist of prepaid security deposits, goodwill and a non-compete agreement.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Net goodwill was $1,400 in all three years. The non-compete is amortized on a straight-line basis over 15 years. Net non-compete was $491, $558, and $625 on December 31, 2005, 2004, and 2003, respectively. Total non-compete amortization costs were $67 per year in 2005, 2004, and 2003.

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

Accounting Estimates

The preparation of financial statements in conformity with the United States of America generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

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

2005 ANNUAL REPORT – PAGE 23

2005	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

Summary of Significant Accounting Policies, continued

Stockholders’ Equity and Stock-Based Compensation

During the three-year period ended December 31, 2005, the Company had two stock option employee compensation plans. Certain employees of the Company have been granted options to purchase Common Stock of the Company under either the Fastenal Company Stock Option Plan (Fastenal Option Plan) or the Robert A. Kierlin Stock Option Plan (RAK Option Plan). The Fastenal Option Plan was approved by the shareholders of the Company in April 2003. The Company granted options under the Fastenal Option Plan in May 2003. The RAK Option Plan was sponsored by one of the Company’s founders, Robert A. Kierlin, and did not involve a commitment by the Company. Mr. Kierlin granted options under the RAK Option Plan in 2002, 2001, and 2000. All options granted by Mr. Kierlin under the RAK Option Plan not previously exercised have expired, and Mr. Kierlin has indicated that he does not intend to grant any additional options under the RAK Option Plan in the future.

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

	2005	2004	2003
Net earnings, as reported	$166,814	130,989	84,120
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	560	891	1,754

Pro forma net earnings	$166,254	130,098	82,366

Basic earnings per share	$1.10	.86	.56
Diluted earnings per share	$1.10	.86	.56
Pro forma basic earnings per share	$1.10	.86	.54
Pro forma diluted earnings per share	$1.10	.86	.54

The fair value of each stock option is estimated as of the grant date using the Black-Scholes option-pricing model. The assumptions used and the estimated fair values are as follows:

Year of grant	Risk-free interest rate	Expected life of option in years	Expected dividend yield	Expected stock volatility	Estimated fair value of stock option
2003	4.5%	3.42	0.2%	30.33%	$3.78
2002	4.5%	2.66	0.2%	27.03%	$3.33
2001	5.0%	2.75	0.2%	37.66%	$4.04
2000	6.0%	2.75	0.2%	42.29%	$2.89

2005 ANNUAL REPORT – PAGE 24

2005	Notes to Consolidated Financial Statements

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

Comprehensive Income

The Company complies with the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting of comprehensive income and its components. The components of comprehensive income are as follows:

	2005	2004	2003
Net earnings, as reported	$166,814	130,989	84,120
Change in marketable securities	(279)	63	—
Translation adjustment	(1,681)	2,679	6,711

Comprehensive income	$164,854	133,731	90,831

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

	2005	2004	2003
Basic—weighted shares outstanding	151,270	151,755	151,755
Weighted shares assumed upon exercise of stock options	238	217	30

Diluted—weighted shares outstanding	151,508	151,972	151,785

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

2005 ANNUAL REPORT – PAGE 25

2005	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

2	Investments

Available-for-sale securities at December 31 consist of the following:

2005:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Federal mortgage backed security	$10,000	—	(279)	9,721
State and municipal bonds	3,644	—	—	3,644
Corporate bonds	—	—	—	—
Certificates of deposit or money market	532	—	—	532

Total available-for-sale securities	$14,176	—	(279)	13,897

2004:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Federal mortgage backed security	$10,000	—	(120)	9,880
State and municipal bonds	14,901	80	—	14,981
Corporate bonds	13,034	104	—	13,138
Certificates of deposit or money market	2,966	—	(1)	2,965

Total available-for-sale securities	$40,901	184	(121)	40,964

The Company recorded gains related to the Company’s available-for-sale securities. These gains were immaterial in 2005, 2004, and 2003. Gains and losses from the sale of investments are calculated based on the specific identification method.

Maturities of the Company’s available-for-sale securities at December 31, 2005 consist of the following:

	Less than 12 months		Greater than 12 months
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Federal mortgage backed security	$—	—	10,000	9,721
State and municipal bonds	137	137	3,507	3,507
Certificates of deposit or money market	532	532	—	—

Total available-for-sale securities	$669	669	13,507	13,228

3	Property and Equipment

Property and equipment as of December 31 consists of the following:

	Depreciable life in years	2005	2004
Land	—	$19,649	15,968
Buildings and improvements	31 to 39	106,393	83,628
Equipment and shelving	3 to 10	191,013	171,068
Transportation equipment	3 to 5	26,355	18,995
Construction in progress	—	13,916	21,865

		357,326	311,524
Less accumulated depreciation		(132,878)	(118,078)

Net property and equipment		$224,448	193,446

2005 ANNUAL REPORT – PAGE 26

2005	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

4	Accrued Expenses

Accrued expenses as of December 31 consist of the following:

	2005	2004
Payroll and related taxes	$10,876	9,385
Bonuses and commissions	8,485	7,350
Profit sharing contribution	2,532	—
Insurance	12,533	6,468
Sales and real estate taxes	5,350	4,266
Vehicle loss reserve and deferred rebates	5,113	5,128
Other	5,369	4,164

	$50,258	36,761

5	Stockholders’ Equity

Preferred Stock has a par value of $.01 per share. There were 5,000 shares authorized and no shares issued as of December 31, 2005 and 2004. Common Stock has a par value of $.01 per share. There were 200,000 shares authorized and 151,055 shares issued and outstanding as of December 31, 2005 and 200,000 shares authorized and 151,755 shares issued and outstanding as of 2004.

Dividends

On January 19, 2006, the Company’s board of directors declared a semi-annual dividend of $.20 per share of Common Stock to be paid in cash on March 3, 2006 to shareholders of record at the close of business on February 20, 2006.

Stock Split

On October 11, 2005 the Company’s board of directors approved a 2-for-1 stock split of the Company’s outstanding common stock.

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

Stock option activity under all plans is as follows:

Year of grant	Exercise price per share	Number of options granted	Options cancelled since grant	Options exercised	Year options vest[3]
2003[1]	$20.00	930	(284)	—	2006
2002[2]	$17.50	1,640	(616)	1,024	2004
2001[2]	$13.75	1,400	(478)	922	2003
2000[2]	$13.75	2,902	(776)	2,126	2002

[1]	Granted by the Company under the Fastenal Option Plan.

[2]	Granted by Robert A. Kierlin under the RAK Option Plan.

[3]	The options vest during the year indicated. The participants have six months to exercise, or forfeit, the vested options. All unused vested options expire no later than December 31 of the vesting year.

2005 ANNUAL REPORT – PAGE 27

2005	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

6	Retirement Savings Plan

The Fastenal Company and Subsidiaries 401(k) Plan covers all employees of the Company in the United States. The general purpose of this plan is to provide additional financial security during retirement by providing employees with an incentive to make regular savings. The Company contributed $2,532 to its employee’s retirement accounts for 2005. Approximately $2,462 was contributed to the 401(k) plan with the balance to foreign employees. The Company made no contributions in 2004 or 2003.

7	Income Taxes

Earnings (losses) before income taxes were derived from the following sources:

	2005	2004	2003
Domestic	$273,145	204,045	134,567
Foreign	(4,089)	4,291	1,769

	$269,056	208,336	136,336

Components of income tax expense (benefit) are as follows:

2005:	Current	Deferred	Total
Federal	$94,323	(4,495)	89,828
State	12,992	(614)	12,378
Foreign	—	36	36

	$107,315	(5,073)	102,242

2004:	Current	Deferred	Total
Federal	$66,732	(463)	66,269
State	9,709	(118)	9,591
Foreign	1,959	(472)	1,487

	$78,400	(1,053)	77,347

2003:	Current	Deferred	Total
Federal	$41,767	3,004	44,771
State	6,313	454	6,767
Foreign	633	45	678

	$48,713	3,503	52,216

Income tax expense in the accompanying consolidated financial statements differs from the expected expense as follows:

	2005	2004	2003
Federal income tax expense at the “expected” rate of 35%	$94,170	72,918	47,718
Increase (decrease) attributed to:
State income taxes, net of federal benefit	8,046	6,234	4,399
Resolution of state tax matters	—	(1,821)	—
Other, net	26	16	99

Total income tax expense	$102,242	77,347	52,216

2005 ANNUAL REPORT – PAGE 28

2005	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

Income Taxes, continued

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31 are as follows:

	2005	2004
Deferred tax asset (liability):
Inventory costing and valuation methods	$3,540	2,465
Allowance for doubtful accounts receivable	1,473	2,080
Insurance claims payable	4,077	1,975
Fixed assets	(13,263)	(15,156)
Promotions payable	861	—
Other, net	(1,711)	448

Net deferred tax liability	$(5,023)	(8,188)

No valuation allowance for deferred tax assets was necessary as of December 31, 2005 and 2004. The character of the deferred tax assets is such that they can be realized through carryback to prior tax periods or offset against future taxable income.

During 2005, 2004, and 2003, $0, $4,248, and $1,973, respectively, were added to additional paid-in capital reflecting the permanent book to tax difference in accounting for tax benefits related to employee stock option transactions.

8	Operating Leases

The Company leases space under non-cancelable operating leases for its California, Utah, and Washington distribution centers, and certain store sites with initial terms of one to 60 months. Most store sites have initial lease terms of 36 months. These leases do not have significant rent escalation holidays, concessions, leasehold improvement incentives, or other build-out clauses. Any such terms are recognized as rent expense over the term of the lease. Further, the leases do not contain contingent rent provisions. Leasehold improvements, with a net book value of $2,664 at December 31, 2005, on operating leases are amortized over a 36-month period. The Company leases certain semi-tractors and pick-ups under operating leases. The semi-tractor leases typically have a 36-month term. The pick-up leases typically have a 72-month term and include an early buy out clause the Company generally exercises, thereby giving the leases an effective term of 12-15 months. Future minimum annual rentals for the leased facilities and the leased vehicles are as follows:

	Leased Facilities	Leased Vehicles	Total
2006	$46,636	12,561	59,197
2007	38,193	6,605	44,798
2008	28,861	650	29,511
2009	17,703	—	17,703
2010 and thereafter	6,728	—	6,728

	$138,121	19,816	157,937

2005 ANNUAL REPORT – PAGE 29

2005	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

Operating Leases, continued

Rent expense under all operating leases is as follows:

	Leased Facilities	Leased Vehicles	Total
2005	$45,613	17,414	63,027
2004	$33,557	13,674	47,231
2003	$26,438	12,912	39,350

Certain operating leases for vehicles contain residual value guarantee provisions which would become due at the expiration of the operating lease agreement if the fair value of the leased vehicles is less than the guaranteed residual value. The aggregate residual value at lease expiration, of the leases that contain residual value guarantees, is approximately $9,493. The Company believes the likelihood of funding the guarantee obligation under any provision of the operating lease agreements is remote, except for a $2,098 loss on disposal reserve provided at December 31, 2005.

9	Commitments

During 2001, the Company completed the construction of a new building for its Kansas City warehouse, and completed an expansion of this warehouse in 2004. The Company was required to obtain financing for the construction and expansion of this facility under an Industrial Revenue Bond (IRB). The Company subsequently purchased 100% of the outstanding bonds under the IRB at par. In addition to purchasing the outstanding obligations, the Company has a right of offset included in the IRB debt agreement. Accordingly, the Company has netted the impact of the IRB in the accompanying consolidated financial statements. The outstanding balance of the IRB was $9,733 at December 31, 2005 and 2004.

2005 ANNUAL REPORT – PAGE 30

2005	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

10	Geographic Information

The Company’s revenues, long-lived assets, and deferred income tax asset relate to the following geographic areas:

Revenues	2005	2004	2003
United States	$1,427,605	1,173,422	949,925
Canada	76,783	52,546	36,695
Other foreign countries	18,945	12,524	8,308

	$1,523,333	1,238,492	994,928

Long-Lived Assets	2005	2004	2003
United States	$218,468	188,637	166,650
Canada	8,261	7,547	5,722
Other foreign countries	1,070	516	250

	$227,799	196,700	172,622

Deferred Income Tax Asset	2005	2004	2003
United States	$9,925	6,494	4,154
Canada	—	—	—
Other foreign countries	—	—	—

	$9,925	6,494	4,154

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

11	Sales by Product Line

The percentage of the Company’s net sales by product line were as follows:

	Introduced	2005	2004	2003
Fasteners[1]	1967	53.7%	55.6%	54.8%
Tools	1993	10.5%	10.9%	11.4%
Cutting Tools	1996	4.6%	5.0%	5.4%
Hydraulics & Pneumatics	1996	6.1%	6.1%	6.3%
Material Handling	1996	6.4%	6.8%	7.0%
Janitorial Supplies	1996	4.7%	3.5%	3.6%
Electrical Supplies	1997	3.3%	3.2%	2.9%
Welding Supplies	1997	3.4%	3.3%	3.1%
Safety Supplies	1999	5.0%	4.8%	4.8%
Metals	2001	0.6%	0.5%	0.3%
Direct Ship[2]	2004	1.5%	0.1%	—
Other		0.2%	0.2%	0.4%

		100.0%	100.0%	100.0%

[1]	Fastener product line represents fasteners and miscellaneous supplies.

[2]	Direct Ship represents a cross section of products from the ten product lines. The items included here represent certain items with historically low margins which are shipped direct.

2005 ANNUAL REPORT – PAGE 31

2005	Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

12	New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, Share-Based Compensation, which supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity investments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. On April 14, 2005, the Securities and Exchange Commission issued a release announcing the adoption of a new rule delaying the required implementation of SFAS No. 123R. Under this new rule, SFAS No. 123R is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. The impact on net earnings as a result of the adoption of SFAS No. 123R, from a historical perspective, can be found in Note 1 to the Consolidated Financial Statements. We are currently evaluating the provisions of SFAS No. 123R and will adopt it in the first quarter of 2006, as required. The estimated impact is limited to the first two quarters of 2006, as all outstanding options vest on June 1, 2006. The expensing of options will add approximately $136 thousand and $95 thousand of compensation expense to our first and second quarters, respectively.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. SFAS No. 153 is an amendment to APB Opinion No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. We adopted the provisions of SFAS No. 153 on July 1, 2005. The adoption of this Statement did not have a material impact on our 2005 consolidated results of operations or financial condition.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS Statement No. 143 (FIN No. 47). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of tangible long-lived assets when the timing and/or method of settlement are conditional on a future event. We adopted the provisions of FIN No. 47 on November 1, 2005. The adoption of this Interpretation did not have a material impact on our 2005 consolidated results of operations or financial condition.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Correction Replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS No. 154). SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes (Opinion 20), and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle. SFAS No. 154 defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. We are required to adopt the provision of SFAS No. 154 as of June 1, 2006, although earlier adoption is permitted. We are currently evaluating the provisions of SFAS No. 154.

2005 ANNUAL REPORT – PAGE 32

2005	Management Report on Internal Control over Financial Reporting

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

Under the supervision of our principal executive officer and our principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2005. There was no change in the Company’s internal control over financial reporting during the Company’s most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

KPMG LLP, the independent registered public accounting firm that audited the financial statements in this Annual Report, has issued an attestation report on management’s assessment of the effectiveness of our internal control over financial reporting, which report is included in this Annual Report.

Chief Executive Officer & President	Executive Vice-President & Chief Financial Officer

Winona, Minnesota

February 22, 2006

2005 ANNUAL REPORT – PAGE 33

2005	Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements and Supplemental Schedule

The Board of Directors and Stockholders Fastenal Company:

We have audited the accompanying consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II—Valuation and Qualifying Accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Fastenal Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 22, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
Minneapolis, Minnesota
February 22, 2006

2005 ANNUAL REPORT – PAGE 34

2005	Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

The Board of Directors and Stockholders Fastenal Company:

We have audited management’s assessment, included in the accompanying Management Report on Internal Control over Financial Reporting, that Fastenal Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Fastenal Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Fastenal Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Fastenal Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated February 22, 2006 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Minneapolis, Minnesota
February 22, 2006

2005 ANNUAL REPORT – PAGE 35

(THIS PAGE INTENTIONALLY LEFT BLANK)

2005 ANNUAL REPORT – PAGE 36

EXECUTIVE OFFICERS

Willard D. Oberton

Chief Executive Officer and President

Nicholas J. Lundquist

Executive Vice-President and

Chief Operating Officer

Daniel L. Florness

Executive Vice-President and

Chief Financial Officer

Steven L. Appelwick

Vice-President–Product Development,

Supply Chain, Global Procurement &

Trading

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

(sheet metal and roofing contractor)

Robert A. Hansen

Associate Professor of Marketing and Logistics Management,

Carlson School of Management, University of Minnesota

Henry K. McConnon

President

Wise Eyes, Inc.

(eyeglass retailer and wholesaler)

Willard D. Oberton

John D. Remick

President and Chief Executive Officer

Rochester Athletic Club, Inc.

(health club)

Stephen M. Slaggie

Retired

Former Secretary, Shareholder Relations

Director, and Insurance Risk Manager

Fastenal Company

Reyne K. Wisecup

Director of Employee Development

Fastenal Company

CORPORATE INFORMATION

Annual Meeting

The annual meeting of shareholders

will be held at 10:00 a.m.,

Tuesday, April 18, 2006,

at Corporate Headquarters,

2001 Theurer Boulevard,

Winona, Minnesota

Corporate Headquarters

Fastenal Company

2001 Theurer Boulevard

Winona, Minnesota 55987-0978

Phone: (507) 454-5374

Fax: (507) 453-8049

Legal Counsel

Faegre & Benson LLP

Minneapolis, Minnesota

Streater & Murphy, PA

Winona, Minnesota

Form 10-K

A copy of the Company’s 2005 Annual Report

on Form 10-K to the Securities and Exchange

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

Wells Fargo Bank, National Association

Minneapolis, Minnesota