Form 10-K, Exhibit 13
period 2007-12-31
FASTENAL CO
filed 2008-02-21
CIK 815556

Exhibit 13

FASTENAL

2007

ANNUAL REPORT

40 YEARS OF QUALITY PRODUCTS AND SERVICES

1967 ANNIVERSARY 2007

FASTENAL

2007 Profile of Fastenal

Fastenal was founded in 1967. As of December 31, 2007, we operated 2,160 stores located in 50 states, Puerto Rico, Canada, Mexico, Singapore, China, and the Netherlands, and employed 8,617 people at these stores. In addition, there were 3,396 people employed in various support positions. We sell approximately 825,000 different types of industrial and construction supplies in ten product categories. These include (approximately): 349,000 different types of threaded fasteners and miscellaneous supplies (fasteners); 119,000 different types of tools and equipment (tools); 204,000 different types of cutting tool blades and abrasives (cutting tools); 49,000 different types of fluid transfer components and accessories for hydraulic power, pneumatic power, plumbing, and HVAC (hydraulics & pneumatics); 12,000 different types of material handling, storage, and packaging products (material handling); 13,000 different types of janitorial supplies, chemicals, and paint (janitorial supplies); 19,000 different types of electrical supplies; 28,000 different types of welding supplies (excluding welding gases); 23,000 different types of safety supplies; and 9,000 different types of metals, alloys, and materials (metals).

As of December 31, 2007, we operated 13 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, Ontario, Canada, and Nuevo Leon, Mexico. During 2007, approximately 94.8% of our sales were attributable to products manufactured by others, and approximately 5.2% related to items manufactured, modified, or repaired by either our Manufacturing Division or one of our Support Services. Since December 31, 2007, we have opened additional store locations.

This annual report, including the sections captioned “President’s Letter to Shareholders,” “Management’s Discussion & Analysis of Financial Condition & Results of Operations” and “Stock and Financial Data,” contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including statements regarding (1) the improvements in sales growth and return on investment expected to result from making separate decisions for each store regarding the addition of inventory and sales personnel, (2) the outcome of our new long term growth strategy ‘Pathway to Profit’, including planned decreases in the rate of new store openings, planned additions to our outside sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from this strategy, our ability to capture leverage expected to result from this strategy (including expected decreases in the growth of support personnel and expected working capital efficiencies), and our ability to achieve our goals regarding pretax earnings and return on investment, (3) the payment of dividends, (4) working capital goals and expected returns on total assets when working capital is appropriately managed, (5) capital expenditures, (6) growth in foreign operations, (7) the planned expansion of inventory selection at the Indiana distribution center and master stocking hub, (8) our ability to mitigate the effect of rising fuel prices, and (9) the funding of expansion plans.

Table of Contents 2007

Page Section

2-4 President’s Letter to Shareholders

5 Six—Year Selected Financial Data

6 Stock and Financial Data

7-8 Stock Performance Highlights

9-20 Management’s Discussion & Analysis of Financial Condition & Results of Operations

21 Consolidated Balance Sheets

22 Consolidated Statements of Earnings

23 Consolidated Statements of Stockholders’ Equity and Comprehensive Income

24 Consolidated Statements of Cash Flows

25-37 Notes to Consolidated Financial Statements

38 Management Report on Internal Control Over Financial Reporting

39 Report of Independent Registered Public Accounting Firm

40 Directors, Executive Officers & Corporate Information

1967 – 2007: Snapshots of the First 40 Years

When Fastenal opened its doors in 1967, we were a small nuts and bolts operation on Lafayette Street in Winona, MN. Bob Kierlin’s chair was an empty fastener keg, and our sales in December of that year were $579 – that’s dollars, not millions. In short, we were a company struggling to find our footing, but we believed in our people.

In 2007, we celebrated our 40th birthday, we celebrated our 20th anniversary as a public company, Will Oberton was named ‘CEO of the Year’ by Morningstar, Inc., and nine organizations (including Fastenal) were included as subject material in a new business book – The Breakthrough Company.

Throughout this annual report, we have added pictures and other items from our first 40 years. We hope you enjoy this history and we hope you forgive our indulgence.

As to the future, we intend to continue the tradition of… Growth Through Customer Service

2007 President’s Letter to Shareholders

Almost every day some one asks me, how is business at Fastenal? In 2007, it was a good year in most areas of our business, but there is a lot of work to do. The year started out very slowly with our daily sales growth at 12.6% in January. Our team worked hard and we ended 2007 on a stronger note by reporting daily sales growth of 15.3% for the fourth quarter and 16.8% daily sales growth for the month of December. This was also a year of great change at Fastenal with the introduction of our new growth strategy called ‘Pathway to Profit.’ I will discuss this strategy later in the letter.

Our 2007 sales growth was 14.0% and our total revenue for the year was approximately $2.1 billion. Two billion in revenue is a new milestone for Fastenal, and for me it represents a bit more. When I started with Fastenal in January 1980, we had annual revenue of two million dollars which means our revenue is now one thousand times greater than it was when I started with Fastenal. When I have the opportunity to speak with newer employees, I share this story to motivate them. I believe it gives them an example of our future and the potential they have with Fastenal.

Our net earnings for 2007 were $232.6 million; this represents a 16.9% increase over 2006. Although this rate of earnings growth is less than planned, I am proud of the fact we were able to produce earnings leverage despite historically low sales growth and increasing energy costs.

We opened 161 new stores in 2007 versus 245 stores in 2006. The lower number was the result of our decision to open fewer stores and to add more outside sales people to our existing stores. We also slowed the rollout of our CSP2 project. This decision is a reflection of what we learned from the CSP2 expansion. We now believe that the addition of inventory and sales people in a store should be separate decisions, not just one. In other words, some stores will benefit more from the inventory, while others will benefit from the addition of sales people. We feel by separating the decisions we will see greater sales growth and a better return on our investment.

Pathway to profit

Accelerated outside sales program

As I stated earlier, we introduced a new long-term growth strategy in 2007 which we call the ‘Pathway to Profit.’ We developed this strategy by analyzing the profitability of our stores based on age, sales volume, geographic location, staffing, and sales growth. We also factored in many of the things we learned from our CSP projects over the last several years.

During this analysis, we confirmed some things and we learned some things. First off, we discovered the real ‘sweet spot’ for store profitability. This sweet spot is annual per store sales of approximately $1.5 million, or $125,000 per month. When our stores reach this sales level, they currently produce an average pretax operating margin of approximately 23.0%. By comparison, our pretax earnings margin was 17.6% in 2006, and our average annual per store sales were $955,000, or $79,500 per month.

The ‘Pathway to Profit’ strategy is very straightforward – to grow our average store sales to $125,000 per month and to drive our pretax operating margin to 23.0%. To drive our average store volume to this level, we have transitioned from a growth strategy primarily focused on store openings to a strategy that blends store openings with a heightened investment in additional outside sales personnel in existing stores.

We believe this new growth strategy will allow us to produce annual sales growth at, or above, 20.0% in a normal economic cycle. In addition, we believe it can produce an even greater profit growth and return on invested capital. Specifically, our plan is to slow the annual new store openings from our previously stated goal of 13.0-18.0% additional stores to approximately 7.0% to 10.0% additional stores. We will then use the money saved by opening fewer stores and will increase our investment in outside sales people. These additional outside sales people will be added to our strongest stores. We define our strongest stores as those that score well on our internal scorecard system.

Our research shows for every store we don’t open, we can hire four sales people. Based on the results we had in our CSP2 stores, we believe we will achieve greater sales growth by adding these sales people to an existing store. If we are able to execute on the ‘Pathway to Profit,’ an 8.0% rate of new store openings, combined with 20.0% sales growth company-wide, would raise our average store to $125,000 per month in five years. Our stated plan is to grow our pretax earnings margin from the current 18.3% to 23.0% over this five year period. A simple way to think about this strategy – greater investment in people and lower investment in brick and mortar.

Another important finding is that a high percentage of the work done by our support staff is based more on the number of stores rather than sales volume. This means with lower store openings we will not have to add as much support help. So, we set a new goal of growing support labor at half the rate of sales growth, which will greatly help us manage operating and administrative expense growth. Even with lower sales growth in 2007, we were able to achieve this support labor goal.

We also learned from the CSP2 project that to get the sales productivity we need from our new sales hires, we needed to greatly improve our sales process. We started by determining what tools our sales people would need to be efficient and effective at serving their customers. We knew they needed access to operational and product information, needed access to CRM software, and also needed to be capable of communicating with both the customer and their store. We concluded that e-mail was a more efficient form of communication than telephone, so we asked our technology group to find the best tool on the market that would fit these needs. Their research concluded that the Symbol MC70 was the best choice as it could provide all of the functionality required and was also equipped with a barcode scanner for scanning customers’ product bins. This would eliminate having two devices. By the close of 2007, our technology group had not only written and tested the software to run the MC70s, but they have also rolled out the devices to over 2,300 salespeople and have trained them on how to use it efficiently.

President’s Letter to Shareholders 2007

We also changed the sales territories to sales zones within each store. The CSP2 analysis revealed to us one simple fact: stores that do a good job of dividing up current and potential accounts achieve better sales growth. The sales zone allows us to measure the performance of each sales person using our outside sales scorecard. The scorecard measures the performance of every sales person against their peers in several categories on a monthly basis. To lead the development of this sales program we formed a new department within Fastenal whose sole focus is the improvement of our sales process and productivity. They are committed to developing the most professional and productive sales force in our industry.

The inventory expansion project in our Indianapolis Distribution Center was a big focus in 2007. As I stated in my 2006 President’s Letter, we began to expand our inventory selection in that facility from 28,000 to approximately 120,000 items during 2005. We chose to do this project in Indianapolis due to its central location and because we can reach more than 70.0% of our customers in less than 48 hours using Fastenal’s ground transportation. Because of the benefits we have seen from this program, we have continued to expand the number of stocked items at this location, and at year end there were approximately 140,000 different items available. In 2008, we plan to continue expanding the selection of inventory at this location by adding 25,000 to 50,000 more items throughout the year. This project is all about improving the service we provide to our customers.

Our accounting and purchasing people did a nice job of managing our assets in 2007. Both our inventory and accounts receivable grew at a lower rate than sales. Inventory grew $48.6 million, or 10.7%, and accounts receivable grew $26.8 million, or 12.8%. This allowed us to produce more free cash flow than ever before. We used this money to increase our stock buy-back program and purchased nearly 2.1 million shares during 2007.

The accounting team continues to find new and better ways to process the millions of transactions we handle every year. In 2006, we installed a new automated scanning system that electronically captures the information from incoming invoices and payments and automates both the bill paying and payment application processes. Throughout 2007, the accounting group continued to find new ways to speed up these processes, enabling them to process more transactions with fewer people. Meanwhile, the team at our accounts receivable call center worked on developing new ideas and better training, which allowed them to increase their call volume to a level 21.0% higher than just 12 months earlier. This is the main reason we continue to see improvement in our days outstanding.

The strategic accounts team continued to bring in new business in 2007. The environment for large manufacturers and contractors was somewhat challenging in 2007, but through hard work and dedication they continued to win new business. As a supplier, Fastenal is very well positioned to serve these large companies due to our multiple locations and our wide range of products and services.

We saw good success at our manufacturing division in 2007. For those of you not as familiar with Fastenal, our manufacturing division was started in 1982 to quickly produce hard-to-find parts for customers. This division has grown to four locations, Winona, MN, Rockford, IL, Indianapolis, IN, and Modesto, CA, and we have more than 350 people focused on solving customer problems as quickly as possible. Many of the orders received are produced within a day or less and shipped directly to the customer location. This is not a service most customers need often, but when a critical machine is down, one part can make a big difference.

Our marketing department continues to work hard promoting the Fastenal name. In 2007, we decided to increase our presence in the NASCAR racing program by agreeing to sponsor the No. 40 Dodge in the Nationwide Series (formerly the Busch Series). The team is owned by Chip Ganassi Racing with Felix Sabates and our lead driver will be Dario Franchitti, the reigning Indianapolis 500 and IndyCar points champion. Both our research and our experience have told us that racing is a very popular sport with a high percentage of our customer base. We are excited to have Dario and the entire Ganassi team associated with the Fastenal name.

Product development and purchasing continue to search for the best suppliers. This group is tasked with putting our sales people in a position of having high quality product at a competitive price. They have done a great job, and our sales people can be proud of the high quality products and service they bring to our customers. We continue to expand our foreign sourcing efforts and have greatly increased the number of field inspectors traveling to factories to check for both quality and social compliance. In 2007, we opened two quality control laboratories, one in Kan Shan, Taiwan and the other in Shanghai, China. These investments were made to help with quality assurance and to speed up the product development process. Both of these labs have received their A2LA quality certification.

2007 President’s Letter to Shareholders

During the first quarter, we completed the move into our new distribution center in Modesto, California. This facility services the California area and also acts as the regional distribution center for the western United States and Canada. We also designed a new distribution center that is being built in Denton, Texas to replace our facility in Carrollton, Texas. Although the construction was delayed due to wet weather in the Dallas area, we still plan to move into the facility in mid 2008.

Our transportation group continued to improve the delivery times of product to our stores and customers. As I have stated in previous years, transportation is a very important part of what we do as a distributor. Many of our best competitors rely on outside carriers such as UPS and FedEx to deliver product to their customers. By using our own transportation fleet, we are not only more cost effective, but we’re also able to deliver the product earlier in the day. In fact, over 80.0% of our stores receive a delivery from the warehouse before 7:00 a.m., which allows us to get the product to the customer before their workday starts. Based on our research, the outside carriers typically arrive between 10:00 a.m. and noon; this gives us a distinct service advantage. Thanks to our investment in store inventory over the last five years, we also have the product on our local store shelves for over 60.0% of our sales transactions. This eliminates the need for rapid transportation on these items and allows us to provide same-day service.

The Information Systems (IS) group has not only kept up with the growth of Fastenal, they’ve also developed several customer solutions–all while growing their department by only a few people. In the last two years, the IS group has gone from mainly providing systems and support to being a producer of custom solutions for our people, and also for our customers. I spoke earlier about the rollout of the MC70 hand held device. They have also been working on several systems that will automate the tool cribs of our customers. The group set up a mock tool crib display at our employee product show in December, and the feedback from store personnel and our suppliers was tremendous. They demonstrated an automated scale system they have designed that allows the customer to know exactly how many pieces of a particular part they are using and who is using it, without having a person manning the crib. Bob Kierlin’s original idea for Fastenal was to sell product through vending machines. Based on the display I saw at the employee product show, we are closer than we have ever been to that dream.

None of the progress I have written about would have been possible without great people. In 2007, we have continued to invest in our people, and because of our profit growth we will be able to contribute 50.0% more to our 401(k) plan than in 2006. Our people in the human resources keep looking for new and creative ways to improve the benefits for our people.

The Fastenal School of Business (FSB) trained more people, in more places, on more subjects than ever before, and our training just keeps getting better. Early in the year, I challenged some of the people in FSB to try and think of ways to make learning about products more fun. So they developed a game they named Product Prodigy. One copy was produced for each store. The quality of this game is as good, if not better, than any you can buy in a department store. We then challenged each region to put together a district team and multiple store teams of employees to compete in a large tournament during our employee product show. There were 186 store teams and 16 district teams that competed. Over two days and a single elimination process, teams advanced until Friday afternoon when it was down to the final two in each group. These teams had to compete in front of over 2,000 fellow employees. It was very fun and exciting. The winning team for the store tournament was Tom Gundlach’s Salt Lake City, Utah district, and for the regional winners it was Ross Surrat’s Ohio district managers. Each of these people won a nice cash prize, and the grand prize winners will receive a ten day trip to Asia to learn even more about products. I tell you this story because it’s another good example of our people accepting a challenge and then far exceeding anyone’s expectations.

Although I believe we could have grown faster in 2007, I hope it’s clear that I am very proud of the accomplishments our team made in our effort to make Fastenal the best distributor of industrial and construction products in every market we serve. In the fourth quarter, I spent a great deal of time traveling to visit employees and I see the same thing wherever I go: great people pulling together to achieve a common goal – Growth Through Customer Service. I want to thank everyone on the Fastenal team for their dedication and the hard work that makes our success possible. As the leader of our company, I believe that if we continue to hire great people, give them good leadership and training, and allow them to make the decisions to serve our customers, we will always be successful.

Finally, I want to also thank you, our shareholders, for your continued support. And, as always, I will commit to work hard to lead this team of more than 12,000 people and achieve even greater success in the coming year.

Willard D. Oberton

Chief Executive Officer and President

Six—Year Selected Financial Data 2007

(Amounts in Thousands except Per Share Information)

Operating Results 2007 Percent Change 2006 2005 2004 2003 2002

Net sales $ 2,061,819 14.0% $ 1,809,337 1,523,333 1,238,492 994,928 905,438

Gross profit1 1,047,574 15.4% 907,675 758,103 615,886 482,103 442,138

Earnings before income taxes 377,899 17.7% 321,029 269,056 208,336 136,336 121,2072

Net earnings 232,622 16.9% 199,038 166,814 130,989 84,120 75,5423

Basic and diluted earnings per share 1.55 17.4% 1.32 1.10 .86 .56 .50

Dividends 66,216 9.4% 60,548 46,935 30,350 15,935 3,794

Dividends per share .44 10.0% .40 .31.20 .105 .025

Value of shares repurchased $ 87,311 $ 17,294 18,739 — — —

Number of shares repurchased 2,086 474 700 — — —

Basic-weighted average shares outstanding 150,555 151,034 151,270 151,755 151,755 151,755

Diluted-weighted average shares outstanding 150,5554 151,1654 151,5084 151,9724 151,7844 151,755

Operating Results (as a percentage of net sales) 2007 2006 2005 2004 2003 2002

Gross profit1 50.8% 50.2% 49.8% 49.7% 48.5% 48.8%

Earnings before income taxes 18.3% 17.7% 17.7% 16.8% 13.7% 13.4%

Net earnings 11.3% 11.0% 11.0% 10.6% 8.5% 8.3%

Financial Position on December 31 2007 Percent Change 2006 2005 2004 2003 2002

Accounts receivable plus inventory $ 740,923 11.3% $ 665,529 545,117 469,833 361,640 322,815

Net working capital 742,980 11.9% 663,880 557,470 466,883 393,255 349,422

Total assets5 1,163,061 11.9% 1,039,016 890,035 775,362 652,875 563,384

Total stockholders’ equity $ 1,010,161 1.8% $ 992,093 783,549 684,369 576,740 499,871

All information contained in this Annual Report reflects the 2-for-1 stock splits effected in the form of a stock dividend in each of 2002 and 2005.

1 Reflects impact of reclassification of certain internal trucking costs between operating expenses and cost of goods sold related to the freight initiative, which decreased gross profit by $12,477, $8,447, $6,964, and $6,338 in 2005, 2004, 2003, and 2002, respectively.

2 Amount includes a gain on the sale of the Do-It-Yourself (DIY) Business of $5,934.

3 Amount includes an extraordinary gain, net of tax, of $716.

4 Reflects impact of stock options issued by the Company in April 2007 or May 2003 that were in the money and outstanding during the period.

5 Reflects impact of reclassification of prior years’ presentation to conform to current year presentation.

2007 Stock and Financial Data

Common Stock Data

Our shares are traded on The NASDAQ Global Select Market under the symbol ‘FAST.’ The following table sets forth, by quarter, the high and low closing sale price of our shares on The NASDAQ Global Select Market for the last two years.

2007: High Low 2006: High Low

First quarter $ 38.18 34.03 First quarter $ 47.39 37.92

Second quarter $ 43.60 34.78 Second quarter $ 48.84 36.54

Third quarter $ 51.07 41.87 Third quarter $ 41.09 33.23

Fourth quarter $ 49.29 37.76 Fourth quarter $ 42.81 34.99

As of February 1, 2008, there were approximately 1,582 recordholders of our common stock, which includes nominees or broker dealers holding stock on behalf of an estimated 65,016 beneficial owners.

In 2007, we paid two dividends, one of $.21 per share and one of $.23 per share, and in 2006, we paid two dividends, each of $.20 per share. On January 21, 2008, we announced a semi-annual dividend of $.25 per share to be paid on February 29, 2008 to shareholders of record at the close of business on February 25, 2008.

We expect to continue paying comparable semi-annual cash dividends in the foreseeable future, provided that any future determination as to the payment of dividends will depend upon our financial condition and results of our operations and such other factors as are deemed relevant by our Board of Directors.

Selected Quarterly Financial Data (Unaudited)

(Amounts in Thousands Except Per Share Information)

2007 Net sales Gross profit Net earnings Basic earnings per share

First quarter $ 489,157 249,515 54,033 .36

Second quarter 519,706 261,469 60,256 .40

Third quarter 533,750 272,024 62,142 .41

Fourth quarter 519,206 264,566 56,191 .38

Total $ 2,061,819 1,047,574 232,622 1.55

2006 Net sales Gross profit Net earnings Basic earnings per share

First quarter $ 431,703 217,487 47,854 .32

Second quarter 458,817 229,005 51,513 .34

Third quarter 470,088 237,235 54,101 .36

Fourth quarter 448,729 223,948 45,570 .30

Total $ 1,809,337 907,675 199,038 1.32

A Look Back at Our First 40 Years

Since we opened the doors of our first store in 1967, Fastenal has grown into a $2 billion global supplier with 2,160 stores and more than 12,000 employees. Here’s a look back at some of the people, ideas and events that shaped our first 40 years and helped make Fastenal the business it is today …

FASTENAL FOUNDERS:

(left to right)

John D. Remick,

Stephen M. Slaggie,

Robert A. Kierlin,

Henry K. McConnon,

Michael M. Gostomski

Stock Performance Highlights 2007

Fastenal Stock Performance 1, 2

Stock Value

Invested $9,000 on August 27, 1987 Value on December 31, 2007: $1,940,160

$3.0 Million

$2.0 Million

$1.0 Million

0

1987 1991 1995 1999 2003 2007

Initial Public Offering (IPO)

On August 27, 1987 (date of our initial public offering), 1,000 shares of our stock sold for $9,000. Approximately 20 years later, on December 31, 2007, those 1,000 shares, having split six times, were 48,000 shares worth $1,940,160, for a gain of approximately 30.8% compounded annually.

Ten Years

On December 31, 1997, 1,000 shares of our stock sold for $38,250. Ten years later, on December 31, 2007, those 1,000 shares, having split twice, were 4,000 shares worth $161,680, for a gain of approximately 15.5% compounded annually.

Five Years

On December 31, 2002, 1,000 shares of our stock sold for $37,390. Five years later, on December 31, 2007, those 1,000 shares, having split once, were 2,000 shares worth $80,840, for a gain of approximately 16.7% compounded annually.

Dividends and Stock Repurchases

We have paid dividends in every year since 1991.

During 2007, we issued three press releases announcing our Board of Directors had increased our authorization to purchase shares of our common stock (over and above previously authorized amounts). The date of these press releases and the number of additional shares authorized were as follows:

Date Number of New Shares Authorized

January 18, 2007 1,000,000

July 11, 2007 1,000,000

November 26, 2007 1,000,000

During 2007, we purchased 2,086,000 shares of our outstanding stock at an average price of approximately $41.86 per share. As of January 18, 2008, we have remaining authority to purchase up to approximately 1,000,000 additional shares of our common stock.

1 The share data featured represents past performance, which is no guarantee of future results.

2 Data on this page is in whole amounts, rather than the thousands truncation used throughout this document.

The Early Years

Fastenal Begins: November 28, 1967

“All five of us are risk takers who are willing to take a chance.”— BOB KIERLIN

The idea behind Fastenal was conceived by an 11-year-old Bob Kierlin, who observed that many customers at his father’s auto parts shop had to run around to several different stores to find the fasteners they were looking for, if they could find them at all. “I thought it would be nice if somebody had all the fasteners anyone would need all at one store,” recalls Kierlin.

2007 Stock Performance Highlights

Performance Graph

Set forth below is a graph comparing, for the five years ended December 31, 2007, the yearly cumulative total shareholder return on our common stock with the yearly cumulative total shareholder return of the NASDAQ Market Index and an index (the “Peer Group Index”) of a group of peer companies selected by us (the “Peer Group”). The companies in the Peer Group are Industrial Distribution Group, Inc., Lawson Products, Inc., MSC Industrial Direct Co., Inc., and W.W. Grainger, Inc. Fastenal is not included in the Peer Group.

In calculating the yearly cumulative total shareholder return of the Peer Group Index, the shareholder returns of the companies included in the Peer Group are weighted according to the stock market capitalization of such companies at the beginning of each period for which a return is indicated.

The comparison of total shareholder returns in the performance graph assumes that $100 was invested on December 31, 2002 in Fastenal, the NASDAQ Market Index and the Peer Group Index, and that dividends were reinvested when and as paid.

Comparison of Five Year Cumulative Total Return Among Fastenal, Peer Group Index, and NASDAQ Market Index

250

200

150

100

2002 2003 2004 2005 2006 2007

50

Fastenal Peer Group Index NASDAQ Market Index

2002 2003 2004 2005 2006 2007

Fastenal 100.00 133.79 166.75 214.16 198.37 225.87

Peer Group Index 100.00 101.35 143.60 154.79 156.20 189.14

NASDAQ Market Index 100.00 150.36 163.00 166.58 183.68 201.91

The Early Years

Opening Day

Despite a quarter-page newspaper ad announcing the grand opening, only seven people came into the store during the first two days, and the only sales were some 10 lb. bags of ‘farmer’s mix.’ To generate interest, co-founder Van McConnon began calling on local businesses. This was the beginning of the Fastenal we know today.

Management’s Discussion & Analysis of Financial Condition & Results of Operations 2007

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Results of Operations

Business Overview – Fastenal is a North American leader in the wholesale distribution of industrial and construction supplies We operate stores primarily located in North America. On December 31, 2007, we operated 2,160 company-owned or leased store locations.

Most of our customers are in the manufacturing and construction markets. The manufacturing market includes both original equipment manufacturers (OEM) and maintenance and repair operations (MRO). The construction market includes general, electrical, plumbing, sheet metal, and road contractors. Other users of our products include farmers, truckers, railroads, mining companies, federal, state, and local governmental entities, schools, and certain retail trades. Geographically, our customers are primarily located in North America.

Financial Overview – During 2007, the weakness of the global industrial environment negatively impacted our business. During most of 2006 and all of 2005, the strength of the global industrial environment positively impacted our performance.

The impact of the economy is best reflected in the growth performance of our stores opened greater than ten years ago (2007 group reflects stores opened in 1997 and earlier) and opened greater than five years ago (2007 group reflects stores opened in 2002 and earlier). These two groups of stores are more cyclical due to the increased market share they enjoy in their local markets. The stores opened greater than two years ago (2007 group reflects stores opened in 2005 and earlier) represent a consistent same-store view of our business. The net sales growth rate for each of the groups was as follows:

Store Age 2007 2006 2005

Opened Greater Than 10 Years Ago 4.4% 8.0% 10.0%

Opened Greater Than 5 Years Ago 6.1% 9.7% 12.0%

Opened Greater Than 2 Years Ago 7.3% 12.2% 15.6%

Net Sales – Net sales and growth rates in net sales were as follows:

2007 2006 2005

Net Sales $ 2,061.8 $ 1,809.3 $ 1,523.3

Percent Change 14.0% 18.8% 23.0%

The 2007, 2006, and 2005 net sales growth rate percentages reflect a weakening economy since late 2006 versus a strengthening economy from summer 2003 to late 2006 in the North American market. The increase in net sales in 2007, 2006, and 2005 came primarily from unit sales growth in existing stores opened more than two years, growth in our newer product lines, and new store openings.

Fast Fact: The candy shop up the street from the business dumped empty boxes in the dumpster. In the early years, Fastenal used these boxes for products.

Fastener Vending Machine Concept

An early plan was to franchise vending machines that dispensed fasteners, but it proved to be an idea that was ahead of its time and never got off the ground.

2007 Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Stores opened in 2007 contributed approximately $35.4 (or 1.7%) to 2007 net sales. Stores opened in 2006 contributed approximately $119.1 (or 5.8%) to 2007 net sales and approximately $32.9 (or 1.8%) to 2006 net sales. The rate of growth in sales of store locations generally levels off after they have been open for five years, and, as stated earlier, the sales of older store locations typically vary more with the economy than do the sales of younger stores.

Monthly Daily Sales Growth – Our business had daily sales growth rates (compared to the comparable month in the preceding year) as follows:

Month 2007 2006 2005

January 12.6% 23.9% 26.2%

February 11.8% 21.3% 25.1%

March 15.5% 21.1% 22.5%

April 12.0% 19.1% 26.6%

May 13.2% 19.2% 22.9%

June 14.8% 20.6% 21.2%

July 13.9% 19.7% 21.8%

August 13.4% 20.7% 21.7%

September 13.7% 16.1% 26.8%

October 14.7% 15.9% 22.7%

November 15.2% 16.3% 21.7%

December 16.8% 17.7% 17.0%

Note: Daily sales are defined as the sales for a period divided by the number of business days in a period.

The January 2005 to November 2005 time frame generally represents improvement followed by stabilization in our daily sales trends. The January 2005 to November 2005 general improvement and stabilization reflects a continuation of the improvements we saw beginning in 2003 in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding the Customer Service Project, or CSP). The December 2005 daily sales growth rate was weaker than we expected; however, we believe this was an abnormality due to the following reasons: (1) historically we have seen fluctuations in December’s daily sales growth rates due to the presence of the various holidays and their impact on our customers’ buying patterns and (2) December 2004 experienced strong growth, which creates a more difficult comparison in the next year. In 2005, item (2) is also noticeable in months such as May, June, July, and, to a lesser degree, October. The noticeable exception to item (2) is the month of September, which experienced stronger growth due to the demand generated by Hurricane Katrina. The continued strong growth in the January 2006 to March 2006 time frame generally represents a continuation of the strong environments experienced in 2004 and 2005. The first two months of the second quarter of 2006 experienced weaker sales growth than we expected. The April 2006 growth was negatively impacted by Easter (which occurred in March during 2005) but was still weaker than we expected. The June to August 2006 time frame represents stronger sales activity than the preceding two to three month period. The daily sales growth amount in September 2006 appears weaker due to the difficult comparison with Hurricane Katrina’s added sales in September 2005 (approximately $4.0 impact); however, the increase in our daily sales number from August 2006 to September 2006, of 4.1%, is consistent with historical norms. The final three months of 2006 continued in the same variable fashion as the previous six months. The October growth number was negatively impacted by the difficult comparison with Hurricane Katrina’s added sales in October 2005 (approximately $1.5 impact). The months of November and December, like the months of April and May, were weaker than expected. The first five months of 2007 continued the trend of a weaker economic environment, as experienced during 2006 as described above. The month of March 2007 improved relative to January and February 2007. The month of June 2007 improved relative to April and May 2007. The June improvement was meaningful as it came in a month with fairly challenging comparisons from 2006. Unfortunately, the strength in June moderated in the third quarter. This pulled our daily sales growth rate from 14.8% in June to 13.7% in the third quarter of 2007. This moderation reflected a continuation of the weaker economic environment experienced in four of the first five months of the year. The final three months of 2007 continued in the same variable fashion as the previous nine months but showed consistent improvement from the third quarter daily sales growth rate of 13.7%. We believe the improvement in the final months of 2007 was driven, in part, by our ‘pathway to profit’ initiative discussed later.

Management’s Discussion & Analysis of Financial Condition & Results of Operations 2007

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Sales by Product Line – The following table indicates, by product line, the year of introduction and the percentage of net sales.

Type Introduced 2007 2006 2005

Fasteners1 1967 50.7% 51.5% 53.7%

Tools 1993 10.6% 10.9% 10.5%

Cutting Tools 1996 4.6% 4.8% 4.6%

Hydraulics & Pneumatics 1996 6.5% 6.2% 6.1%

Material Handling 1996 6.1% 6.3% 6.4%

Janitorial Supplies 1996 5.4% 5.3% 4.7%

Electrical Supplies 1997 4.1% 3.7% 3.3%

Welding Supplies 1997 3.6% 3.5% 3.4%

Safety Supplies 1999 5.7% 5.4% 5.0%

Metals 2001 0.7% 0.6% 0.6%

Direct Ship2 2004 1.8% 1.6% 1.5%

Other 0.2% 0.2% 0.2% 100.0% 100.0% 100.0%

1 Fastener product line represents fasteners and miscellaneous supplies.

2 Direct Ship represents a cross section of products from the ten product lines. The items included here represent certain items with historically low margins which are shipped direct from our suppliers to our customers.

Threaded fasteners accounted for approximately 90% of the fastener product line sales in 2007, 2006, and 2005 and approximately 46%, 46%, and 48% of consolidated net sales in 2007, 2006, and 2005, respectively.

Impact of Current Initiatives – During the last several years, Fastenal has been actively pursuing several initiatives to improve its operational performance. These include: (1) a new freight model, (2) tactical changes to our working capital model, (3) an expanded store model called CSP2, and (4) a ‘master stocking hub’ distribution model. (Note: See introduction of our ‘pathway to profit’ initiative discussed later.) The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network and to charge freight more consistently in our various operating units. The Fastenal trucking network (also known as Blue Global) operates at a substantial savings to external service providers due to our ability to leverage our existing routes. This initiative positively impacted the latter two-thirds of 2005, all of 2006, and all of 2007 despite the fact we experienced year-over-year increases of approximately 31.7%, 5.3%, and 21.1%, respectively, in per gallon diesel fuel costs during these three periods. The diesel fuel cost per gallon did soften in the last four months of 2006 as our average price per gallon dropped below $2.90. During 2007, our average price per gallon of diesel fuel was $2.59, $2.85, $2.94, and $3.25 in the first, second, third, and fourth quarters, respectively. Given the nature of our distribution business, these fluctuations in diesel fuel prices have a meaningful impact on our results. This impact is quantified in greater detail in our fuel price discussion.

2007 Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection, the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store level, and the continuous re-balancing of store inventory based on our expected short-term needs. The latter is accomplished through a process we call ‘inventory re-distribution.’ The balance sheet impacts of these changes are described below in the working capital discussion.

The CSP2 store model represented an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the third quarter of 2007, we chose to modify the CSP2 expansion from a ‘one size fits all’ approach to an ‘a la carte’ approach. This will emphasize inventory expansion based on local customer demographics and based on local product knowledge within our sales force. We believe this is a logical complement to our ‘pathway to profit’ initiative discussed later.

The ‘master stocking hub’ distribution model represents our ‘everything in the catalog’ location. Historically, we have stocked a core selection of products (approximately 6,500 stock keeping units, or SKUs) plus customer-specific products at each of our store locations. Our distribution centers would stock the core selection, plus other products with sufficient sales history in the region to warrant stocking in a distribution center. Our stores would utilize their local or distribution center inventory to satisfy most of their customers’ needs and would then directly purchase additional items to satisfy the rest of their customers’ needs. When analyzing this local (or store) spending we noted the following: (1) this is an inefficient transaction for our store, (2) we don’t always benefit from good price negotiation because it is a ‘one off’ purchase, (3) our freight costs on these transactions are meaningfully higher than our average transaction, and (4) in many cases, we have sufficient volume at the company-wide level to warrant stocking it somewhere. These and other factors convinced us to turn our Indianapolis, Indiana distribution center (DC) from a regional DC into both a regional DC and a North American ‘master stocking hub.’ This provides all of our locations easy access to a wide variety of product already in the network. It also allows us to turn the four points noted above into a competitive advantage at the store level. In the future, as volume justifies it, we anticipate that our Modesto, California distribution center will assume a similar role for our stores west of the Rocky Mountains.

Impact of Fuel Prices – Rising fuel prices did take a toll during both 2007 and 2006. There was some relief in the final four months of 2006 that continued into the first quarter of 2007. However, during the second, third, and fourth quarters of 2007 we began to see significant increases in per gallon fuel costs again. During 2006, our total vehicle fuel costs averaged approximately $1.9, $2.1, $2.2, and $1.9 million per month in the first, second, third, and fourth quarters, respectively. During 2007, total vehicle fuel costs averaged approximately $2.1, $2.5, $2.4, and $2.7 million per month in the first, second, third, and fourth quarters, respectively. The increase resulted from variations in fuel costs, the freight initiative discussed earlier, and the increase in sales and store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks), which is recorded in cost of goods, and the fuel utilized in our store delivery vehicles, which is included in operating and administrative expenses.

Gross Profit Margins – Gross profit as a percent of net sales was as follows:

2007 50.8%

2006 50.2%

2005 49.8%

The improvement in 2007 was driven by our freight initiative discussed earlier and by improvements in our direct sourcing operations. These improvements were partially offset by the rising diesel fuel cost discussed earlier. The improvement in 2006 was driven by our freight initiative discussed earlier and by improvements in our direct sourcing operations.

Management’s Discussion & Analysis of Financial Condition & Results of Operations 2007

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Operating and Administrative Expenses – Operating and administrative expenses as a percent of net sales were as follows:

2007 32.6%

2006 32.5%

2005 32.2%

Operating and administrative expenses grew at a rate faster than the net sales growth rate in 2007. This was primarily due to increases in payroll and related expenses associated with the addition of outside sales personnel for our ‘pathway to profit’ initiative discussed later, our stock option expense, and, to a lesser extent, the previously mentioned initiatives (most notably the CSP2 conversions). Similar to the last several years, we experienced rising fuel costs and also experienced negative leverage in occupancy costs (primarily due to store openings and, to a lesser degree, store relocations). Our occupancy expenses grew approximately 21.1% for the year compared to 2006 and approximately 16.4% in the fourth quarter compared to the fourth quarter of 2006. This improving trend has been driven by the completion of our standard stocking model (also referred to as CSP) store conversion and due to the decrease in store openings pursuant to our ‘pathway to profit’ initiative.

Operating and administrative expenses grew at a rate faster than the net sales growth rate in 2006. This was primarily due to (1) the previously mentioned initiatives (most notably the CSP2 conversions) and their impact on employee numbers throughout the organization during 2006, (2) the impact of rising fuel costs for the first eight months of the year, and (3) increases in occupancy costs. In addition, the loss of a business day for the year, which occurred in the third quarter, negatively impacted our ability to leverage operating and administrative expenses. During the fourth quarter, we were better able to leverage our operating and administrative expenses. This was primarily due to the tight management of headcount growth since early June when we first experienced weakness in our sales growth.

Operating and administrative expenses grew at a slower rate than net sales growth during 2005. This was primarily due to the tight management of employee numbers throughout the organization.

The operating and administrative expenses for 2007 and 2006 include $1.9 and $0.3, respectively, of additional compensation expense related to the adoption of new stock option accounting rules. The 2007 expense relates to options granted in April 2007. We anticipate these options, which vest over the next eight years, will result in compensation expense of approximately $0.7 per quarter for the next five years, dropping slightly in the remaining period. The 2006 expense occurred in the first five months of 2006, but ceased on June 1, 2006 as those outstanding options, which were granted in January 2003, became vested. No other stock based compensation was outstanding during these periods.

Payroll and related costs represent approximately 67%, 69%, and 68% of operating and administrative expenses in 2007, 2006, and 2005, respectively. In 2007 and 2005, payroll and related costs increased at a rate which was less than the rate of increase in net sales. In 2006, payroll and related cost grew faster than net sales growth primarily due to the impact of the additional employees from our CSP2 conversions, and from our master hub initiative. Effective management of this expense allows us to leverage the sales growth more effectively. This tight management was significant, given our store expansion discussed elsewhere and given our acceleration in the addition of outside sales personnel at existing stores discussed below. We were pleased with our organization’s ability to manage operating and administrative expenses in 2007, 2006, and 2005, while also contributing an annual profit sharing amount of approximately $4.7, $3.2, and $2.5, respectively, to our employees’ 401(k) plan accounts (RRSP in Canada). This was a new program introduced in 2005. The changes in payroll and related costs were due to the following average number of employees (numbers are presented on a full-time equivalent basis) as follows:

2007 2006 2005

Store personnel 6,808 5,951 5,234

Distribution and manufacturing personnel 1,992 1,839 1,583

Administrative and sales support personnel 1,363 1,261 1,053

Total 10,163 9,051 7,870

2007 Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

The rate of increase in store personnel in 2007 was faster than the sales growth rate due to the additional personnel as a result of our ‘pathway to profit’ initiative discussed later. The rate of increase in ‘distribution and manufacturing’ and ‘administrative and sales support’ personnel in 2007 was slower than the sales growth rate due to the tight management of headcount growth since early 2007 when we first introduced our ‘pathway to profit’ initiative discussed later in this report. The rate of increase in non-store personnel in 2006 was slower than the sales growth rate due to the tight management of headcount growth since early June 2006 when we first experienced weakness in our sales growth.

In 2007, 2006, and 2005, the rate of increase in occupancy costs was 21.1%, 29.7%, and 32.9%, respectively. This was greater than the rate of increase in net sales. Occupancy costs increased due to: (1) an 8.1%, 14.0%, and 14.5% increase in the number of store locations in 2007, 2006, and 2005, respectively, (2) the upgrade of store locations in connection with the store upgrade initiative (formerly referred to as CSP), and (3) the relocation of existing stores. During 2007, 2006, and 2005, we relocated approximately 8%, 12%, and 13% of our stores, respectively.

The loss on sale of property and equipment for 2006 and 2005 came primarily from the sale of used vehicles.

Net Earnings – Net earnings, net earnings per share (EPS), growth rates in net earnings, and growth rates in EPS, were as follows:

2007 2006 2005

Net earnings $ 232.6 $ 199.0 $ 166.8

Basic EPS $ 1.55 $ 1.32 $ 1.10

Diluted EPS $ 1.55 $ 1.32 $ 1.10

Percentage change

Net earnings 16.9% 19.3% 27.3%

Basic EPS 17.4% 20.0% 27.9%

Diluted EPS 17.4% 20.0% 27.9%

During 2007, 2006, and 2005, the net earnings growth rate was greater than that of net sales primarily because of the previously mentioned impact of payroll and related costs and the improvements in gross profit margins. The EPS growth rate was greater than that of net earnings due to the repurchase of shares in all three years.

Working Capital – Two components of working capital, accounts receivable and inventories, are highlighted below. The annual dollar increase and the annual rate of growth were as follows:

Dollar growth 2007 2006

Accounts receivable $ 26.8 $ 26.0

Inventories $ 48.6 $ 94.4

Annual Growth rate 2007 2006

Accounts receivable 12.8% 14.2%

Inventories 10.7% 26.1%

The Early Years:

Some Initial Customers:

1. Thurow Industries—Sale of $405

2. Melamine Plastics—Sale of $1,879

3. Froedert Malt Corp (Malt Making)—Sale of $2,600

4. Goodall Mfg. Co. (Automotive)—Sale of $396

5. Dunn Blacktop (Surfacing)—Sale of $37

1967—First month’s sales:

$157 (not in millions)

“The greatest benefit here is everybody gets to make their own decisions and be a part of the business. They all know they have an equal shot at everything.”

- BOB KIERLIN

Management’s Discussion & Analysis of Financial Condition & Results of Operations 2007

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005), and (2) the tight management of all inventory amounts not identified as either expected store inventory, new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our ‘master stocking hub.

The accounts receivable increase of 12.8% from December 31, 2006 to December 31, 2007 represents a lag behind the 16.8% daily sales increase in December 2007. The accounts receivable increase of 14.2% from December 31, 2005 to December 31, 2006 represents a lag behind the 17.7% daily sales increase in December 2006. We were pleased with the improvement in accounts receivable during 2007 and 2006 and with the related reduction in bad debt expense when compared to historical amounts.

The inventory increase of 10.7% from December 31, 2006 to December 31, 2007 is less than sales growth of 14.0% for 2007. This represents a meaningful improvement from the inventory increase of 26.1% in 2006 versus sales growth in 2006 of 18.8%. This improvement relates to our conscious decision to limit the growth of inventory in the future, to halt growth or decrease inventory in the short-term, and to get everybody on the same page related to execution of this decision. We continue to be pleased with the improvement in inventory utilization but still have much to do to improve our inventory utilization.

As we indicated in earlier communications, our goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio. On December 31, 2007, 2006, and 2005, we had a ratio of 2.8:1, 2.7:1, and 2.8:1, respectively. Historically, we have been able to achieve a 20% after tax return on total assets (our historical internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1. In 2007, we made considerable improvement as detailed above. During 2006, the incremental investments, including CSP2 conversions and our ‘master stocking hub model,’ did not allow us to improve our ratio. We need to continue executing better on the inventory portion of these working capital initiatives in 2008. Please refer to our discussion on ‘pathway to profit’ below.

Pathway to Profit – During April 2007 we disclosed our intention to alter the growth drivers of our business. For most of the last decade, we have used store openings as the primary growth driver of our business (opening approximately 14.0% new stores each year). In the future, we plan to add outside sales personnel into existing stores at a faster rate than historical patterns. We intend to fund this sales force expansion with the occupancy savings generated by opening stores at the rate of 7.0% to 10.0% per year (we opened approximately 8.1% new stores in 2007, or 161 stores). Our goal is four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store from $80 thousand per month (Spring 2007) to $125 thousand per month (five years or 2012), (3) to enhance the profitability of the overall business by capturing the expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average store size increases.

Fastenal Breaks Even: 1969

Fastenal’s First Sign

Hand-painted by co-founders

Bob Kierlin and Jack Remick

Store Openings:

1971—Rochester, MN

1974—La Crosse, WI

1975—Dubuque, IA

1976—Eau Claire, WI

2007 Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

In implementing the ‘pathway to profit,’ we have equivalent (FTE) head count as follows:

December 2007 September 2007 June 2007 March 2007

Store count 8.1% 9.7% 12.5% 13.4%

Store personnel – FTE 18.8% 18.4% 13.7% 13.0%

Distribution and manufacturing personnel – FTE 7.7% 12.8% 9.2% 8.9%

Administrative and sales support personnel – FTE 1.5% 2.1% 4.4% 15.2%

Total – FTE 14.1% 15.0% 11.5% 12.5%

Fiscal 2008 Reporting – During 2008, we intend to focus our commentary away from the four initiatives discussed earlier (new freight model, working capital model, expanded store model called CSP2, and ‘master stocking hub’ distribution model); instead we will focus our commentary on the ‘pathway to profit.’ Some key aspects we will focus on include the full-time equivalent statistics shown above, as well as information on the productivity of our outside sales personnel. The latter is information we intend to start disclosing after the second quarter when we are one year into the ‘pathway to profit’ initiative, which began in the spring of 2007.

Effects of Inflation – Price inflation related to certain products positively impacted net sales in 2005 and, to a lesser degree, in 2006 and 2007.

Critical Accounting Policies – Our estimates related to certain assets and liabilities are an integral part of our consolidated financial statements. These estimates are considered critical because they require subjective and complex judgments.

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

Fastenal Firsts

Fastenal’s first semis were bought in the 1980s.

Three of the first drivers were Steve Thicke, Rick Todd, and Bob “Witt” Wittenberg, who recently celebrated 25 years with Fastenal.

1981—Fastenal’s first catalog (bound in

a three-ring binder)

2007

Management’s Discussion & Analysis of

Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Health insurance reserve – This reserve is for incurred but not reported as well as reported and unpaid health claims. The reserve is based on an analysis of external data related to our historical claim reporting trends. Historically, results have reflected the reserves previously recorded. We believe the results could be materially different if historical trends do not reflect actual results.

General insurance reserve – This reserve is for general claims related to workers’ compensation, property and casualty losses, and other self-insured losses. The reserve is based on an analysis of external data related to our historical general claim trends. Historically, results have reflected the reserves previously recorded. We believe the results could be materially different if historical trends do not reflect actual results.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities – Net cash provided by operating activities was as follows:

2007 $ 227.9

2006 $ 97.9

2005 $ 121.9

The 2007 increase in net cash provided by operating activities was primarily due to the continued improvement in accounts receivable and inventory as noted in the working capital discussion above. The 2006 decrease in net cash provided by operating activities was primarily due to improvements in working capital management in accounts receivable being more than offset due to the growth in inventory discussed previously. The percentage mix of inventory stocked at our stores versus our distribution center (DC) locations was as follows on December 31:

2007 2006 2005

Store 63% 62% 65%

DC 37% 38% 35%

Total 100% 100% 100%

New stores open with the standard store model, which consists of a core stocking level of approximately $62 thousand per location. This inventory level grows as the level of business in a store grows. The CSP2 store model, introduced in 2005, represented an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the third quarter of 2007, we chose to modify the CSP2 expansion from a ‘one size fits all’ approach to an ‘a la carte’ approach. This will emphasize inventory expansion based on local customer demographics and based on local product knowledge within our sales force. We believe this is a logical complement to our ‘pathway to profit’ initiative discussed earlier. During 2006, the store-to-DC relationship was altered by our expansion of products in our master DC, also discussed earlier. This expansion relates to our desire to stock a more expansive assortment of products within our network.

1984—Fastenal’s first computer purchased

New Distribution Centers Open:

1987 – IHUB—Indianapolis, IN

1989 – SHUB—Scranton, PA

2007 Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Net Cash Used in Investing Activities – Net used in investing activities was as follows:

2007 $ 37.7

2006 $ 74.2

2005 $ 33.6

The 2007 decrease is primarily due to a decrease in property and equipment expenditures of approximately $21.8 and the impact of approximately $12.4 due to sales of marketable securities in 2007. The 2006 increase is primarily due to an increase in property and equipment expenditures of approximately $11.6. We have future commitments for leased facilities and for leased vehicles at December 31, 2007. The future contractual cash obligations related to the commitments are as follows:

Total 2008 2009 & 2010 2011 & 2012 After 2012

Facilities $189.4 $73.6 $91.6 $23.8 $0.4

Vehicles 26.6 16.8 9.8 — —

Total $216.0 $90.4 $101.4 $23.8 $0.4

Property and equipment expenditures in 2007 and 2006 consisted of: (1) the purchase of software and hardware for Fastenal’s information processing systems, (2) the addition of certain pick-up trucks, (3) the purchase of signage, shelving, and other fixed assets related to store openings and conversion of existing stores to the CSP2 stocking model, (4) the addition of manufacturing and warehouse equipment, (5) the expansion or improvement of certain owned or leased store properties, and (6) the expansion of Fastenal’s distribution/trucking fleet. The 2006 amount was also influenced by the purchase of a building and the equipment for our new distribution center in Modesto, California. Disposals of property and equipment consisted of the planned disposition of certain pick-up trucks, semi-tractors, and trailers in the normal course of business and the disposition of real estate relating to several store locations. We expect to incur approximately $77 in total capital expenditures in 2008, consisting of approximately $44 for manufacturing, warehouse and packaging equipment and facilities (this item is influenced by the construction of our distribution center near Dallas, Texas and expansion of our distribution center in Indianapolis, Indiana), $7 for shelving and related supplies for our store openings and ‘a la carte’ store expansions, $15 for data processing equipment, $5 for store buildings and improvement to store buildings, and $6 for vehicles. We have expanded the number of owned store locations over the last several years and expect to purchase additional locations in the future. As of December 31, 2007, we had no material outstanding commitments for capital expenditures. We anticipate funding our current expansion plans with cash generated from operations, from available cash and cash equivalents, and, to a lesser degree, from our borrowing capacity. In addition to opening new stores in the United States, we plan to continue opening additional stores in our foreign markets.

Net Cash Used in Financing Activities – Net cash used in financing activities was as follows:

2007 $ 153.5

2006 $ 60.7

2005 $ 65.7

1980s—Securing a Foothold in the Industry

Every Monday, Bob Kierlin handtyped his weekly newsletter to all employees.

Fast Fact

- Employees coming to Winona for meetings slept in bunk beds in a room at the distribution center.

2007 Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

The 2007 increase in cash used is due to our increase in dividends and stock purchases discussed below.

press releases announcing that our Board of Directors had increased our authorization to purchase shares of our common stock (over and above previously authorized amounts). The date of these press releases and the number of additional shares authorized were as follows (Shares presented in whole amount):

Date Number of New Shares Authorized

January 18, 2007 1,000,000

July 11, 2007 1,000,000

November 26, 2007 1,000,000

During 2007, we purchased 2,086,000 shares of our outstanding stock at an average price of approximately $41.86 per share. As of January 18, 2008, we have remaining authority to purchase up to approximately 1,000,000 additional shares of our common stock.

Dividends – We declared a semi-annual dividend of $.25 per share on January 21, 2008. We paid aggregate annual dividends per share of $.44, $.40, and $.31 in 2007, 2006, and 2005, respectively.

Line of Credit – We have a $40 line of credit under which $0 was outstanding at December 31, 2007. The line bears interest at 0.9% over the LIBOR rate.

Market Risk Management

We are exposed to certain market risks from changes in foreign currency exchange rates and commodity pricing. Changes in these factors cause fluctuations in our earnings and cash flows. We evaluate and manage exposure to these market risks as follows:

Foreign Currency Exchange Rates – Foreign currency fluctuations can affect our net investments and earnings denominated in foreign currencies. Our primary exchange rate exposure is with the Canadian dollar against the United States dollar. Our estimated net earnings exposure for foreign currency exchange rates was not material at December 31, 2007.

Commodity Steel Pricing – We buy and sell various types of steel products which consist primarily of different types of threaded fasteners. During the last decade, there has been nominal movement in overall product pricing, with some deflation occurring in the wake of the economic crisis of the Far East markets that occurred in the late 1990s. This trend reversed due to inflation in late 2003 and early 2004. Fluctuations in pricing of certain commodities like steel can affect our cost structure and pricing. We are exposed to the impact of commodity steel pricing and our related ability to pass through the impacts to our end customers.

Commodity Fuel Prices – We have market risk for changes in gasoline and diesel fuel; however, this risk is largely mitigated by our ability to pass freight cost to our customers and the efficiency of our trucking distribution network.

Geographic Information

Information regarding our revenues and long-lived assets by geographic area is set forth in note 8 to the “Notes to Consolidated Financial Statements.” Risks related to our foreign operations are described under “Certain Risks and Uncertainties” on the following page.

“For the first ten years I worked here, we just went and sold product. We had no name, but we got people to believe in us, and we just built the company.”

- BOB STRAUSS,

VP OF BUSINESS DEVELOPMENT

August 27, 1987-

Fastenal goes public at $9 a share

1987- Fastenal’s corporate office moves to 2001 Theurer Blvd. Winona, MN

The building was expanded in 1996

2007 Management’s Discussion & Analysis of Financial Condition & Results of Operations

(Dollar Amounts in Millions except Per Share Information and as Otherwise Noted)

Certain Risks and Uncertainties

Certain statements in this annual report, in our annual report on form 10-K for the fiscal year ended December 31, 2007, in our future filings with the Securities and Exchange Commission, in our press releases and in oral statements made by or with approval of our executive officers constitute or will constitute “forward-looking statements” under the Reform Act. The following factors are among those that could cause our actual results to differ materially from those predicted in such forward-looking statements: (i) an upturn or downturn in the economy could impact sales at existing stores, the rate of new store openings, the rate at which additional outside sales personnel are added, our ability to grow average store sales by adding outside sales personnel, our ability to capture earnings leverage and achieve our pretax earnings goals, our ability to manage support labor, and the time it typically takes a new store to achieve profitability or operating results comparable to existing stores, (ii) an upturn or downturn in the economy, a change in product mix, a change in inbound inventory costs, a change in the ability to increase selling prices in response to increased inventory costs, and a change in inventory buying patterns could impact gross margins, (iii) a change, from that projected, in the number of markets able to support future store sites could impact the rates of new store openings and additions of new employees, (iv) our ability to develop product expertise at the store level, to identify future products and product lines that complement existing products and product lines, to expand the inventory selection at our master stocking hub, to transport and store certain hazardous products and to otherwise integrate new products and product lines into our existing stores and distribution network could impact sales and margins, (v) increases or decreases in fuel and utility costs could impact our distribution and occupancy expenses, (vi) our ability to successfully attract and retain qualified personnel to staff our stores could impact sales at existing stores and the rate of new store openings, (vii) changes in governmental regulations related to product quality or product source traceability could impact our cost of regulatory compliance, (viii) inclement weather could impact our distribution network, (ix) foreign currency fluctuations, changes in trade relations, or fluctuations in the relative strength of foreign economies could impact our ability to procure products overseas at competitive prices and our foreign sales, (x) changes in the rate of new store openings could impact expenditures for computers and other capital equipment, and our ability to fund additional outside sales personnel, (xi) changes in the stocking and buying patterns related to product, both domestic and imported, could impact our ability to slow our inventory growth and could have a negative impact on cash flows from operating activities, (xii) actions of competitors, suppliers, and customers could impact our ability to raise prices, (xiii) a change in the economy from that currently being experienced, a change in buying patterns, a change in forecast or a change in vendor production lead times could cause working capital (including inventory) to change from expected amounts, (xiv) our ability to successfully change our sales process could adversely impact our ability to grow average store sales, and (xv) a change in the number of markets served by sales specialists and a change in the number of markets able to support future store sites could change the management of headcount, which in turn, together with changes in sales growth and store openings, could impact labor efficiency. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our annual report on form 10-K for the fiscal year ended December 31, 2007.

A Place to Grow

In 1988, with only seven pickers in the Winona hub, Fastenal’s yearly sales reached $26,200,000

100th store opens:

1990 Sioux City, IA

Consolidated Balance Sheets 2007

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

2007 2006

Assets

Current assets:

Cash and cash equivalents $ 57,220 19,346

Marketable securities 159 10,835

Trade accounts receivable net of allowance for doubtful accounts of $2,265 and $2,119, respectively 236,331 209,532

Inventories 504,592 455,997

Deferred income tax assets 14,702 11,709

Other current assets 67,767 60,357

Total current assets 880,771 767,776

Marketable securities 1,950 3,695

Property and equipment, less accumulated depreciation 276,627 264,030

Other assets, net 3,713 3,515

Total assets $ 1,163,061 1,039,016

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable $ 55,353 41,371

Accrued expenses 75,565 61,544

Income taxes payable 6,873 981

Total current liabilities 137,791 103,896

Deferred income tax liabilities 15,109 13,027

Stockholders’ equity:

Preferred stock, 5,000 shares authorized — —

Common stock, 200,000 shares authorized, 149,121 and 151,207 shares issued and outstanding, respectively 1,491 1,512

Additional paid-in capital 227 12,697

Retained earnings 996,050 902,550

Accumulated other comprehensive income 12,393 5,334

Total stockholders’ equity Commitments and Contingencies (notes 5, 9, and 10) 1,010,161 922,093

Total liabilities and stockholders’ equity $ 1,163,061 1,039,016

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

1990s—Growth Through Customer Service Fast Fact – Fastenal was recognized by Forbes magazine’s list of the “200 Best Small Companies” throughout the 1990s, until outgrowing the list’s revenue criteria.

“An organization… will succeed to the extent that everyone shares a common goal. Everybody here has the goal of making this organization the best, and they do.”

BOB KIERLIN

1994—First Fastenal store opens in Canada

2007 Consolidated Statements of Earnings

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

2007 2006 2005

Net sales $ 2,061,819 1,809,337 1,523,333

Cost of sales 1,014,245 901,662 765,230

Gross profit 1,047,574 907,675 758,103

Operating and administrative expenses 671,248 587,610 489,792

Gain (loss) on sale of property and equipment 99 (223) (447)

Operating income 376,425 319,842 267,864

Interest income 1,474 1,187 1,192

Earnings before income taxes 377,899 321,029 269,056

Income tax expense 145,277 121,991 102,242

Net earnings $ 232,622 199,038 166,814

Basic and diluted earnings per share $ 1.55 1.32 1.10

Basic-weighted average shares outstanding 150,555 151,034 151,270

Diluted-weighted average shares outstanding 150,555 151,165 151,508

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

1990s—New Media, New Connections

1996- Fastenal’s online storefront goes live at www.fastenal.com

All Inclusive Catalog

1999-Fastenal’s Stores become Connected through the company’s ‘FastNet’ intranet solution

Standards

Pocket Catalog(Late 80s—Early 90s)

2008 Big BlueCatalog

Fastenal Distribution Goes National

1991—DHUB—Dallas, TX

1993—KHUB—Seattle, WA

1993—AHUB—Atlanta, GA

1994—PACK—Memphis, TN

1995—FHUB—Fresno, CA

1996—OHUB—Akron, OH

1997—UHUB—Salt Lake, UT

1998—MHUB—Kansas City, MO

Consolidated Statements of Stockholders’ Equity and Comprehensive Income 2007

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

Common Stock

Shares Amount

Additional Paid-in Capital

Retained Earnings

Accumulated Other Comprehensive Income (Loss)

Total Stockholders’ Equity

Balances as of December 31, 2004 151,755 $ 1,518 12,934 662,517 7,400 684,369

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

Tax benefit from exercise of stock options — — 4,653 — — 4,653

Net earnings for the year — — — 199,038 — 199,038

Change in marketable securities — — — — 147 147

Translation adjustment (net of tax effect of $61) — — — — (253) (253)

Total comprehensive income 198,932

Balances as of December 31, 2006 151,207 1,512 12,697 902,550 5,334 922,093

Dividends paid in cash — — — (66,216) — (66,216)

Purchase of common stock (2,086) (21) (14,385) (72,906) — (87,312)

Stock option expense — — 1,915 — — 1,915

Net earnings for the year — — — 232,622 — 232,622

Change in marketable securities — — — — 102 102

Translation adjustment (net of tax effect of $4,918) — — — — 6,957 6,957

Total comprehensive income 239,681

Balances as of December 31, 2007 149,121 $ 1,491 227 996,050 12,393 1,010,161

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

2007 Consolidated Statements of Cash Flows

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

2007 2006 2005

Cash flows from operating activities:

Net earnings $ 232,622 199,038 166,814

Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation of property and equipment 37,332 33,530 29,006

(Gain) loss on sale of property and equipment (99) 223 447

Bad debt expense 5,343 3,722 5,933

Deferred income taxes (911) (3,705) (3,165)

Stock based compensation 1,915 279 —

Amortization of non-compete agreement 67 67 67

Changes in operating assets and liabilities:

Trade accounts receivable (32,142) (29,698) (26,989)

Inventories (48,595) (94,436) (54,228)

Other current assets (7,410) (23,264) (9,225)

Accounts payable 13,982 2,799 (704)

Accrued expenses 14,021 11,286 13,497

Income taxes 5,892 (1,727) 2,434

Other 5,878 (239) (1,975)

Net cash provided by operating activities 227,895 97,875 121,912

Cash flows from investing activities:

Purchase of property and equipment (55,759) (77,581) (65,910)

Proceeds from sale of property and equipment 5,929 4,246 5,455

Net decrease (increase) in marketable securities 12,421 (633) 27,067

Increase in other assets (265) (231) (164)

Net cash used in investing activities (37,674) (74,199) (33,552)

Cash flows from financing activities:

Proceeds from exercise of stock options — 12,522 —

Tax benefit from exercise of stock options — 4,653 —

Purchase of common stock (87,312) (17,294) (18,739)

Payment of dividends (66,216) (60,548) (46,935)

Net cash used in financing activities (153,528) (60,667) (65,674)

Effect of exchange rate changes on cash 1,181 133 15

Net increase (decrease) in cash and cash equivalents 37,874 (36,858) 22,701

Cash and cash equivalents at beginning of year 19,346 56,204 33,503

Cash and cash equivalents at end of year $ 57,220 19,346 56,204

Supplemental disclosure of cash flow information:

Cash paid during each year for income taxes $ 144,318 122,831 106,545

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Notes to Consolidated Financial Statements 2007

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

1 Business Overview and Summary of Significant Accounting Policies

Business Overview

Fastenal is a North American leader in the wholesale distribution of industrial and construction supplies. We operate stores primarily located in North America. On December 31, 2007, we operated 2,160 company owned or leased store locations.

Principles of Consolidation

The consolidated financial statements include the accounts of Fastenal Company and its wholly-owned subsidiaries (collectively referred to as ‘Fastenal’ or by such terms as ‘we,’ ‘our,’ or ‘us.’). All material intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition and Accounts Receivable

Net sales include products, services, and freight and handling costs billed, net of any related sales incentives paid to customers and net of an estimate for product returns. We recognize revenue when persuasive evidence of an arrangement exists, title and risk of ownership have passed, the sales price is fixed or determinable, and collectibility is probable. These criteria are met at the time the product is shipped to, or picked up by, the customer. We recognize billings for freight and handling charges at the time the products are shipped to, or picked up by, the customer. We recognize services at the time the service is provided to the customer. We estimate product returns based on historical return rates. Accounts receivable are stated at their estimated net realizable value. The allowance for doubtful accounts is based on an analysis of customer accounts and our historical experience with accounts receivable write-offs.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from net sales in the accompanying consolidated statements of earnings.

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

1990s—Fastenal Introduces Industrial Services

Today, Industrial Services have become an integral part of our business. Our current lineup of services include:

• Bandsaw Blade Welding • Chain & Cable Cutting • Chain Sling Fabrication & Inspection

• Custom Manufacturing • Custom Packaging • Hose Assemblies

• Inventory Management • Laboratory Services • Metals Services

• Product Sourcing • Tool & Cutter Grinding • Tool & Hoist Repair

2007 Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

1 Business Overview and Summary of Significant Accounting Policies (cont.)

Marketable Securities

Marketable securities as of December 31, 2007 and 2006 consist of debt securities. We classify our debt securities as available-for-sale. Available-for-sale securities are recorded at fair value based on current market value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings but are included in comprehensive income and are reported as a separate component of stockholders’ equity until realized, provided that a decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

Property and Equipment

Property and equipment are stated at cost. Depreciation on buildings and equipment is provided for using the straight-line method over the anticipated economic useful lives of the related property.

Leases

We lease space under non-cancelable operating leases for our Utah, Washington, and Nuevo Leon, Mexico distribution centers and certain store locations with initial terms of one to 60 months. Most store locations have initial lease terms of 36 to 48 months. These leases do not have significant rent escalation holidays, concessions, leasehold improvement incentives, or other build-out clauses. Any such terms are recognized as rent expense over the term of the lease. Further, the leases do not contain contingent rent provisions. Leasehold improvements on operating leases are amortized over a 36-month period. We lease certain semi-tractors and pick-ups under operating leases. The semi-tractor leases typically have a 36-month term. The pick-up leases typically have a 72-month term and include an early buyout clause, which we generally exercise, thereby giving the leases an effective term of 12-15 months.

Other Assets and Long-Lived Assets

Other assets consist of prepaid security deposits, goodwill, and a non-compete agreement.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Net goodwill was $1,400 in all three years. The non-compete is amortized on a straight-line basis over 15 years. Net non-compete was $357, $424, and $491 at December 31, 2007, 2006, and 2005, respectively. Total non-compete amortization costs were $67 per year in 2007, 2006, and 2005.

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

1990s—Investing in Our People

1999 – Fastenal opens its corporate university, the Fastenal School of Business (FSB). Today, thousands of employees attend FSB each year to expand their product knowledge and skills.

“We think our biggest assets are people [and] we should invest in that. Through the leadership of our company, we’re able to give people the big picture and sense of community.”

PETER GUIDINGER, FASTENAL SCHOOL OF BUSINESS DIRECTOR

Notes to Consolidated Financial Statements 2007

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

1 Business Overview and Summary of Significant Accounting Policies (cont.)

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

Insurance Reserves

We are self-insured for certain losses relating to medical, workers’ compensation, and other casualty losses. Specific stop loss coverage is provided for catastrophic claims in order to limit exposure to significant claims. Losses and claims are charged to operations when it is probable a loss has been incurred and the amount can be reasonably estimated. Accrued insurance liabilities are based on claims filed and estimates of claims incurred but not reported.

Product Warranties

We offer a basic limited warranty for certain of our products. The specific terms and conditions of those warranties vary depending upon the product sold. We typically recoup these costs through product warranties we hold with the original equipment manufacturers. Our warranty expense has historically been minimal.

Stockholders’ Equity and Stock-Based Compensation

At December 31, 2007 and 2006, we had one stock option employee compensation plan (Fastenal Option Plan). The Fastenal Option Plan was approved by our shareholders in April 2003 and amended by our shareholders in April 2007.

We granted options to purchase our common stock to certain of our employees under the Fastenal Option Plan in May 2003. These options became vested and exercisable in June 2006 and lapsed, to the extent not exercised, in November 2006.

On April 17, 2007, the Compensation Committee of our Board of Directors approved the grant, effective at the close of business that day, of options to purchase approximately 2,200 shares of our common stock at a strike price of $45 per share. These options vest and become exercisable over a period of up to eight years. Each option will terminate, to the extent not previously exercised, 13 months after the end of the relevant vesting period. None of these options were vested as of December 31, 2007. Compensation expense equal to the grant date fair value is recognized for these awards over the vesting period.

Prior to January 1, 2006, we accounted for the Fastenal Option Plan under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations. Accordingly, no stock-based employee compensation cost was reflected in net earnings prior to January 1, 2006, as all options to purchase our common stock had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant.

Mr. Kierlin Goes to Saint Paul

“Life isn’t about getting your name on buildings or your picture in magazines. Life is about passing on what we have received and learned to those who come after us.”

– Bob Kierlin , The Power of Fastenal People

2007 Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

1 Business Overview and Summary of Significant Accounting Policies (cont.)

Effective January 1, 2006, we began recording compensation expense associated with stock-based awards in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS No.123R), as interpreted by SEC Staff Accounting Bulletin No. 107. SFAS No. 123R supersedes APB No. 25 and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No.123R is similar to the approach described in SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). However, SFAS No. 123R requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. The stock-based compensation expense amount recorded was $1,915 and $279 (pretax amount) in 2007 and 2006, respectively. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123R for all awards in 2005:

2005

Net earnings, as reported $ 166,814

Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects 560

Pro forma net earnings $ 166,254

Basic and diluted earnings per share, as reported $ 1.10

Pro forma basic and diluted earnings per share $ 1.10

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48), as of January 1, 2007, we recognize the effect of income tax positions only if those

2000s—Upgrading for Business, Keeping Our Values

Fast Fact – In 2000, our Oak Creek, WI, store sold one million bolts for the retractable roof at Milwaukee’s Miller Park. This was Fastenal’s largest order to date.

1,000th Store Opens: Kapolei, HI

2,000th Store Opens: Seattle, WA

Fastenal Goes Global

Notes to Consolidated Financial Statements 2007

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

1 Business Overview and Summary of Significant Accounting Policies (cont.)

positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Prior to the adoption of FIN No. 48, we recognized the effect of income tax positions if such positions were probable of being sustained. We record interest and penalties related to unrecognized tax benefits in income tax expense.

Comprehensive Income

We comply with the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting of comprehensive income and its components. The components of comprehensive income are as follows:

2007 2006 2005

Net earnings, as reported $ 232,622 199,038 166,814

Change in marketable securities 102 147 (279)

Translation adjustment (net of tax) 6,957 (253) (1,681)

Comprehensive income $ 239,681 198,932 164,854

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

2007 2006 2005

Basic-weighted shares outstanding 150,555 151,034 151,270

Weighted shares assumed upon exercise of stock options — 131 238

Diluted-weighted shares outstanding 150,555 151,165 151,508

Segment Reporting

We have reviewed SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and determined that we meet the aggregation criteria outlined as our various operations have similar (1) economic characteristics, (2) products and services, (3) customers, (4) distribution channels, and (5) regulatory environments. Therefore we report as a single business segment.

Passing the Torch

“We believe that all people will rise to a higher level if you allow them. If you truly believe that, you get more out of people, and that’s what it’s all about.”– WILL OBERTON

Fast Fact – Will Oberton began his Fastenal career in 1980 as a warehouse assistant.

Will Oberton becomes Fastenal’s President in July 2001 and CEO in December 2002

2007 Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

2 Investments

Available-for-sale securities at December 31 consist of the following:

2007 Amortized Gross Gross unrealized gains Gross unrealized losses Fair value

State and municipal bonds $ 2,137 — (30) 2,107

Certificates of deposit or money market 2 — — 2

Total available-for-sale securities $ 2,139 — (30) 2,109

2006 Amortized Gross Gross unrealized gains Gross unrealized losses Fair value

Federal mortgage backed security $ 10,000 — (132) 9,868

State and municipal bonds 3,695 — — 3,695

Certificates of deposit or money market 967 — — 967

Total available-for-sale securities $ 14,662 — (132) 14,530

We recorded gains related to our available-for-sale securities which were immaterial in 2007, 2006, and 2005. Gains and losses from the sale of investments are calculated based on the specific identification method.

Maturities of our available-for-sale securities at December 31, 2007 consist of the following:

Less than 12 months Greater than 12 months

Amortized cost Fair value Amortized cost Fair value

State and municipal bonds $ 157 157 1,980 1,950

Certificates of deposit or money market 2 2 — —

Total available-for-sale securities $ 159 159 1,980 1,950

3 Property and Equipment

Property and equipment as of December 31 consists of the following:

Depreciable life in years 2007 2006

Land — $ 23,393 21,854

Buildings and improvements 31 to 39 126,094 123,905

Equipment and shelving 3 to 10 252,425 231,269

Transportation equipment 3 to 5 40,857 36,601

Construction in progress — 22,724 9,495

465,493 423,124

Less accumulated depreciation (188,866) (159,094)

Net property and equipment $ 276,627 264,030

Notes to Consolidated Financial Statements 2007

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

3 Property and Equipment (cont.)

Construction in progress at December 31, 2007 and 2006 consists primarily of the construction cost for our new Texas distribution center building and automated racking system and the construction costs associated with the expansion of our Indiana distribution center.

4 Accrued Expenses

Accrued expenses as of December 31 consist of the following:

2007 2006

Payroll and related taxes $ 13,609 13,072

Bonuses and commissions 11,033 8,828

Profit sharing contribution 4,743 3,153

Insurance 18,997 17,662

Sales, real estate, and personal property taxes 8,002 5,871

Vehicle loss reserve and deferred rebates 6,597 4,937

Other 12,584 8,021

$ 75,565 61,544

5 Stockholders’ Equity

Preferred stock has a par value of $.01 per share. There were 5,000,000 shares authorized and no shares issued as of December 31, 2007 and 2006. Common stock has a par value of $.01 per share. There were 200,000,000 shares authorized and 149,120,712 shares issued and outstanding as of December 31, 2007, and 200,000,000 shares authorized and 151,206,712 shares issued and outstanding as of December 31, 2006 (please note, these share amounts are not reflected in thousands).

Dividends

On January 21, 2008, our Board of Directors declared a semi-annual dividend of $.25 per share of common stock to be paid in cash on February 29, 2008 to shareholders of record at the close of business on February 25, 2008.

Stock Options

On April 17, 2007, the Compensation Committee of our Board of Directors approved the grant, effective at the close of business that day, of options to purchase approximately 2,200 shares of our common stock at a strike price of $45 per share. These options vest and become exercisable over a period up to eight years. Each option will terminate, to the extent not previously exercised, 13 months after the end of the relevant vesting period. None of these options under this grant were vested as of December 31, 2007. Compensation expense equal to the grant date fair value is recognized for these awards over the vesting period.

The fair value of each stock option is estimated as of the grant date using the Black-Scholes option-pricing model. The assumptions used and the estimated fair values are as follows:

Year of grant

Risk-free interest rate

Expected life of option in years

Expected dividend yield

Expected stock volatility

Estimated fair value of stock option

2007 4.6% 4.85 1.0% 31.59% $ 11.36

2003 4.5% 3.42 0.2% 30.33% $ 3.55

2007 Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

5 Stockholders’ Equity (cont.)

A summary of activity under the Fastenal Option

Options Outstanding Price1 Life2

Outstanding as of January 1, 2007 — — —

Granted 2,200,000 $ 45.00 8.49

Exercised /earned — —

Cancelled/forfeited (60,000) $ 45.00

Outstanding as of December 31, 2007 2,140,000 7.81

Exercisable as of December 31, 2007

1 Weighted-average exercise price

2 Weighted-average contractual life in years

Total stock-based compensation expense for the Fastenal Option Plan was $1,915, $279, and $0 in 2007, 2006, and 2005, respectively.

Unrecognized compensation expense related to outstanding stock options as of December 31, 2007, 2006, and 2005 was $16,208, $0, and $0 pretax, respectively, and is expected to be recognized over the weighted average periods noted in the table above and will be adjusted for any future changes in estimated forfeitures.

6 Retirement Savings Plan

The Fastenal Company and Subsidiaries 401(k) Plan covers all of our employees in the United States. Our employees in Canada may participate in a RRSP. The general purpose of these plans is to provide additional financial security during retirement by providing employees with an incentive to make regular savings. We contributed $4,743, $3,153, and $2,532 to our employees’ retirement accounts for 2007, 2006, and 2005, respectively.

7 Income Taxes

Earnings (losses) before income taxes were derived from the following sources:

2007 2006 2005

Domestic $ 374,920 319,494 273,145

Foreign 2,979 1,535 (4,089)

$ 377,899 321,029 269,056

2000s—A Store Is (Re-)Born

2002 – Fastenal launched its Customer Service Project (CSP) to standardize and upgrade Fastenal stores with a consistent core product inventory and marketing scheme.

Original Store Model CSP Upgrade—2002 CSP II Upgrade—2005

Notes to Consolidated Financial Statements 2007

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

7 Income Taxes (cont.)

Components of income tax expense (benefit) are as follows:

2007: Current Deferred Total

Federal $ 127,675 (3,051) 124,624

State 18,289 (266) 18,023

Foreign 3,536 (906) 2,630

$ 149,500 (4,223) 145,277

2006: Current Deferred Total

Federal $ 109,595 (1,864) 107,731

State 14,539 (284) 14,255

Foreign 278 (273) 5

$ 124,412 (2,421) 121,991

2005: Current Deferred Total

Federal $ 94,323 (4,495) 89,828

State 12,992 (614) 12,378

Foreign — 36 36

$ 107,315 (5,073) 102,242

Income tax expense in the accompanying consolidated financial statements differs from the expected expense as follows:

2007 2006 2005

Federal income tax expense at the “expected” rate of 35% $ 132,265 112,360 94,170

Increase (decrease) attributed to:

State income taxes, net of federal benefit 11,715 9,266 8,046

Other, net 1,297 365 26

Total income tax expense $ 145,277 121,991 102,242

Global Expansion

VHUB—Kitchener, Ontario—2003

2003—Fastenal opens the Fastenal Asia Shanghai Trading Co. (FASTCO) in China to source products directly from Asia.

2007 Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

7 Income Taxes (cont.)

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31 are as follows:

2007 2006

Deferred tax asset (liability):

Inventory costing and valuation methods $ 4,906 4,444

Allowance for doubtful accounts receivable 894 821

Insurance claims payable 7,509 5,632

Fixed assets (14,130) (13,854)

Promotions payable 1,416 795

Other, net (1,002) 844

Net deferred tax liability $ (407) (1,318)

No valuation allowance for deferred tax assets was necessary as of December 31, 2007 and 2006. The character of the deferred tax assets is such that they can be realized through carryback to prior tax periods or offset against future taxable income.

During 2007, 2006, and 2005, $0, $4,653, and $0, respectively, were added to additional paid-in capital reflecting the permanent book to tax difference in accounting for tax benefits related to employee stock option transactions.

We adopted the provisions of FIN No. 48 on January 1, 2007. Implementation of FIN No. 48 resulted in no adjustment to the liability for unrecognized tax benefits. A reconciliation of the beginning and ending amount of total gross unrecognized tax benefits is as follows:

Balance at January 1, 2007 $ 4,676

Increase related to prior year tax position 2,324

Decrease related to prior year tax position (289)

Increase related to current year tax positions 1,051

Settlements (2,619)

Balance at December 31, 2007 $ 5,143

2000s—Reaching New Heights

“We’ve never really cared how everybody else does things or tried to follow them. We’ve found that hard work and good thinking have led to the best possible results.” BOB KIERLIN

2004—Fastenal signs US Air Force contract for Supply Chain Lean Transformation

Notes to Consolidated Financial Statements 2007

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

7 Income Taxes (cont.)

Included in the liability for unrecognized tax benefits is an immaterial amount for interest and penalties, both of which we classify as a component of income tax expense.

Fastenal, or one of its subsidiaries, files income tax returns in the U.S. Federal jurisdiction, all states, and various foreign jurisdictions. With limited exceptions, we are no longer subject to income tax examinations by taxing authorities for taxable years before 2004, in the case of United States Federal and non-United States examinations, and 2001, in the case of state and local examinations.

8 Geographic Information

Our revenues and long-lived assets relate to the following geographic areas:

Revenues 2007 2006 2005

United States $ 1,902,066 1,683,271 1,427,605

Canada 124,037 98,491 76,783

Other foreign countries 35,716 27,575 18,945

$ 2,061,819 1,809,337 1,523,333

Long-Lived Assets 2007 2006 2005

United States $ 267,609 257,075 218,468

Canada 9,888 8,546 8,261

Other foreign countries 2,843 1,924 1,070

$ 280,340 267,545 227,799

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

9 Operating Leases

We lease space under non-cancelable operating leases for our Utah, Washington, and Nuevo Leon, Mexico distribution centers and certain store locations with initial terms of one to 60 months. Most store locations have initial lease terms of 36 to 48 months. These leases do not have significant rent escalation holidays, concessions, leasehold improvement incentives, or other build-out clauses. Any such terms are recognized as rent expense over the term of the lease. Further, the leases do not contain contingent rent provisions. Leasehold improvements, with a net book value of $3,230 at December 31, 2007, on operating leases are amortized over a 36-month period. We lease certain semi-tractors and pick-ups under operating leases. The semi-tractor leases typically have a 36-month term. The pick-up leases typically have a 72-month term and include an early buy out clause we generally exercise, thereby giving the leases an effective term of 12-15 months. Future minimum annual rentals for the leased facilities and the leased vehicles are as follows:

“Driving” New Efficiencies

Semi

Sprinter

Fleet Pick-up

Having increased our delivery fleet by more than 40% since 2005, Fastenal’s estimated 4,100 company-owned vehicles travel more than 8 million miles a month – driving significantly lower transportation costs along the way.

2007 Notes to Consolidated Financial Statements

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

9 Operating Leases (cont.)

Leased facilities Leased vehicles Total

2008 $ 73,607 16,771 90,378

2009 55,702 8,849 64,551

2010 35,932 928 36,860

2011 18,989 — 18,989

2012 4,796 — 4,796

2013 and thereafter 421 — 421

$ 189,447 26,548 215,995

Rent Expense under all operating leases was as follow:

Leased facilities Leased vehicles Total

2007 $ 77,263 23,675 100,938

2006 $ 60,915 21,577 82,492

2005 $ 45,613 17,414 63,027

Certain operating leases for vehicles contain residual value guarantee provisions which would become due at the expiration of the operating lease agreement if the fair value of the leased vehicles is less than the guaranteed residual value. The aggregate residual value at lease expiration, of the leases that contain residual value guarantees, is approximately $12,827. We believe the likelihood of funding the guarantee obligation under any provision of the operating lease agreements is remote, except for a $2,675 loss on disposal reserve provided at December 31, 2007.

10 Commitments and Contingencies

We have a line of credit arrangement with a bank which expires June 1, 2008. The line allows for borrowings of up to $40,000 at 0.9% over the LIBOR rate. On December 31, 2007 there was $0 outstanding on the line. We have a letter of credit issued on our behalf to our insurance carrier. As of December 31, 2007, the total undrawn balance of this letter of credit was $13,000.

During 2001, we completed the construction of a new building for our Kansas City warehouse and completed an expansion of this warehouse in 2004. We were required to obtain financing for the construction and expansion of this facility under an Industrial Revenue Bond (IRB). We subsequently purchased 100% of the outstanding bonds under the IRB at par. In addition to purchasing the outstanding obligations, we have a right of offset included in the IRB debt agreement. Accordingly, we have netted the impact of the IRB in the accompanying consolidated financial statements. The outstanding balance of the IRB was $9,733 at December 31, 2007 and 2006.

2007—Celebrating 40 Years of Service and Success

Fastenal signs a multi-year deal with Chip Ganassi Racing with Felix Sabates to sponsor the No. 40 Dodge in the NASCAR Nationwide Series.

Notes to Consolidated Financial Statements 2007

(Dollar and Share Amounts in Thousands except Per Share Information and as Otherwise Noted)

10 Commitments and Contingencies (cont.)

On October 18, 2007, a complaint was filed in the United States District Court for the Northern District of California against Fastenal on behalf of two former employees claiming to represent all employees employed in the store position of Assistant General Manager in the United States within three years prior to the filing date (four years for California employees). The suit alleges Fastenal misclassified its Assistant General Managers as exempt for purposes of the overtime provisions of the Fair Labor Standards Act (FLSA) and California and Pennsylvania state statutes.

This suit also alleges that Assistant General Managers in California did not receive sufficient meal breaks and paid rest periods under the California Labor Code. The plaintiffs seek class action status. This action is in a preliminary stage. We are not currently able to predict the outcome of this action or reasonably estimate a range of potential loss. We intend to vigorously defend this action.

11 Sales by Product Line

The percentages of our net sales by product line are as follows:

Type Introduced 2007 2006 2005

Fasteners1 1967 50.7% 51.5% 53.7%

Tools 1993 10.6% 10.9% 10.5%

Cutting Tools 1996 4.6% 4.8% 4.6%

Hydraulics & Pneumatics 1996 6.5% 6.2% 6.1%

Material Handling 1996 6.1% 6.3% 6.4%

Janitorial Supplies 1996 5.4% 5.3% 4.7%

Electrical Supplies 1997 4.1% 3.7% 3.3%

Welding Supplies 1997 3.6% 3.5% 3.4%

Safety Supplies 1999 5.7% 5.4% 5.0%

Metals 2001 0.7% 0.6% 0.6%

Direct Ship2 2004 1.8% 1.6% 1.5%

Other 0.2% 0.2% 0.2%

100.0% 100.0% 100.0%

1 Fastener product line represents fasteners and miscellaneous

2 Direct Ship represents a cross section The items included hereof products from the historically low margins which are shipped direct from our

2007 Management Report on Internal Control

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

Under the supervision of our principal executive officer and our principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2007. There was no change in the Company’s internal control over financial reporting during the Company’s most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Chief Executive Officer & President

Executive Vice-President & President Chief Financial Officer

Winona, Minnesota

February 21, 2008

Report of Independent Registered 2007

Public Accounting Firm

The Board of Directors and Stockholders Fastenal Company:

We have audited the accompanying consolidated balance sheets of Fastenal Company as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. In connection with our audits of the consolidated financial statements, we also have audited financial statement Schedule II—Valuation and Qualifying Accounts. We also have audited Fastenal Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Fastenal Company’s management is responsible for these consolidated financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fastenal Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. In is also our opinion, Fastenal Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 7 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No.109,” as of January 1, 2007.

Minneapolis, Minnesota

February 21, 2008

DIRECTORS

Robert A. Kierlin

Chairman of the Board

Former Minnesota State Senator

Former Chief Executive Officer and President

Fastenal Company

Stephen M. Slaggie

Retired

Former Secretary, Shareholder Relations

Director, and Insurance Risk Manager

Fastenal Company

Michael M. Gostomski

Chief Executive Officer

Winona Heating & Ventilating Company

(sheet metal and roofing contractor)

Henry K. McConnon

President

Wise Eyes, Inc.

(eyeglass retailer and wholesaler)

Robert A. Hansen

Associate Professor of Marketing and

Logistics Management,

Carlson School of Management,

University of Minnesota

Willard D. Oberton

Michael J. Dolan

Self-Employed Business Consultant

Former Executive Vice President and Chief

Operating Officer

The Smead Manufacturing Company

(document management company)

Reyne K. Wisecup

Hugh L. Miller

Chief Executive Officer

RTP Company

(thermoplastics materials manufacturer)

Willard D. Oberton

Chief Executive Officer and President

Daniel L. Florness

Executive Vice President and Chief Financial Officer

Nicholas J. Lundquist

Executive Vice President—Sales

Leland J. Hein

Executive Vice President—Sales

Steven A. Rucinski

Executive Vice President—Sales

Reyne K. Wisecup

Executive Vice President—Human Resources

James C. Jansen

Executive Vice President—Internal Operations

CORPORATE INFORMATION

Annual Meeting

The annual meeting of shareholders

will be held at 10:00 a.m., central time,

Tuesday, April 15, 2008, at Corporate

Headquarters, 2001 Theurer Boulevard,

Winona, Minnesota

Corporate Headquarters

Fastenal Company

2001 Theurer Boulevard

Winona, Minnesota 55987-0978

Phone: (507) 454-5374

Fax: (507) 453-8049

Legal Counsel

Faegre & Benson LLP

Minneapolis, Minnesota

Streater & Murphy, PA

Winona, Minnesota

Transfer Agent

Wells Fargo Bank, National Association

Minneapolis, Minnesota

Form 10-K

A copy of our 2007 Annual Report on Form 10-K to the

Securities and Exchange Commission is available without

charge to shareholders upon written request to our Controller at the address listed on this page for our corporate headquarters.

Copies of our latest press release, unaudited supplemental

company information, and monthly sales information are available at our World Wide Web site at: www.investor.fastenal.com

Auditors

KPMG LLP

Minneapolis, Minnesota

Growth through Customer Service

Fastenal

Printed in the USA 9701941