Form 10-K, Exhibit 13
period 2009-12-31
FASTENAL CO
filed 2010-02-09
CIK 815556

Exhibit 13

2009 ANNUAL REPORT

Fastenal was founded in 1967. As of December 31, 2009, we operated 2,369 stores located in all 50 states, Puerto Rico, Canada, Mexico, Singapore, China, Malaysia, Hungary, and The Netherlands and employed 8,491 people at these sites. In addition, there were 3,554 people employed in various support positions. We sell approximately 996,000 different types of industrial and construction supplies in ten product categories. These include approximately: 410,000 different types of threaded fasteners and miscellaneous supplies (fasteners); 136,000 different types of tools and equipment (tools); 251,000 different types of cutting tool blades and abrasives (cutting tools); 64,000 different types of fluid transfer components and accessories for hydraulic power, pneumatic power, plumbing, and HVAC (hydraulics & pneumatics); 18,000 different types of material handling, storage, and packaging products (material handling); 16,000 different types of janitorial supplies, chemicals, and paint (janitorial supplies); 25,000 different types of electrical supplies; 34,000 different types of welding supplies (excluding welding gases); 30,000 different types of safety supplies; and 12,000 different types of metals, alloys, and materials (metals).

As of December 31, 2009, we operated 14 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas; Ontario, Canada; Alberta, Canada; and Nuevo Leon, Mexico. During 2009, approximately 94.5% of our sales were attributable to products manufactured by others, and approximately 5.5% related to items manufactured, modified, or repaired by either our Manufacturing Division or one of our Support Services. Since December 31, 2009, we have opened additional stores.

1-4	President’s Letter to Shareholders
5	10-Year Selected Financial Data & Financial Highlights
6	Stock and Financial Data
7	Stock Performance Highlights
8	2009 Customer & Market Highlights
9	Form 10-K
(Note: Page numbers in Form 10-K are not consecutive with the remainder of this Annual Report)
Inside	Directors, Executive Officers & Corporate Information
Back Cover

“The fact that we have more customers buying from us is a very good indication that, although our sales were down, we still managed to grow market share. We should see the benefits of this hard work well into the future.”

I will start this letter by stating the obvious: 2009 was a very difficult year for Fastenal. The traditional measures of sales growth, earnings growth, return on assets, and most other financial measures would indicate our team underperformed. However, these do not tell the entire story. I believe we did a good job in the face of a difficult situation, and I will attempt to explain why in this letter.

For the year, our sales declined 17.5% and our total revenue came in at $1.9 billion. The monthly sales pattern looks like a reverse bell curve, with our year-over-year average daily sales falling from -8.5% in January to -22.9% in July. Since July, our average daily sales have improved each month, and we ended December down 8.6%.

The challenges were apparent heading into the year. We saw the world economy start to weaken in October 2008, turn down sharply in November, and continue to worsen in December. Our historic trend is for our average daily sales to decline 10.0 to 11.0% from September to December due to normal seasonal changes in our business. In 2008, we saw a 23.3% drop during that period, the most dramatic change we’ve ever seen in such a short span. The trend continued into the new year as our average daily sales declined each month until April, when we bottomed at $7,249,000 per day, a 27.9% decline from the high in September 2008. (In comparison, from September 2007 to April 2008 our average daily sales grew by 4.4%.) We continued to see weakness from April through July, but we seemed to be bouncing off the bottom. Then, in the July/August time frame, our sequential trends began to improve. While our historical sales trend would predict a seasonal drop in average daily sales of 6.2% from July to December, our daily average dropped only 3.5% during this period.

We continued to add customers during 2009; however, our existing customers purchased less due to the recession. During 2009, the average customer purchased 11.9% less than in 2008. The average invoice amount in 2009 fell from a high of $200 in January to a low of $163 in July. Since July, we’ve seen a steady improvement and ended December with an average invoice amount of $189. The fact that we have more customers buying from us is a very good indication that, although our sales were down, we still managed to grow market share. We should see the benefits of this hard work well into the future.

In January 2009, our leadership team spent a lot of time communicating with employees to prepare them for the difficult period ahead. We held meetings, wrote articles, and produced some internal video messages to inform everyone in the company about the upcoming challenges. First, we reassured everyone that we would do everything we could to avoid personnel reductions. Everyone was also told that, because our pay is performance-based, many of us would make less in 2009 than we had in 2008, so we encouraged everyone to plan accordingly. We announced there would be a hiring freeze for support personnel – if someone left the group, everyone would have to pull together to cover the workload. We also talked about employee benefits, reminding everyone that our 401(k) profit sharing program is based on achieving certain financial targets which would be difficult to attain in 2009. The general message was clear: Most people would probably have to work harder for less pay, but we would do everything we could to protect jobs and benefits for the future. The response from the team was overwhelmingly positive, and in my opinion, employee morale has been very good all year. I’m not saying people enjoy this economic situation, but I believe that when you speak openly and honestly with people, they’ll usually rise to the occasion. And that’s exactly what our team did.

I believe these open meetings had a lot to do with the good job we did in controlling our operating expenses in 2009. One thing we learned from the slowdown is how hard it is to reduce spending. We have been in a growth mode for the last 42 years, and it’s not easy to change the mindsets of 12,000+ people in a short time. It took a few months to slow our expense growth, but in the second quarter we showed an 11.2% reduction in our operating expenses on a year-over-year basis. For the year, expenses were down 12.6%.

Our net earnings for 2009 were $184.4 million, a 34.1% decrease compared to our 2008 earnings of $279.7 million. The two major factors that contributed to the drop in earnings were lower sales dollars and a decline in our gross margin. Our reported gross margin for 2009 was 50.9%, a decline of 3.6% from the 52.8% reported in 2008.

Three main factors contributed to the drop in gross margin. The first was the deflation in steel prices triggered by the world economic slowdown. This affected our fastener product line. Normally we stock nine to ten months worth of inventory on import fasteners, so when business slowed so quickly, the time needed to sell the inventory lengthened. At the same time, many customers requested lower prices, as they were also under pressure to reduce costs. It is not our normal business practice to lower prices before lower cost inventory arrives; however, we understood the importance of retaining our customers, so in many cases we passed along price concessions to help maintain the business relationship. Another factor that contributed to the drop in margin was the increased pressure from our competitors during the first half of the year. It was somewhat of a free-for-all in the market, with everyone trying to grab business to survive. By the middle of the year, this pressure subsided, and business became more normal in the second half of the year. The third factor that affected margin was the rebate programs and volume incentives we receive from our suppliers. Over time we’ve negotiated rebate and volume incentive programs with our suppliers that are usually based on growth. At the beginning of the year, our product managers did a good job of renegotiating these programs to adjust for the slower economy, but at that time we did not foresee such a severe drop in revenue. So despite our efforts, many of the programs did not work out as they had in the past. All three of these factors are timing issues which we believe are behind us at this time. This is why we expect an improvement in gross margin for 2010.

Our team did a good job of managing assets in the last 12 months. Early in the year I was concerned about how our accounts receivable would track in the slow economy. We did see an increase in customer bankruptcies, which caused an increase in our bad debt expense. But due to some changes in the way we mechanically bill our customers – and a lot of hard work by the accounts receivable team – the overall accounts receivable numbers, on a day’s outstanding basis, dropped on a year-end comparison.

As indicated earlier, the sudden drop in sales caught us in a high inventory position. A large percentage of our fastener products are purchased five to six months in advance due to the longer lead times of these products. Before the market slowed in the fourth quarter of 2008, we expected that revenue in the first quarter of 2009 would be around $650 million, and we based our inventory purchases on this expectation. Our actual sales came in at $489 million, which meant that we had excess inventory for several months. Everyone worked together to analyze the information and determine what needed to be done in order to reduce our excess inventory without causing service problems for our customers. I’m pleased to report that by the end of the year we were able to reduce our inventory by 9.9%, or $55.8 million, compared to year-end 2008.

Because of the positive trends in our accounts receivable and inventory, along with reduced demand for working capital due to lower sales, we are currently in a very strong cash position. In 2009, we paid out aggregate dividends of $0.72 per share, or $106.9 million. We also repurchased 1.1 million shares of our company stock. Our investment in capital expenditures came in at $52.5 million, a reduction of 44.9% from the $95.3 million we spent in 2008. After these expenditures, we managed to increase our total cash and marketable securities at year end by $107.9 million, ending the year with no debt, $164.9 million in cash and cash equivalents, and another $30.6 million in marketable securities.

In 2007, we introduced our Pathway to Profit strategic growth plan. This plan calls for us to balance our growth investments between opening new stores and adding additional sales people in our existing stores. Through this balanced growth plan, we projected that we could grow our average store size from approximately $80,000 to $125,000 in monthly revenue over a five-year period ending in 2012, while at the same time increasing our pre-tax profit by one percentage point each year – from 18.0% to 23.0% of sales. Because of the economic setback we encountered in 2009, we believe the time required to achieve our goals for the Pathway to Profit strategy will be extended by another 24 to 30 months. That said, we believe one of the reasons we were able to reduce our operating expenses so quickly in 2009 was that we had implemented this plan in 2007 and had fewer stores and a more variable cost structure. This experience, along with other things we have learned, has strengthened our conviction that Pathway to Profit is a good long-term growth strategy for Fastenal.

In 2008, we recognized the need to provide cost-effective vending solutions for our customers. The vending systems that were on the market at the time were quite expensive and only cost-effective

“Because of the positive trends in our accounts receivable and inventory, along with reduced demand for working capital due to lower sales, we are currently in a very strong cash position.”

for large customers with very high volume. We believed if we could develop a more affordable solution we could expand the market to smaller and medium sized customers. Our team researched various solutions and found a manufacturer to work with to help design our SmartStore vending program. The SmartStore machines provide a customer’s employees with 24-hour access to the products they need (e.g., safety supplies or general maintenance items) using their employee badge. They also give our customers complete control and accountability over the material they use. It required time to develop this program and train our people, but as the learning curve rose there was tremendous growth in the number of customers who signed up over the course of the year.

We also made great strides with our Internet development in 2009. One of the highlights was the launch of our new website in April 2009, which has garnered very good feedback from our customers. The challenge for our team is to design a system that combines the product search capabilities of the web with our high-quality local service. This fits into our plan to give customers a range of choices regarding how they purchase product – over the phone, at the local store, as part of a vendor-managed inventory program, through our vending machines, or via the web – and have it all serviced and delivered by a local sales person.

International expansion continues to be a strong focus for the future. We currently operate in Canada, Mexico, China, The Netherlands, Singapore – and as of 2009, Hungary and Malaysia. The businesses in Canada and Mexico are very similar to the store-based model we use in the United States. The businesses in the other countries are set up to sell to larger multinational customers, many of which we’re already doing business with in other parts of the world. This strategy has worked well, and that is why we opened operations in two more countries in 2009. Our operation in Malaysia is a sales operation, but it also includes a manufacturing facility. Many of our customers in that area are in the gas and oil business and have a need for specialty bolts and studs, which we’re now able to produce locally, providing fast delivery on high-quality parts. Our plan is to continue to invest in these and other countries in the future to drive above average growth over the next several years.

In December, we acquired Holo-Krome® from Danaher Corporation. Located in West Hartford, Connecticut, Holo-Krome is a leading manufacturer of socket head cap screws, and the acquisition greatly increases our capacity to make high-quality domestically produced fasteners. To that end, we have also worked on expanding the capabilities of our cold heading facility in Rockford, Illinois. The investments in new equipment and facilities over the last several years at our Rockford plant enabled us to produce a special flange bolt that was required by a large customer. The parts had to be domestically produced, and they were working on a very short lead time. We were able to make the part and meet the lead time the customer needed, which led to several more large orders for similar parts from that customer. With the additions of West Hartford and Malaysia, we now have six manufacturing locations totaling more than 400,000 square feet and employing more than 400 people dedicated to making parts for our customers. In 2009, our manufacturing team produced and shipped more than 45,000 orders. The manufacturing team works very hard to run lean operations. This allows them to offer low minimum order quantities and fast lead times.

The product development team continued to work hard on developing Fastenal’s exclusive brands. We now have 12 exclusive brands covering most of our product areas. We have found that many customers are very interested in exclusive branded products if you can deliver both quality and a competitive price. With this in mind, the product team has developed relationships with manufacturers that can produce high-quality product and still sell it at a competitive price, creating a win-win situation for both our customers and our sales people.

In December 2008, we moved into our new distribution center in Denton, Texas. This facility incorporates cutting-edge distribution technology designed to reduce both cost and shipping errors. It took five to six months to learn the new system, and now we are starting to see the benefits of this investment. We also added a similar system to our existing distribution center in Indianapolis. This project was started in 2008 and came on-line in the second and third quarters of 2009. The facility in Indianapolis is much larger than the one in Denton but incorporates similar systems and technologies. Although it’s early in the start-up, we are pleased with the systems’ speed and the early results on shipping accuracy. We are also seeing the

“International expansion continues to be a strong focus for the future. We currently operate in Canada, Mexico, China, The Netherlands, Singapore – and as of 2009, Hungary and Malaysia.”

gains in labor efficiency we had anticipated. Our main goal in this facility is to shorten the time it takes to process orders during the day so we can load the trucks earlier and provide next-day service to a high percentage of our customers. More than 70% of our customers operate within 750 miles of this facility, which is the distance a semi-truck can cover between 5:00 p.m. and 7:00 a.m. We are not able to cover this entire service area overnight today, but our people understand the goal and, utilizing our new technology, are working hard to achieve it.

“As you read this letter, you will notice a consistent theme: Fastenal people are what make it happen.”

Our district and regional leaders focused much of their attention on working with underperforming stores during the year. Using our internal benchmarking, they identified the stores that were performing in the bottom quartile and worked with them to develop a plan to improve their performance. Even with the number of stores we have, it is still difficult to quickly identify what is holding a store back. So our district managers analyze every aspect of the business, from personnel to pricing, and try to implement the necessary changes to improve their performance. We are very focused on improving the performance of these locations so they are in a better position to take advantage of the economy as it recovers.

Another area we invested in this year is our National Accounts team. Because of the slow economy, many companies were looking for ways to save money and were more willing to look at new suppliers. In light of this situation, we had our National Accounts leads add sales people where they felt they needed them, and we saw the benefits throughout the year.

As you read this letter, you will notice a consistent theme: Fastenal people are what make it happen. That’s why we continued to invest in our people despite the tough economy. Even though we reduced our training budget, the Fastenal School of Business maintained a busy training schedule in 2009. To reduce cost, most of the training was done in the field. This was more difficult for our instructors, but it was the only way to achieve their goals while staying on budget. We also made investments to improve our hiring practices. As we have grown, it has become harder to identify the best talent to hire, so our human resources team spent much of 2009 working to design and provide better hiring tools for our field people. We believe the best place to make the hiring decision is close to the source, and these new tools should allow our local leaders to make better decisions.

In closing, I want to say that even though 2009 was not a good year by most measures, I am proud of the performance of our team. I believe if we continue to foster an entrepreneurial environment that allows our people to make decisions that benefit our customers, then we will continue to create greater opportunities for our team and be successful well into the future. This success should also create long-term benefits for all of our stakeholders.

Thank you for your continued support.

Willard D. Oberton
President & CEO

(Amounts in Thousands except Per Share Information)

Operating Results	2009	Percent Change	2008	2007	2006	2005	2004	2003	2002	2001	2000
Net sales	$1,930,330	-17.5%	$2,340,425	$2,061,819	$1,809,337	$1,523,333	$1,238,492	$994,928	$905,438	$818,283	$755,618
Gross profit	983,435	-20.4%	1,236,092	1,047,574	907,675	758,103	615,886	482,103	442,138	406,699	382,829
Earnings before income taxes	297,490	-34.1%	451,167	377,899	321,029	269,056	208,336	136,336	121,207 [1]	113,634	131,430
Net earnings	184,357	-34.1%	279,705	232,622	199,038	166,814	130,989	84,120	75,542 [2]	70,112	80,730
Basic and diluted net earnings per share	1.24	-34.0%	1.88	1.55	1.32	1.10	0.86	0.56	0.50 [2]	0.46	0.53
Dividends	106,943	-9.0%	117,474	66,216	60,548	46,935	30,350	15,935	3,794	3,414	3,035
% of net earnings	58.0%		42.0%	28.5%	30.4%	28.1%	23.2%	18.9%	5.0%	4.9%	3.8%
Dividends per share	0.72	-8.9%	0.79	0.44	0.40	0.31	0.20	0.105	0.025	0.0225	0.02
Value of shares repurchased	41,104		25,955	87,311	17,294	18,739	—	—	—	—	—
% of earnings	22.3%		9.3%	37.5%	8.7%	11.2%	—	—	—	—	—
Number of shares repurchased	1,100		590	2,086	474	700	—	—	—	—	—
Basic-weighted average shares outstanding	148,358		148,831	150,555	151,034	151,270	151,755	151,755	151,755	151,755	151,755
Diluted-weighted average shares outstanding[3]	148,358		148,831	150,555	151,165	151,508	151,972	151,784	151,755	151,755	151,755

Operating Results (as a percentage of net sales)	2009		2008	2007	2006	2005	2004	2003	2002	2001	2000
Gross profit	50.9%		52.8%	50.8%	50.2%	49.8%	49.7%	48.5%	48.8%	49.7%	50.7%
Earnings before income taxes	15.4%		19.3%	18.3%	17.7%	17.7%	16.8%	13.7%	13.4%	13.9%	17.4%
Net earnings	9.6%		12.0%	11.3%	11.0%	11.0%	10.6%	8.5%	8.3%	8.6%	10.7%

Financial Position on December 31	2009	Percent Change	2008	2007	2006	2005	2004	2003	2002	2001	2000
Accounts receivable plus inventory	$722,574	-10.7%	$809,187	$740,923	$665,529	$545,117	$469,833	$361,640	$322,815	$254,062	$249,188
Net working capital	862,855	4.3%	827,410	742,980	663,880	557,470	466,883	393,255	349,422	300,680	247,876
Total assets	1,327,358	1.8%	1,304,149	1,163,061	1,039,016	890,035	775,362	652,875	563,384	475,244	402,464
Total stockholders’ equity	1,190,843	4.3%	1,142,259	1,010,161	992,093	783,549	684,369	576,740	499,871	424,888	359,258

All information contained in this Annual Report reflects the 2-for-1 stock splits effected in the form of a stock dividend in each of 2002 and 2005.

1	Amount includes a gain on the sale of the Do-It-Yourself (DIY) Business of $5,934.
2	Amount includes an extraordinary gain, net of tax, of $716.
3	Reflects impact of stock options issued by the Company in April 2009, April 2008, April 2007, and May 2003 that were in-the-money and outstanding during the period.

Common Stock Data

Our shares are traded on The NASDAQ Stock Market under the symbol “FAST.” The following table sets forth, by quarter, the high and low closing sale price of our shares on The NASDAQ Stock Market for 2009 and 2008.

2009	High	Low	2008	High	Low
First quarter	$37.53	$26.16	First quarter	$46.94	$33.13
Second quarter	38.74	32.15	Second quarter	51.76	43.16
Third quarter	40.13	30.56	Third quarter	55.45	42.23
Fourth quarter	42.19	34.50	Fourth quarter	45.25	31.87

As of February 1, 2010, there were approximately 1,500 recordholders of our common stock, which includes nominees or broker dealers holding stock on behalf of an estimated 104,000 beneficial owners.

In 2009, we paid semi-annual dividends of $.35 and $.37 per share. In 2008 we paid semi-annual dividends of $.25 and $.27 per share. In December 2008, we paid a special one-time dividend of $.27 per share. On January 18, 2010, we announced a semi-annual dividend of $.40 per share to be paid on February 26, 2010 to shareholders of record at the close of business on February 15, 2010. We expect that we will continue to pay comparable semi-annual cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon our financial condition and results of our operations and such other factors as are deemed relevant by our board of directors.

Winona Store circa 1973

Selected Quarterly Financial Data (Unaudited)

(Amounts in Thousands except Per Share Information)

2009	Net sales	Gross profit	Net earnings	Basic net earnings per share
First quarter	$489,347	258,648	48,694.33
Second quarter	474,894	242,505	43,538.29
Third quarter	489,339	244,567	47,589.32
Fourth quarter	476,750	237,715	44,536.30

Total	$1,930,330	983,435	184,357	1.24

2008	Net sales	Gross profit	Net earnings	Basic net earnings per share
First quarter	$566,210	296,630	68,094.46
Second quarter	604,219	317,389	76,166.51
Third quarter	625,037	330,883	72,909.49
Fourth quarter	544,959	291,190	62,536.42

Total	$2,340,425	1,236,092	279,705	1.88

Fastenal Stock Performance[1], [2]	Invested $9,000 on August 20,1987

Initial Public Offering (IPO)

On August 20, 1987 (date of our initial public offering), 1,000 shares of our stock sold for $9,000. Approximately 22 years later, on December 31, 2009, those 1,000 shares, having split six times, were 48,000 shares worth $1,998,720, for a gain of approximately 27.8% compounded annually.

Ten Years

On December 31, 1999, 1,000 shares of our stock sold for $44,940. Ten years later, on December 31, 2009, those 1,000 shares, having split twice, were 4,000 shares worth $166,560, for a gain of approximately 14.0% compounded annually.

Five Years

On December 31, 2004, 1,000 shares of our stock sold for $61,560. Five years later, on December 31, 2009, those 1,000 shares, having split once, were 2,000 shares worth $83,280, for a gain of approximately 6.2% compounded annually.

Dividends and Stock Repurchases

We have paid dividends in every year since 1991.

On July 10, 2009, we issued a press release announcing our board of directors had authorized purchases by us of up to 2,000,000 shares of our common stock. This authorization replaced any unused authorization previously granted by the board of directors. During 2009, we purchased 1,100,000 shares of our outstanding stock at an average price of approximately $37.37 per share. These purchases occurred in the fourth quarter of 2009. As of February 9, 2010, we have remaining authority to purchase up to 900,000 additional shares of our common stock.

[1]	The share data featured represents past performance, which is no guarantee of future results.
[2]	The share data is presented in whole amounts versus thousands or millions as is prevalent in the remainder of this document.

IN THE WORDS OF OUR CUSTOMERS…

“My customer had the hardest bolt configuration I have seen, and I almost had to tell him we could not do the job. Then I got Nathan from Fastenal in, and the next day he had all the hardware I needed to please yet another customer. Thanks, Nathan – and Fastenal.”

“My sales rep., Ryan Fox, has been extremely helpful in our unique situation. My whole organization travels extensively and we need products delivered to diverse locations. I can call Ryan and tell him about a selection of products I need, and they will appear where they are needed when I need them. That is customer service!”

“We are a government laboratory and we constantly design and build equipment that doesn’t exist anywhere in the world. Ryan Lewis has helped us with stocking our inventory, problem solving and planning on many projects. It’s nice to work with a company that is willing to help us find what we need to be successful. As long as Fastenal has someone like Ryan Lewis and his staff in our area, I will always use Fastenal.”

“Our Fastenal representative has gone beyond the call in supplying us supplies that at times are requested in a very short notice by us due to our customer requests. When you are a small business like us, customer service is what people remember. And Fastenal understands that concept.”

“On April 1, 2009, we installed the Fastenal SmartStore vending machine. Since installation we have noticed our usage of products drop 50 – 60%. This is due to a better control on product plus the fact that we can monitor usage by employee and costs involved.”

“Our local Fastenal branch has been running our bin-stock program for the past 10 years. They have developed a great understanding of our product and needs. Their personnel are both knowledgeable and friendly, and work well with our employees. I would highly recommend using Fastenal to set up and maintain a bin-stock program to any other manufacturing company.”

“The owner came to my office one day and asked for the impossible. He needed a sample screw in 45 minutes so he and a few others could test a new product line. Well, this wasn’t a standard so I believed it wasn’t going to happen, but I thought I’d try calling Reese at Fastenal. …About five minutes later he called and told me he was going to be at my door in 15 minutes with the screws. If you’re looking for good customer service, Fastenal is the place.”

“Jo Ann Mondragon and her staff at the Louisville, CO branch have been a tremendous asset to the way we do business. … Her ability to coordinate suppliers to meet our many stringent specifications and to supply those parts complete has eliminated numerous inefficiencies in our previous system, which has allowed us to achieve incredible growth.”

…IN THE EYES OF THE MARKET

INDUSTRIAL DISTRIBUTION BIG 50	For the second year in a row, Fastenal ranked as the 9th largest industrial distributor in terms of worldwide sales.

BusinessWeek listed Fastenal as one of the 50 best corporate performers in the Standard & Poor’s 500-stock index. Fastenal ranked #19.	THE BUSINESSWEEK 50

FORBES GLOBAL HIGH PERFORMERS	Fastenal was cited as one of the 130 Global 2000 companies that are best positioned to “survive today, thrive tomorrow.”

Fastenal was ranked as the 40th best “wealth creator” in the S&P 500 over the past three years. The ranking is designed to identify companies that are creating true economic value.	CEO MAGAZINE TOP WEALTH CREATORS

MERGENT – HANDBOOK OF DIVIDEND ACHIEVERS™	Fastenal was listed in the spring 2009 edition of Mergent’s Handbook of Dividend Achievers™. Fastenal was identified as the #1 dividend growth company over the last 10 years based on its compounded annual dividend growth rate of 59.11%. Mergent Dividend Achievers are companies that have increased their annual regular cash dividends for at least the past 10 consecutive years and have met specific liquidity screening criteria.

In November 2009, Procter & Gamble recognized Fastenal as one of its 55 elite global suppliers – among a field of 80,000 suppliers overall.	PROCTER & GAMBLE CORPORATE SUPPLIER EXCELLENCE AWARD

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

Hugh L. Miller

Chief Executive Officer, RTP Company (thermoplastics materials manufacturer)

Michael J. Ancius

Director of Finance, Strategic Planning, and Taxation, Kwik Trip, Inc. (retail convenience store operator)

Scott A. Satterlee

Senior Vice President of Transportation, C.H. Robinson Worldwide, Inc. (logistics and distribution company)

Board of Directors (left to right): (top) Scott Satterlee, Hugh Miller, Michael Dolan and Will Oberton (bottom) Reyne Wisecup, Michael Gostomski, Bob Kierlin, Stephen Slaggie and Michael Ancius

EXECUTIVE OFFICERS

Willard D. Oberton

Chief Executive Officer and President

Daniel L. Florness

Executive Vice President and Chief Financial Officer

Nicholas J. Lundquist

Executive Vice President - Sales

Leland J. Hein

Executive Vice President - Sales

Steven A. Rucinski

Executive Vice President - Sales

Reyne K. Wisecup

Executive Vice President - Human Resources

James C. Jansen

Executive Vice President - Operations

CORPORATE INFORMATION

Annual Meeting

The annual meeting of shareholders will be held at

10:00 a.m., central time, Tuesday, April 20, 2010,

at our home offices located at 2001 Theurer Boulevard,

Winona, Minnesota

Home Office

Fastenal Company

2001 Theurer Boulevard

Winona, Minnesota 55987-0978

Phone: (507) 454-5374

Fax: (507) 453-8049

Legal Counsel

Faegre & Benson LLP

Minneapolis, Minnesota

Streater & Murphy, PA

Winona, Minnesota

Transfer Agent

Wells Fargo Bank, National Association

Minneapolis, Minnesota

Form 10-K

A copy of our 2009 Annual Report on Form 10-K to the Securities and Exchange Commission is available without charge to shareholders upon written request to our Controller at the address listed on this page for our home office.

Copies of our latest press release, unaudited supplemental company information, and monthly sales information are available at: www.investor.fastenal.com

Auditors

KPMG LLP

Minneapolis, Minnesota

Winona, Minnesota Headquarters

FASTENAL CORE VALUES:
AMBITION
INNOVATION
INTEGRITY
TEAMWORK
FASTENAL
FASTENAL
fastenal.com

Photo taken in Peru
Courtesy of APM HEXSEAL (Supplier for Fastenal)

9702323 • 2.10/JK • 2009 Annual Report • Printed in the USA