Form 10-K, Exhibit 13
period 2011-12-31
FASTENAL CO
filed 2012-02-09
CIK 815556

Exhibit 13

2011 AnnuAl RepoRt

A M B I T I O N • I N N O V A T I O N • INTEGRITY •T E A M W O R K

Growth Through Customer Service.

2011 ANNUAL REPORT

Growth Through Customer Service.

Profile of Fastenal

WE ARE WHERE OUR CUSTOMERS ARE

Fastenal was founded in 1967. As of December 31, 2011, we operated 2,585 stores located primarily in North America with additional locations in Asia, Southeast Asia, Europe, and Central & South America and employed 10,394 people at these sites. In addition, there were 4,774 people employed in various support positions. We sell different types of industrial and construction supplies in eleven product categories:

NUMBER OF STANDARD ITEMS

Fasteners Tools Cutting Tools Material Handling Hydraulics & Pneumatics

496,000 63,000 333,000 23,000 91,000

Janitorial Electrical Welding* Safety Metals Office Supplies

19,000 32,000 41,000 41,000 16,000 3,000

Total: 1,158,000

*Excluding Welding Gases

As of December 31, 2011, we operated eleven distribution centers in the united States - Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina and Kansas, and three outside the United States - Ontario, Canada; Alberta, Canada; and Nuevo Leon, Mexico. During 2011, approximately 95% of our states were attributable to products manufactured by others, and approximately 5% were related to items manufactured, modified, or repaired by either our manufacturing division or one of our support services. Since December 31, 2011, we have opened additional stores.

TABLE OF CONTENTS

1-4 8

President’s Letter to FAST Shareholders SolutionsSM and ®

5 9

10-Year Selected Financial Data & FinancialForm

(Note: Page numbers

6 consecutive with

Stock and Financial Data Annual

7 Inside Back Cover

Stock Performance Highlights

Directors, Executive Officers & Corporate Information

2011

Fastenal riding the slopes in Italy

Naples, Florida

Santana Arecibo, Puerto Rico

94% Washington, of Illinois by

Kitchener, Racing Ontario, Canada

San Juan Del Rio, Queretaro, Mexico

President’s Letter to Shareholders 1

I am proud to report that 2011 was another very good year for Fastenal. We grew our sales 21.9% and ended the year with $2.77 billion in total revenue. We were able to accomplish this despite slower economic growth and difficult comparisons versus 2010. This is the best year of sales growth we have had since 2005. It’s also the first time we have grown our sales over 20% with the reduced store opening plan we introduced in 2007. Our team has worked very hard to develop new growth drivers which we believe will help us grow for many years.

Our net earnings for 2011 were $358 million, up from $265 million in 2010, an increase of 34.9%. This also pushed our pre-tax earnings, as a percent of sales, to 20.8%, an increase of 180 basis points over the 19.0% we achieved in 2010. This improvement was made possible by a combination of good sales growth and expense control. Our gross margin for the year was virtually unchanged from last year at 51.8%. We will continue to work hard on finding new and better manufacturers for the products we sell, with the goal of improving both our product quality and our gross margin in the future.

Expense control has always been a strong focus at Fastenal, and 2011 was no exception. Our overall expense growth was 15.3%.

Labor and related expenses, our largest expense category, grew at 19.7%, which was somewhat higher due to lower bonuses paid in the first half of 2010. The non-payroll expense category, which includes all of the general expenses, the largest of which are occupancy expenses, grew at just 6.7%. Even more impressive to me is that our two-year growth for the non-payroll expense category was only 4.9% compared to 43.3% sales growth over that same period. I believe this is a direct result of hard work and focus by employees throughout the company.

We continued to make good progress on our ‘pathway to profit’ strategic growth initiative (the reduced store opening plan I referred to above). Introduced in 2007, this plan calls for us to continue to add stores, but at a slower pace, and to use the savings to hire additional sales people. Through this balanced approach, we originally projected that we could increase our average monthly store sales from $72,000 to $125,000 over a five-year period from 2007 to 2012, in turn increasing our pre-tax earnings one percentage point per year, from 18 to 23% of sales, by 2012. At the start of the 2008–2009 recession, we anticipated this timeline would need to be extended by 24 to 30 months due to the slowdown in revenue. But during the recession we also became more efficient, and we now believe we can achieve our 23% pre-tax earnings goal with average monthly store sales of $100,000 to $110,000. Based on our growth in 2011, we remain confident we can achieve this goal in 2013.

In 2010, we made a strategic decision to increase our investment in sales specialists – experts in various areas of our business who provide high-level support in the field. Based on the good results in 2010, we decided to continue this initiative in 2011, adding more than 120 sales specialists in four main areas: government, FAST SolutionsSM (industrial vending), national accounts, and product specialists (metalworking and safety). Most of these individuals worked in a store sales position before taking on their new roles. We’ve spent a great deal of time and energy training and developing this group, and we believe this investment in the expertise of our people will repay us for years to come.

Overall, we were able to add approximately 1,900 people to our team in 2011, in many different departments, states, and countries. For me, growing the team has always been one of the most rewarding aspects of working at Fastenal. Nearly every week I have the opportunity to visit with new employees when they come to Winona for training, and I always enjoy the experience. I use most of my time with them explaining our cultural values (Ambition, Innovation, Integrity, and Teamwork) and why these values are so important in a decentralized organization that relies on local people to make good decisions for their customers and the company. The rest of our time is spent answering questions, and in most cases these are focused on growth and opportunities. It’s encouraging to see our newest members of the team thinking about how they can contribute and develop their own opportunities in the future.

Fastenal.com

Fastenal.com generated an average of 1.15 million visitors per month in 2011 (up from 727,000 per month in 2010), and the value of our web orders grew more than 500%.

Exclusive Brands

Fastenal’s Exclusive Brands continued to build trust and momentum in the marketplace. Made by some of the world’s leading industrial manufacturers, our nearly 25,000 Exclusive Brand SKUs provide better value for the customer and better margin for our stores.

2011

2 President’s Letter to Shareholders

We made great progress with our FAST SolutionsSM (industrial vending) during the year. In 2010, we installed 1,358 machines, representing a 240% increase over 2009. In 2011, we picked up the pace and installed 5,528 machines, an increase of 287% over the 2010 number. Why are so many customers utilizing our FAST SolutionsSM (industrial vending)? I believe it’s simply a better way to buy industrial supplies. Think of it as a fully customized and automated Fastenal store within the customer’s location. We install the machine and keep it filled with products they’re currently using, and as we learn more about their specific needs, we adjust the inventories to ensure they always have what they need when they need it. That’s the convenient part; the economic story is that in almost every case the customer is seeing a drop in product consumption due to the machines’ controls and reporting capabilities. Using the system’s software, customers can view how and where products are used. They can also view usage by group, job, and other meaningful criteria, giving them a much clearer picture of the costs involved with their operations.

Early in our vending initiative, our team recognized that if we wanted to be the best at this business, it would take a tremendous amount of internal support – essentially a full-service vending company within Fastenal. So, in the summer of 2010, we tapped a proven leader from within our company and challenged him to build the best vending company in the business. Since then, he has added more than 150 people to his team and organized them in different functions and geographies. Known as ‘the machine behind the machine,’ this team configures, tests, and installs each machine to meet the customer’s unique needs. They also provide training and technical support for our customers and stores. At this time, I believe our FAST SolutionsSM (industrial vending) team is well positioned to support the growth we anticipate for our vending program in the year ahead.

Because of the success we’ve seen with industrial vending, we’ve continued to work with our vending technology partners to develop several new automated supply solutions. In 2011, we rolled out two machines specifically designed for metalworking products, the FAST 2000CTSM and FAST 4000CTSM. We also introduced a more compact version of our FAST 5000SM coil vending machine. The benefit of this smaller machine – it’s less expensive, so it’s cost-effective to implement with smaller customers, further expanding the potential market for automated supply. We plan to continue introducing new machines in 2012 to help our customers operate more efficiently.

Since the early 1990s one of our main growth drivers has been product expansion. We’ve grown from being a fastener distributor with a few other lines into a truly full-line industrial supplier. In 2011, we continued this expansion with a strong focus on metalworking products. Our senior product manager for metalworking had been pushing me for several years to increase our investment in this area, and he insisted that it required more than just adding product. His business plan had three main components. First, we would need to expand our offering from the big industry brands. Before these companies would give us their full support, we would need to execute the second component of the plan by developing a well-trained field sales force dedicated to this product line. Finally, we would need to invest in a broad, deep inventory that could be shipped same-day to meet the demands of our customers. After spending time evaluating the market opportunity, we decided to move forward with an aggressive plan to grow this area of our business. We have dramatically expanded our brand offering, identified and provided extensive industry training for our metalworking/manufacturing sales specialists, and added thousands of product SKUs to our already extensive inventory. Although it’s very early in the game, we’re pleased with the results and will stay very focused on this product offering in the coming years.

Back in 1982, our founder Bob Kierlin concluded that to provide better service for our customers we also needed to be able to manufacture hard-to-find parts. So, with one person and a few simple screw machines, we opened what would become known as Fastenal Manufacturing. Today, we have approximately 500 people dedicated to this high-service business. Working in eight locations, they produced nearly 70,000 unique jobs in 2011, each one representing a solution for a customer in need. Many of our manufacturing jobs are a simple

“In 2011, we picked up the pace and installed 5,528 [industrial vending] machines, an increase of 287% over the 2010 number.”

Sales Focus – Metalworking

During the year, we put the pieces in place to take share in the vast metalworking market. This includes three levels of industry training for our sales force, expansions with key suppliers, and our new ‘FAST CT’ cutting tool vending machines.

Manufacturing

Through our eight manufacturing locations, Fastenal produced nearly 70,000 unique jobs in 2011 that provided solutions for our customers. On a far greater scale than ever before, ‘We Make the Unavailable Part Available.’

2011

President’s Letter to Shareholders 3

reworking of a standard fastener, but many others involve highly specialized parts made out of exotic materials and designed for very specific purposes. Our sales related to products produced by Fastenal Manufacturing grew by 18.2% in 2011, representing approximately 5% of total company revenue. Besides being a profitable business, it’s the kind of offering that distinguishes Fastenal from the competition and helps us achieve our goal of Growth Through Customer Service.

One of the foundations of our business is our ability to service customers with local people and inventory – something we’re now doing not just across North America, but around the world. Our international business continued to grow much faster than the overall company, with 44.4% sales growth in 2011 on top of 35.6% sales growth in 2010. Having opened locations in Germany, Brazil, Italy, and the Czech Republic during 2011, we’re now operating in 14 countries outside of the United States. Our international team has worked hard to hire and promote local people to lead these businesses, and they have been very successful. In fact, more than 95% of our international employees are working in their home countries. I believe this makes our international business stronger and should help us continue our growth in the future.

As we expanded internationally, we also focused on a distinctly domestic source of business – state and local governments. In last year’s letter, I reported that our newly-appointed vice president of government sales was focused on bidding on cooperative contracts, a key channel for state and local government purchasing. In 2011, those efforts began to pay off. When 2011 began, we had contracts in place to supply products to state and local government entities in seven states. Today, we have 31 such contracts, enabling government customers to make much larger purchases from our stores without having to go through a complex bid process. In late 2010, we were awarded a separate contract with a cooperative of local government entities (The Cooperative Purchasing Network, or TCPN), which was very successfully introduced in 2011 alongside our new state contracts.

To help our stores understand and capitalize on these new opportunities, we added a team of state government specialists in the field dedicated to activating government business and supporting our store personnel when they have questions. With our specialists and stores working together, we were able to grow this area of our business substantially during the year, particularly during the latter months as our contracts and field personnel gained traction. We look forward to continuing this momentum in 2012.

Another focus for investment in 2011 was our national accounts team, dedicated to servicing large, multi-site corporate customers. We added more than 30 people to this team in 2011 and were rewarded with good results. With 186 new national account customers signed during the year, this area of our business continued to outpace the company in terms of sales growth. What we’re hearing is that more companies are trying to narrow their supplier base, and we are very well positioned to service them with our broad product offering and our proximity to their facilities through our network of approximately 2,600 stores.

During 2010, our web development team worked very hard to improve our web site and make it easier for customers to buy from us online. Our redesigned site rolled out in the second half of that year, and we saw a nice increase in the number of web orders. Then, in the first quarter of 2011, we ran an internal contest incentivizing stores to introduce Fastenal.com to their customers. This proved to be the spark we needed to energize our web initiative at the store level, and during 2011 the value of our web orders grew more than 500%. Having established ourselves as a legitimate player in the industrial web landscape, we look forward to taking another big step forward in the year ahead.

At our core, Fastenal is a distribution company, so I’m particularly proud of the great job our distribution team did in 2011. At the beginning of the year, we challenged them to grow their expenses at half the rate of sales growth. We also raised the bar on our expectations for service to the stores; basically, we asked for better service at a lower price. We knew these were very aggressive goals, but with the high-quality leadership we have in our distribution centers, we knew it was possible. Sure enough, they came through: our distribution expenses

International

During the year, Fastenal launched operations in Germany, Brazil, Italy, and the Czech Republic. With potential openings in Australia, Romania, and other strategic locations, our goal is to continue to ‘paint the world blue’ in 2012.

Government

Fastenal began the year with seven state contracts and finished with 31. With these contracts in place and our 35 State Government Specialists in the field, we saw sharp monthly sales increases with state and local government.

2011

4 President’s Letter to Shareholders

grew at less than half the rate of sales growth, and our service (based on shipping accuracy) improved. During the year, our distribution personnel also designed and started construction on a warehouse expansion for our Winona distribution center. Due to be completed in the third quarter of 2012, this will be a highly automated storage and picking system designed to lower our costs while improving accuracy, speed, and ultimately service to our customers.

During the year our marketing team was busy working to make Fastenal a more recognized name. The ultimate goal of these efforts is to increase our credibility in the eyes of potential customers who may not know a lot about us, making them more likely to see our sales people and try our products. To that end, we executed our first-ever national advertising campaign, placing a series of ads in USA Today to promote our industrial vending programs. We also changed the look of many of our large semi trailers by painting them Fastenal blue (see photo on the cover). This new design really stands out on the road, and we’ve received great feedback. A similar blue paint job is featured on our FAST SolutionsSM (industrial vending) machines installed at thousands of customer sites, representing another powerful way to brand our business.

That said, our most successful branding effort of 2011 was our NASCAR program with Roush Fenway Racing and driver Carl Edwards. We won eight Nationwide Series races in 2011, garnering over 16 hours of television coverage of our car and brand. Carl also won the Nationwide Series Owner’s Championship, giving us even more recognition. Because of this success, we decided to become the primary sponsor of Carl’s No. 99 Ford in the Sprint Cup Series in 2012. The Sprint Cup Series is the top level of NASCAR racing, with a much larger following than the Nationwide Series. We look forward to presenting the Fastenal brand to tens of millions of race fans this season, starting with the Daytona 500 on Sunday, February 26th.

As you read through this letter, you’ll notice a common theme: everything we accomplish as a company can be attributed to Fastenal people. Because of our belief in our people and their potential, we’ve continued to make training a top priority. The Fastenal School of Business (FSB) trained more people in 2011 than in any previous year. To keep pace with the ever- changing needs of our company, FSB’s leaders are continually developing new courses and new ways to train. Case in point: when we made the decision to increase our investment in the metalworking product line, they evaluated our needs and the resources available to meet those needs. After a lot of research, they recommended that we hire an outside firm to help us deliver the training. Based on the feedback I’ve heard from people who’ve participated in this third-party training, it appears to have been a very good decision. I think this is a prime example of why FSB is so valuable – they’re always searching for the best ways to improve the company and position our people for success.

In closing, I want to thank the Fastenal employees for another great year. We had good sales growth, good earnings growth, and because of this we were able to create many opportunities for new and existing team members. I’m convinced this is the best team, from top to bottom, that we’ve ever had, and I believe we will only get better in the year ahead. I also want to thank our long-term shareholders for your support and assure you that our team is committed to continuing to grow our business and create opportunities for all stakeholders. I look forward to another year of Growth Through Customer Service.

Willard D. Oberton President & CEO

“I’m convinced this is the best team, from top to bottom, that we’ve ever had, and I believe we will only get better in the year ahead.”

National accounts (i.e., large, multi-site corporate customers) currently represent approximately 40% of our total business.

During 2011, we added 186 national account customers, while expanding our team of national account personnel.

Green

Our green product offering more than doubled over the course of 2011. We will continue to expand and evolve our green program to meet the changing needs of our customers.

2011

10-Year Selected Financial Data 5

(Amounts in Thousands Except Per Share Information)

Percent

Operating Results 2011 2010 2009 2008 2007 2006 2005 2004 2003 2002

Change

Net sales $ 2,766,859 21.9% $ 2,269,471 $ 1,930,330 $ 2,340,425 $ 2,061,819 $ 1,809,337 $ 1,523,333 $ 1,238,492 $ 994,928 $ 905,438

Gross profit $ 1,434,172 22.1% 1,174,836 983,435 1,236,092 1,047,574 907,675 758,103 615,886 482,103 442,138

Earnings before income taxes $ 575,081 33.5% 430,640 297,490 451,167 377,899 321,029 269,056 208,336 136,336 121,2071

Net earnings $ 357,929 34.9% 265,356 184,357 279,705 232,622 199,038 166,814 130,989 84,120 75,5422

Basic and diluted net earnings per share $ 1.21 34.4% 0.90 0.62 0.94 0.77 0.66 0.55 0.43 0.28 0.252

Dividends $ 191,741 4.9% 182,814 106,943 117,474 66,216 60,548 46,935 30,350 15,935 3,794

% of net earnings 53.6% 68.9% 58.0% 42.0% 28.5% 30.4% 28.1% 23.2% 18.9% 5.0%

Dividends per share $ 0.65 4.8% 0.62 0.36 0.395 0.22 0.20 0.155 0.10 0.053 0.013

Value of shares repurchased — — 41,104 25,958 87,311 17,294 18,739 — — —

% of earnings — — 22.3% 9.3% 37.5% 8.7% 11.2% — — —

Number of shares repurchased — — 2,200 1,180 4,172 948 1,400 — — —

Basic-weighted average shares 295,054 294,861 296,716 297,662 301,109 302,068 302,540 303,510 303,510 303,510

outstanding Diluted-weighted average shares 295,869 294,861 296,716 297,662 301,109 302,329 303,015 303,944 303,568 303,510

outstanding3 Operating Results (as a percentage of 2011 2010 2009 2008 2007 2006 2005 2004 2003 2002 net sales)

Gross profit 51.8% 51.8% 50.9% 52.8% 50.8% 50.2% 49.8% 49.7% 48.5% 48.8%

Earnings before income taxes 20.8% 19.0% 15.4% 19.3% 18.3% 17.7% 17.7% 16.8% 13.7% 13.4%

Net earnings 12.9% 11.7% 9.6% 12.0% 11.3% 11.0% 11.0% 10.6% 8.5% 8.3%

Financial Position on Percent

2011 2010 2009 2008 2007 2006 2005 2004 2003 2002

December 31 Change

Operational working capital

(Accounts receivable, net and $ 984,746 19.0% $ 827,502 $ 722,574 $ 809,187 $ 740,923 $ 665,529 $ 545,117 $ 469,833 $ 361,640 $ 322,815 inventory)

Net working capital $ 1,048,320 13.5% 923,513 862,855 827,410 742,980 663,880 557,470 466,883 393,255 349,422

Total assets $ 1,684,948 14.8% 1,468,283 1,327,358 1,304,149 1,163,061 1,039,016 890,035 775,362 652,875 563,384

Total stockholders’ equity $ 1,458,976 13.8% 1,282,512 1,190,843 1,142,259 1,010,161 992,093 783,549 684,369 576,740 499,871

All information contained in this Annual Report reflects the 2-for-1 stock splits in each of 2002, 2005, and 2011.

1 Amount includes a gain on the sale of the Do-It-Yourself (DIY) Business of $5,934.

2 Amount includes an extraordinary gain, net of tax, of $716.

3 Reflects impact of stock options issued by the Company between May 2003 and April 2011, that were in-the-money and outstanding during the period. 2011

Financial Highlights 5

NET SALES (in thousands)

2011 2010 2009 2008 2007 2006 2005 2004 2003 2002

$2,766,859

GROSS PROFIT (in thousands)

2011 2010 2009 2008 2007 2006 2005 2004 2003 2002

$1,434,172

EARNINGS BEFORE INCOME TAXES (in thousands)

2011 2010 2009 2008 2007 2006 2005 2004 2003 2002

$575,081

NET EARNINGS (in thousands)

2011 2010 2009 2008 2007 2006 2005 2004 2003 2002

$357,929

6 Stock and Financial Data

Common Stock Data

Our shares are traded on The NASDAQ Stock Market under the symbol ‘FAST’. The following table sets forth, by quarter, the high and low closing sale price of our shares on The NASDAQ Stock Market for the last two years.

2011 High Low 2010 High Low

First quarter $ 32.42 $ 28.88 First quarter $ 24.50 $ 20.61

Second quarter 36.01 30.97 Second quarter 28.24 24.17

Third quarter 36.65 29.47 Third quarter 26.90 22.55

Fourth quarter 44.32 32.23 Fourth quarter 30.06 25.61

As of February 1, 2012, there were approximately 1,400 record holders of our common stock which includes nominees or broker dealers holding stock on behalf of an estimated 105,000 beneficial owners.

In 2011, we paid quarterly dividends totaling $0.65 per share. In 2010, we paid semi-annual dividends and a special one-time supplemental dividend totaling $0.62 per share. On January 17, 2012, we announced a dividend of $0.17 per share to be paid on February 29, 2012 to shareholders of record at the close of business on February 1, 2012. We expect to continue paying comparable cash dividends in the foreseeable future, provided that any future determination as to payment of dividends will depend upon our financial condition and results of our operations and such other factors as are deemed relevant by our board of directors.

In July 2009, our board of directors authorized purchases by us of up to 4,000,000 shares of our common stock. This authorization replaced any unused authorization previously granted by the board of directors. During 2009, we purchased 2,200,000 shares of our outstanding stock at an average price of approximately $18.69 per share. These purchases occurred in the fourth quarter of 2009. We did not purchase any stock in 2010 and 2011. As of February 9, 2012, we have remaining authority to purchase up to 1,800,000 shares of our common stock.

Selected Quarterly Financial Data (Unaudited)

(Amounts in Thousands except Per Share Information)

Basic net earnings

2011 Net sales Gross profit Pre-tax earnings Net earnings

per share1

First quarter $ 640,583 333,380 128,811 79,547 .27

Second quarter 701,730 366,233 150,182 94,112 .32

Third quarter 726,742 377,381 155,319 96,798 .33

Fourth quarter 697,804 357,178 140,769 87,472 .30

Total $ 2,766,859 1,434,172 575,081 357,929 1.21

2010 Net sales Gross profit Pre-tax earnings Net earnings Basic net earnings per share1

First quarter $ 520,772 265,913 90,669 56,034 .19

Second quarter 571,183 297,658 112,125 69,167 .23

Third quarter 603,750 312,648 120,702 74,994 .25

Fourth quarter 573,766 298,617 107,144 65,161 .22

Total $ 2,269,471 1,174,836 430,640 265,356 .90

1 Amounts may not foot due to rounding difference.

2011

Fastenal Stock Performance Highlights1,2 7

$5,000,000 $4,500,000 $4,000,000 $3,500,000 $3,000,000 $2,500,000 $2,000,000 $1,500,000 $1,000,000 $500,000 $0

1987 1989 1991 1993 1995 1997 1999 2001 2003 2005 2007 2009 2011

Invested $9,000 on August 20, 1987

Value on December 31, 2011: $4,186,560

Stock Split

Initial Public Offering (IPO)

On August 20, 1987 (date of our initial public offering), 1,000 shares of our stock sold for $9,000. Approximately 24 years later, on December 31, 2011, those 1,000 shares, having split seven times, were 96,000 shares worth $4,186,560, for a gain of approximately 30.6% compounded annually. (In addition, the holder of these shares would have received $269,664 in dividends since August 20, 1987.)

Ten Years

On December 31, 2001, 1,000 shares of our stock sold for $66,430. Ten years later on December 31, 2011, those 1,000 shares, having split three times, were 8,000 shares worth $348,880, for a gain of approximately 18.0% compounded annually. (In addition, the holder of these shares would have received $22,210 in dividends since December 2001.)

Five Years

On December 31, 2006, 1,000 shares of our stock sold for $35,880. Five years later, on December 31, 2011, those 1,000 shares having split once, were 2,000 shares worth $87,220 for a gain of approximately 19.4% compounded annually. (In addition, the holder of these shares would have received $8,480 in dividends since December 2006.)

Dividends and Stock Dilution

We have paid dividends in every year since 1991.

Since going public in 1987, we have maintained a consistent focus on avoiding, if feasible, the potentially dilutive impact of our activities on our shareholders. To this end, we have grown our organization with our internal cash flow, have supported the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan with stock purchased in the open market, and, since creating a stock option program in 2003, have periodically repurchased stock in the open market to offset the potential impact of our stock option grants. We have repurchased approximately 9,900,000 shares since 2003, and have granted our employees options to purchase approximately 8,520,000 shares. Of the stock option grants, approximately 1,649,000 have been exercised, approximately 1,738,000 have been forfeited, and approximately 5,133,000 currently remain outstanding. (Note – these amounts have been adjusted to reflect the impact of stock splits.)

1 The share data represents past performance, which is no guarantee of future results.

2 The information on this page is presented in whole amounts versus thousands or millions as is prevalent in the remainder of this document.

2011 Top Bob Kierlin (BK) Store Winners - Merchandising Competition

2011

SM ®

8 The Future with FAST Solutions & Fastenal Racing

The world’s fastest growing industrial vending sYsteM

In November, we reached a major milestone by contracting our 10,000th FAST SolutionsSM machine for installation, and ended the year with approximately 7,500 machines installed at 3,200-plus customer sites. In 2012, we plan to introduce new solutions and extend our industrial vending leadership.

Sales Force THEMaCHINe

Sales Support

Tech Centers BEHIND THE

Distribution & Transportation MaCHINe

Hardware & Software Call Center

2012 NASCAR

SPRINT CUP SERIES SCHEDULE

Date tRaCK/NetWORK

2/18 Daytona International Speedway (Shootout) – FOX

2/19 Daytona International Speedway (Daytona 500 Qualifying) – FOX

2/23 Daytona International Speedway (Duel) – SPeeD

2/26 Daytona 500 – FOX

4/1 Martinsville Speedway – FOX

4/14 Texas Motor Speedway – FOX

5/6 Talladega Superspeedway – FOX

5/19 NASCAR Sprint All-Star Race (Charlotte Motor Speedway) – SPeeD

5/27 Charlotte Motor Speedway – FOX

6/17 Michigan International Speedway – TNT

7/15 New Hampshire Motor Speedway – TNT

7/29 Indianapolis Motor Speedway – eSPN

8/5 Pocono Raceway – eSPN

8/12 Watkins Glen International – eSPN

8/25 Bristol Motor Speedway – ABC

9/16 Chicagoland Speedway – eSPN

9/30 Dover International Speedway – eSPN

10/21 Kansas Speedway – eSPN

11/11 Phoenix International Raceway– eSPN

2011 was a momentous season for Fastenal Racing® highlighted by eight wins and the NASCAR Nationwide Series Owner’s Points Championship. In September, we announced that we were stepping up to the Sprint Cup Series in 2012 as the primary sponsor on Carl Edwards’ No. 99 Ford.

UP StePPING CUP tHe tO

2011

DIRECTORS

Robert A. KierlinIn addition, thereMichael J.wereDolan

different Chairman of the Board types of industrial Self-Employed Business

Former Chief Executive OfficerFormer andExecutive Vice

President, Fastenal CompanyOperating Officer, The

Former Minnesota State SenatorManufacturing Company

management company)

Stephen M. Slaggie

Former Secretary, ShareholderReyne K. WisecupRelations

Director, and Insurance Risk Manager,

Fastenal Company Hugh L. Miller

Chief Executive Officer,

Michael M. Gostomski(thermoplastics

Chief Executive Officer, Winona Heating &

Ventilating Company(sheetMichaelmetalJ. Ancius and

roofing contractor) Director of Finance,

Kwik Trip, Inc.

Willard D. Oberton

Scott A. Satterlee

Senior Vice President

Worldwide, Inc.

RTP Board of Directors Company (left to right):

(top) Hugh manufacturer) Miller, Michael Gostomski, Scott Satterlee and Michael Dolan (bottom) Michael Ancius, Will Oberton, Bob Kierlin, Reyne Wisecup and Stephen Slaggie

Strategic Planning, convenience store

EXECUTIVE OFFICERS

Willard D. Oberton Reyne K. Wisecup

Chief Executive OfficerExecutiveand PresidentVice

Daniel L. Florness James C. Jansen

Executive Vice PresidentExecutiveand ChiefViceFinancial

Nicholas J. Lundquist Michael S. Camp

Executive Vice President Executive—Sales Vice

Leland J. Hein Ashok Singh

Executive Vice President Executive—Sales Vice

Steven A. Rucinski

President and CEO Will Oberton speaking to employees at the 2011 Employee Expo.

CORPORATE INFORMATION

Annual Meeting Transfer Agent

The annual meeting of shareholdersWells Fargo Bank,will beNationalheld at 10:00 a.m., central Minneapolis,time, Tuesday,MinnesotaApril 17,

at our home offices located at 2001 Theurer

Boulevard, Winona, Minnesota Form 10-K

A copy of our 2011 Annual

Home Office the Securities and Exchange

Fastenal Company without charge to

2001 Theurer Boulevard to internal audit at the

Winona, Minnesota 55987-0978our home office.

Phone:(507) 454-5374

Fax:(507) 453-8049 Copies of our latest press

supplemental company

sales information are

Legal Counsel http://investor.fastenal.

Faegre Baker Daniels LLP

Minneapolis, Minnesota

Independent Registered Public Accounting Firm

Streater & Murphy, PA KPMG LLP

Winona, Minnesota Minneapolis, Minnesota

release,

Winona, Minnesota Headquarters and at:

2011

RoBeRt RuleS oF KIeRlIn’S leADeRSHIp top 10

The simplicity of each rule must overcome the thick walls of pride that prevent its implementation. One can only dream of a world where these rules are universally practiced.

Follow these rules and provide leadership to your world.

1. Challenge rather than control

2. Treat everyone as your equal

3. Stay out of the spotlight

4. Share the rewards

5. Listen rather than speak

6. See the unique humanness in all persons

7. Develop empathy

8. Suppress your ego

9. Let people learn

10. Remember how little you know

the Blue team takes Manhattan

October 17th, 2011: Twenty-three Fastenal sales people made their way across Times Square to ring the NASDAQ opening bell. The group included representatives from the three top-performing Fastenal sales regions in a major company sales contest held in August 2011.

9702901 • 2.12/AB • 2011