Form 10-K, Exhibit 13
period 2013-12-31
FASTENAL CO
filed 2014-02-06
CIK 815556

2013 Annual Report IT STARTED WITH A SINGLE FASTENER CELEBRATING 46 YEARS OF INNOVATION

TABLE OF CONTENTS 1-3 ?????????????????????? 4-5 ?????????????????????????????????? ????????????????????? 6 ???????????????????????? 7 ???????????????????????????? 8-11 ????????????????????????? 12 ????????????????????? 13 ????????? ?????????????????????????????????????? ?????????????????????????????????????? ??????????????????? Inside Back Cover ?????????????????????????????????? ????????????????????? ANNUAL REPORT 2013 2,600+ STORES IN NORTH AMERICA 16COU NT RI ES W ITH FA STE NAL S TORES OUTSIDE OF NORTH AM ERICA 14 DISTRIBUTION CENTERS 17,000+ BLUE TEAM HEADCOUNT IN YOUR FACILITY. IN YOUR COMMUNITY.

1 ANNUAL REPORT 2013 LETTER TO SHAREHOLDERS Last year we opened this letter by deﬁning our company culture, by explaining our market strategy, and by making a comparison with the strategy of our competitors. For this year’s letter, we would like to start with an even simpler explanation of Fastenal: We are 17,277 people committed to Growth Through Customer Service ® because we truly enjoy exceeding our customers’ expectations. To get close to our customers, we operate approximately 2,700 store locations worldwide. This includes stores in large metropolitan markets like Seattle, Chicago, Atlanta, and Dallas; but, it also includes stores in small communities like Sauk Rapids, Minnesota (population 12,965), Greenville, Alabama (population 7,896), and Wise, Virginia (population 3,260). Because we are where our customers are, we’re able to respond proactively, consistently, and urgently to their needs. This is at the heart of our value proposition, and our plan is to continually hone our local service advantage to take market share and grow proﬁtably. With that as background, let’s review our results for 2013. First off, it’s been a difﬁcult year. Our sales were $3.33 billion, an increase of 6.1% over sales of $3.13 billion in 2012. We started the year with daily sales growth of 6.5% in the ﬁrst quarter, and this rate of growth weakened in the second and third quarters as the rate of growth in daily sales to customers engaged in heavy manufacturing declined. This group stabilized in the fourth quarter, and our rate of daily sales growth expanded to 7.5%. Our net earnings in 2013 were $449 million, an increase of 6.7% over net earnings of $421 million in 2012. These earnings represent pre-tax earnings, as a percentage of sales, of 21.5%, essentially unchanged from 2012. We worked hard to improve our gross proﬁt during the year, but faced some headwinds. One headwind was a lower percentage of sales from fasteners (our highest-margin product). Another headwind was our continued success in signing larger customers (these customers typically receive volume- leveraged pricing terms). Our gross proﬁt increased slightly from 51.5% in 2012 to 51.7% in 2013; however, this gain was offset by increases to operating and administrative expenses related to our growth investments, which center on occupancy costs for our industrial vending operations and sales headcount additions – the latter primarily in the second half of the year. For the year, these expenses grew by 7.0% compared to the 6.1% sales growth number cited above. As we head into 2014, we believe our 2013 investments will position our stores to gain market share – and as always, the focus is on our local people. Our store teams have many tasks and responsibilities to juggle on a daily basis, but it really boils down to two things: 1) provide excellent service for current customers, and 2) make sales calls to generate new business. As 2013 progressed, it became apparent that many of our stores simply didn’t have enough hours in the day to accomplish both, and it was the more immediate need to service existing customers that won out. “Because we are where our customers are, we’re able to respond proactively, consistently, and urgently to their needs. ” ANN really b things 1) provide ex current a calls te n progressed it y st enough ho accomplish bot immedi t existing custom

2 ANNUAL REPORT 2013 Faced with the realization that we’d held back too much on store hiring over the previous 12 to 16 months, in May 2013 we challenged our district and regional leaders to add headcount and labor hours to their stores. From May 2013 to December 2013, we added 1,407 store personnel, and we will continue to hire additional store employees during 2014. By investing in store labor, we’re essentially creating more hours in the day for our sales people to focus on service and selling. We have yet to see the full impact of this hiring initiative, as there is a learning curve for these new team members, but our historical data tells us that when we add local personnel, our sales increase more than proportionately. With these additions, we felt it was important to also expand and intensify our district and regional sales leadership. So, in the latter half of 2013, we increased the number of regional leaders by 14% and the number of district leaders by 26%. Among other duties, our district leaders are responsible for developing their store personnel to provide excellent service, and for personally developing solid sales relationships with their largest customers and prospects. By reducing the average number of stores, personnel, and customers for each of our district leaders, we’re creating more time for them to interact with their teams and customers. The store is our focal point for serving our customers, but surrounding the store is a great ‘machine’ of resources, tools, and personnel. This includes our global sourcing operations, our quality and engineering teams, our manufacturing facilities, trained sales specialists in key areas of our business, and our administrative support of information technology, human resources, and accounting. But perhaps the most important store resource is distribution – the people, facilities, and vehicles that keep the product ﬂowing efﬁciently. In the industrial world, when customers need supplies, they typically need them right away. Fastenal takes a unique approach to make that happen – monitoring local usage patterns, forecasting demand, and tailoring the inventory in our stores and regional distribution centers to anticipate customer needs. In an effort to make this distribution model even more efﬁcient and proactive, we’re continuing our multi-year initiative to add automation technology to our distribution centers, including robotic systems that store and retrieve product. In 2013, we ﬁnished installing this technology in our distribution centers in Atlanta, GA and Akron, OH; and two additional facilities (Modesto, CA and Scranton, PA) are under construction and expected to go online with automated systems in 2014. When these projects are completed, seven of our 14 primary distribution centers will feature automated technology, enabling us to ﬁll orders more quickly, accurately, and efﬁciently. This provides better service at a lower cost. In addition, we’re adding capacity in all of our distribution centers, tailoring our truck routes to service more stores more often, and expanding the breadth and depth of key product lines in our stores (notably fasteners, construction supplies, and safety items). By moving more of these products closer to our customers, we’re creating new opportunities for our stores to provide solutions, build relationships, and grow sales. Another major area of investment is our FAST Solutions® (industrial vending) program. Thanks to the great work of our stores and industrial vending support teams, we ﬁnished 2013 with 33,920 machines (equivalent) installed at customer sites. Customers that utilize our industrial vending solutions now represent more than a third of our total business, and these customers continue to grow signiﬁcantly faster than the company average. LETTER TO SHAREHOLDERS “But perhaps the most important store resource is distribution – the people, facilities, and vehicles that keep the product ﬂowing. ” ANNUAL REPO p p and for largest By reducing ge of stores for customers y g customer needs In an effort to make this distribution model even more efﬁcient and proactive we’re continuing our multi-year initi tive add tion AST Solution vending) program the gre work vending support machines (equivalent) installed customer sites Customers th t utilize our industrial vending solutions represent total business continue the compa

3 ANNUAL REPORT 2013 We signed 19,305 machines (equivalent) in 2013 – a very positive number, but slightly fewer than the 20,162 machines (equivalent) signed in 2012. This reﬂects a conscious decision, beginning in the second quarter, to focus on quality installations (carefully investing in our industrial vending assets with customers) and machine performance (making sure each machine is ﬁlled with in- demand, high-moving product). As our vending program matures, we will endeavor to balance new signings, quality installations, and machine performance in an effort to maximize the return on our industrial vending investment. When we mentioned earlier that we’ll soon have seven automated distribution centers, we didn’t include one of our most exciting warehouse automation projects – our new dedicated industrial vending distribution center, known as ‘T-Hub.’ This facility, which is located adjacent to our master distribution center in Indianapolis, IN, supports thousands of high-moving, vend-ready products; and the really interesting part is that it communicates directly with our industrial vending machines in the ﬁeld. When stock for an item runs low in a machine, an order is automatically sent to T-Hub, which then sends the store a container ﬁlled with all of the products required to ‘top off’ the inventory in that particular industrial vending machine. The store employee simply brings the container to the customer site on their next visit and reﬁlls the machine. Bottom line: our local teams can spend less time placing orders and handling product, and more time interacting with customers. We believe there is tremendous opportunity ahead for Fastenal, and our investment in growth-driving areas of our business reﬂects this outlook. Store hiring, distribution, and industrial vending represent three of our largest current areas of investment, but there are many more improvements and initiatives being led by talented people throughout our company: innovative information LETTER TO SHAREHOLDERS WILLARD D. OBERTON Chief Executive Ofﬁcer LELAND J. HEIN President technology solutions, product expansions, new manufacturing equipment, expanded global sourcing capabilities, new international locations, improved fastener programs, better pricing information for our stores – the list goes on. These projects are wide-ranging, but all share a common goal: to support Growth Through Customer Service ® for many years to come. In closing, we are optimistic as we head into 2014, and this is due to several factors: ??????????????????????????????????????????????? market worldwide. ????????????????????????????????????????????????? ?????????????????????????????????????????????????? future growth. ??????????????????????????????????????????????????????? when we are face to face with our customers. ????????????????????????????????????????????????????????? best decisions for Fastenal and for their customers. Thank you to every employee for making us a great company, and thank you to our shareholders for your continued support. We do not take it for granted. “We believe in our people and their ability to make the best decisions for Fastenal and for their customers.”

4 ANNUAL REPORT 2013 Operating Results 2013 Percent Change 2012 2011 2010 2009 Net sales $ 3,326,106 6.1% $ 3,133,577 $ 2,766,859 $ 2,269,471 $ 1,930,330 Gross proﬁt $ 1,719,445 6.5% 1,614,524 1,434,172 1,174,836 983,435 % of net sales 51.7% 51.5% 51.8% 51.8% 50.9% Earnings before income taxes $ 713,468 5.8% 674,155 575,081 430,640 297,490 % of net sales 21.5% 21.5% 20.8% 19.0% 15.4% Net earnings $ 448,636 6.7% 420,536 357,929 265,356 184,357 % of net sales 13.5% 13.4% 12.9% 11.7% 9.6% Basic and diluted net earnings per share $ 1.51 6.3% 1.42 1.21 0.90 0.62 Basic-weighted average shares outstanding 296,754 0.2% 296,089 295,054 294,861 296,716 Diluted-weighted average shares outstanding1 297,684 0.2% 297,151 295,869 294,861 296,716 Cash used for Dividends and Share Purchases 2013 Percent Change 2012 2011 2010 2009 Dividends paid $ 237,456 -35.4% $ 367,306 $ 191,741 $ 182,814 $ 106,943 % of net earnings 52.9% 87.3% 53.6% 68.9% 58.0% Dividends paid per share $ 0.80 -35.5% 1.24 0.65 0.62 0.36 Value of shares purchased $ 9,080 100.0% – – – 41,104 % of net earnings 2.0% – – – 22.3% Number of shares purchased 200 100.0% – – – 2,200 Average price paid per share $ 45.40 – – – 18.69 Financial Position at Year End 2013 Percent Change 2012 2011 2010 2009 Operational working capital (accounts receivable, net and inventories) $ 1,198,399 10.2% $ 1,087,542 $ 984,746 $ 827,502 $ 722,574 Net working capital (current assets less current liabilities) $ 1,168,629 8.0% 1,082,482 1,048,320 923,513 862,855 Fixed capital (property and equipment, net) $ 654,850 26.8% 516,427 435,601 363,419 335,004 Total assets $ 2,075,784 14.3% 1,815,832 1,684,948 1,468,283 1,327,358 Total stockholders' equity $ 1,772,697 13.6% 1,560,360 1,458,976 1,282,512 1,190,843 All information contained in this Annual Report reﬂects the 2-for-1 stock splits in 2011 and 2005. 1 Reﬂects impact of stock options issued by the Company that were in-the-money and outstanding during the period. (Amounts in Thousands Except Per Share Information) 10-YEAR SELECTED FINANCIAL DATA

5 ANNUAL REPORT 2013 2008 2007 2006 2005 2004 $ 2,340,425 $ 2,061,819 $ 1,809,337 $ 1,523,333 $ 1,238,492 1,236,092 1,047,574 907,675 758,103 615,886 52.8% 50.8% 50.2% 49.8% 49.7% 451,167 377,899 321,029 269,056 208,336 19.3% 18.3% 17.7% 17.7% 16.8% 279,705 232,622 199,038 166,814 130,989 12.0% 11.3% 11.0% 11.0% 10.6% 0.94 0.77 0.66 0.55 0.43 297,662 301,109 302,068 302,540 303,510 297,662 301,109 302,329 303,015 303,944 2008 2007 2006 2005 2004 $ 117,474 $ 66,216 $ 60,548 $ 46,935 $ 30,350 42.0% 28.5% 30.4% 28.1% 23.2% 0.395 0.22 0.20 0.155 0.10 25,958 87,311 17,294 18,739 – 9.3% 37.5% 8.7% 11.2% – 1,180 4,172 948 1,400 – 22.00 20.93 18.25 13.38 – 2008 2007 2006 2005 2004 $ 809,187 $ 740,923 $ 665,529 $ 545,117 $ 469,833 827,410 742,980 663,880 557,470 466,883 324,182 276,627 264,030 224,448 193,446 1,304,149 1,163,061 1,039,016 890,035 775,362 1,142,259 1,010,161 992,093 783,549 684,369 GROSS PROFIT (in thousands) EARNINGS BEFORE INCOME TAXES (in thousands) NET EARNINGS (in thousands) NET SALES (in thousands) 2011 2010 2009 2008 2007 2006 2005 2004 2012 FINANCIAL HIGHLIGHTS 2013 2011 2010 2009 2008 2007 2006 2005 2004 2012 2013 2011 2010 2009 2008 2007 2006 2005 2004 2012 2013 2011 2010 2009 2008 2007 2006 2005 2004 2012 2013 $3,326,106 $1,719,445 $ 713,468 $448,636

6 ANNUAL REPORT 2013 2013 High Low 2012 High Low First quarter $ 53.18 $ 46.47 First quarter $ 54.59 $ 43.76 Second quarter 52.18 44.95 Second quarter 54.65 38.37 Third quarter 50.98 43.99 Third quarter 45.30 39.03 Fourth quarter 51.89 45.62 Fourth quarter 46.65 40.20 As of January 24, 2014 there were approximately 1,300 record holders of our common stock which includes nominees or broker dealers holding stock on behalf of an estimated 166,000 beneﬁcial owners. In 2013 and 2012, we paid dividends totaling $0.80 and $1.24, respectively. The 2012 amount includes a $0.50 per share supplemental dividend paid in December 2012. We paid this dividend due to uncertainties surrounding possible changes in the taxation of dividends in the United States. On January 14, 2014, we announced a ﬁrst quarter dividend of $0.25 per share to be paid on February 28, 2014 to shareholders of record at the close of business on January 31, 2014. Our Board of Directors intends to continue paying quarterly dividends, provided that any future determination as to payment of dividends will depend upon the ﬁnancial condition and results of operations of the company and such other factors as are deemed relevant by the Board of Directors. We purchased 200,000 shares of our common stock in 2013 at an average price of $45.40 per share. We did not purchase any stock in 2012. As of February 6, 2014, we have remaining authority from our Board of Directors to purchase up to 1,600,000 shares of our common stock. Common Stock Data Our shares are traded on The NASDAQ Stock Market under the symbol ‘FAST’. The following table sets forth, by quarter, the high and low closing sale price of our shares on The NASDAQ Stock Market for the last two years1. Selected Quarterly Financial Data (Unaudited) (Amounts in Thousands except Per Share Information) 2013 Net Sales Gross Proﬁt Pre-tax Earnings Net Earnings Basic Net Earnings per Share1 First quarter $ 806,326 421,880 175,172 109,048 0.37 Second quarter 847,596 442,721 192,379 121,009 0.41 Third quarter 858,424 443,395 188,643 119,350 0.40 Fourth quarter 813,760 411,449 157,274 99,229 0.33 Total $ 3,326,106 1,719,445 713,468 448,636 1.51 2012 Net Sales Gross Proﬁt Pre-tax Earnings Net Earnings Basic Net Earnings per Share1 First quarter $ 768,875 394,177 161,129 100,194 0.34 Second quarter 804,890 415,151 179, 039 112,306 0.38 Third quarter 802,577 414,375 175,836 109,320 0.37 Fourth quarter 757,235 390,821 158,151 98,716 0.33 Total $ 3,133,577 1,614,524 674,155 420,536 1.42 1 Amounts may not foot due to rounding difference. STOCK AND FINANCIAL DATA 1 The closing sale price was obtained from Shareholder.com, a division of Nasdaq OMX.

7 ANNUAL REPORT 2013 Invested $9,000 on August 20, 1987 Value on December 31, 2013: $4,560,960 Stock Split Initial Public Offering (IPO) On August 20, 1987 (date of our initial public offering), 1,000 shares of our stock sold for $9,000. Approximately 26 years later, on December 31, 2013, those 1,000 shares, having split seven times, were 96,000 shares worth $4,560,960, for a gain of approximately 27.1% compounded annually. (In addition, the holder of these shares would have received $465,504 in dividends since August 20, 1987.) Ten Years On December 31, 2003, 1,000 shares of our stock sold for $49,750. Ten years later on December 31, 2013, those 1,000 shares, having split two times, were 4,000 shares worth $190,040, for a gain of approximately 14.3% compounded annually. (In addition, the holder of these shares would have received $18,960 in dividends since December 2003.) Five Years On December 31, 2008, 1,000 shares of our stock sold for $34,850. Five years later, on December 31, 2013, those 1,000 shares, having split once, were 2,000 shares worth $95,020 for a gain of approximately 22.2% compounded annually. (In addition, the holder of these shares would have received $7,340 in dividends since December 2008.) 1 The share data represents past performance, which is no guarantee of future results. 2 The information above is presented in whole amounts versus thousands or millions as is prevalent in the remainder of this document. Dividends and Stock Dilution We have paid dividends in every year since 1991. Since going public in 1987, we have maintained a consistent focus on avoiding, if feasible, the potentially dilutive impact of our activities on our shareholders. To this end, we have grown our organization with our internal cash ﬂow, have supported the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan with stock purchased in the open market, and, since creating a stock option program in 2003, have periodically purchased stock in the open market to offset the potential impact of our stock option grants. We have purchased approximately 10.1 million shares since 2003, and have granted our employees options to purchase approximately 10.0 million shares. Of the stock option grants, approximately 3.3 million have been exercised, approximately 2.3 million have been forfeited, and approximately 4.4 million currently remain outstanding. (Note – these amounts have been adjusted to reﬂect the impact of stock splits.) 1987 1989 1991 1993 1995 1997 1999 2001 2003 2005 2007 2009 2011 2013 $1,000,000 $2,000,000 $3,000,000 $4,000,000 $5,000,000 $6,000,000 STOCK PERFORMANCE HIGHLIGHTS1, 2 2013 MERCHANDISING COMPETITION Top Bob Kierlin (BK) Store Winners 1st Place - Monticello, AK 2nd Place - Fredericton, New Brunswick, Canada 3rd Place - Center, TX

8 ANNUAL REPORT 2013 … WITH A LITTLE HELP FROM MY FRIENDS Bob’s start-up plan called for a cash investment of $22,000 to develop a vending machine, but it ultimately required around $31,000 to get the business off the ground. Of the many people approached to buy stock, few were willing to risk anything on such an untried concept. Fortunately, Bob had four friends who believed in his leadership and decided they wanted to be part of his business venture. The original ‘Blue Team’ included: Bob Kierlin, Henry ‘Van’ McConnon, Jack Remick, Steve Slaggie, and Mike Gostomski. As Bob Kierlin stated, “All five of us are risk takers who are willing to take a chance.” HOW IT ALL STARTED At the age of seven, Bob Kierlin was earning a nickel each time he swept the floor of his Dad’s store. By age eleven, he was working the counter and dreaming of someday running his own business. As he worked, he noticed that customers would often come in and request fasteners that weren’t in the automotive fastener stock. His Dad would refer them to R.D. Cone’s, the local hardware store, but in many cases they didn’t have the odd-sized fastener either – so those customers had to keep looking. “I always thought, ‘Gee, it would be nice if somebody had all the fasteners anyone would need all at one store…’” BOB KIERLIN ($16,500 INVESTMENT) Bob started with an initial investment of $7,000, which gave him 51% ownership of the business. He continued to invest his own money in the company to keep it operating during the early years. This is why he initially kept his ‘day job’ at IBM – everything he could save from his salary went directly into Fastenal. HENRY MCCONNON ($3,000 INVESTMENT) Henry ‘Van’ McConnon ﬁrst met Bob in eighth grade when their Winona area junior high schools merged together. Although he didn’t have any savings, Van wanted to be involved, so they struck a deal: Van would develop the vending machine prototype in exchange for subsistence pay ($300 a month) and shares of company stock. Van became the ﬁrst to sign on the dotted line as an investor. JOHN ‘JACK’ REMICK ($4,000 INVESTMENT) Jack Remick was the next investor to come on board. He and Bob met at IBM during an eight-month training program for newly-hired cost engineers. As a young man on a relatively modest salary, coming up with a $4,000 investment was a tall order. So, he did what any self- respecting entrepreneur would do – he asked his mom for a loan. STEVE SLAGGIE ($4,000 INVESTMENT) Like Van, Steve Slaggie met Bob in eighth grade. They remained friends through the years as they started their respective careers – Bob in engineering, Steve in the real estate and insurance business. MIKE GOSTOMSKI ($4,000 INVESTMENT) Bob, Van, and Steve were sophomores at Winona’s Cotter High School when Mike Gostomski enrolled as a freshman. It wouldn’t be the last time he joined an organization a year later than the others. In 1968, Mike was working in the family construction business when Bob reached out to him for a $4,000 investment in Fastenal. Mike agreed, and the ‘founding four’ became the ‘founding ﬁve.’ KIERLIN MCCONNON REMICK SLAGGIE GOSTOMSKI ONE IDEA AND FIVE RISK TAKERS Bob Kierlin working on an automobile with his Da d

9 ANNUAL REPORT 2013 Bob Kierlin first suggested they call the company ‘Lightning Bolts.’ Steve Slaggie then suggested the name Fastenal as a short form of Fasten- All. The Blue Team may very well have turned out to be the ‘Yellow Team’ or, for that matter, the ‘Red Team’ if it weren’t for an industrial design textbook called Human Engineering. This is where Bob learned that dark blue on white is the most legible color combination from a distance. A STORE BASED MODEL COMES TO LIGHT THE VENDING IDEA Bob recalled his days working in his Dad’s shop, where automotive fasteners were all pre-packaged in a standard sized box that was about the same size as a pack of cigarettes. He figured that if cigarette packs could be vended from a machine, why not fasteners? So, he spent several years thinking about how to make an inexpensive apparatus for vending boxes of fasteners. A STORE IS BORN By the fall of 1967, inventory was sitting in the store waiting to be put into the vending machines, but the quotations for the machines’ steel structure still hadn’t come in from the fabricators. In the meantime, they decided to generate some sales by opening the store to the public. In November 1967, a quarter-page ad was placed in the Winona Daily News announcing Fastenal’s grand opening. Despite the publicity, only about seven people came into the store during the first two days. The only items sold were some 10-pound bags of ‘farmers’ mix,’ random assortments of leftover fasteners which Industrial Supply Company had plated and sold to Fastenal at 12 cents a pound. After the poor response, Van McConnon began calling on potential accounts to generate interest. Very little was shown for products and/or quantities that could be dispensed by the vending machines. The implications were profound: If they wanted to meet the market’s needs, they’d have to have someone in the store to assist customers – so what was the point of having automated machines? With this realization, they decided to ‘hold off’ on the vending concept and focus on a more traditional store-based service model. WHY SO BLUE... WHY FASTENAL? Bob sugg com Bolt then Fast of Fa The well ‘Red Hum whit THE V Bob re fastene about t cigaret So, he appara STORE IS BOR WH First Fastenal store in Winona, M N

10 ANNUAL REPORT 2013 A PENNY SAVED BUILDING THE BUSINESS 1967-1971 (2 store openings) 1972-1977 (4 store openings) 1978-1982 (14 store openings) 1983-1987 (39 store openings) STORES CONTINUE TO OPEN In 1971, we acquired the construction supply annex of Briese Steele in Rochester, MN, establishing the first Fastenal location outside of Winona, MN. The branch struggled to achieve its break-even sales mark of $6,500 a month, but it eventually became a profitable venture thanks to the efforts of our first two Rochester employees: Mike Capelle, who previously worked at Briese, and Hank McConnon (Van’s Dad), who was hired to head up sales development. As our profits and volume increased, Bob realized we had enough resources (i.e. inventory and shelving) to stock additional stores without having to borrow money. The plan was to open brand-new stores in nearby markets with at least 4,000 people employed in manufacturing or construction. The first location was La Crosse, WI (November 1974), followed by Dubuque, IA (October 1975), and Eau Claire, WI (November 1976). All of these locations were opened by Hank McConnon. In July 1976, our sales reached a monthly record of $50,421. More importantly, we’d found a successful formula for growth: open stores in under-served industrial markets, leverage our local presence to capture market share, and use the profits to fund additional store expansion. Over the years, Fastenal has built a reputation as one of the most frugal companies in America. That’s ‘frugal’ (careful with money, investing wisely) as opposed to ‘cheap’ (skimping on everything indiscriminately), and it’s been absolutely essential to our success. After all, frugality leads to profitability, and profitability is what you need to invest, grow, and create opportunities. Like so many other aspects of the company, Fastenal’s frugality is a reflection of Bob Kierlin, a man who continued to clip coupons and buy used business suits long after the company became successful. His no-frills sensibility was embraced by employees from the very start; and while most companies tend to acquire more and more ‘fat’ as they grow, Fastenal’s mission to slash non-essential costs at every level of the company continues unabated to this day. Bob summed it up nicely in a 1997 Inc. Magazine interview: “Being careful about your expenditures, whether large or small, requires a total commitment. Either you do a good job of cost control, or you start to lose it.” Thanks to a deeply ingrained culture of frugality, we still haven’t lost it – and that’s good news for customers, investors, and everyone on the Blue Team. “Being careful about your expenditures, whether large or small, requires a total commitment. Either you do a good job of cost control, or you start to lose it.” e 1982: Winona Chamber of Commerce Ambassadors doing the ribbon cutting at Fastenal’s third building on 58 Johnson Street in Winona, MN

FASTENAL GOES PUBLIC THE IPO In 1986, we built the current headquarters in Winona, MN but still had a 12% mortgage on the old building. This contributed to a cash crunch that was making it difficult to maintain optimal inventory and take advantage of supplier discounts. Meanwhile, the founders were looking for a way to allow employees the ability to have some ownership in the company; however, as a small private corporation (limited to 300 shareholders) that was proving to be impossible. To address both of these issues – cash flow and employee ownership – the decision was made to take the company public. Fortunately in 1987, a company with sales of $20 million could find a receptive equity market. The IPO closed on August 20, 1987. The cash generated (about $5 million) allowed us to achieve some short-term goals: pay off the mortgage on the old building, increase inventory stocking levels, and get better supplier pricing/discounts. The IPO also allowed employees to have a ‘stake’ in their company and future. The BIG BLUE MACHINE was put into motion, and it’s never stopped rolling. HOW DOES FASTENAL CONTINUE TO GROW? We grow with the Power of Fastenal People. Our belief in people, decentralized decision-making, open communication, and promotion from within is what continues to help our business grow. Having practiced this philosophy for decades, Bob Kierlin ﬁnally committed it to writing in his 1997 book The Power of Fastenal People. His emphasis on individual creativity versus central planning – on people rather than process – is summed up in The 10 Rules of Leadership (excerpted from p. 110). As Bob wrote in the book’s acknowledgements, “Increasingly, I am aware that Fastenal is a unique organization. Fastenal succeeds because its people succeed. I am proud to be a part of what they do.” 11 ANNUAL REPORT 2013

12 ANNUAL REPORT 2013 FASTENAL HIRES HEROES DAVID MACFADDEN – GENERAL MANAGER, KAILUA-KONA, HI Excerpt from David’s essay: “As a young PFC in the Army, I was told, ‘Integrity, once lost, cannot be regained.’ I’ve tried to practice that philosophy throughout my life and believe it is essential that our Fastenal customers know that we are taking care of their best interests with integrity and honesty.” David’s thoughts on the contest and the prize: “The outpouring of support and well wishes from the Fastenal family and customers has been tremendous. Seeing my name with the Fastenal logo on the hood of a NASCAR® Sprint car was, and still is, unbelievable.” ANTHONY PHILLIPS, ACCOUNT SPECIALIST, HORICON, WI Excerpt from Anthony’s essay: “... I have been an avid runner over the last 5 years, running 26 marathons, and over 150 road races in that span. I run these races to honor the fallen by living life to the fullest. … Please remember to honor those who have fallen – they are the true heroes who are all too often forgotten over time.” Anthony’s thoughts on the contest and the prize: “Thank you to everyone who read not just my story, but those of all the contest participants. I am proud to be a part of a company that cares enough for the veterans it has on staff to not just have a contest, but dedicate so many hours in reviewing and voting on all of the essays.” BRIAN ASHBEE – GENERAL MANAGER, WATERFORD, CT Excerpt from Brian’s essay: “We are charged with training our people. We cannot hold the secrets to success, but we must pass them on. Only after someone leaves do you really understand what kind of job they did while they were here. Your legacy will be reflected in those you leave behind.” Brian’s thoughts on the contest and the prize: “I retired when my son Casey was two, so he doesn’t remember too much. I think I stated that maybe I didn’t warrant such attention. He shot back, ’Dad, you do deserve it.’ It almost made me cry. I did point out that he also deserved it – after all, I was at sea for his first birthday, his first steps, and his first tooth.” We believe in our employees, especially our Heroes. In 2013, we held a company-wide essay contest asking employees who’ve served in the armed forces to tell us why they think Fastenal is a good fit for military personnel, and how their own military experience has helped them do their jobs. Their stories were a source of pride, inspiration, and more than a few tears from those who read them. The names of the three contest winners were decaled on the hoods of our three ‘tribute cars’ at Charlotte Motor Speedway. Millions of NASCAR® fans learned on Memorial Day weekend what we already knew, ‘Fastenal Hires Heroes.’ Greg Bifﬂe, Carl Edwards, and Ricky Stenhouse J r. standing with their Fastenal Tribute Cars at Jack Roush’s Hangar before the Memorial Day Race at Charlotte Motor Speedway David MacFadden with his Region al Vice President, J.T. Kuntz

DIRECTORS EXECUTIVE OFFICERS CORPORATE INFORMATION Annual Meeting The annual meeting of shareholders will be held at 10:00 a.m., central time, Tuesday, April 22, 2014, at our home ofﬁces located at 2001 Theurer Boulevard, Winona, Minnesota Home Ofﬁce Fastenal Company 2001 Theurer Boulevard Winona, Minnesota 55987-0978 ?????????????????????????????????????????????? Legal Counsel Faegre Baker Daniels LLP Streater & Murphy, PA Minneapolis, Minnesota Winona, Minnesota ROBERT A. KIERLIN Chairman of the Board ????????????????????????????????? President, Fastenal Company Former Minnesota State Senator WILLARD D. OBERTON ?????????????????????? MICHAEL J. DOLAN Self-Employed Business Consultant, ???????????????????????????????????? Chief Operating Ofﬁcer, The Smead Manufacturing Company GARY A. POLIPNICK ???????????????????????????????? SCOTT A. SATTERLEE Senior Vice President of Transportation, C.H. Robinson Worldwide, Inc. (logistics and distribution company) JAMES C. JANSEN ????????????????????????????????????? STEPHEN M. SLAGGIE Former Secretary, Shareholder Relations Director, and Insurance Risk Manager, Fastenal Company LELAND J. HEIN President NICHOLAS J. LUNDQUIST ????????????????????????????????????? KENNETH R. NANCE ???????????????????????????????? RITA J. HEISE Self-Employed Business Consultant, Former Corporate Vice President and Chief Information Ofﬁcer of Cargill SHERYL A. LISOWSKI Controller and Chief Accounting Ofﬁcer MICHAEL M. GOSTOMSKI ???????????????????????? Winona Heating & Ventilating Company (sheet metal and rooﬁng contractor) DANIEL L. FLORNESS ????????????????????????????? Chief Financial Ofﬁcer HUGH L. MILLER ?????????????????????????????????????? RTP Company (thermoplastics materials manufacturer) REYNE K. WISECUP REYNE K. WISECUP ??????????????????????????? Human Resources DARREN R. JACKSON ????????????????????????????????????? Parts (auto parts company) ASHOK SINGH ??????????????????????????? Information Technology WILLARD D. OBERTON STEVEN A. RUCINSKI ???????????????????????????????? MICHAEL J. ANCIUS Director of Strategic Planning, Financing, ?????????????????????????????? (retail convenience store operator) Independent Registered Public Accounting Firm ???????? Minneapolis, Minnesota Form 10-K ????????????????????????????????????????????????????????????????????????????? Commission is available without charge to shareholders upon written request to internal audit at the address of our home ofﬁce listed on this page. Copies of our latest press releases, unaudited supplemental company information, and monthly sales information are available at: http://investor.fastenal.com. Transfer Agent Wells Fargo Shareowner Services Minneapolis, Minnesota ANNUAL REPORT 2013

????????????????????????????????????????????????????????????