Form 10-K, Exhibit 13
period 2016-12-31
FASTENAL CO
filed 2017-02-06
CIK 815556

2016 Annual Report 2016 ANNUAL REPO RT

2016 ANNUAL REPORT $4.0 BILLIO N NET SALE S NET EARNING S $499 MILLIO N TABLE OF CONTENTS 1-3 Letter to Shareholders 4-5 10-Year Selected Financial Data & Financial Highlights 6 Stock and Financial Data NO. OF FASTENAL SCHOOL OF BUSINESS COURSE COMPLETIONS 416,054 STORES 2,503 INVENTORY VALUE $993 MILLION NO. OF ORDERS PROCESSED 36,954,377 19,624 EMPLOYEES 134,000+ EMPLOYEE SAFETY COACHING, TRAINING, & INSPECTION EVENTS GLANCE FASTENAL AT A 143 MILLIONMILES DELIVERED 810DELIVEREDMILLION POUNDS 38,000+ BIN STOCKS ACTIVEONSITE 401 ONSITE LOCATIONS 62,000 + VENDING MACHINES INSTALLED DAILY SALES GROWTH TO CUSTOMERS WITH VENDING 3.1% CO UN TR IES W IT H FASTENAL STORES21 7 Stock Performance Highlights 8-12 50 years of Growth through Customer Service INSIDE BACK COVER Directors Executive Officers Corporate Information

2016 ANNUAL REPORT 1 LETTER TO SHAREHOLDERS One year ago I was in a new role – CEO of Fastenal. After 20 years with Fastenal, I thought I knew the organization well. I knew we had great people; I just didn’t realize how great. Blue Team members are willing to change, to grow, and to learn on both an individual basis and as a team. With this spirit, anything is possible. In last year’s letter, we spoke about the results of the year, our growth drivers, and our structural advantages. This letter is similar in content; however, our aspirations for 2017 are much simpler – we plan to grow our sales and our earnings. To make this a reality, we plan to serve our customers well and to help them improve their business. We have a name for this: Growth Through Customer Service. We also plan to serve our employees well, reflecting our core belief in people and a willingness to challenge each other. Finally, we plan to better manage expenses. Doing these three things will also serve you, our shareholders. In 2016, our net sales grew 2.4%. The best way to understand what happened in 2016 is to revisit some trends mentioned in last year’s letter to shareholders. To summarize, 2015 was a disappointing year. The growth rate of our business weakened as the year progressed. Our net sales in the first quarter grew about 9%, then slid to 5% growth in the second quarter, and in September our daily sales growth went negative. We finished the year with four negative months. Our top 100 customers also experienced weakening trends in 2015. We are a significant supplier to each of these customers; therefore, we feel our sales activity with this group is a good ‘proxy’ for their overall business activities. From the first quarter of 2015 to the fourth, the number of top 100 customers with growth in spend dropped about a third, from 75 to 49. For the 51 customers whose spend contracted with Fastenal, 37 were down more than 10% and 21 were down more than 25%. These two groups were about two and a half times greater in size than we would normally expect. With these customers, our market share continues to expand; however, the market place in which they operate has contracted. The weakness within our top 100 customers continued in 2016. With some variations, depending on the quarter, about 50 customers grew and about 50 contracted. The severity of the drop with our contracting customers was only slightly better than in 2015, with about 30 customers contracting more than 10% and about 12 customers contracting more than 25%. Both of these were about two times the norm. In short, 2015 and 2016 were tough years for our customers, and our success directly relates to our customers’ success. Understanding this customer information is important to maintaining perspective during a weakening period like 2015 and 2016. It also serves as a reminder to everyone within Fastenal of our mission to our customers. When they’re struggling, we need to focus our energy on providing even more ideas for savings and improvements. There is another positive to never lose sight of: The market we serve is large, and we currently serve about 4%. A short-term weakness in the economy has no relevance to our market opportunity or the steps needed to grow our business long term. As stated above, our net sales grew 2.4% in 2016; however, our pre-tax earnings contracted 4.4%, our net earnings contracted 3.3%, and our net earnings per share (EPS) contracted 2.3%. The latter number was helped by our repurchase of shares in 2015 and in early 2016. In 2016, our gross margin was 49.6%, our first annual gross margin below 50% in ten years. This wasn’t unexpected, but it was still a tough pill to swallow. It wasn’t unexpected because fasteners, our highest-margin product line, now represent about 37% of our revenue versus 52% in 2006. Fastener sales have been dropping as a percentage of our total revenues for about 20 years, primarily because of our success selling additional non-fastener products to existing customers. Our industrial vending and Onsite initiatives have accelerated this trend in recent years. Ignoring product mix, our gross margins also weakened due to several additional factors: (1) some deflation in steel and/or in energy prices over time, (2) a weak macro environment for our customers, and (3) some disruption in the marketplace. The latter is difficult to quantify, but we believe the disruption will benefit Fastenal in the long term due to our structural advantage (more on this later). In 2016, our operating expenses grew just over 4%. During all of 2015, we aggressively added capacity to the organization. This capacity consisted of about 1,700 additional store employees, about 700 additional vehicles, about 9,000 additional industrial vending devices, and an additional layer of deployed IT infrastructure. In 2016, we dedicated around 200 non-store personnel to optimize our industrial vending business, we upgraded around 2,000 store locations, and deployed about 22,000 more vending devices. These investments dictated much of our expense patterns for the year. As CEO, I am proud of many things we did in 2016. We managed our expenses in a compassionate and mainly disciplined manner, and we pulled back on the accelerator as needed. To make this a reality, we plan to serve our customers well and to help them improve their business. We have a name for this: Growth Through Customer Service

2016 ANNUAL REPORT 2 As CEO, I am also learning, and there was one expense where we underperformed: We did not manage our store occupancy expense well. We will work to improve this in 2017 and 2018. Given the previous discussion about gross margins, managing our operating expenses will become more important over time. Our growth drivers haven’t changed from twelve months ago. They include the following: National Accounts This is really our company-wide key account program. National account customers represent about 47% of our revenue, and this moves closer to 60% if we expand the definition to include large regional customers and government customers. Today, about a quarter of this business is served by an Onsite team or some other customer-specific location. We believe our global capabilities provide a compelling advantage in the marketplace. We believe this advantage allows Fastenal to push further and faster with these customers, forcing our competitors to play catch- up. We simply have to exceed our customers’ expectations every day – not easy, but achievable. Onsite Locations An Onsite location is a ‘store’ within a customer’s facility, or sometimes in a lower-cost facility near the customer. At the end of 2014, we had just over 200 active Onsite locations. During 2015 we signed 80, and in 2016 we signed 176. Our success has grown because our engagement, or participation, has grown. In 2015, about 25% of our district business units signed an Onsite customer; in 2016, this doubled to just over 50%. Our goal in 2017 is to have 80% of our districts sign at least one Onsite customer. If achieved, we believe this could result in 275 to 300 signings. It might be questionable for us to publish this ambitious of a goal, but that is the DNA of Fastenal – see the potential and challenge your people to achieve that potential. Industrial Vending We started 2016 with about 55,500 vending devices installed at customer sites and ended the year with about 62,800. The net increase of 7,300 (or 13%) probably doesn’t sound like a big deal; however, we ‘tuned up’ the business and removed around 9,300 underperforming devices. We think this was a good decision. It improved the efficiency of the business, improved the financial returns of the business, and positioned us to serve our customers at a higher level – we like all three outcomes. As with Onsite, we believe there is a significant growth opportunity remaining in the industrial vending marketplace. (For those of you possibly confused by the 7,300 vending machines noted above versus the 22,000 devices discussed earlier in this letter, the difference is about 15,000 devices deployed under a locker leasing program during the year. We exclude these devices from most of our disclosures as they don’t generate product sales, but rather rental fees.) Store Locations Let’s talk about one of our basic growth drivers. Starting in late 2015, we invested heavily to upgrade about 2,000 stores through our CSP 16 (Customer Service Project 2016) initiative. It involved an infusion of about $54 million worth of inventory and a lot of hard work at the local store level. We did this to improve our same-day service capabilities and to allow our local teams to expand the breadth of customers within their sales plans. A specific area of The Customer Service Project really involves a continuously evolving inventory staging strategy, wisely using the best available ‘shelf’ to optimize our service.

2016 ANNUAL REPORT 3 DANIEL L. FLORNESS President and Chief Executive Officer focus was the construction industry, positioning our stores to provide same-day solutions for local contractors with a broader, deeper inventory of tools, anchors, safety supplies, and other job site needs. The higher-level goal was to improve the efficiency of our existing distribution network. The Customer Service Project really involves a continuously evolving inventory staging strategy, wisely using the best available ‘shelf’ to optimize our service. This could be in our customer’s location, a vending machine, an Onsite location, a store, a distribution center, or at one of our suppliers – all linked by one integrated network. Our in-house transportation fleet connects the network. Our local presence extends it to the ‘last mile.’ In 2017, we intend to use these four drivers to improve sales growth and efficiencies. We also intend to focus our attention on asset utilization, both working capital and fixed capital. After five years of rapidly expanding our industrial vending business, our distribution automation, and our trucking fleet, capped by an ambitious upgrade to our store network in 2016, we have some breathing room to improve our asset utilization and improve our free cash flow. Earlier we spoke about two distinct items: expense control and our structural advantages. Let’s take a deeper dive. In regards to expense control, two things jump out. The first centers on occupancy. There are four primary components to our occupancy expenses: store related (x-utilities), distribution and manufacturing related, vending devices, and store utilities. We didn’t do a great job managing the first one in 2016, and as noted earlier, we will need to dig out of that hole in 2017 and 2018. The second item centers on store employee costs. The Department of Labor regulation changes published last spring were dramatic and changed the economics and flexiblity of our smaller revenue stores. We are a successful organization because we foster an entrepreneurial environment. We felt these changes would stifle the entrepreneurial environment for our employees and would limit our ability to teach through success; therefore, we closed 110 stores during the second half of the year. This wasn’t the only reason some of these locations closed, but it caused us to move quickly and it did expand the list. An important detail to note: We retained 95% of the customers and employees after the store closings. We now serve these customers out of nearby locations with the same employees. We have discussed our structural advantage in previous communications. The advantage includes great people close to the customer and a frugal culture. This allows us to deliver superior service, to provide ‘same-day’ product availability, and to maintain a very efficient cost structure. This combination allows Fastenal to generate a profit and a return on investment where others struggle. It also creates avenues of opportunity in the future. My letter has touched on people from the standpoint of culture, but I left out one important detail: We believe in people and their inherent ability to do great things if given the opportunity. We also believe our odds improve if we challenge ourselves to pursue a common goal. We intend to always give that opportunity and to always pursue a common goal. In 2017, our common goal is simple – grow our sales and grow our earnings. To accomplish this, we must be focused on our customers, on our Blue Team, and on our operating and administrative expenses. This year marks Fastenal’s 50th anniversary, and I suspect we will take several opportunities to celebrate that milestone during 2017; but rest assured, our energy will be focused on the first steps of our next 50 years. We thank you for your belief in Fastenal. Sincerely, * Mansfield , Ohio Fastenal stor e

2016 ANNUAL REPORT 4 Operating Results 2016 Percent Change 2015 2014 2013 2012 2011 2010 2009 2008 2007 Net sales $ 3,962,036 2.4% $3,869,187 $3,733,507 $3,326,106 $3,133,577 $2,766,859 $2,269,471 $1,930,330 $2,340,425 $2,061,819 Gross profit $ 1,964,777 0.8% 1,948,934 1,897,402 1,719,445 1,614,524 1,434,172 1,174,836 983,435 1,236,092 1,047,574 % of net sales 49.6% 50.4% 50.8% 51.7% 51.5% 51.8% 51.8% 50.9% 52.8% 50.8% Earnings before income taxes $ 789,729 -4.4% 826,020 787,434 713,468 674,155 575,081 430,640 297,490 451,167 377,899 % of net sales 19.9% 21.3% 21.1% 21.5% 21.5% 20.8% 19.0% 15.4% 19.3% 18.3% Net earnings $ 499,478 -3.3% 516,361 494,150 448,636 420,536 357,929 265,356 184,357 279,705 232,622 % of net sales 12.6% 13.3% 13.2% 13.5% 13.4% 12.9% 11.7% 9.6% 12.0% 11.3% Basic net earnings per share $ 1.73 -2.3% 1.77 1.67 1.51 1.42 1.21 0.90 0.62 0.94 0.77 Basic weighted average shares outstanding 288,950 -0.9% 291,453 296,490 296,754 296,089 295,054 294,861 296,716 297,662 301,109 Diluted net earnings per share $ 1.73 -2.3% 1.77 1.66 1.51 1.42 1.21 0.90 0.62 0.94 0.77 Diluted weighted average shares outstanding(1) 289,158 -1.0% 292,045 297,313 297,684 297,151 295,869 294,861 296,716 297,662 301,109 Dividends and Common Stock Purchase Summary 2016 Percent Change 2015 2014 2013 2012 2011 2010 2009 2008 2007 Dividends paid $ 346,588 6.0% $327,101 $296,581 $237,456 $367,306 $191,741 $182,814 $106,943 $117,474 $66,216 % of net earnings 69.4% 63.3% 60.0% 52.9% 87.3% 53.6% 68.9% 58.0% 42.0% 28.5% Dividends paid per share $ 1.20 7.1% 1.12 1.00 0.80 1.24 0.65 0.62 0.36 0.395 0.22 Purchases of common stock $ 59,440 -79.7% 292,951 52,942 9,080 - - - 41,104 25,958 87,311 % of net earnings 11.9% 56.7% 10.7% 2.0% - - - 22.3% 9.3% 37.5% Common stock shares purchased 1,600 -77.5% 7,100 1,200 200 - - - 2,200 1,180 4,172 Average price paid per share $ 37.15 -10.0% 41.26 44.12 45.40 - - - 18.69 22.00 20.93 Financial Position at Year End 2016 Percent Change 2015 2014 2013 2012 2011 2010 2009 2008 2007 Operational working capital (accounts receivable, net and inventories) $ 1,492,705 8.0% $1,381,638 $1,331,301 $1,198,399 $1,087,542 $984,746 $827,502 $722,574 $809,187 $740,923 Net working capital (current assets less current liabilities) $ 1,445,126 11.9% 1,291,610 1,207,912 1,168,629 1,082,482 1,048,320 923,513 862,855 827,410 742,980 Fixed capital (property and equipment, net) $ 899,697 9.9% 818,889 763,889 654,850 516,427 435,601 363,419 335,004 324,182 276,627 Total assets $ 2,668,884 5.4% 2,532,462 2,359,102 2,075,784 1,815,832 1,684,948 1,468,283 1,327,358 1,304,149 1,163,061 Total debt (current portion of debt and long-term debt) $ 390,000 6.8% 365,000 90,000 - - - - - - - Total stockholders' equity $ 1,933,094 7.3% 1,801,289 1,915,217 1,772,697 1,560,360 1,458,976 1,282,512 1,190,843 1,142,259 1,010,161 All information contained in this Annual Report reflects the 2-for-1 stock split in 2011. (1) Reflects impact of stock options issued by the Company that were in-the-money and outstanding during the period. (Amounts in Thousands Except Per Share Information) 10-YEAR SELECTED FINANCIAL DA TA Cash Flow Summary 2016 Percent Change 2015 2014 2013 2012 2011 2010 2009 2008 2007 Net cash provided by operating activities $ 513,999 -6.0% $546,940 $499,392 $416,120 $396,292 $268,489 $240,488 $306,070 $259,898 $227,895 % of net earnings 102.9% 105.9% 101.1% 92.8% 94.2% 75.0% 90.6% 166.0% 92.9% 98.0% Less capital expenditures, net $ (182,946) 26.0% (145,227) (183,655) (201,550) (133,882) (116,489) (69,138) (47,675) (86,923) (49,830) Acquisitions and other $ (5,147) -85.5% (35,400) (5,577) (145) (133) 212 (10,329) (5,133) (72) (265) Free cash flow $ 325,906 -11.0% 366,313 310,160 214,425 262,277 152,212 161,021 253,262 172,903 177,800 % of net earnings 65.2% 70.9% 62.8% 47.8% 62.4% 42.5% 60.7% 137.4% 61.8% 76.4%

2016 ANNUAL REPORT 5 Operating Results 2016 Percent Change 2015 2014 2013 2012 2011 2010 2009 2008 2007 Net sales $ 3,962,036 2.4% $3,869,187 $3,733,507 $3,326,106 $3,133,577 $2,766,859 $2,269,471 $1,930,330 $2,340,425 $2,061,819 Gross profit $ 1,964,777 0.8% 1,948,934 1,897,402 1,719,445 1,614,524 1,434,172 1,174,836 983,435 1,236,092 1,047,574 % of net sales 49.6% 50.4% 50.8% 51.7% 51.5% 51.8% 51.8% 50.9% 52.8% 50.8% Earnings before income taxes $ 789,729 -4.4% 826,020 787,434 713,468 674,155 575,081 430,640 297,490 451,167 377,899 % of net sales 19.9% 21.3% 21.1% 21.5% 21.5% 20.8% 19.0% 15.4% 19.3% 18.3% Net earnings $ 499,478 -3.3% 516,361 494,150 448,636 420,536 357,929 265,356 184,357 279,705 232,622 % of net sales 12.6% 13.3% 13.2% 13.5% 13.4% 12.9% 11.7% 9.6% 12.0% 11.3% Basic net earnings per share $ 1.73 -2.3% 1.77 1.67 1.51 1.42 1.21 0.90 0.62 0.94 0.77 Basic weighted average shares outstanding 288,950 -0.9% 291,453 296,490 296,754 296,089 295,054 294,861 296,716 297,662 301,109 Diluted net earnings per share $ 1.73 -2.3% 1.77 1.66 1.51 1.42 1.21 0.90 0.62 0.94 0.77 Diluted weighted average shares outstanding(1) 289,158 -1.0% 292,045 297,313 297,684 297,151 295,869 294,861 296,716 297,662 301,109 Dividends and Common Stock Purchase Summary 2016 Percent Change 2015 2014 2013 2012 2011 2010 2009 2008 2007 Dividends paid $ 346,588 6.0% $327,101 $296,581 $237,456 $367,306 $191,741 $182,814 $106,943 $117,474 $66,216 % of net earnings 69.4% 63.3% 60.0% 52.9% 87.3% 53.6% 68.9% 58.0% 42.0% 28.5% Dividends paid per share $ 1.20 7.1% 1.12 1.00 0.80 1.24 0.65 0.62 0.36 0.395 0.22 Purchases of common stock $ 59,440 -79.7% 292,951 52,942 9,080 - - - 41,104 25,958 87,311 % of net earnings 11.9% 56.7% 10.7% 2.0% - - - 22.3% 9.3% 37.5% Common stock shares purchased 1,600 -77.5% 7,100 1,200 200 - - - 2,200 1,180 4,172 Average price paid per share $ 37.15 -10.0% 41.26 44.12 45.40 - - - 18.69 22.00 20.93 Financial Position at Year End 2016 Percent Change 2015 2014 2013 2012 2011 2010 2009 2008 2007 Operational working capital (accounts receivable, net and inventories) $ 1,492,705 8.0% $1,381,638 $1,331,301 $1,198,399 $1,087,542 $984,746 $827,502 $722,574 $809,187 $740,923 Net working capital (current assets less current liabilities) $ 1,445,126 11.9% 1,291,610 1,207,912 1,168,629 1,082,482 1,048,320 923,513 862,855 827,410 742,980 Fixed capital (property and equipment, net) $ 899,697 9.9% 818,889 763,889 654,850 516,427 435,601 363,419 335,004 324,182 276,627 Total assets $ 2,668,884 5.4% 2,532,462 2,359,102 2,075,784 1,815,832 1,684,948 1,468,283 1,327,358 1,304,149 1,163,061 Total debt (current portion of debt and long-term debt) $ 390,000 6.8% 365,000 90,000 - - - - - - - Total stockholders' equity $ 1,933,094 7.3% 1,801,289 1,915,217 1,772,697 1,560,360 1,458,976 1,282,512 1,190,843 1,142,259 1,010,161 All information contained in this Annual Report reflects the 2-for-1 stock split in 2011. (1) Reflects impact of stock options issued by the Company that were in-the-money and outstanding during the period. FINANCIAL HIGHLIGHTS Cash Flow Summary 2016 Percent Change 2015 2014 2013 2012 2011 2010 2009 2008 2007 Net cash provided by operating activities $ 513,999 -6.0% $546,940 $499,392 $416,120 $396,292 $268,489 $240,488 $306,070 $259,898 $227,895 % of net earnings 102.9% 105.9% 101.1% 92.8% 94.2% 75.0% 90.6% 166.0% 92.9% 98.0% Less capital expenditures, net $ (182,946) 26.0% (145,227) (183,655) (201,550) (133,882) (116,489) (69,138) (47,675) (86,923) (49,830) Acquisitions and other $ (5,147) -85.5% (35,400) (5,577) (145) (133) 212 (10,329) (5,133) (72) (265) Free cash flow $ 325,906 -11.0% 366,313 310,160 214,425 262,277 152,212 161,021 253,262 172,903 177,800 % of net earnings 65.2% 70.9% 62.8% 47.8% 62.4% 42.5% 60.7% 137.4% 61.8% 76.4%

2016 ANNUAL REPORT 6 2016 High Low 2015 High Low First quarter $49.87 $36.53 First quarter $47.40 $39.82 Second quarter 48.93 42.70 Second quarter 43.41 40.01 Third quarter 45.36 39.92 Third quarter 42.82 36.13 Fourth quarter 49.17 38.16 Fourth quarter 41.64 35.50 As of January 20, 2017, there were approximately 1,100 record holders of our common stock, which includes nominees or broker dealers holding stock on behalf of an estimated 205,000 beneficial owners. In 2016 and 2015, we paid dividends per share totaling $1.20 and $1.12, respectively. On January 17, 2017, we announced a quarterly dividend of $0.32 per share to be paid on February 28, 2017 to shareholders of record at the close of business on February 1, 2017. Our board of directors intends to continue paying quarterly dividends, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors. We purchased 1,600,000 shares of our common stock in 2016 at an average price of $37.15 per share. In 2015, we purchased 7,100,000 shares of our common stock at an average price of $41.26 per share. Common Stock Data Our shares are traded on The NASDAQ Stock Market under the symbol ‘FAST.’ The following table sets forth, by quarter, the high and low closing sale price of our shares on The NASDAQ Stock Market for the last two years(1). 2015 Net Sales Gross Profit Pre-tax Earnings Net Earnings Basic Net Earnings per Share Diluted Net Earnings per Share First quarter 953,317 484,050 203,512 127,606 0.43 0.43 Second quarter 997,827 502,087 225,099 140,357 0.48 0.48 Third quarter 995,250 502,225 219,204 136,494 0.47 0.47 Fourth quarter 922,793 460,572 178,205 111,904 0.39 0.39 Total 3,869,187 1,948,934 826,020 516,361 1.77 1.77 2016 Net Sales Gross Profit Pre-tax Earnings Net Earnings Basic Net Earnings per Share (1) Diluted Net Earnings per Share First quarter 986,680 491,460 199,851 126,227 0.44 0.44 Second quarter 1,014,287 501,592 207,817 131,521 0.46 0.45 Third quarter 1,013,122 499,834 201,239 126,925 0.44 0.44 Fourth quarter 947,947 471,891 180,822 114,805 0.40 0.40 Total 3,962,036 1,964,777 789,729 499,478 1.73 1.73 (1) The closing sale price was obtained from Shareholder.com, a division of Nasdaq OMX. STOCK AND FINANCIAL DATA SELECTED Q UA RTER LY FINANCIAL DA TA (UN AUDITED ) (Dollar amounts in Thousands Except Share and Per Share Information) (1) Amounts may not foot due to rounding difference. $ $ $ $

2016 ANNUAL REPORT 7 Invested $9,000 on August 20, 1987 Value on December 31, 2016: $4,510,080 STOCK PERFORMANCE HIGHLIGHTS(1), (2) (1) The share data represents past performance, which is no guarantee of future results. (2) The dollar amounts above are presented in whole numbers versus thousands or millions as is prevalent in the remainder of this document. $1,000,000 $2,000,000 $3,000,000 $4,000,000 $5,000,000 198 7 198 9 199 1 199 3 199 5 199 7 199 9 200 1 200 3 200 5 200 7 200 9 201 1 201 3 201 5 201 7 Stock Split INITIAL PUBLIC OFFERING (IPO) On August 20, 1987 (date of our initial public offering), 1,000 shares of our stock sold for $9,000. Approximately 29 years later, on December 31, 2016, those 1,000 shares, having split seven times, were 96,000 shares worth $4,510,080, for a gain of approximately 23.9% compounded annually. (In addition, the holder of these shares would have received $784,224 in dividends since August 20, 1987, for a total gain of approximately 24.6% compounded annually.) TEN YEARS On December 31, 2006, 1,000 shares of our stock sold for $35,880. Ten years later, on December 31, 2016, those 1,000 shares, having split once, were 2,000 shares worth $93,960, for a gain of approximately 10.1% compounded annually. (In addition, the holder of these shares would have received $15,210 in dividends since December 2006, for a total gain of approximately 11.8% compounded annually.) FIVE YEARS On December 31, 2011, 1,000 shares of our stock sold for $43,610. Five years later, on December 31, 2016, those 1,000 shares were worth $46,980 for a gain of approximately approximately 1.5% compounded annually. (In addition, the holder of these shares would have received $5,360 in dividends since December 2011, for a total gain of approximately 3.7% compounded annually.) HISTORICAL STOCK PERFORMANC E RETURNS TO SHAREHOLDER S We have paid dividends in every year since 1991. Since going public in 1987, we have maintained a consistent focus on avoiding, if feasible, the potentially dilutive impact of our activities on our shareholders. To this end, we have grown our organization principally with internal cash flow, have supported the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan with stock purchased in the open market, and, since creating a stock option program in 2003, have periodically purchased common stock in the open market to, among other things, offset the potential impact of our stock option grants. We have purchased approximately 20.0 million shares since 2003, and, have granted our employees options to purchase approximately 12.6 million shares. (Note: These amounts have been adjusted to reflect the impact of stock splits.) This philosophy has allowed us to balance internal investment with cash returns to shareholders. In the last five years, we have spent $847 million in net capital expenditures and returned $1,989 million to investors through dividends and share purchases, all while maintaining a conservative balance sheet.

2016 ANNUAL REPORT 8 While working in his dad’s auto supply shop in Winona, Minnesota, 11-year-old Bob Kierlin observed that the fasteners they sold were all pre-packaged in boxes that happened to be about the same size as a pack of cigarettes. This got him thinking: If packs of cigarettes can be vended, why not boxes of fasteners? The question stuck with him through the years, ultimately inspiring Fastenal’s original business plan. After being turned down by at least 30 potential investors, Kierlin fi nally convinced four friends – Van McConnon, Jack Remick, Steve Slaggie and, later, Mike Gostomski – to help get his business idea off the ground. The vision was to create a completely self-service fastener store in Winona lined with vending machines capable of dispensing small boxes of nuts, bolts, and screws. The company’s early survival hinged on two imperatives: waste nothing and buy as much bulk inventory as possible. Before long, kegs of fasteners fi lled the store, the basement, and various garages around town, at which point it occurred to Bob and the gang that they could grow a lot faster if they spread all that product out to other markets. The fi rst store outside of Winona was Rochester, MN (1971), followed by La Crosse, WI (1974), Dubuque, IA (1975), Eau Claire, WI (1976), and Mankato, MN (1977). Bob’s laser focus on cost control fostered a culture of extreme frugality. Fastener kegs were repurposed as offi ce chairs. Customer orders were packed in surplus toothpaste boxes (purchased for three cents each). And the thermostat at headquarters was set to a refreshing 55 degrees in the dead of winter. This no-frills approach enabled the team to pour every penny into growing the business. IT ALL STARTED HERE ROLL OUT THE BARRELS A PENNY SAVED WITH A LITTLE HELP FROM MY FRIENDS OUR FIRST CELEBR ATIN G GROWTH THROUGH 50 YEARS OF Rochester, MN Top Row (L-R) Bob Kierlin, Van McConnon, Jack Remick Bottom Row (L-R) Steve Slaggie, Mike Gostomski Van McConnon and Jack Remick in the original (Winona, MN) store La Crosse, WI

2016 ANNUAL REPORT 9 Bob envisioned that there would one day be hundreds of machines set up across the country, all serviced by a fl eet of gleaming semis bearing the company’s name: “Lightning Bolts,” with a streak of lightning underlining the letters. … This vision quickly evaporated when Steve and Jack threatened to withdraw their money unless they came up with a better name. After much head-scratching and debate, they fi nally settled on “Fastenal” because they fi gured people would use their products to “fasten all” kinds of things. In 1967, they rented a space for the test store, ordered 1,400 bags of fasteners to go into the yet- to-be-built prototype machines, held a grand opening to generate some cash … and promptly discovered that customers wanted fastener sizes and quantities that couldn’t possibly be vended. According to Van McConnon, Bob seemed unfazed by the revelation: “He just said, ‘Well, Van, why don’t you just start making sales calls and sell some nuts and bolts?’” With that, the vending concept was tabled and Fastenal’s store-based, outside-sales-driven business model was born. With the launch of additional stores, the Winona location took on the role of a (primitive) distribution center. John Newell, the assistant manager, would fi eld phone calls from the other stores, jot down their product requests on pieces of scrap paper, and stick them on a screw that had been drilled through a two-by-four. Once a week, the Winona team would sift through the impaled notes and pull all the orders. Store personnel would have to drive to Winona to pick up their products, often letting themselves into the store at night or over the weekend to fi nd their designated “pile.” It wasn’t until 1975 that stores began receiving sporadic truck deliveries from Winona (via a salvaged half-ton fl atbed truck known as “the White Knight”). In 1981 we hired our fi rst full-time truck driver, Bob Wittenberg; and within a few years, the rough contours of Fastenal’s distribution system began to take shape, with a growing fl eet of trucks running increasingly frequent routes to surrounding stores. WHY “FASTENAL”? The “Blue Team” may very well have ended up as the “Yellow Team” or even the “Red Team” if it weren’t for an industrial design textbook called Human Engineering. This is where Bob originally learned that blue on white is the most legible and impactful color combination for text. …AND WHY SO BLUE? A STORE IS BORN WHEELS OF PROGRESS CUSTOMER SERVICE (Above) Fastenal’s fi rst semi drivers: Steve Thicke, Rick Todd, and Bob Wittenberg (Far left) Our fi rst truck after “the White Knight” was a 135-horsepower Mercedes capable of achieving speeds as high as 57 m.p.h.! (Left) Steve Thicke, looking relieved that we eventually moved on to bigger and better trucks

2016 ANNUAL REPORT 10 For our fi rst 20 years, Winona was home to Fastenal’s lone distribution center. That changed in 1987 when a second warehouse was opened in Indianapolis with one driver and one guy running the warehouse (the forebears of our “I-Hub” master DC). For our next hub opening, we traveled all the way to Scranton, Pennsylvania, then to Dallas, Atlanta, and eventually all over the country (and beyond), gradually shifting from a Winona-centric model to a truly regionalized system. “It was all geared toward taking care of the customer as quickly as possible,” said Bob Kierlin. “That’s really the goal of everything we do with our distribution network.” Everyone who uses a fastener needs to apply it with some kind of tool. … This simple truism spurred Fastenal’s foray into non-fastener product lines starting in the early 1990s. At fi rst, tools and other MRO supplies were sold in separate “FastTool” stores located adjacent to existing Fastenal locations, but within a few years everything was combined in our regular Fastenal stores. The tool expansion essentially doubled our sales opportunity in each market, in turn making it feasible to open stores in towns half the size. Following the same logic, each subsequent product line rollout brought us closer to our customers. MORE THAN JUST NUTS & BOLTS MEANWHILE, BACK AT THE WAREHOUSE OUR FIRST CELEBR ATIN G GROWTH THROUGH 50 YEARS OF When Fastenal’s headquarters were relocated to a larger building in 1982, two small rooms were set aside to accommodate a vertical mill, a lathe, a horizontal grinding machine, a cut-off machine, and a de-burring machine – all operated by a single machinist. This added a critical dimension to our service, enabling sales people to respond to customer demands for hard-to-fi nd parts with two winning questions: How many do you need? And when do you need them? DO-IT-YOURSELF MANUFACTURING Fastenal really began to hit its stride in the early 1980s. The strategy was pretty basic: place products and people close to the customer and empower everyone in the organization to make decisions, take risks, and share the success of their company. As Bob Kierlin later refl ected, “Our growth was really driven by our belief in people and what they could do if given an opportunity.” THE POWER OF FASTENAL PEOPLE Steve Jacobson and Jeff Klint at Fastenal’s second Twin Cities location I-Hub (Indianapolis, IN), early 1990s

2016 ANNUAL REPORT 11 Fastenal faced some growing pains heading into the mid-1980s. A cash crunch was making it diffi cult to grow the company at full throttle. Meanwhile, the founders were struggling to fi nd a way to give employees an ownership stake in the business they were all working so hard to build. With this as backdrop, in 1987 the decision was made to take the company public. It was a modest IPO (one million shares sold for $9 per share), but it set the stage for remarkable growth. Fastenal’s sales soared from roughly $20 million in 1987 to around $400 million in 1997; and our store count, which stood at just over 50 at the time of the IPO, surpassed 800 by the end of the 1990s. GOING PUBLIC CUSTOMER SERVICE The evolution of Fastenal’s business can be described as a journey deeper and deeper into the service of our customers. In the 1980s we set up our fi rst jobsite trailers, providing a mobile “store” in the middle of a construction site. In 1992, we added a new twist by opening our fi rst store within a customer facility. This was a purely practical decision. The customer needed more inventory than we could fi t in our local store in Manitowoc, WI, so they invited us to move in – a fortuitous beginning to our Onsite service model. MOVING CLOSER TO OUR CUSTOMERS… …AND EXPANDING OUR HORIZONS Our journey of service eventually led our teams beyond the U.S. borders. In 1994, we opened our fi rst store in Canada, planting a seed that within 20 years would grow into a quarter-billion-dollar business with 1,200- plus employees. In 2001, we started doing business in Mexico. That same year we opened up in Singapore, our fi rst Asia Pacifi c sales location. And we’ve since opened sales locations all over the world, providing local service to our customers as they globalized their operations.

2016 ANNUAL REPORT 12 OUR FIRST CELEBR ATIN G GROWTH THROUGH CUSTOMER SERVICE 50 YEARS OF Nearly forty years after starting the business, we fi nally realized Bob Kierlin’s dream of dispensing industrial supplies out of vending machines. It took a while for our vending program to gain traction when it fi rst rolled out in late 2008, but as stores began to embrace the value of vending (as a customer solution and a growth driver), the number of Fastenal machines installed at customer sites skyrocketed – from just over 7,000 at the close of 2011, to nearly 63,000 by the close of 2016. Most analysts agree that the current North American market potential for Fastenal is at least $100 billion, and many would say it’s closer to $150 billion. Our current sales represent around four percent of that market – i.e., for every four dollars we have today, there are 96 dollars potentially to be gained. In short, as far as we’ve come during our fi rst 50 years, our journey is likely just beginning. CELEBRATING OUR FIRST 50 YEARS. FOCUSED ON OUR NEXT 50 YEARS. COMING FULL CIRCLE THE NEXT CHAPTER By 2001, Fastenal had 1,000-plus stores spanning all 50 states, but most of them were better suited for outside sales than walk-in business. A dramatic transformation began in 2002 with the launch of the Customer Service Project, better known as CSP. It involved relocating stores to more prominent locations, shifting inventory from the hubs to the stores, creating store front rooms with open fl oor plans and retail fi xtures, and streamlining systems to speed up invoicing. It all added up to faster service and a much more inviting customer experience. AN EXTREME STORE MAKEOVER FSB IS IN SESSION Opening hundreds of new stores meant developing thousands of employees to run them. … Enter the “Devos” (aka the Development Team), a group of seasoned store managers tasked with traveling the country to train new team members in store back rooms, distribution centers, and other makeshift classrooms. In the late ‘90s we took our training efforts to the next level by developing a full-fl edged corporate university, the Fastenal School of Business (FSB). Launched in 1999 with just two classes, FSB later merged with the Devos to provide an ever-expanding offering of courses via regional campuses and, in recent years, a robust virtual campus. Sioux Falls, South Dakota Fastenal store

2016 ANNUAL REPORT JAMES C. JANSEN Executive Vice President - Manufacturing HOLDEN LEWIS Executive Vice President and Chief Financial Officer LELAND J. HEIN Senior Executive Vice President - Sales SHERYL A. LISOWSKI Controller, Chief Accounting Officer, and Treasurer DANIEL L. FLORNESS President and Chief Executive Officer WILLIAM J. DRAZKOWSKI Executive Vice President - National Accounts Sales EXECUTIVE OFFICER S ANNUAL MEETING The annual meeting of shareholders will be held at 10:00 a.m., central time, April 25, 2017, at our home office located at 2001 Theurer Boulevard, Winona, Minnesota. HOME OFFICE Fastenal Company 2001 Theurer Boulevard Winona, Minnesota 55987-0978 Phone: (507) 454-5374 Fax: (507) 453-8049 LEGAL COUNSEL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Faegre Baker Daniels LLP Minneapolis, Minnesota KPMG LLP Minneapolis, Minnesota FORM 10-K TRANSFER AGENT A copy of our 2016 Annual Report on Form 10-K to the Securities and Exchange Commission is available without charge to shareholders upon written request to internal audit at the address of our home office listed on this page. Copies of our latest press releases, unaudited supplemental company information, and monthly sales information are available at: http://investor.fastenal.com. Wells Fargo Bank, N.A. Minneapolis, Minnesota CORPOR ATE INFORM ATIO N MICHAEL J. DOLAN Self-Employed Business Consultant, Retired Executive Vice President and Chief Operating Officer, The Smead Manufacturing Company SCOTT A. SATTERLEE Retired President of North America Surface Transportation Division, C.H. Robinson Worldwide, Inc. RITA J. HEISE Self-Employed Business Consultant, Retired Corporate Vice President and Chief Information Officer of Cargill, Incorporated STEPHEN L. EASTMAN President of the Parts, Garments, and Accessories Division of Polaris Industries Inc. (recreational vehicle manufacturer) DANIEL L. JOHNSON President and Chief Executive Officer of M.A. Mortenson Company (family owned construction company) REYNE K. WISECUP DARREN R. JACKSON Retired Chief Executive Officer, Advance Auto Parts, Inc. WILLARD D. OBERTON Chairman of the Board, Retired President and Chief Executive Officer, Fastenal Company MICHAEL J. ANCIUS Director of Strategic Planning, Financing, and Taxation, Kwik Trip, Inc. (retail convenience store operator)DIRECTOR S DANIEL L. FLORNESS NICHOLAS J. LUNDQUIST Senior Executive Vice President - Operations GARY A. POLIPNICK Executive Vice President - FAST Solutions® REYNE K. WISECUP Senior Executive Vice President - Human Resources JEFFERY M. WATTS Executive Vice President - International Sales TERRY M. OWEN Senior Executive Vice President - Sales Operations JOHN L. SODERBERG Executive Vice President - Information Technology CHARLES S. MILLER Executive Vice President - Sales

2016 ANNUAL REPO RT 9705201 2016 Annual Report | 01.17 KS | Printed in the USA