Form 10-K, Exhibit 13
period 2017-12-31
FASTENAL CO
filed 2018-02-05
CIK 815556

2017 ANNUAL REPORT 9706257 | 2017 Annual Report | 2.18 KV | Printed in the USA 2017 ANNUAL REPORT

2017 ANNUAL REPORT 2017 ANNUAL REPORT CO UN TR IES W ITH I N-MARKET LOCATION S JAMES C. JANSEN Executive Vice President - Manufacturing HOLDEN LEWIS Executive Vice President and Chief Financial Officer LELAND J. HEIN Senior Executive Vice President - Sales SHERYL A. LISOWSKI Controller, Chief Accounting Officer, and Treasurer DANIEL L. FLORNESS President and Chief Executive Officer WILLIAM J. DRAZKOWSKI Executive Vice President - National Accounts Sales EXECUTIVE OFFICER S ANNUAL MEETING The annual meeting of shareholders will be held at 10:00 a.m., central time, April 24, 2018, at our home office located at 2001 Theurer Boulevard, Winona, Minnesota. HOME OFFICE Fastenal Company 2001 Theurer Boulevard Winona, Minnesota 55987-0978 Phone: (507) 454-5374 Fax: (507) 453-8049 LEGAL COUNSEL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Faegre Baker Daniels LLP Minneapolis, Minnesota KPMG LLP Minneapolis, Minnesota FORM 10-K TRANSFER AGENT A copy of our 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge to shareholders upon written request to internal audit at the address of our home office listed on this page. Copies of our latest press releases, unaudited supplemental company information, and monthly sales information are available at: http://investor.fastenal.com. Equiniti Trust Company Mendota Heights, Minnesota CORPOR ATE INFORM ATIO N $4.4 BILLIO N NET SALE S NET EARNING S $578.6 MILLIO N TABLE OF CONTENTS 1-3 Letter to Shareholders 4-5 10-Year Selected Financial Data & Financial Highlights 6 Stock and Financial Data MICHAEL J. DOLAN Self-Employed Business Consultant, Retired Executive Vice President and Chief Operating Officer, The Smead Manufacturing Company SCOTT A. SATTERLEE Retired President of North America Surface Transportation Division, C.H. Robinson Worldwide, Inc. RITA J. HEISE Self-Employed Business Consultant, Retired Corporate Vice President and Chief Information Officer of Cargill, Incorporated STEPHEN L. EASTMAN President of the Parts, Garments, and Accessories Division of Polaris Industries Inc. (recreational vehicle manufacturer) DANIEL L. JOHNSON President and Chief Executive Officer of M.A. Mortenson Company (family owned construction company) REYNE K. WISECUP DARREN R. JACKSON Retired Chief Executive Officer, Advance Auto Parts, Inc. WILLARD D. OBERTON Chairman of the Board, Retired President and Chief Executive Officer, Fastenal Company MICHAEL J. ANCIUS Vice President and Chief Financial Officer, A.L.M. Holding Company (construction and energy company)DIRECTOR S DANIEL L. FLORNESS NO. OF FASTENAL SCHOOL OF BUSINESS COURSE COMPLETIONS 655,261 BRANCHES 2,383 INVENTORY VALUE $1.1 BILLION NO. OF ORDERS PROCESSED 37,641,814 20,565 EMPLOYEES 127,000+ EMPLOYEE SAFETY COACHING, TRAINING, & INSPECTION EVENTS GLANCE FASTENAL AT A 143 MILLIONMILES DELIVERED 834DELIVEREDMILLION POUNDS 50,000+ BIN STOCKS ACTIVE 605 ONSITE LOCATIONS 71,000 + VENDING MACHINES INSTALLED DAILY SALES GROWTH TO CUSTOMERS WITH VENDING 13.2% GARY A. POLIPNICK Executive Vice President - FAST Solutions® REYNE K. WISECUP Senior Executive Vice President - Human Resources JEFFERY M. WATTS Executive Vice President - International Sales TERRY M. OWEN Senior Executive Vice President - Sales Operations JOHN L. SODERBERG Executive Vice President - Information Technology CHARLES S. MILLER Executive Vice President - Sales 7 Stock Performance Highlights 8 A Deeper Level of Value INSIDE BACK COVER Directors Executive Officers Corporate Information NICHOLAS J. LUNDQUIST Senior Executive Vice President - Operations 24

2017 ANNUAL REPORT 1 LETTER TO SHAREHOLDERS A Good Year for the Blue Team Our 50th year was a good year for Fastenal, a year for our customers and employees to experience improving success, a year for our suppliers to participate in this success, and a year for our shareholders to enjoy a return on their investment. It was also a year to remind us about the nature of Fastenal. We believe in people. We believe we can accomplish anything if everyone in the organization pursues a common goal. And we believe we can accomplish our goals faster if we unleash the vast human potential within the organization. We have a common goal; it’s Growth Through Customer Service. We also have a means to unleash our potential; it’s called challenging each other, providing great training, and operating with a decentralized decision-making mindset. What a difference a couple of years can make. At the end of 2015, our customers were experiencing a weak economy and we were struggling for growth. We closed out the year with a daily sales contraction of about 2% during the fourth quarter. In 2016, we worked extremely hard, but it often felt like we were running in place. We found our footing as we stepped into 2017. We also started to ‘Think Big,’ and we rekindled our belief in our ability to grow faster. For the year, we grew our sales around 11% and grew our pre-tax earnings around 11% – a return to double digits on both fronts. We are proud of this accomplishment. Here is a quick recap of 2017. In the first quarter we grew both sales and pre-tax earnings around 6%, a welcome improvement. Our momentum continued in the second quarter as we grew our sales around 11% and our pre-tax earnings around 13%. We were excited to create some leverage in the business. (For this purpose, we define leverage as pre-tax earnings growing faster than sales.) In the third quarter we grew both our sales and pre-tax earnings around 12%. That was less satisfying than the second quarter. We understand our growth drivers, and we understand that our primary growth drivers carry a lower gross profit margin contribution. This challenges our gross profit margins as our sales mix changes. Our complementary challenge is simply to manage our operating expenses as this sales mix change progresses. These aren’t new comments, but they’re worth repeating. Our lack of leverage in the third quarter did raise some concerns for us. We believe we should be able to leverage 12% revenue growth. That said, there are a couple of items worth noting about the quarter. First, there was one less business day (63 days in 2017 versus 64 days in 2016). One less day means about $18 million less in sales; however, certain expenses are linked to the month, not the day, and they don’t drop when we lose a business day. Examples include base payroll dollars, benefits, vehicle payments, insurance, and occupancy. This hurts our gross profit percentage as freight utilization suffers. It also hurts our operating expense percentage as facility and people utilization suffers. The second item centers on people costs and on our aggressive ramp-up related to our Onsite rollout. Late in 2016, we modified our branch manager compensation formula. This change, when combined with an added element to reward for Onsite revenue growth, added to our expense growth. We have also been aggressively adding resources to vet and implement new Onsite locations. We view this as a great long-term investment, but it did create some added expenses in the near term. These two items will also impact subsequent quarters. This brings us to the fourth quarter, when we grew our sales about 15%. Given the relatively strong gross profit margin performance in the fourth quarter of 2016, we did not expect to leverage our pre-tax earnings; however, we did expect pre-tax earnings to grow within two or three percentage points of sales growth. We fell just shy of this and grew our pre-tax earnings about 11%. We moved a bit too slowly on challenging our gross profit margins. As president and CEO, that’s on me. With that said, I’m glad we continued to invest in our future. This will serve us well in 2018. You might have noticed the discussion above was focused on sales growth and pre-tax earnings growth. The recent income tax changes in the United States had a meaningful impact on our fourth quarter net earnings – our tax expense dropped and our net earnings grew faster. By focusing our discussion on pre-tax results, we were able to provide you with a more ‘straightforward’ discussion. (We like straightforward.) You may be wondering why a tax law signed in 2017 and effective in 2018 would impact our net earnings in the fourth quarter of 2017. This relates to the tax liabilities we had previously recorded on our financial statements for deferred taxes. To make a long story short, these liabilities (which will come due in future years) were recorded using the old income tax rates but will be paid using the new income tax rates. The accounting rules stipulate that we recognize this impact in the quarter the tax law is signed, hence our recognition in the fourth quarter of 2017. We also expect that the recent income tax changes will continue to have a meaningful impact on our results. This impact is magnified by the global mix of our business, which remains ‘U.S.-centric’ despite our continued international expansion. From an historical perspective, we didn’t start to expand our global footprint until we entered Canada in the mid-1990s. Because of this, our business in the United States enjoyed a 30-year ‘head start’ and continues to generate over 85% of our sales and profits. As a result, our

2017 ANNUAL REPORT 2 On November 6, 2017, 65 long-tenured Fastenal employees traveled to Times Square to ring the Nasdaq opening bell. The event was a celebration of two major milestones for our company in 2017: 50 years in business and 30 years on the Nasdaq Stock Market. income tax expense is primarily driven by U.S. income tax rates, which historically have been high relative to the rest of the world. To put this in perspective, the average effective income tax rate of the companies included in the S&P 500 has been around 27% in recent years. By contrast, our rate has been closer to 37%. Our customers have historically been limited by four things – the vibrancy and size of their economy, the ability to fund growth, the ability to develop their talent, and the ability to develop ideas to serve their market. These four limitations impact Fastenal too. With a stronger economy and lower tax burden, our task in 2018 will center on the last two items – developing talent and generating ideas. Year 51 is here for Fastenal. Let’s continue to build our traditions, starting with a simple approach - Think Big! Fastenal began in November 1967, and as was mentioned earlier, we celebrated 50 years in business during 2017. A lesser known milestone also occurred: We celebrated 30 years as a public company (since August 1987). Many have benefitted from our decision to go public, including our employees, who have an opportunity to take ownership in the company they’re working so hard to grow. Milestones are too often about celebrating the past. Our 2017 milestones gave us an opportunity to reflect on the enduring strength of our culture and core beliefs. We believe in people, we believe in decentralized decision-making, we promote from within, we provide great business solutions for customers, and we believe in the future. Speaking of the future, we believe we have the ability to grow for years to come. We think this statement is important. We also believe this can be profitable growth. Here are some thoughts on our business. First, we foster strong customer relationships by providing products and services through multiple channels. These channels include our traditional branch network, our Onsite network, our vending network, our FMI (Fastenal Managed Inventory, or bin stock) network, and our distribution network outside of North America. Most of our customers buy from us through multiple channels. In fact, if you add up customers with multiple-channel purchases, it’s approximately 90% of our revenues. We have to perform at a high level every day, but because our customer relationships are so durable, the economy and our ability to expand business relationships really drive our results. The 10% of our revenue that is single-channel primarily includes smaller customers and ‘cash customers’ (non-account retail sales). These customers tend to buy from us through the traditional branch network. Fortunately, our growth with these last two groups of customers continues to experience growth as well. Second, we believe we have a durable and vibrant business model. Our durability derives from our frugality. This allows us to be profitable where others aren’t and to try things others can’t. We’re vibrant in that we learn from each other, and can identify and replicate best practices quickly across the company. Third, the market is really big. After 50 years in business, we believe our market share is just a small sliver of the potential opportunity. Some insight into several of our channels: Let’s talk industrial vending. It helps us grow faster, it’s profitable, and we continue to improve (although we still have a lot of opportunity for improvement). We ended 2017 with about 86,000 vending devices deployed. Roughly 71,000 of these devices primarily vend Fastenal-supplied products, and the remaining 15,000 devices are primarily used to check out and return customer-owned assets (tools, scanners, gauges, etc.) We believe we are 12 to 18 months from having 100,000 total devices deployed.* Let’s talk Onsite. An Onsite business is a discrete business unit serving a large customer location. We often describe it as a ‘branch’ within a customer’s facility, but it can also be a customer- dedicated location within a lower-cost facility near the customer, or a customer-dedicated location within an overflow space in the back of an existing branch. Our Onsite model has become a bigger growth driver in recent years. At the end of 2014, we had roughly 200 Onsite locations. Today, we have over 600, and we believe we are 12 to 18 months from having 1,000 Onsite businesses.*

2017 ANNUAL REPORT 3 DANIEL L. FLORNESS President and Chief Executive Officer * We don’t have a crystal ball. This is neither a prediction nor a target; it’s our stated belief in the future. We often speak about national accounts and government accounts. These aren’t channels; they’re customer types. What makes them different is we utilize a non-branch sales force to cultivate and grow these relationships (although local branch and Onsite personnel provide most of the delivery and stocking services). We have a great sales team, and they are operating at a very high level. These two customer groups represent just over 50% of our revenue and contribute nearly 70% of our growth. Our 50-year-old business evolves. We have some core beliefs, and these beliefs typically manifest in our strategy. We believe our marketplace can be under-served by traditional distribution; therefore, we live by a Growth Through Customer Service motto. We believe proximity to our customer is a key ingredient to service; therefore, we operate a very frugal business ethic to stretch our ability to operate smaller distribution locations close to our customer. Finally, we know the needs of our customers, the nature of our competitive landscape, and the location of our marketplace change every day; therefore, we need to evolve and understand our marketplace to provide success for our customers, our employees, our suppliers, and our shareholders. Here are two perspectives – one on our evolution over the last 15 years focused on time, the other on marketplace differences. Time – In the five-year period from 2003 to 2007 we opened around 1,000 branch locations and we closed/consolidated seven. The number of Onsite businesses increased from around 75 to 130, and the number of deployed vending devices went from very few to still very few. In the five-year period from 2008 to 2012 we opened around 550 branch locations and we closed/consolidated around 65. The number of Onsite businesses increased from around 130 to 160, and the number of deployed vending devices went from very few to around 21,000. In the five-year period from 2013 to 2017 we opened approximately 175 branch locations; however, we closed/consolidated around 450. The number of Onsite businesses increased from around 160 to over 600, and the number of deployed vending devices went from around 21,000 to around 86,000. This evolution positions us to provide a greater service from an ever closer proximity. Markets – We operate in individual marketplaces (cities) ranging from large to small. We think of it as three distinct markets. Large markets: In the United States, there are approximately 100 Major MSAs (defined as Metropolitan Statistical Areas with a population over 500,000 people). The Large MSA markets represent just over half of our revenues, just over half of our branch locations, and just over half of our Onsite locations. Smaller Markets: In the United States, we track approximately 170 Small MSAs (defined as Metropolitan Statistical Areas with a population under 500,000 people). Our home office is located in one of these Small MSAs, an area that includes La Crosse, Wisconsin and Winona, Minnesota. The Small MSA markets represent just over 15% of our revenues, around 15% of our branch locations, and just over 15% of our Onsite locations. Markets ignored by others: For lack of a better term, we refer to the rest as our ‘Non-MSA’ markets (primarily smaller towns and rural areas). The Non-MSA markets represent about a third of our revenues, about a third of our branch locations, and about a third of our Onsite locations. I personally find this information really exciting because our business model is successful in various channels (branch, Onsite, vending, FMI, etc.), in various economies (United States, Canada, Mexico, and overseas), and in a range of market sizes, from major cities to small towns. It all adds up to a lot of great opportunities for members of the Blue Team to be successful serving customers. Finally, some thoughts on our obligations: After two years in this role, I try to be honest about the quality and type of leadership I provide. The Blue Team deserves great leadership every day. If you flip to the inside back cover of this report, you will see a group of talented, dedicated, and diverse leaders. If you look deeper into the organization, you will see an incredible depth of talent and potential – we are fortunate. When thinking about my obligation to our team, several thoughts come to mind: (1) to communicate, (2) to listen, and (3) to challenge the team to Think Big! When thinking about the obligations of every Fastenal employee to each other, again several thoughts come to mind: (1) be willing to learn and change, (2) be willing to help each other succeed, and (3) be willing to challenge each other to Think Big! And finally, a few overriding obligations for everyone at Fastenal: (1) Create opportunities for your customers and for your employees every day. (2) Think Big! This means - have a plan, stretch yourself, and vet your business plan with those around you (your team, your peers, your mentor or leader). (3) Make wise decisions. Thank you for your belief in Fastenal, and thank you for being a shareholder. We will endeavor to make wise decisions every day as we embark on our next 50 years of Growth Through Customer Service. Sincerely,

2017 ANNUAL REPORT 4 Operating Results 2017 Percent Change 2016 2015 2014 2013 2012 2011 2010 2009 2008 Net sales $ 4,390.5 10.8% $3,962.0 $3,869.2 $3,733.5 $3,326.1 $3,133.6 $2,766.9 $2,269.5 $1,930.3 $2,340.4 Gross profit $ 2,163.6 10.1% 1,964.8 1,948.9 1,897.4 1,719.4 1,614.5 1,434.2 1,174.8 983.4 1,236.1 % of net sales 49.3% 49.6% 50.4% 50.8% 51.7% 51.5% 51.8% 51.8% 50.9% 52.8% Earnings before income taxes $ 873.1 10.6% 789.7 826.1 787.4 713.5 674.2 575.1 430.6 297.5 451.2 % of net sales 19.9% 19.9% 21.3% 21.1% 21.5% 21.5% 20.8% 19.0% 15.4% 19.3% Net earnings $ 578.6 15.8% 499.4 516.4 494.2 448.6 420.5 357.9 265.4 184.4 279.7 % of net sales 13.2% 12.6% 13.3% 13.2% 13.5% 13.4% 12.9% 11.7% 9.6% 12.0% Basic net earnings per share $ 2.01 16.1% 1.73 1.77 1.67 1.51 1.42 1.21 0.90 0.62 0.94 Basic weighted average shares outstanding 288.2 -0.3% 288.9 291.5 296.5 296.8 296.1 295.1 294.9 296.7 297.7 Diluted net earnings per share $ 2.01 16.2% 1.73 1.77 1.66 1.51 1.42 1.21 0.90 0.62 0.94 Diluted weighted average shares outstanding(1) 288.3 -0.3% 289.2 292.0 297.3 297.7 297.2 295.9 294.9 296.7 297.7 Dividends and Common Stock Purchase Summary 2017 Percent Change 2016 2015 2014 2013 2012 2011 2010 2009 2008 Dividends paid $ 369.1 6.5% $346.6 $327.1 $296.6 $237.5 $367.3 $191.7 $182.8 $106.9 $117.5 % of net earnings 63.8% 69.4% 63.3% 60.0% 52.9% 87.3% 53.6% 68.9% 58.0% 42.0% Dividends paid per share $ 1.28 6.7% 1.20 1.12 1.00 0.80 1.24 0.65 0.62 0.36 0.395 Purchases of common stock $ 82.6 38.8% 59.5 292.9 52.9 9.1 - - - 41.1 26.0 % of net earnings 14.3% 11.9% 56.7% 10.7% 2.0% - - - 22.3% 9.3% Common stock shares purchased 1.9 18.8% 1.6 7.1 1.2 0.2 - - - 2.2 1.2 Average price paid per share $ 43.43 16.9% $37.15 $41.26 $44.12 $45.40 - - - $18.69 $22.00 Financial Position at Year End 2017 Percent Change 2016 2015 2014 2013 2012 2011 2010 2009 2008 Operational working capital (accounts receivable, net and inventories) $ 1,700.7 13.9% $1,492.7 $1,381.6 $1,331.3 $1,198.4 $1,087.5 $984.7 $827.5 $722.6 $809.2 Net working capital (current assets less current liabilities) $ 1,584.8 9.7% 1,445.1 1,291.6 1,207.9 1,168.6 1,082.5 1,048.3 923.5 862.9 827.4 Fixed capital (property and equipment, net) $ 893.6 -0.7% 899.7 818.9 763.9 654.9 516.4 435.6 363.4 335.0 324.2 Total assets $ 2,910.5 9.1% 2,668.9 2,532.5 2,359.1 2,075.8 1,815.8 1,684.9 1,468.3 1,327.4 1,304.1 Total debt (current portion of debt and long-term debt) $ 415.0 6.4% 390.0 365.0 90.0 - - - - - - Total stockholders' equity $ 2,096.9 8.5% 1,933.1 1,801.3 1,915.2 1,772.7 1,560.4 1,459.0 1,282.5 1,190.8 1,142.3 All information contained in this Annual Report reflects the 2-for-1 stock split in 2011. (1) Reflects impact of stock options issued by the company that were in-the-money and outstanding during the period. (2) Reflects the impact of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, adopted January 1, 2017. (Amounts in Millions Except Per Share Information) 10-YEAR SELECTED FINANCIAL DA TA Cash Flow Summary 2017 Percent Change 2016 2015 2014 2013 2012 2011 2010 2009 2008 Net cash provided by operating activities (2) $ 585.2 12.6% $519.9 $550.3 $501.5 $418.9 $406.4 $268.5 $240.4 $306.1 $259.9 % of net earnings 101.1% 104.1% 106.6% 101.5% 93.4% 96.6% 75.0% 90.6% 166.0% 92.9% Less capital expenditures, net $ (112.5) -38.5% (183.0) (145.3) (183.7) (201.6) (133.9) (116.5) (69.1) (47.7) (86.9) Acquisitions and other $ (66.8) 1,209.8% (5.1) (35.3) (5.6) (0.1) (0.1) 0.2 (10.3) (5.1) (0.1) Free cash flow $ 405.9 22.3% 331.8 369.7 312.2 217.2 272.4 152.2 161.0 253.3 172.9 % of net earnings 70.2% 66.4% 71.6% 63.2% 48.4% 64.8% 42.5% 60.7% 137.4% 61.8%

2017 ANNUAL REPORT 5 Operating Results 2017 Percent Change 2016 2015 2014 2013 2012 2011 2010 2009 2008 Net sales $ 4,390.5 10.8% $3,962.0 $3,869.2 $3,733.5 $3,326.1 $3,133.6 $2,766.9 $2,269.5 $1,930.3 $2,340.4 Gross profit $ 2,163.6 10.1% 1,964.8 1,948.9 1,897.4 1,719.4 1,614.5 1,434.2 1,174.8 983.4 1,236.1 % of net sales 49.3% 49.6% 50.4% 50.8% 51.7% 51.5% 51.8% 51.8% 50.9% 52.8% Earnings before income taxes $ 873.1 10.6% 789.7 826.1 787.4 713.5 674.2 575.1 430.6 297.5 451.2 % of net sales 19.9% 19.9% 21.3% 21.1% 21.5% 21.5% 20.8% 19.0% 15.4% 19.3% Net earnings $ 578.6 15.8% 499.4 516.4 494.2 448.6 420.5 357.9 265.4 184.4 279.7 % of net sales 13.2% 12.6% 13.3% 13.2% 13.5% 13.4% 12.9% 11.7% 9.6% 12.0% Basic net earnings per share $ 2.01 16.1% 1.73 1.77 1.67 1.51 1.42 1.21 0.90 0.62 0.94 Basic weighted average shares outstanding 288.2 -0.3% 288.9 291.5 296.5 296.8 296.1 295.1 294.9 296.7 297.7 Diluted net earnings per share $ 2.01 16.2% 1.73 1.77 1.66 1.51 1.42 1.21 0.90 0.62 0.94 Diluted weighted average shares outstanding(1) 288.3 -0.3% 289.2 292.0 297.3 297.7 297.2 295.9 294.9 296.7 297.7 Dividends and Common Stock Purchase Summary 2017 Percent Change 2016 2015 2014 2013 2012 2011 2010 2009 2008 Dividends paid $ 369.1 6.5% $346.6 $327.1 $296.6 $237.5 $367.3 $191.7 $182.8 $106.9 $117.5 % of net earnings 63.8% 69.4% 63.3% 60.0% 52.9% 87.3% 53.6% 68.9% 58.0% 42.0% Dividends paid per share $ 1.28 6.7% 1.20 1.12 1.00 0.80 1.24 0.65 0.62 0.36 0.395 Purchases of common stock $ 82.6 38.8% 59.5 292.9 52.9 9.1 - - - 41.1 26.0 % of net earnings 14.3% 11.9% 56.7% 10.7% 2.0% - - - 22.3% 9.3% Common stock shares purchased 1.9 18.8% 1.6 7.1 1.2 0.2 - - - 2.2 1.2 Average price paid per share $ 43.43 16.9% $37.15 $41.26 $44.12 $45.40 - - - $18.69 $22.00 Financial Position at Year End 2017 Percent Change 2016 2015 2014 2013 2012 2011 2010 2009 2008 Operational working capital (accounts receivable, net and inventories) $ 1,700.7 13.9% $1,492.7 $1,381.6 $1,331.3 $1,198.4 $1,087.5 $984.7 $827.5 $722.6 $809.2 Net working capital (current assets less current liabilities) $ 1,584.8 9.7% 1,445.1 1,291.6 1,207.9 1,168.6 1,082.5 1,048.3 923.5 862.9 827.4 Fixed capital (property and equipment, net) $ 893.6 -0.7% 899.7 818.9 763.9 654.9 516.4 435.6 363.4 335.0 324.2 Total assets $ 2,910.5 9.1% 2,668.9 2,532.5 2,359.1 2,075.8 1,815.8 1,684.9 1,468.3 1,327.4 1,304.1 Total debt (current portion of debt and long-term debt) $ 415.0 6.4% 390.0 365.0 90.0 - - - - - - Total stockholders' equity $ 2,096.9 8.5% 1,933.1 1,801.3 1,915.2 1,772.7 1,560.4 1,459.0 1,282.5 1,190.8 1,142.3 All information contained in this Annual Report reflects the 2-for-1 stock split in 2011. (1) Reflects impact of stock options issued by the company that were in-the-money and outstanding during the period. (2) Reflects the impact of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, adopted January 1, 2017. FINANCIAL HIGHLIGHTS Cash Flow Summary 2017 Percent Change 2016 2015 2014 2013 2012 2011 2010 2009 2008 Net cash provided by operating activities (2) $ 585.2 12.6% $519.9 $550.3 $501.5 $418.9 $406.4 $268.5 $240.4 $306.1 $259.9 % of net earnings 101.1% 104.1% 106.6% 101.5% 93.4% 96.6% 75.0% 90.6% 166.0% 92.9% Less capital expenditures, net $ (112.5) -38.5% (183.0) (145.3) (183.7) (201.6) (133.9) (116.5) (69.1) (47.7) (86.9) Acquisitions and other $ (66.8) 1,209.8% (5.1) (35.3) (5.6) (0.1) (0.1) 0.2 (10.3) (5.1) (0.1) Free cash flow $ 405.9 22.3% 331.8 369.7 312.2 217.2 272.4 152.2 161.0 253.3 172.9 % of net earnings 70.2% 66.4% 71.6% 63.2% 48.4% 64.8% 42.5% 60.7% 137.4% 61.8%

2017 ANNUAL REPORT 6 2017 High Low 2016 High Low First quarter $52.22 $46.17 First quarter $49.87 $36.53 Second quarter 51.76 42.10 Second quarter 48.93 42.70 Third quarter 45.73 39.97 Third quarter 45.36 39.92 Fourth quarter 55.14 44.51 Fourth quarter 49.17 38.16 As of January 19, 2018, there were approximately 1,100 record holders of our common stock, which includes nominees or broker dealers holding stock on behalf of an estimated 220,000 beneficial owners. In 2017 and 2016, we paid dividends per share totaling $1.28 and $1.20, respectively. On January 16, 2018, we announced a quarterly dividend of $0.37 per share to be paid on February 27, 2018 to shareholders of record at the close of business on January 31, 2018. Our board of directors intends to continue paying quarterly dividends, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors. We purchased 1,900,000 shares of our common stock in 2017 at an average price of $43.43 per share. In 2016, we purchased 1,600,000 shares of our common stock at an average price of $37.15 per share. Common Stock Data Our shares are traded on The Nasdaq Stock Market under the symbol ‘FAST.’ The following table sets forth, by quarter, the high and low closing sale price of our shares on The Nasdaq Stock Market for the last two years(1). 2017 Net Sales Gross Profit Pre-tax Earnings Net Earnings Basic Net Earnings per Share (1) Diluted Net Earnings per Share (1) First quarter 1,047.7 518.0 210.9 134.2 0.46 0.46 Second quarter 1,121.5 558.5 235.4 148.9 0.52 0.52 Third quarter 1,132.8 555.9 226.0 143.1 0.50 0.50 Fourth quarter 1,088.5 531.2 200.8 152.4 (2) 0.53 (2) 0.53 (2) Total 4,390.5 2,163.6 873.1 578.6 (3) 2.01 (3) 2.01 (3) 2016 Net Sales Gross Profit Pre-tax Earnings Net Earnings Basic Net Earnings per Share (1) Diluted Net Earnings per Share (1) First quarter 986.7 491.5 199.9 126.2 0.44 0.44 Second quarter 1,014.3 501.6 207.8 131.5 0.46 0.45 Third quarter 1,013.1 499.8 201.2 126.9 0.44 0.44 Fourth quarter 947.9 471.9 180.8 114.8 0.40 0.40 Total 3,962.0 1,964.8 789.7 499.4 1.73 1.73 (1) The closing sale price was obtained from Shareholder.com, a division of Nasdaq OMX. STOCK AND FINANCIAL DATA SELECTED Q UA RTER LY FINANCIAL DA TA (UN AUDITED ) (Dollar Amounts in Millions Except Share and Per Share Information) (1) Amounts may not foot due to rounding difference. (2) Absent the impact of the Tax Act, our net earnings for the fourth quarter of 2017 would have been approximately $128.1, and our basic and diluted net earnings per share would have each been $0.45. (3) Absent the impact of the Tax Act, our net earnings for 2017 would have been approximately $554.2, and our basic and diluted net earnings per share would have each been $1.92. $ $ $ $

2017 ANNUAL REPORT 7 Invested $9,000 on August 20, 1987 Value on December 31, 2017: $5,250,240 STOCK PERFORMANCE HIGHLIGHTS(1), (2) (1) The share data represents past performance, which is no guarantee of future results. (2) Unless otherwise noted, the amounts on this page are presented in whole numbers versus millions as is prevalent in the remainder of this document. $1,000,000 $2,000,000 $3,000,000 $4,000,000 $5,000,000 $1,500,000 $500,000 $2,500,000 $3,500,000 $4,500,000 $5,500,000 198 7 198 9 199 1 199 3 199 5 199 7 199 9 200 1 200 3 200 5 200 7 200 9 201 1 201 3 201 5 201 7 Stock Split INITIAL PUBLIC OFFERING (IPO) On August 20, 1987 (date of our initial public offering), 1,000 shares of our stock sold for $9,000. Approximately 30 years later, on December 31, 2017, those 1,000 shares, having split seven times, were 96,000 shares worth $5,250,240, for a gain of approximately 23.7% compounded annually. (In addition, the holder of these shares would have received $907,104 in dividends since August 20, 1987, for a total gain of approximately 24.3% compounded annually.) TEN YEARS On December 31, 2007, 1,000 shares of our stock sold for $40,420. Ten years later, on December 31, 2017, those 1,000 shares, having split once, were 2,000 shares worth $109,380, for a gain of approximately 10.5% compounded annually. (In addition, the holder of these shares would have received $17,330 in dividends since December 2007, for a total gain of approximately 12.1% compounded annually.) FIVE YEARS On December 31, 2012, 1,000 shares of our stock sold for $46,650. Five years later, on December 31, 2017, those 1,000 shares were worth $54,690 for a gain of approximately approximately 3.2% compounded annually. (In addition, the holder of these shares would have received $5,400 in dividends since December 2012, for a total gain of approximately 5.2% compounded annually.) HISTORICAL STOCK PERFORMANC E RETURNS TO SHAREHOLDER S We have paid dividends in every year since 1991. Since going public in 1987, we have maintained a consistent focus on avoiding, if feasible, the potentially dilutive impact of our activities on our shareholders. To this end, we have grown our organization principally with internal cash flow, have supported the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan with stock purchased in the open market, and, since creating a stock option program in 2003, have periodically purchased common stock in the open market to, among other things, offset the potential impact of our stock option grants. We have purchased approximately 21.9 million shares since 2003, and, have granted our employees options to purchase approximately 13.4 million shares. (Note: These amounts have been adjusted to reflect the impact of stock splits.) This philosophy has allowed us to balance internal investment with cash returns to shareholders. For example, in the last five years we have enjoyed total sales of $19,281 million, and total pre-tax profit of $3,990 million. During this same time period, we spent approximately $4,157 million to compensate a group of great employees, we supported our customers’ needs by adding approximately $613 million in operational working capital (accounts receivable plus inventory) and by spending approximately $826 million in net capital expenditures, and we returned $2,074 million to our shareholders. The latter was principally through dividends (approximately $1,577 million), with the remainder through share purchases. A final point worth noting, we also incurred approximately $1,453 million in income taxes, or approximately 36.4% of the pre-tax profit noted above.

QUALITY PRODUCTION LINES MAINTENANCE MEETING ROOM PURCHASING RECEIVING ONSITE ENGINEERING 2017 ANNUAL REPORT 8 LOCAL PRESENCE Whether they’re working out of a local branch or within an Onsite location, a dedicated Fastenal team executes a plan for business improvement, utilizing our solutions, experts and resources to drive out waste and costs. Customer-specific inventory is stocked within the local branch or Onsite. Through our CSP program, each local branch also carries more than 9,000 high-demand items to anticipate the most common unplanned needs. SPECIALISTS Fastenal’s regional specialists provide high-level expertise in areas ranging from safety and metalworking to engineering and lean supply chain. MANUFACTURING & SERVICES We can engineer and manufacture custom parts to solve customer problems. We also customize, modify and maintain various product offerings to drive quality and efficiency. QUALITY We develop custom quality control programs to support strategic customers, and we can even take on certain QC functions within the plant. DOCUMENTED VALUE Our progress toward the customer’s business goals is reported and discussed during quarterly business reviews. INTEGRATION In addition to managing our own products within the facility, we can handle sourcing, purchasing, and material management for the customer’s entire supply base. DIGITAL SOLUTIONS We offer a suite of solutions to streamline processes, reduce administrative costs, and provide unprecedented visibility into the customer’s inventory and overall business with Fastenal. FASTENAL MANAGED INVENTORY The Fastenal service team continually optimizes the flow of inventory to the production line and various point-of- use locations. VENDING Making critical supplies easily accessible and fully traceable near the point of use. The results: less waiting, better productivity, and a meaningful reduction in consumption. Delivering a seamless flow of supplies through smart inventory planning, local and regional stocking of customer-specific inventory, and utilization of our transportation fleet. A DEEPER LEVEL OF LOCAL BRANCH DISTRIBUTION & LOGISTICS VALUE At Fastenal, we do much more than sell and ship products. We align with our customers to help them unlock productivity and profits throughout their operations, an undertaking that requires local experts, close collaboration, and a spectrum of resources to tackle challenges and drive results. Each customer solution is unique, often shaped by a site evaluation (process mapping exercise) within the facility to gain a deep understanding of the operation and uncover sources of waste – a stepping stone to a more efficient ‘future state.’ Below is a depiction of what our service footprint can look like within a strategic account site.

2017 ANNUAL REPORT 2017 ANNUAL REPORT CO UN TR IES W ITH I N-MARKET LOCATION S JAMES C. JANSEN Executive Vice President - Manufacturing HOLDEN LEWIS Executive Vice President and Chief Financial Officer LELAND J. HEIN Senior Executive Vice President - Sales SHERYL A. LISOWSKI Controller, Chief Accounting Officer, and Treasurer DANIEL L. FLORNESS President and Chief Executive Officer WILLIAM J. DRAZKOWSKI Executive Vice President - National Accounts Sales EXECUTIVE OFFICER S ANNUAL MEETING The annual meeting of shareholders will be held at 10:00 a.m., central time, April 24, 2018, at our home office located at 2001 Theurer Boulevard, Winona, Minnesota. HOME OFFICE Fastenal Company 2001 Theurer Boulevard Winona, Minnesota 55987-0978 Phone: (507) 454-5374 Fax: (507) 453-8049 LEGAL COUNSEL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Faegre Baker Daniels LLP Minneapolis, Minnesota KPMG LLP Minneapolis, Minnesota FORM 10-K TRANSFER AGENT A copy of our 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge to shareholders upon written request to internal audit at the address of our home office listed on this page. Copies of our latest press releases, unaudited supplemental company information, and monthly sales information are available at: http://investor.fastenal.com. Equiniti Trust Company Mendota Heights, Minnesota CORPOR ATE INFORM ATIO N $4.4 BILLIO N NET SALE S NET EARNING S $578.6 MILLIO N TABLE OF CONTENTS 1-3 Letter to Shareholders 4-5 10-Year Selected Financial Data & Financial Highlights 6 Stock and Financial Data MICHAEL J. DOLAN Self-Employed Business Consultant, Retired Executive Vice President and Chief Operating Officer, The Smead Manufacturing Company SCOTT A. SATTERLEE Retired President of North America Surface Transportation Division, C.H. Robinson Worldwide, Inc. RITA J. HEISE Self-Employed Business Consultant, Retired Corporate Vice President and Chief Information Officer of Cargill, Incorporated STEPHEN L. EASTMAN President of the Parts, Garments, and Accessories Division of Polaris Industries Inc. (recreational vehicle manufacturer) DANIEL L. JOHNSON President and Chief Executive Officer of M.A. Mortenson Company (family owned construction company) REYNE K. WISECUP DARREN R. JACKSON Retired Chief Executive Officer, Advance Auto Parts, Inc. WILLARD D. OBERTON Chairman of the Board, Retired President and Chief Executive Officer, Fastenal Company MICHAEL J. ANCIUS Vice President and Chief Financial Officer, A.L.M. Holding Company (construction and energy company)DIRECTOR S DANIEL L. FLORNESS NO. OF FASTENAL SCHOOL OF BUSINESS COURSE COMPLETIONS 655,261 BRANCHES 2,383 INVENTORY VALUE $1.1 BILLION NO. OF ORDERS PROCESSED 37,641,814 20,565 EMPLOYEES 127,000+ EMPLOYEE SAFETY COACHING, TRAINING, & INSPECTION EVENTS GLANCE FASTENAL AT A 143 MILLIONMILES DELIVERED 834DELIVEREDMILLION POUNDS 50,000+ BIN STOCKS ACTIVE 605 ONSITE LOCATIONS 71,000 + VENDING MACHINES INSTALLED DAILY SALES GROWTH TO CUSTOMERS WITH VENDING 13.2% GARY A. POLIPNICK Executive Vice President - FAST Solutions® REYNE K. WISECUP Senior Executive Vice President - Human Resources JEFFERY M. WATTS Executive Vice President - International Sales TERRY M. OWEN Senior Executive Vice President - Sales Operations JOHN L. SODERBERG Executive Vice President - Information Technology CHARLES S. MILLER Executive Vice President - Sales 7 Stock Performance Highlights 8 A Deeper Level of Value INSIDE BACK COVER Directors Executive Officers Corporate Information NICHOLAS J. LUNDQUIST Senior Executive Vice President - Operations 24

2017 ANNUAL REPORT 9706257 | 2017 Annual Report | 2.18 KV | Printed in the USA 2017 ANNUAL REPORT