Form 10-K, Exhibit 13
period 2018-12-31
FASTENAL CO
filed 2019-02-06
CIK 815556

2018 REPORT ANNUAL 2018 ANNUAL REPORT

FASTENAL AT A GLANCE H IN-MARK IT ET W L S O IE C R A T T MILLION I N O POUNDS DELIVERED U N 850 O S C 26 148 MILLION MILES DRIVEN 142,000+ EMPLOYEE SAFETY COACHING, TRAINING, & INSPECTION EVENTS 434,000+ FASTENAL SCHOOL OF BUSINESS 21,644 EMPLOYEES 2,227 BRANCHES COURSE COMPLETIONS 65% 96,000+ VENDING MACHINES INSTALLED OF NATIONAL ACCOUNT CUSTOMERS 41 MILLION UTILIZE E-COMMERCE FOR A ORDERS PROCESSED (81,000+ PRODUCT REVENUE DEVICES & 15,000 LEASED CHECK-IN/CHECK-OUT LOCKERS) PORTION OF THEIR SPEND 61,000+ ACTIVE BIN STOCKS Empty Bins $1.3 BILLION INVENTORY VALUE 894 ONSITE LOCATIONS NET SALES NET EARNINGS $5.0 BILLION $751.9 MILLION TABLE OF CONTENTS 1-3 Letter to Shareholders 7 Stock Performance Highlights 4-5 10-Year Selected Financial 8 Providing Value Beyond the Product Data & Financial Highlights INSIDE Directors 6 Stock and Financial Data BACK Executive Officers COVER Corporate Information 2018 ANNUAL REPORT

1 LETTER TO SHAREHOLDERS Thank you for being a shareholder of Fastenal. Our business continued to improve in 2018. We operate a simple business model at Fastenal, and we limit our It improved not just in the financial results, but also in the ability of our priorities to just four things: our customers, our employees, our team to execute on our growth drivers, including national accounts, suppliers, and our shareholders. The situation determines the ranking Onsite, vending, international, construction, and e-commerce (scan of these four priorities. In most situations, customers and employees ahead to the end of the letter for a more in-depth definition). A piece occupy the first two spots and suppliers and shareholders fill in the of this improvement can be explained by a good economy; however, last two. We believe this prioritization benefits you, our shareholder, we outperformed the economy and we continued to separate because we are at our best when we focus on our customers and ourselves in the marketplace in terms of sales growth. those who serve them. We also take every opportunity to thank each constituent – thank you for being a shareholder of Fastenal. This separation is noteworthy because our growth comparisons became progressively more difficult as we moved through 2018. We approach these four priorities with a long-term perspective For background perspective, our daily sales grew 6.2% in the first and a ‘short-term edge.’ The long-term perspective builds a more quarter of 2017. This growth expanded more than four percentage durable business, and the short-term edge maintains our sense of points, to 10.6%, in the second quarter, then expanded to 13.6% and urgency. That said, we sincerely hope you view Fastenal as a long- 14.8% in the third and fourth quarters, respectively. term investment, not a short-term rental – this ensures our goals are aligned. In the interest of full disclosure, a piece of the improvement in the second quarter of 2017 (a little over one percent of our growth) It is early January 2019 as I sit down to write this letter. Since stepping came from a March 2017 acquisition; however, the real drivers run into my current role late in 2015, I’ve followed a similar preparation: much deeper: a willingness of our customers (new and old) to trust talk to some Fastenal employees, talk to some customers, talk to us with their supply chain needs; a willingness of our employees to some suppliers, and reach out to a few shareholders. It’s also a good approach their business and customers with a ‘Think Big!’ mindset; time to re-visit the last several letters. This step helps me avoid a willingness of our suppliers to improve and change with us; getting caught up in repetition and rhetoric. It also illuminates some and finally, a willingness of our shareholders to believe in us. (As truths about the role. First, the longer a person is in this position, mentioned in last year’s letter, ‘Think Big!’ is a challenge to everyone the more opportunities exist to just be wrong. Second, if you are on the Blue Team to have a plan, to stretch ourselves, and to vet our fortunate enough to surround yourself with great people, we can plans with those around us: our teams, our peers, our mentors and get through the bad days and enjoy the good, always mindful of the leaders.) beauty and wisdom of humility. Humility pulls the best out of people, and it also challenges us to periodically ‘step it up.’ (Note to self: In These human elements – trust, collaboration, ambition – my case, ‘periodically’ should mean daily.) underpinned strong financial results in 2018. Here’s a quarter-by- quarter breakdown of how the year played out: My first three letters weren’t especially profound, but they did capture the spirit of the year. To set the tone for 2018, here are the First quarter: Sales grew $138.1 million, or 13.2%, operating earnings first three paragraphs of last year’s letter. grew $22.0 million, or 10.4%, and incremental operating margins (operating earnings growth versus sales growth) were 16.0%. Excerpt from our 2017 Letter to Shareholders (dated February 2018): Second quarter: Sales grew $146.4 million, or 13.1%, operating earnings grew $31.5 million, or 13.3%, and incremental operating Our 50th year was a good year for Fastenal, a year for our margins were 21.5%. customers and employees to experience improving success, a year for our suppliers to participate in this success, and a year for Third quarter: Sales grew $147.0 million, or 13.0%, operating our shareholders to enjoy a return on their investment. earnings grew $33.9 million, or 14.8%, and incremental operating margins were 23.1%. It was also a year to remind us about the nature of Fastenal. We believe in people. We believe we can accomplish anything Fourth quarter: Sales grew $143.2 million, or 13.2%, operating if everyone in the organization pursues a common goal. And we earnings grew $30.1 million, or 14.8%, and incremental operating believe we can accomplish our goals faster if we unleash the vast margins were 21.0%. human potential within the organization. Annual: Sales grew $574.6 million, or 13.1%, operating earnings We have a common goal; it’s Growth Through Customer Service. grew $117.5 million, or 13.3%, and incremental operating margins We also have a means to unleash our potential; it’s called were 20.5%. challenging each other, providing great training, and operating with a decentralized decision-making mindset. By contrast, in 2017 and 2016 our annual sales grew $428.4 million 2018 ANNUAL REPORT

2 (10.8%) and $92.8 million (2.4%), respectively; our operating an inherently lower gross margin). But this success also leverages earnings grew $85.9 million (10.8%) and contracted $32.9 million our existing distribution network, naturally lowering our operating (-4.0%), respectively; and our incremental operating margins were expense percentage. These trends are expected. Our shortcoming 20.1% in 2017 and negative in 2016. lies in the amount of degradation in the gross margin percentage. We have been actively battling inflation, particularly fastener (i.e., steel) Several things should stand out in the summary above, including inflation. We are moving at a fast pace, but the inflation is moving some changes and trends you started to see in last year’s letter. even faster, and we lost 20 to 40 basis points of gross margin in 2018 as a result. I believe we can recapture this, but only time and First, after summarizing our sales growth, the discussion’s focus execution will determine if that belief can be made into a reality. In moves from our pre-tax earnings and net earnings performance our February 2017 Letter to Shareholders, we indicated a plan to to just a discussion of our operating earnings performance. The better manage expenses. This is where the Blue Team has really reasons for this change are simple: (1) Over the last several years stepped up, enabling us to overcome our gross margin weakness we repurchased stock and changed our debt/equity structure. This through better expense management. Our strong operating earnings structurally altered our net interest income/expense amounts, performance is the result. making pre-tax earnings performance a less precise comparison aspect. (2) The United States government passed income tax reform Our business generates great cash flow, but like all distribution in December 2017. Since over 85% of our earnings occur in the businesses, it weakens a bit with strong sales growth. We accept United States, this structurally lowered our income tax liabilities this trade-off as a good problem to have. The weakening has been (providing a benefit of about $127 million and $24 million in 2018 more pronounced than normal because the source of our strong and 2017, respectively). This income tax savings amplified our growth leans toward large national account customers, particularly 13.3% and 10.8% operating earnings growth to net earnings growth in international markets. Unfortunately, these typically aren’t our of 29.9% and 15.8%, respectively, and really muddied the water fastest-paying customers. Some of the weakness is an outcome of for comparability. We prefer straightforward comparisons, so we just our national account success, but some is within our control. We focused on the operating earnings performance comparisons. need to alter this trend in 2019. The second item that should stand out is our incremental operating Inventory growth is a different matter. Several years ago, we made margins in the last several years. Beginning in late 2015, we began an a decision to increase our inventory breadth and depth, particularly increased investment to reinvigorate our ability to grow the business. at the branch level. This required a sizable investment, but we have This investment centered on three things. The first was inventory to seen a great improvement in sales performance, particularly with serve our customers, particularly our construction customers (more construction customers, re-establishing Fastenal as a construction on this in a few paragraphs). The latter two centered on people supplier. We also invested in inventory to support our strong resources to support our growth drivers and our technology needs. growth with national account customers, particularly Onsite and We have big plans to expand our relationships with national account international locations. As president, I have been willing to accept customers and within channels such as vending and Onsite. We also high single-digit inventory growth to support double-digit sales have plans to utilize technology to deepen our relationships with all growth with our growth drivers. We are generating attractive returns customers. These plans require a focused support infrastructure, so with this investment. we expanded our headcount between late 2015 and late 2016 to start building it. That said, in 2018 we didn’t grow our inventory in the high single digits; we grew it about 17%. Several factors changed the math Looking at our earnings performance in 2016, you can see this in the latter half of the year. The inflation mentioned earlier added investment was painful; however, it breathed new life into Fastenal, to our inventory, as did the extra layer of import tariffs that began and we realized double-digit sales and earnings growth in 2017 building in September with the implementation of the Section 301/ and 2018. Of equal importance, we achieved 20%-plus incremental List 3 tariffs. A related factor was a decision we made to accelerate operating margin gains in each of the last two years. I’m proud of our some container shipments in the fourth quarter in light of additional Blue Team, and hope you are too. pending tariffs. Please note, we decided not to accelerate our purchasing patterns, as the situation was just too fluid; however, At Fastenal, we work to inspire greatness in each other. We we did instruct our suppliers to ship everything they had produced challenge each other, we learn, and we change. We also work on to beat the January 1st proposed tariff increase. These three items our shortcomings every day. Even in a good year like 2018, we had added about 4% to our inventory growth. Absent this, we added a few: about 13%, and as mentioned earlier, we really should have added We could have produced a great fourth quarter. We didn’t, and our less than 10%. operating margin leverage barely broke 20%. These shortcomings are on me, and in no way should they Our growth drivers are fundamentally changing the business. The overshadow the real Fastenal story of 2018: great execution by a success of our growth drivers naturally lowers our gross margin great team. That said, we will work hard to improve in these areas percentage (it’s no secret that these areas of our business carry in the year ahead. 2018 ANNUAL REPORT

3 We are wired for Growth Through Customer Service. Understanding Our Growth Drivers In 2018, we achieved sales and operating earnings of about $5 billion and $1 billion, respectively. Our internal discussions are focused on preparing Fastenal’s Blue Team to become the $10-billion organization we see in our future. This future requires a plan and an organizational willingness to change. We continually ask ourselves: What capabilities must our organization develop to serve our customers? What skill sets must our employees possess to serve our customers and each other within the Blue Team? What capabilities must our suppliers bring to be part of our customers’ supply chains? What financial performance must we produce to attract long-term investors to Fastenal? An example on the employee front involves developing leaders. Frankly, our organization has been good at this for the last 50 years. Our willingness to trust and challenge each other, our request of each person to be willing to learn and change – these aspects of the Fastenal DNA produce great leaders. However, like everything organic, sometimes we need to till the soil. Beginning in 2019, our Fastenal School of Business has a new course inspired by our Vending solution for Sellen Construction (Seattle, Washington) leaders throughout the organization. The technical name is LDR450: Leadership Enhancement Program. It includes some self and peer There’s a term used repeatedly in this letter and in our assessments, but it really explores individual leadership stories, other conversations; the term is growth driver. For a bit of leadership competencies, methods to understand mindsets, and perspective, here is how we think of this concept. Historically, the ability to understand influence style and emotional intelligence. our primary growth driver was opening new branch locations. Given the willingness of the Blue Team to learn and change, we think This expanded our reach, and we added people into these it will give us the ability to develop great leaders even faster. new locations and into existing locations as they grew. We also added people behind the scenes to provide deeper The list of questions continues: How should we best convey our support. Beginning in the late 1990s, the rate of openings business to all four constituencies? What new partners should began to slow. By 2007, we had an established footprint in we consider to improve our customer service capabilities, our the United States and in Canada; therefore, we slowed our employee skills, our supplier relationships, and ultimately our openings further. The pattern further decelerated to the point shareholder value? An example on the partner front is a relatively where we had minimal net openings in 2009, and we began to small investment we made in July 2018 with a technology firm contract the network in the 2011 time frame. This maturation based in the United Kingdom. They specialize in mobility (not one of of our branch network gave us an opportunity to develop and our strengths), and we believe they share a similar set of priorities fund new growth drivers (plural), adding new dimensions to and culture with Fastenal. We look forward to the potential of other our service. similar opportunities in the future. Today, these growth drivers include an expanded national Thank you for the patience you demonstrate with our long-term accounts team (focused on larger customers with operations perspective (combined with a short-term edge). Our belief in people around the planet), our Onsite service model (customer- can make for a less controlled and sometimes bumpy ride, but specific locations, preferably inside the customer’s facility, or at we believe the trip is well worth it. Thank you again for being a least very nearby), vending (point-of-use dispensing, storage, shareholder of Fastenal. delivery, and reporting technology within the customer’s facility and at our Fastenal facilities), international expansion (like branch openings of the past, a means to extend our reach of resources closer to the customer), construction (we are a great multi-location source for these transient customers, and we’re making strides to serve them better), and e-commerce (making it easier for customers to source products and gain visibility into their supply chain, while introducing productivity gains for both the customer and for Fastenal in the process). We’re excited about the evolution of our growth strategy and DANIEL L. FLORNESS will continually evaluate new ideas and directions to best President and Chief Executive Officer serve our customers in a fast-changing world. 2018 ANNUAL REPORT

4 (Amounts in Millions Except 10-YEAR SELECTED FINANCIAL DATA Per Share Information) Percent Operating Results 2018 2017 2016 2015 2014 2013 2012 2011 2010 2009 Change Net sales $ 4,965.1 13.1% $4,390.5 $3,962.0 $3,869.2 $3,733.5 $3,326.1 $3,133.6 $2,766.9 $2,269.5 $1,930.3 Gross profit $ 2,398.9 10.9% 2,163.6 1,964.8 1,948.9 1,897.4 1,719.4 1,614.5 1,434.2 1,174.8 983.4 % of net sales 48.3% 49.3% 49.6% 50.4% 50.8% 51.7% 51.5% 51.8% 51.8% 50.9% Operating income $ 999.2 13.3% 881.8 795.8 828.8 787.6 712.7 673.7 574.6 429.7 295.8 % of net sales 20.1% 20.1% 20.1% 21.4% 21.1% 21.4% 21.5% 20.8% 19.0% 15.3% Net earnings $ 751.9 29.9% 578.6 499.4 516.4 494.2 448.6 420.5 357.9 265.4 184.4 % of net sales 15.1% 13.2% 12.6% 13.3% 13.2% 13.5% 13.4% 12.9% 11.7% 9.6% Basic net earnings per share $ 2.62 30.5% 2.01 1.73 1.77 1.67 1.51 1.42 1.21 0.90 0.62 Basic weighted average shares outstanding 287.0 -0.4% 288.2 288.9 291.5 296.5 296.8 296.1 295.1 294.9 296.7 Diluted net earnings per share $ 2.62 30.5% 2.01 1.73 1.77 1.66 1.51 1.42 1.21 0.90 0.62 Diluted weighted average shares outstanding(1) 287.2 -0.4% 288.3 289.2 292.0 297.3 297.7 297.2 295.9 294.9 296.7 Percent Cash Flow Summary 2018 2017 2016 2015 2014 2013 2012 2011 2010 2009 Change Net cash provided by operating activities (2) $ 674.2 15.2% $585.2 $519.9 $550.3 $501.5 $418.9 $406.4 $268.5 $240.4 $306.1 % of net earnings 89.7% 101.1% 104.1% 106.6% 101.5% 93.4% 96.6% 75.0% 90.6% 166.0% Less capital expenditures, net $ (166.8) 48.3% (112.5) (183.0) (145.3) (183.7) (201.6) (133.9) (116.5) (69.1) (47.7) Acquisitions and other $ (7.1) -89.4% (66.8) (5.1) (35.3) (5.6) (0.1) (0.1) 0.2 (10.3) (5.1) Free cash flow $ 500.3 23.3% 405.9 331.8 369.7 312.2 217.2 272.4 152.2 161.0 253.3 % of net earnings 66.5% 70.2% 66.4% 71.6% 63.2% 48.4% 64.8% 42.5% 60.7% 137.4% Dividends and Common Percent 2018 2017 2016 2015 2014 2013 2012 2011 2010 2009 Stock Purchase Summary Change Dividends paid $ 441.9 19.7% $369.1 $346.6 $327.1 $296.6 $237.5 $367.3 $191.7 $182.8 $106.9 % of net earnings 58.8% 63.8% 69.4% 63.3% 60.0% 52.9% 87.3% 53.6% 68.9% 58.0% Dividends paid per share $ 1.54 20.3% 1.28 1.20 1.12 1.00 0.80 1.24 0.65 0.62 0.36 Purchases of common stock $ 103.0 24.7% 82.6 59.5 292.9 52.9 9.1 - - - 41.1 % of net earnings 13.7% 14.3% 11.9% 56.7% 10.7% 2.0% - - - 22.3% Common stock shares purchased 2.0 5.3% 1.9 1.6 7.1 1.2 0.2 - - - 2.2 Average price paid per share $ 51.50 18.6% $43.43 $37.15 $41.26 $44.12 $45.40 - - - $18.69 Percent Financial Position at Year End 2018 2017 2016 2015 2014 2013 2012 2011 2010 2009 Change Operational working capital $ 1,993.0 17.2% $1,700.7 $1,492.7 $1,381.6 $1,331.3 $1,198.4 $1,087.5 $984.7 $827.5 $722.6 (accounts receivable, net and inventories) Net working capital $ 1,878.8 18.6% 1,584.8 1,445.1 1,291.6 1,207.9 1,168.6 1,082.5 1,048.3 923.5 862.9 (current assets less current liabilities) Fixed capital $ 924.8 3.5% 893.6 899.7 818.9 763.9 654.9 516.4 435.6 363.4 335.0 (property and equipment, net) Total assets $ 3,321.5 14.1% 2,910.5 2,668.9 2,532.5 2,359.1 2,075.8 1,815.8 1,684.9 1,468.3 1,327.4 Total debt $ 500.0 20.5% 415.0 390.0 365.0 90.0 - - - - - (current portion of debt and long-term debt) Total stockholders' equity $ 2,302.7 9.8% 2,096.9 1,933.1 1,801.3 1,915.2 1,772.7 1,560.4 1,459.0 1,282.5 1,190.8 All information contained in this Annual Report reflects the 2-for-1 stock split in 2011. (1) Reflects impact of stock options issued by the company that were in-the-money and outstanding during the period. (2) Reflects the impact of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, adopted January 1, 2017. 2018 ANNUAL REPORT

5 FINANCIAL HIGHLIGHTS Percent Operating Results 2018 2017 2016 2015 2014 2013 2012 2011 2010 2009 Change Net sales $ 4,965.1 13.1% $4,390.5 $3,962.0 $3,869.2 $3,733.5 $3,326.1 $3,133.6 $2,766.9 $2,269.5 $1,930.3 Gross profit $ 2,398.9 10.9% 2,163.6 1,964.8 1,948.9 1,897.4 1,719.4 1,614.5 1,434.2 1,174.8 983.4 % of net sales 48.3% 49.3% 49.6% 50.4% 50.8% 51.7% 51.5% 51.8% 51.8% 50.9% Operating income $ 999.2 13.3% 881.8 795.8 828.8 787.6 712.7 673.7 574.6 429.7 295.8 % of net sales 20.1% 20.1% 20.1% 21.4% 21.1% 21.4% 21.5% 20.8% 19.0% 15.3% Net earnings $ 751.9 29.9% 578.6 499.4 516.4 494.2 448.6 420.5 357.9 265.4 184.4 % of net sales 15.1% 13.2% 12.6% 13.3% 13.2% 13.5% 13.4% 12.9% 11.7% 9.6% Basic net earnings per share $ 2.62 30.5% 2.01 1.73 1.77 1.67 1.51 1.42 1.21 0.90 0.62 Basic weighted average shares outstanding 287.0 -0.4% 288.2 288.9 291.5 296.5 296.8 296.1 295.1 294.9 296.7 Diluted net earnings per share $ 2.62 30.5% 2.01 1.73 1.77 1.66 1.51 1.42 1.21 0.90 0.62 Diluted weighted average shares outstanding(1) 287.2 -0.4% 288.3 289.2 292.0 297.3 297.7 297.2 295.9 294.9 296.7 Percent Cash Flow Summary 2018 2017 2016 2015 2014 2013 2012 2011 2010 2009 Change Net cash provided by operating activities (2) $ 674.2 15.2% $585.2 $519.9 $550.3 $501.5 $418.9 $406.4 $268.5 $240.4 $306.1 % of net earnings 89.7% 101.1% 104.1% 106.6% 101.5% 93.4% 96.6% 75.0% 90.6% 166.0% Less capital expenditures, net $ (166.8) 48.3% (112.5) (183.0) (145.3) (183.7) (201.6) (133.9) (116.5) (69.1) (47.7) Acquisitions and other $ (7.1) -89.4% (66.8) (5.1) (35.3) (5.6) (0.1) (0.1) 0.2 (10.3) (5.1) Free cash flow $ 500.3 23.3% 405.9 331.8 369.7 312.2 217.2 272.4 152.2 161.0 253.3 % of net earnings 66.5% 70.2% 66.4% 71.6% 63.2% 48.4% 64.8% 42.5% 60.7% 137.4% Dividends and Common Percent 2018 2017 2016 2015 2014 2013 2012 2011 2010 2009 Stock Purchase Summary Change Dividends paid $ 441.9 19.7% $369.1 $346.6 $327.1 $296.6 $237.5 $367.3 $191.7 $182.8 $106.9 % of net earnings 58.8% 63.8% 69.4% 63.3% 60.0% 52.9% 87.3% 53.6% 68.9% 58.0% Dividends paid per share $ 1.54 20.3% 1.28 1.20 1.12 1.00 0.80 1.24 0.65 0.62 0.36 Purchases of common stock $ 103.0 24.7% 82.6 59.5 292.9 52.9 9.1 - - - 41.1 % of net earnings 13.7% 14.3% 11.9% 56.7% 10.7% 2.0% - - - 22.3% Common stock shares purchased 2.0 5.3% 1.9 1.6 7.1 1.2 0.2 - - - 2.2 Average price paid per share $ 51.50 18.6% $43.43 $37.15 $41.26 $44.12 $45.40 - - - $18.69 Percent Financial Position at Year End 2018 2017 2016 2015 2014 2013 2012 2011 2010 2009 Change Operational working capital $ 1,993.0 17.2% $1,700.7 $1,492.7 $1,381.6 $1,331.3 $1,198.4 $1,087.5 $984.7 $827.5 $722.6 (accounts receivable, net and inventories) Net working capital $ 1,878.8 18.6% 1,584.8 1,445.1 1,291.6 1,207.9 1,168.6 1,082.5 1,048.3 923.5 862.9 (current assets less current liabilities) Fixed capital $ 924.8 3.5% 893.6 899.7 818.9 763.9 654.9 516.4 435.6 363.4 335.0 (property and equipment, net) Total assets $ 3,321.5 14.1% 2,910.5 2,668.9 2,532.5 2,359.1 2,075.8 1,815.8 1,684.9 1,468.3 1,327.4 Total debt $ 500.0 20.5% 415.0 390.0 365.0 90.0 - - - - - (current portion of debt and long-term debt) Total stockholders' equity $ 2,302.7 9.8% 2,096.9 1,933.1 1,801.3 1,915.2 1,772.7 1,560.4 1,459.0 1,282.5 1,190.8 All information contained in this Annual Report reflects the 2-for-1 stock split in 2011. (1) Reflects impact of stock options issued by the company that were in-the-money and outstanding during the period. (2) Reflects the impact of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, adopted January 1, 2017. 2018 ANNUAL REPORT

6 STOCK AND FINANCIAL DATA The following chart displays the daily closing sales price of our shares listed on the Nasdaq Stock Market for the last two years. 2017 Nasdaq: FAST 2018 $65 $60 $55 $50 $45 $40 JAN FEB MAR APR MAY JUN JUL AUG SEP OCT NOV DEC JAN FEB MAR APR MAY JUN JUL AUG SEP OCT NOV DEC As of January 18, 2019, there were approximately 1,100 record holders of our common stock, which includes nominees or broker dealers holding stock on behalf of an estimated 283,000 beneficial owners. In 2018 and 2017, we paid dividends per share totaling $1.54 and $1.28, respectively. On January 16, 2019, we announced a quarterly dividend of $0.43 per share to be paid on February 27, 2019 to shareholders of record at the close of business on January 31, 2019. Our board of directors intends to continue paying quarterly dividends, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors. We purchased 2,000,000 shares of our common stock in 2018 at an average price of $51.50 per share. In 2017, we purchased 1,900,000 shares of our common stock at an average price of $43.43 per share. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (Dollar Amounts in Millions Except Share and Per Share Information) Basic Diluted Net Gross Pre-tax Net 2018 Net Earnings Net Earnings Sales Profit Earnings Earnings (1) per Share (1), (2) per Share (1), (2) First quarter $ 1,185.8 577.6 231.9 174.3 0.61 0.61 Second quarter 1,267.9 617.7 265.9 211.2 0.74 0.74 Third quarter 1,279.8 615.8 259.4 197.6 0.69 0.69 Fourth quarter 1,231.6 587.8 229.8 168.8 0.59 0.59 Total $ 4,965.1 2,398.9 987.0 751.9 2.62 2.62 $ Basic Diluted Net Gross Pre-tax Net 2017 Net Earnings Net Earnings Sales Profit Earnings Earnings per Share (2) per Share (2) First quarter $ 1,047.7 518.0 210.9 134.2 0.46 0.46 Second quarter 1,121.5 558.5 235.4 148.9 0.52 0.52 Third quarter 1,132.8 555.9 226.0 143.1 0.50 0.50 Fourth quarter 1,088.5 531.2 200.8 152.4 (3) 0.53 (3) 0.53 (3) Total $ 4,390.5 2,163.6 873.1 578.6 (3) 2.01 (3) 2.01 (3) (1) Absent the impact of the Tax Act, our net earnings for the first, second, third, and fourth quarters would have been $147.0, $168.7, $164.3, and $145.2, respectively, and $625.2 for the full year. Our basic and diluted net earnings per share would have each been $0.51, $0.59, $0.57, and $0.51, respectively, and $2.18 for the full year. (2) Amounts may not foot due to rounding difference. (3) Absent the impact of the Tax Act, our net earnings for the fourth quarter of 2017 would have been approximately $128.1 and $554.2 for the full year. Our basic and diluted net earnings per share would have each been $0.45 for the fourth quarter and $1.92 for the full year. 2018 ANNUAL REPORT

7 STOCK PERFORMANCE HIGHLIGHTS(1), (2) $5,500,000 $5,000,000 $4,500,000 1,000 shares ($9,000) $4,000,000 invested on August 20, 1987 $3,500,000 Value on $3,000,000 December 31, 2018: $5,019,840 $2,500,000 Stock Split $2,000,000 $1,500,000 $1,000,000 $500,000 1987 1989 1991 1993 1995 1997 1999 2001 2003 2005 2007 2009 2011 2014 2015 2017 HISTORICAL STOCK PERFORMANCE RETURNS TO SHAREHOLDERS INITIAL PUBLIC OFFERING (IPO) We have paid dividends in every year since 1991. On August 20, 1987 (date of our initial public offering), 1,000 shares of our stock sold for $9,000. Approximately 31 years later, on Since going public in 1987, we have maintained a consistent December 31, 2018, those 1,000 shares, having split seven times, focus on avoiding, if feasible, the potentially dilutive impact of our were 96,000 shares worth $5,019,840, for a gain of approximately activities on our shareholders. To this end, we have grown our 22.6% compounded annually. (In addition, the holder of these organization principally with internal cash flow, have supported the shares would have received $1,054,944 in dividends since August Fastenal Company and Subsidiaries 401(k) and Employee Stock 20, 1987, for a total gain of approximately 23.4% compounded Ownership Plan with stock purchased in the open market, and, annually.) since creating a stock option program in 2003, have periodically purchased common stock in the open market to, among other TEN YEARS things, offset the potential impact of our stock option grants. We On December 31, 2008, 1,000 shares of our stock sold for $34,840. have purchased approximately 23.9 million shares since 2003 and Ten years later, on December 31, 2018, those 1,000 shares, have granted our employees options to purchase approximately having split once, were 2,000 shares worth $104,580, for a gain 13.9 million shares. (Note: These amounts have been adjusted to of approximately 11.6% compounded annually. (In addition, the reflect the impact of stock splits.) This philosophy has allowed us holder of these shares would have received $19,620 in dividends to balance internal investment with cash returns to shareholders. since December 2008, for a total gain of approximately 13.6% For example, in the last five years we have enjoyed total sales compounded annually.) of $20,920 million and total pre-tax profit of $4,263 million. During this same time period, we spent approximately $4,463 FIVE YEARS million to compensate a group of great employees, we supported On December 31, 2013, 1,000 shares of our stock sold for $47,510. our customers’ needs by adding approximately $795 million in Five years later, on December 31, 2018, those 1,000 shares were operational working capital (accounts receivable plus inventory) worth $52,290, for a gain of approximately 1.9% compounded and by spending approximately $791 million in net capital annually. (In addition, the holder of these shares would have received expenditures, and we returned $2,372 million to our shareholders. $6,140 in dividends since December 2013, for a total gain of The latter was principally through dividends (approximately approximately 4.2% compounded annually.) $1,781 million), with the remainder through share purchases. A final point worth noting, we also incurred approximately $1,423 (1) The share data represents past performance, which is no guarantee of future results. (2) Unless otherwise noted, the amounts on this page are presented in whole numbers million in income taxes, or approximately 33.4% of the pre-tax versus millions as is prevalent in the remainder of this document. profit noted above. 2018 ANNUAL REPORT

8 Providing Value Beyond the Product A manufacturing customer in the Southern Three years ago our growth had stalled In October 2018, Fastenal emerged from a U.S. had a spider infestation that was im- with a global transportation and aerospace hard-fought RFQ battle to win the business pacting their operations. Our local general manufacturer. Today, thanks to our speed for a national account customer’s manu- manager took the initiative to research to execute and ability to demonstrate value facturing facility in Mexico. The keys were a product solution that falls (far) outside through concepts like automated supply our ability to provide efficient technology our standard offering: ostrich eggs. He and consumption analytics, they’re on a (vending, crib management software, and sourced 22 unfertilized eggs from a farm trajectory to become one of Fastenal’s reporting), offer metalworking product in Arizona and used panty hose to sus- largest accounts. Our partnership now and application expertise (courtesy of our pend them throughout the plant. Out went spans the globe, with 250 personnel serving employee training programs), and quickly the spiders; in came opportunities. the customer through over 60 branches and craft and implement an Onsite program to Onsites located in 14 countries. meet the needs of the plant (a six-week BUSINESS RESULT race to roll out a 24/7/365 service model). A long-awaited greenlight to BUSINESS RESULT BUSINESS RESULT implement a vending solution, driving Sales have increased from just $1M in average annual sales. over $9M in 2016 to roughly Our ability to provide custom solutions in $40M in 2018. Mexico in 2018 has opened an additional $10M+ of opportunity in 2019. … What do these stories have in common? They’re real-world examples of Growth Through Customer Service. For us, this isn’t just a slogan – it’s a strategy. It involves investing in local infrastructure and employee training, developing a toolbox of customer solutions, and avoiding hierarchies and procedures that inhibit bottom-up innovation. At the heart of it all is a core belief in people – that ‘ordinary’ individuals will accomplish extraordinary things when given the opportunity, training, and support. In an industry that’s moving toward standardized service and faceless transactions, we’re growing faster (and more profitably) by investing in something far more impactful: Great people, close to our customers, empowered to provide solutions. The Fundamentals of Fastenal Service 87% 61% of our $5.0 billion in revenue 73% of our $1.3 billion in is from customers utilizing of our 21,644 inventory is stocked at more than one of our sales employees directly selling locations close channels* with 60% of our serve our customers to our customers customers utilizing 4 or more *sales channels are branches, Onsites, vending, FMI, National Accounts, and web of our North American selling locations receive 10 a.m. (or 16 HOURS 600+ 84% earlier) deliveries 4 or 5 days of training on average is process mappings to per week via our distribution received annually by each of uncover ways to save network, enabling next day our employees through the current and potential service on orders Fastenal School of Business customers money on placed by 5 p.m. how (not just what) they purchase 2018 ANNUAL REPORT

DIRECTORS WILLARD D. OBERTON RITA J. HEISE Chairman of the Board, Retired President Self-Employed Business Consultant, and Chief Executive Officer, Retired Corporate Vice President and CORPORATE Fastenal Company Chief Information Officer of Cargill, Incorporated INFORMATION MICHAEL J. ANCIUS DARREN R. JACKSON Vice President and Chief Financial Officer, Retired Chief Executive Officer, A.L.M. Holding Company Advance Auto Parts, Inc. (construction and energy company) ANNUAL MEETING MICHAEL J. DOLAN DANIEL L. JOHNSON The annual meeting of shareholders will be held at 10:00 a.m., central Self-Employed Business Consultant, President and Chief Executive Officer of time, April 23, 2019, at our Customer Retired Executive Vice President and M.A. Mortenson Company (family owned Support Center located at 1858 Chief Operating Officer, construction company) Service Drive, Winona, Minnesota. The Smead Manufacturing Company STEPHEN L. EASTMAN SCOTT A. SATTERLEE President of the Aftermarket, Parts, Retired President of North America HOME OFFICE Garments, and Accessories Division of Surface Transportation Division, C.H. Polaris Industries Inc. Robinson Worldwide, Inc. Fastenal Company (recreational vehicle manufacturer) 2001 Theurer Boulevard Winona, Minnesota 55987-0978 DANIEL L. FLORNESS REYNE K. WISECUP Phone: (507) 454-5374 Fax: (507) 453-8049 LEGAL COUNSEL Faegre Baker Daniels LLP EXECUTIVE OFFICERS Minneapolis, Minnesota DANIEL L. FLORNESS NICHOLAS J. LUNDQUIST President and Chief Executive Officer Senior Executive Vice President - INDEPENDENT Operations REGISTERED PUBLIC ACCOUNTING FIRM KPMG LLP WILLIAM J. DRAZKOWSKI CHARLES S. MILLER Minneapolis, Minnesota Executive Vice President - Executive Vice President - Sales National Accounts Sales FORM 10-K LELAND J. HEIN TERRY M. OWEN A copy of our 2018 Annual Report on Senior Executive Vice President - Sales Senior Executive Vice President - Form 10-K filed with the Securities and Sales Operations Exchange Commission is available without charge to shareholders upon written request to investor relations at the address of our home office listed on this page. JAMES C. JANSEN JOHN L. SODERBERG Executive Vice President - Manufacturing Executive Vice President - Copies of our latest press releases, Information Technology unaudited supplemental company information, and monthly sales information are available at: https://investor.fastenal.com. HOLDEN LEWIS JEFFERY M. WATTS Executive Vice President and Executive Vice President - Chief Financial Officer International Sales TRANSFER AGENT Equiniti Trust Company SHERYL A. LISOWSKI REYNE K. WISECUP Mendota Heights, Minnesota Controller, Chief Accounting Officer, Senior Executive Vice President - and Treasurer Human Resources 2018 ANNUAL REPORT

2018 REPORT ANNUAL 9706385 | 2018 Annual Report | 2.19 JF | Printed in the USA